As filed with the United States Securities and Exchange Commission on April 23, 2021.
Registration No. 333-254800

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASCEND WELLNESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2833	83-0602006
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1411 Broadway
16th Floor
New York, NY 10018
(781) 703-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Neville
1411 Broadway
16th Floor
New York, NY 10018
(781) 703-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

Copies to:

James Guttman Dorsey & Whitney LLP TD Canada Trust Tower Brookfield Place, 161 Bay Street, Suite 4310 Toronto, Ontario Canada, M5J 2S1 (416) 367-7376

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share	14,375,000	$10.00	$143,750,000	$15,684(2)
__________________
(1)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. Includes the offering price of shares that the underwriters have an over-allotment option to purchase.
(2)The Registrant previously paid $13,638 in connection with the Registration Statement on Form S-1 (File No. 333-254800) filed with the Commission on March 29, 2021 and $2,046 in connection with Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on April 15, 2021.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE
On April 22, 2021, Ascend Wellness Holdings, LLC, converted into a Delaware corporation and changed its name to “Ascend Wellness Holdings, Inc.” and effected a 2:1 reverse stock split. We refer to this conversion throughout the prospectus included in this registration statement as the “Conversion.” As a result of the Conversion, the members of Ascend Wellness Holdings, LLC became holders of shares of Class A common stock and Class B common stock of Ascend Wellness Holdings, Inc. The consolidated financial statements and selected consolidated financial data and other financial information included in this registration statement are those of Ascend Wellness Holdings, LLC and its subsidiaries prior to the Conversion, but have been adjusted for the 2:1 reverse stock split. Shares of the Class A common stock of Ascend Wellness Holdings, Inc. are being offered by the prospectus included in this registration statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated April 23, 2021
12,500,000 Shares
Ascend Wellness Holdings, Inc.
Class A Common Stock

This is an initial public offering of shares of Class A common stock of Ascend Wellness Holdings, Inc. We are offering 12,500,000 shares of Class A common stock.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share of Class A common stock will be between $8.00 and $10.00. For a detailed description of our Class A common stock, see “Description of Capital Stock.”
We have applied to list our Class A common stock on the Canadian Securities Exchange (the “CSE”) and to have our Class A common stock quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”). Listing and quotation of our Class A common stock will be subject to us fulfilling all of the listing requirements of the CSE and OTCQX, respectively.
We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share and is convertible at any time into one share of Class A common stock at the option of the holder. Following this offering, outstanding shares of Class B common stock will represent approximately 27% of the voting power of our outstanding capital stock. See “Description of Capital Stock.”
We are an emerging growth company under federal securities laws and are subject to reduced public company reporting requirements for this prospectus and our future filings. See “Implications of Being an Emerging Growth Company.”

Investing in our common stock involves a high degree of risk. We refer you to the section entitled “Risk Factors” on page 12 of this prospectus.

	Per Share	Total
Initial Public Offering Price
Underwriting discount and commissions (1)
Proceeds, before expenses, to us
________________
(1)We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriters.”
We have granted the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to an additional 1,875,000 shares of Class A common stock at the initial offering price less the discount solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commission payable by us will be $     , and the total proceeds to us, before expenses, will be $     . See “Underwriters.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock against payment in            on               , 2021.

Canaccord Genuity

Beacon Securities Limited

Eight Capital

ATB Capital Markets Inc.	Cormark Securities Inc.

The date of this prospectus is               , 2021.

AWH

SUBSTANTIAL ASSET BASE TO COME ONLINE IN 2021

REVENUE
(US$ MILLION)

11x GROWTH

'19	$12
'20	$144

SELECT STATS:

16
OPERATING LOCATIONS

141k
AVG MONTHLY TRANSACTIONS[1]

>$110
AVERAGE TICKET[2]

WE GO DEEP, NOT WIDE
Focus on scaled vertical operations in key limited license markets east of the Rockies

WE EXECUTE
Strong allocators of capital with focus on growth and profitability

OUR LOCATIONS
Strategically located flagship locations with an established Ascend brand and omni-channel customer experience

1. Based on Q1 2021 actual results.
2. Average per transaction, based on FY 2020 actual results.

ASCEND

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moca

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LEADING POSITION ACROSS OUR MARKETS

LANSING (CULTIVATION/PROCESSING)
ANN ARBOR (RETAIL)
MORENCI (RETAIL)
DETROIT (RETAIL)
BATTLE CREEK (RETAIL)
GRAND RAPIDS – 28TH STREET (RETAIL)
GRAND RAPIDS – SCRIBNER (RETAIL)
GRAND RAPIDS – CENTURY (PLANNED RETAIL)
LANSING (PLANNED RETAIL)
MI
ATHOL (CULTIVATION/PROCESSING)
BOSTON (PLANNED RETAIL)
NEWTON (PLANNED RETAIL)
NEW BEDFORD (PLANNED RETAIL)
MA
UTICA (CULTIVATION/PROCESSING)
SYRACUSE (RETAIL)
BUFFALO (RETAIL)
LAKE SUCCESS (RETAIL)
5TH AVENUE (RETAIL)
NY[1]
FRANKLIN (CULTIVATION/PROCESSING)
MONTCLAIR (RETAIL)
PARAMUS (PLANNED RETAIL)
FORT LEE (PLANNED RETAIL)
NJ
MONROE (CULTIVATION/PROCESSING)
CARROLL (RETAIL)
OH[2]
BARRY (CULTIVATION/PROCESSING)
RIVER NORTH (RETAIL)
LOGAN SQUARE (RETAIL)
SPRINGFIELD - ADAMS ST. (RETAIL)
SPRINGFIELD - HORIZON DRIVE (RETAIL)
COLLINSVILLE (RETAIL)
MIDWAY (RETAIL)
FAIRVIEW HEIGHTS (RETAIL)
CHICAGO RIDGE (RETAIL)
IL[3]

OUR GOALS

INDUSTRY LEADING GROWTH IN 2021

DISCIPLINED CAPITAL ALLOCATION

BEST IN CLASS RETAIL EXECUTION

BECOME TOP PERFORMING MSO

1. We are not certain when or if such transaction will be consummated as remains subject to regulatory approval in all respects. 2. Currently under agreements to acquire, though we are not certain when or if such transactions will be consummated, as each remains subject to regulator approvals in all respects. 3. On December 14, 2020, the Company entered into a definitive agreement to acquire Midway Dispensary. The transaction remains subject to regulatory approval and satisfaction of other customary closing conditions.

ASCEND

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395
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OZONE

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (the “Securities Act”). You should read this prospectus together with additional information described under “Where You Can Find Additional Information.”
We have not authorized anyone to provide you with information other than that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.
We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. We have not taken any action to permit a public offering of our shares of Class A common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States and Canada. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Actual outcomes may vary materially from those forecasts in the reports or publications referred to herein. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”
Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.
The terms “we,” “us,” “our”, “AWH” or the “Company” as used in this prospectus refer to Ascend Wellness Holdings, Inc., or its predecessor, Ascend Wellness Holdings, LLC, as applicable, together with its wholly-owned subsidiaries, unless the context otherwise requires.
Unless otherwise indicated, all references to “$” or “US$” in this prospectus refer to United States dollars.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”) of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:
•reduced disclosure about our executive compensation arrangements;
•exemptions from non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and
•exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the SEC or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information included in this prospectus, including “Risk Factors” and the financial statements and related notes thereto. See “Where You Can Find Additional Information.”
Overview
AWH is a vertically integrated multi-state operator focused on adult-use or near-term adult-use cannabis states in limited license markets. Our core business is the cultivation, manufacturing and distribution of cannabis consumer packaged goods, which we sell through our company-owned retail stores and to third-party licensed cannabis retail stores. We were founded in 2018 and initially pursued cultivation and dispensary licensing opportunities in Massachusetts. In December 2018, we entered the Illinois market with the acquisition of an existing cultivation facility through the acquisition of Revolution Cannabis-Barry LLC. We also acquired HealthCentral, LLC (“HCI”) and its related entities, which owned two operational medical dispensaries in Illinois. We have since expanded our operational footprint, primarily through acquisitions and now have direct or indirect operations or financial interests in five U.S. geographic markets: Illinois, Massachusetts, Michigan, New Jersey, and Ohio.
We believe in bettering lives through cannabis. Our mission is to improve the lives of our employees, patients, customers and the communities we serve through the use of the cannabis plant. We are committed to providing safe, reliable and high-quality products and providing consumers options and education to ensure they are able to identify and obtain the products that fit their personal needs. As of April 22, 2021, we have direct or indirect operations or financial interests in five U.S. geographic markets and employ approximately 1,000 people.
Currently, approximately one third of our portfolio of cultivation and dispensary assets are generating revenue and we expect the remainder of these assets to begin generating revenue over the course of 2021 and 2022. We are committed to being vertically integrated in every state we operate in, which entails controlling the entire supply chain from seed to sale. We are currently vertically integrated in two out of our five states with expansion plans underway to achieve vertical integration in all five states. While we have been successful in opening facilities and dispensaries, we expect continued growth to be driven by opening new operational facilities and dispensaries under our current licenses, expansion of our current facilities and increased consumer demand.
Our consumer products portfolio is generated primarily from plant material that we grow and process ourselves. We produce our consumer-packaged goods in five manufacturing facilities with 74,000 square feet of current cumulative canopy and total current capacity of 38,000 pounds annually. We are undergoing expansions at our Barry, Illinois, Lansing, Michigan and Athol, Massachusetts cultivation facilities which are expected to be completed in 2021 and we expect to build facilities in Monroe, Ohio and New Jersey in 2022. The expansions are expected to add a total of approximately 285,000 square feet of cumulative canopy, which is estimated to have a total production capacity of 142,000 pounds annually post build-out, assuming production and yields are in line with the performance of our current operating canopy. Our product portfolio currently consists of 102 stock keeping units (“SKUs”), across a range of cannabis product categories, including flower, pre-rolls, concentrates, vapes, edibles and other cannabis-related products. As of April 22, 2021, we have 16 open and operating retail locations, including pending acquisitions in Illinois and Ohio, which we anticipate will expand to 23 locations open and operating by the end of calendar year 2021. Our new store opening plans are flexible and will ultimately depend on market conditions, local licensing, construction and other regulatory permissions. All of our expansion plans are subject to capital allocation decisions, the evolving regulatory environment and the COVID-19 pandemic. See “Cautionary Note Regarding Forward-Looking Statements.”

Corporate Information
We were originally formed as Ascend Group Partners, LLC on May 15, 2018 as a Delaware limited liability company. We changed our name to “Ascend Wellness Holdings, LLC” on September 10, 2018. On April 22, 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed “Ascend Wellness Holdings, Inc.” See “Corporate Conversion and Corporate Structure.”
Our principal executive offices are located at 1411 Broadway, 16th Floor, New York, NY 10018. Our telephone number is (781) 703-7800. Our website address is www.awholdings.com. The information contained on our website or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus.
Corporate Conversion and Corporate Structure
On April 22, 2021, we engaged in the following transactions, which we refer to collectively as the “Conversion”:
•we converted from a Delaware limited liability company to a Delaware corporation by filing a certificate of conversion with the Delaware Secretary of State; and
•we changed our name from “Ascend Wellness Holdings, LLC” to “Ascend Wellness Holdings, Inc.”
As part of the Conversion:
•we created two classes of authorized common stock, Class A common stock and Class B common stock;
•we effected a two-for-one reverse split of our outstanding equity interests (the “Reverse Split”);
•holders of Series Seed Preferred and Series Seed Preferred+ Units of AWH received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each unit of Series Seed Preferred and Series Seed Preferred+ Units held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of Real Estate Preferred Units of AWH received, subject to final determination of the offering price of Class A common stock pursuant to this offering, for each unit of Real Estate Preferred Units of AWH, a number of shares of Class A common stock of Ascend Wellness Holdings, Inc. equal to (x) one plus (y) (A) the original purchase price of such Real Estate Preferred Unit multiplied by 1.5, divided by (B) the price at which we are offering Class A common stock pursuant to this offering, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of common units of AWH received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each common unit held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of restricted common units issued under the 2020 Incentive Plan (as defined below) received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each restricted common unit held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of warrants to acquire 3,531,142 common units of AWH at an exercise price of $4.00 per share received warrants to acquire an equal number of shares Class A common stock; and
•we entered into an exchange agreement with AGP Partners, LLC, a Delaware limited liability company (“AGP”), pursuant to which AGP received 65,000 shares of Class B common stock, which constitute all of the outstanding shares of Class B common stock of AWH.
Effective as of the closing of this offering, holders of convertible notes will convert into shares of Class A common stock in accordance with the terms of the note purchase agreement, dated June 12, 2019, between the Company and the purchasers of the convertible notes, as amended on April 22, 2021 (the “2019 Convertible Notes”). The holders of 2019 Convertible Notes will receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to $2.96. Prior to the amendment to the 2019 Convertible Notes entered into on April 22, 2021, the conversion feature in connection with a going public transaction set forth in the 2019 Convertible Notes specified that the holders of 2019 Convertible Notes would receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to the lesser of (a) (i) a 20% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs on or before 12 months from the closing date; (ii) a 25% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs after 12 months from the closing date, but before the maturity date; and (b) the price per security, which equals the price per share resulting from a pre-money valuation of the company of $295,900,000, taking into account the Reverse Split, which was determined by the Company to be $2.96. The amendment to the 2019 Convertible Notes was solely made to clarify the conversion price in connection with a going public transaction. The 2019 Convertible Notes include provisions to the effect that they may be amended with the written consent of the holders of a majority of the outstanding principal amounts of all such notes, and which such consent was obtained, and any amendment so approved is binding on all holders of 2019 Convertible Notes.
Effective as of the closing of this offering, holders of convertible notes will convert into shares of Class A common stock in accordance with the terms of the note purchase agreement, dated January 6, 2021, between the Company and the purchasers of the convertible notes (the “2021 Convertible Notes”). The holders of 2021 Convertible Notes will receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to the lesser of (a) (i) a 20% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs on or before 12 months from the closing date; (ii) a 25% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs after 12 months from the closing date, but before the maturity date; and (b) $6.00 per share of Class A common stock, taking into account the Reverse Split.
Following the Conversion, Ascend Wellness Holdings, Inc. continues to hold all property and assets of AWH and remains liable for all of the debts and obligations of AWH. After effecting the Conversion, we are governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws.
Following the Conversion, we have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. Each share of Class B common stock will automatically convert into one share of Class A common stock on the final conversion date, as defined in our certificate of incorporation. Each share of Class B common stock is also convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred. Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class B common stock, no further shares of Class B common stock will be issued. See “Description of Capital Stock.”
On the effective date of the Conversion, the members of the board of managers of AWH became the members of the board of directors (the “Board”) of Ascend Wellness Holdings, Inc., with the exceptions described in this prospectus, and the officers of AWH became the officers of Ascend Wellness Holdings, Inc.
The following diagram illustrates our corporate structure following the completion of the Conversion and the closing of the offering. See Exhibit 21.1 to the registration statement of which this prospectus is a part for a list of our subsidiaries. All lines represent 100% ownership of outstanding securities of the applicable subsidiary unless otherwise noted. In part, the complexity of our organization structure is due to state licensing requirements that mandate that we maintain the corporate identity of our operating license holders.
__________________
(1) In process of transfer to AWH. The Illinois Department of Financial and Professional Regulation is currently reviewing the transfer application.
(2) The Ohio Medical Marijuana Control Program is currently reviewing transfer requests for Hemma, LLC and BCCO, LLC. We have entered into an agreement to acquire Marichron Pharma, LLC, but cannot submit a transfer request until Marichron Pharma, LLC receives a certificate of operation.
Legend:
In this prospectus, except as otherwise indicated or the context otherwise requires, all information is presented giving effect to the Conversion.

THE OFFERING

Amount of securities to be offered:	12,500,000 shares of Class A common stock

Class A common stock to be outstanding after this offering:	168,741,409 shares of Class A common stock(1)

Class B common stock to be outstanding after this offering:	65,000 shares of Class B common stock(1)

Over-allotment option to purchase additional shares of Class A common stock:	We have granted the underwriters the right to purchase up to 1,875,000 additional shares of Class A common stock within 30 days following the date of this prospectus

Use of proceeds:
We estimate that the net proceeds from this offering will be approximately $105,000,000, or approximately $120,900,000 if the underwriters exercise their over-allotment option in full. We expect to use (i) approximately $31,000,000 of the proceeds from this offering for the pending investment in MedMen NY, Inc., though we are not certain when or if such transaction will be consummated, or the terms upon which it will ultimately be completed as it remains subject to regulatory approval in all respects, (ii) approximately $7,000,000 to consummate the transactions for our proposed acquisitions of (a) Hemma, LLC and (b) BCCO, LLC, both of which are in Ohio, though we are not certain when or if such transactions will be consummated, or the terms upon which they will ultimately be completed as each remains subject to regulatory approval in all respects, (iii) approximately $20,000,000 for capital expenditures, and (iv) the remainder for future M&A transactions, general administration, tax liabilities, working capital and general corporate purposes, including additional financing provided to MedMen NY, Inc. prior to closing. See “Use of Proceeds.”

Dividend policy:	We do not expect to pay any dividends on our shares of Class A common stock for the foreseeable future. See “Dividend Policy.”

Voting and conversion:
We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except for voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. In the event of any change of control transaction, shares of our Class A common stock and Class B common stock shall be treated equally, ratably and identically, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class. See “Description of Capital Stock.”

Registration Rights Agreement
We intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with AGP in connection with this offering. The Registration Rights Agreement will provide AGP certain registration rights whereby, following our initial public offering and the expiration of any related lock-up period, AGP can require us to register under the Securities Act shares of Class A common stock. The Registration Rights Agreement will also provide for piggyback registration rights for AGP.

Risk factors:	You should read the “Risk Factors” section included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Trading symbol:	We have applied to list our Class A common stock on the CSE and to have our Class A common stock quoted on the OTCQX. The listing and quotation of our Class A common stock will be subject to us fulfilling all of the listing requirements of the CSE and OTCQX, respectively.
__________________
(1)The total number of shares of our common stock outstanding immediately after this offering is based on 168,741,409 shares of Class A common stock and 65,000 shares of Class B common stock that would be outstanding as of April 22, 2021, if the Conversion occurred on April 21, 2021, and excludes:
•3,531,143 shares of Class A common stock issuable upon the exercise of warrants outstanding as of April 22, 2021, at an exercise price of $4.00 per share of Class A common stock;
•1,093,750 shares of Class A common stock issuable upon the exercise of warrants outstanding as of April 22, 2021, at an exercise price of $3.20 per share of Class A common stock;
•1,875,000 shares of Class A common stock issuable upon the exercise of the over-allotment option by our underwriters; and
•2,516,495 unvested restricted stock units.
The data presented above gives effect to a two-for-one Reverse Split, which was effected on April 22, 2021.
Summary of Risk Factors
Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks and uncertainties. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:
•the effect of the volatility of the market price and liquidity risks on shares of our Class A common stock;
•the effect of the voting control exercised by holders of Class B common stock;
•our ability to attract and maintain key personnel;
•our ability to continue to open new dispensaries and cultivation facilities as anticipated;
•the illegality of cannabis under federal law;
•our ability to comply with state and federal regulations;
•the uncertainty regarding enforcement of cannabis laws;
•the effect of restricted access to banking and other financial services;
•the effect of constraints on marketing and risks related to our products;
•the effect of unfavorable tax treatment for cannabis businesses;
•the effect of security risks;
•the effect of infringement or misappropriation claims by third parties;
•our ability to comply with potential future FDA regulations;
•our ability to enforce our contracts;
•the effect of unfavorable publicity or consumer perception;
•the effect of risks related to material acquisitions, dispositions and other strategic transactions;
•the effect of agricultural and environmental risks;
•the effect of risks related to information technology systems;
•the effect of product liability claims and other litigation to which we may be subjected;
•the effect of risks related to the results of future clinical research;
•the effect of intense competition in the industry;
•the effect of adverse changes in the wholesale and retail prices;
•the effect of outbreaks of pandemic diseases, fear of such outbreaks or economic disturbances due to such outbreaks, particularly the impact of the COVID-19 illness; and

•the effect of general economic risks, such as the unemployment level, interest rates and inflation, and challenging global economic conditions.
Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth in the section captioned “Risk Factors.”

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
The following table sets forth our selected consolidated financial data for the periods, and as of the dates, indicated. The (i) consolidated statements of operations data for the years ended December 31, 2020 and 2019 and (ii) consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from the audited consolidated financial statements of the Company and its subsidiaries, which are included elsewhere in this prospectus.
The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes presented in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP and on a going-concern basis that contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

	Year Ended December 31,
(in thousands, except per share data)	2020	2019
Revenue, net	$143,732	$12,032
Cost of goods sold	$(82,818)	$(8,744)
Gross profit	$60,914	$3,288
Total operating expenses	$53,067	$29,409
Other income (expense)	$(12,986)	$(6,454)
Net loss attributable to AWH	$(25,439)	$(31,895)
Net loss per share attributable to AWH	$(0.27)	$(0.37)
Total assets	$427,748	$195,931
Noncurrent liabilities	$308,677	$145,045

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below before making an investment decision, which we believe are material risks associated with our business and this offering. Our business, financial condition, operating results or growth prospects could be harmed by any of these risks. In such an event, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. In assessing these risks, you should also refer to all of the other information contained in this prospectus, including our consolidated financial statements and related notes. Please also see the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Market Industry and Other Data.”
Risks Related to this Offering and Our Class A Common Stock
We do not intend to pay dividends on our shares of Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our shares of Class A common stock.
We have never declared or paid any cash dividend on our shares of Class A common stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings, if materialized, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our shares of Class A common stock will depend upon any future appreciation in their value. Our shares of Class A common stock may not appreciate in the short term or long term or even maintain the price at which said shares of Class A common stock were purchased. A holding of shares of Class A common stock is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Holding shares of Class A common stock is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.
Our voting control will be concentrated.
Abner Kurtin, one of our founders and our Chief Executive Officer, and Frank Perullo, one of our founders and our Chief Strategy Officer, have the ability to exercise significant voting power with respect to our outstanding shares because of the shares of Class B common stock that are held by AGP, an entity Mr. Kurtin and Mr. Perullo control. Shares of Class B common stock are entitled to 1,000 votes per share. Upon completion of this offering, Mr. Kurtin and Mr. Perullo will control approximately 18% of our total issued and outstanding shares and approximately 40% of the voting power attached to all of our issued and outstanding shares (approximately 18% and 40%, respectively, if the underwriters exercise their option to purchase additional Class A common stock in full).
Additionally, AGP, which Mr. Kurtin and Mr. Perullo control, JM10 II, LLC and JM10-FFF, LLC, entities in which Mr. Kurtin is a beneficial owner of, all have expressed interest in participating in this offering and purchasing a combined $8,500,000 worth of Class A common stock. Mr.Kurtin is the beneficial owner of 50% of JM10 II, LLC; Mr. Kurtin does not have any investment control with respect to investment decisions of JM10 II, LLC and does not have investment control with respect to the investment decisions of JM10-FFF, LLC relating to AWH.
As a result, Mr. Kurtin and Mr. Perullo have the ability to exercise significant voting power on decisions that require stockholder approval, including the election and removal of directors and significant corporate transactions. This ability to exercise significant voting power could delay, defer or prevent a change of control, arrangement or merger or sale of all or substantially all of our assets that our other stockholders may support, which in turn could have a material adverse effect on the market price of our Class A common stock. Conversely, this concentrated control could allow the holders of the Class B common stock to consummate such a transaction that our other stockholders do not support. In addition, the holders of the Class B common stock may make long-term strategic investment decisions and take risks that may not be successful and/or may seriously harm our business.
Additionally, Mr. Kurtin serves as Chair of our Board and Mr. Perullo serves as one of our directors.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions described in our certificate of incorporation. Each share of our Class B common stock is convertible at any time at the option of the Class B holder into one share of Class A common stock. The conversion of Class B common stock to Class A common stock would dilute the overall voting power of Mr. Kurtin and Mr. Perullo and the voting power of holders of Class A common stock in terms of voting power within the Class A common stock, including holders of Class A common stock purchased in this offering.
For a description of our capital structure, see “Description of Capital Stock.”
Our capital structure and voting control may cause unpredictability in the price of our Class A common stock.
Given the concentration of voting control that is held by the holders of the Class B common stock, this capital structure and voting control could result in a lower trading price for, or greater fluctuations in, the trading price of our shares of Class A common stock, adverse publicity or other adverse consequences.
If you purchase our shares of Class A common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
If you purchase shares of Class A common stock in this offering, you will incur immediate and substantial dilution of $7.97 per share after giving effect to the sale by us of 12.5 million shares of Class A common stock offered in this offering at the public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions for shares sold in the public offering and estimated offering expenses payable by us. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section titled “Dilution” appearing elsewhere in this prospectus for a more detailed description of the dilution to new investors in the offering.
The market price for the shares of Class A common stock may be volatile, which may affect the price at which you could sell the shares of Class A common stock.
The market price for securities of cannabis companies generally are likely to be volatile. In addition, the market price for the shares of Class A common stock has been and may be subject to wide fluctuations in response to numerous factors beyond our control, including, but not limited to:
•actual or anticipated fluctuations in our quarterly results of operations;
•recommendations by securities research analysts;
•changes in the economic performance or market valuations of companies in the industry in which we operate;
•addition or departure of our executive officers and other key personnel;
•release or expiration of transfer restrictions on outstanding shares of Class A common stock;
•sales or perceived sales of additional shares of Class A common stock;
•operating and financial performance that varies from the expectations of management, securities analysts and investors;
•regulatory changes affecting our industry generally and our business and operations both domestically and abroad, or legislative or regulatory decisions to halt adult-use or medical cannabis programs;
•announcements of developments and other material events by us or our competitors;
•fluctuations in the costs of vital production materials and services;
•changes in global financial markets and global economies and general market conditions, such as interest rates and pharmaceutical product price volatility;
•significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;
•operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies; and
•news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have at times historically experienced significant price and volume fluctuations that: (i) have particularly affected the market prices of equity securities of companies, and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the shares of Class A common stock from time to time may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. Further fluctuations in price and volume of equity securities may occur in the future. If increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of the shares of Class A common stock may be materially adversely affected.
We may face liquidity risks.
We have applied to list our shares of Class A common stock on the CSE and to have our shares of Class A common stock quoted on the OTCQX. Listing and quotation of our Class A common stock will be subject to us fulfilling all of the listing requirements of the CSE and OTCQX, respectively. We cannot predict at what prices the shares of Class A common stock will continue to trade, and an active trading market may not be sustained.
Our shares of Class A common stock do not currently trade on any U.S. securities exchange. In the event our shares of Class A common stock do trade on any U.S. securities exchange, we cannot predict at what prices the shares of Class A common stock will trade and there is no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in us.
We will be subject to increased costs as a result of being a United States company listed on the CSE.
We have applied to be listed on the CSE and anticipate being subject to SEC rules and regulations. As a result, we will be subject to the reporting requirements, rules and regulations under the applicable Canadian and U.S. securities laws and rules of stock exchanges on which our securities may be listed. The requirements of existing and potential future rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may place undue strain on our personnel, systems and resources, which could adversely affect our business, financial condition and results of operations.
We will face costs of maintaining a public listing.
There are costs associated with legal, accounting and other expenses related to regulatory compliance. Securities legislation and the rules and policies of the CSE require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. We may also elect to devote greater resources on communication and other activities typically considered important by publicly traded companies.
Anti-takeover provisions in our certificate of incorporation and bylaws and Delaware law could discourage a takeover.
Our certificate of incorporation and bylaws, as adopted in connection with this offering, contain provisions that might enable our management to resist a takeover. These provisions include:
•authorizing the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares and thwart a takeover attempt;
•advance notice requirements applicable to stockholders for matters to be brought before a meeting of stockholders and requirements as to the form and content of a stockholder’s notice;
•restrictions on the transfer of our outstanding shares of Class B common stock, which shares will represent 27% of the voting rights of our capital stock following this offering, or 27% of the voting rights if the underwriters exercise in full their option to purchase additional shares of Class A common stock;
•the dual-class structure of our common stock, which gives our founders significant influence over all matters requiring stockholder approval, including the election of directors, amendments to our charter documents and significant corporate transactions, such as a merger or other sale of our company or its assets;
•the inability of our stockholders to act by written consent;
•a requirement that the authorized number of directors may be changed only by resolution of the Board;
•allowing all vacancies, including newly created directorships, to be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, except as otherwise required by law;
•limiting the forum for certain litigation against us to Delaware; and
•limiting the persons that can call special meetings of our stockholders to our Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.
These provisions might discourage, delay or prevent a change in control of our company or a change in our Board or management. The existence of these provisions could adversely affect the voting power of holders of Class A common stock and limit the price that investors might be willing to pay in the future for shares of our Class A common stock. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. See “Description of Capital Stock.”
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
Our bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws, (iv) any action to interpret apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
The choice of forum provisions above may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or could result in increased costs for a stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
It may be difficult to enforce civil liabilities in the U.S. under Canadian securities laws.
We are incorporated in the State of Delaware and our corporate headquarters are located in New York. A majority of our directors and executive officers and certain of the experts named in this prospectus reside principally in the U.S. and the majority of our assets and all or a substantial portion of the assets of these persons is located outside of Canada. It may be difficult for investors who reside in Canada to effect service of process upon these persons in Canada, or to enforce a Canadian court judgment predicated upon the civil liability provisions of the Canadian securities laws against us or any of these persons. U.S. courts may refuse to hear a claim based on an alleged violation of Canadian securities laws against us or these persons on the grounds that the U.S. is not the most appropriate forum in which to bring a claim. Even if a U.S. court agrees to hear a claim, it may determine that U.S. law and not Canadian law is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by U.S. law.
We will be an SEC foreign issuer under Canadian securities laws and, therefore, will be exempt from certain requirements of Canadian securities laws applicable to other Canadian reporting issuers.
Although we intend to be a reporting issuer in Canada, we will be an “SEC foreign issuer” as defined in National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers, and will be exempt from certain Canadian securities laws relating to continuous disclosure obligations and proxy solicitation if we comply with certain reporting requirements applicable in the U.S., provided that the relevant documents filed with the SEC are filed in Canada and sent to our stockholders in Canada to the extent and in the manner and within the time required by applicable U.S. requirements. In some cases, the disclosure obligations applicable in the U.S. are different or less onerous than the comparable disclosure requirements applicable in Canada for a Canadian reporting issuer that is not exempt from Canadian disclosure obligations. Therefore, there may be less or different publicly available information about us than would be available if we were a Canadian reporting issuer that is not exempt from such Canadian disclosure obligations. While we expect to be an SEC foreign issuer for the foreseeable future, we may lose the ability to rely upon such exemption in the event of a significant increase in the number of our Canadian resident stockholders and/or in the event of a significant change in the administration of our business or the location of our assets, which would in turn require us, as a consequence, to comply with the Canadian disclosure requirements in addition to those of the U.S., thereby necessitating the devotion of further administrative and legal resources in order to meet such requirement.
Risks Related to Our Business and Industry
Cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change.
We are currently engaged in the cannabis industry in the United States, both directly and indirectly, where local and state laws permit such activities. However, investors are cautioned that cannabis is a Schedule I controlled substance pursuant to the United States Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), and is illegal under U.S. federal law. Even in those states in which the use of cannabis has been legalized, its use, cultivation, sale and distribution remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would harm our business, prospects, results of operation, and financial condition.
Unlike in Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical and adult-use cannabis, for both adult-use and medical purposes, cannabis is largely regulated at the state level in the United States. To date, the cultivation and sale of cannabis for medical uses has been legalized in 36 states, four of five permanently inhabited U.S. territories and the District of Columbia. The adult-use of cannabis has been legalized in 18 states and the District of Columbia, though the voter-approved constitutional amendment legalizing adult-use cannabis in South Dakota is currently being challenged. Although certain U.S.

states have legalized the sale of medical or adult-use cannabis, the sale, distribution, and cultivation of cannabis and cannabis-related products remains illegal under U.S. federal law pursuant to the CSA. The CSA classifies cannabis as a Schedule I controlled substance, and as such, medical and adult-use cannabis use is illegal under U.S. federal law.
Unless and until the United States Congress (“Congress”) amends the CSA with respect to cannabis (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. If that occurs, we may be deemed to be producing, cultivating or dispensing cannabis and drug paraphernalia in violation of federal law. Any person connected to the cannabis industry in the United States may be at risk of federal criminal prosecution and civil liability in the United States. Any investments may be subject to civil or criminal forfeiture and total loss.
We are directly or indirectly engaged in the medical and adult-use cannabis industry in the United States where local state law permits such activities. Although our activities are believed to be compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve us from liability under United States federal law, nor may it provide a defense to any federal proceeding which may be brought against us. There can be no assurances that the federal government of the United States will not seek to enforce the applicable laws against us. Enforcement of federal law regarding cannabis is a significant risk and would greatly harm our business, prospects, revenue, results of operation and financial condition.
Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. The Obama administration attempted to address the inconsistent treatment of cannabis under state and federal law in August 2013 in a memorandum which then-Deputy Attorney General James Cole sent to all U.S. District Attorneys (the “Cole Memorandum”). The Cole Memorandum outlined certain priorities for the Department of Justice (the “DOJ”) relating to the prosecution of cannabis offenses and noted that, in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, processing, distribution, sale and possession of cannabis, conduct in compliance with such laws and regulations was not a priority for the DOJ. However, the DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum.
On January 4, 2018, then-U.S. Attorney General Jeff Sessions formally issued a memorandum (the “Sessions Memorandum”) which rescinded the Cole Memorandum effective upon its issuance. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime,” and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress and to follow well-established principles when pursuing prosecutions related to cannabis activities.
As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in relation to such activities.
There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. Mr. Sessions resigned as U.S. Attorney General on November 7, 2018. On February 14, 2019, William Barr was confirmed as U.S. Attorney General. On January 7, 2021, then President-elect Joe Biden announced his nomination of current Chief Judge of the United States Court of Appeals for the District of Columbia Circuit, Merrick Garland, to succeed Mr. Barr as the U.S. Attorney General. Merrick Garland was officially sworn in as Attorney General of the United States on March 11, 2021. It is unclear what impact this development will have on U.S. federal government enforcement policy.

We may be subject to action by the U.S. federal government.
Since the cultivation, processing, production, distribution and sale of cannabis for any purpose, medical, adult-use or otherwise, remain illegal under U.S. federal law, it is possible that we may be forced to cease activities. The U.S. federal government, through, among others, the DOJ, its sub-agency, the Drug Enforcement Administration (the “DEA”), and the Internal Revenue Service (“IRS”), has the right to actively investigate, audit and shut down cannabis growing facilities, processors and retailers. The U.S. federal government may also attempt to seize our property. Any action taken by the DOJ, the DEA and/or the IRS to interfere with, seize or shut down our operations will have an adverse effect on our business, prospects, revenue, results of operation and financial condition.
Because federal law criminalizing the use of cannabis preempts state laws that legalize its use, the federal government can assert criminal violations of federal law despite state laws permitting the use of cannabis. While it does not appear that federal law enforcement and regulatory agencies are focusing resources on licensed cannabis related businesses that are operating in compliance with state law, this could change at any time. Additionally, while the MORE Act was passed by the House of Representatives on December 4, 2020, there is no assurance that the bill will be passed by the Senate or signed into law by the President. The MORE Act was not passed by the Senate prior to the end of the 116th Congress and would need to be reintroduced and passed by the House of Representatives and Senate and signed into law by the president. As the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum demonstrate, the DOJ may at any time issue additional guidance that directs federal prosecutors to devote more resources to prosecuting cannabis related businesses. If the DOJ under the Biden administration aggressively pursues financiers or equity owners of cannabis-related businesses, and U.S. Attorneys follow the DOJ policies through pursuing prosecutions, then we could face:
•seizure of our cash and other assets used to support or derived from our cannabis subsidiaries;
•the arrest of our employees, directors, officers, managers and investors;
•ancillary criminal violations of the Controlled Substances Act for aiding and abetting, and conspiracy to violate the Controlled Substances Act by providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors and/or retailers of cannabis; and
•the barring of our employees, directors, officers, managers and investors who are not U.S. citizens from entry into the United States for life.
Because the Cole Memorandum was rescinded, the DOJ under the current or new administration or an aggressive federal prosecutor could allege that us and our Board, our executive officers and, potentially, our stockholders, “aided and abetted” violations of federal law by providing finances and services to our portfolio cannabis companies. Under these circumstances, federal prosecutors could seek to seize our assets, and to recover the “illicit profits” previously distributed to stockholders resulting from any of our financing or services. In these circumstances, our operations would cease, stockholders may lose their entire investments and directors, officers and/or stockholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison.
Additionally, there can be no assurance as to the position the new administration under President Biden may take on cannabis, and the new administration could decide to enforce the federal laws strongly. Any enforcement of current federal cannabis laws could cause significant financial damage to us and our stockholders. Further, President Biden’s administrations may choose to treat cannabis differently and potentially enforce the federal laws more aggressively.
Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. These results could have a material adverse effect on us, including our reputation and ability to conduct business, our holding (directly or indirectly) of cannabis licenses in the United States, the listing of our Class A common stock on various stock exchanges, our financial position, operating results, profitability or liquidity or the market price of our shares of Class A common stock. In addition, it is difficult to estimate the time or resources that would be needed for the investigation or final resolution of any such matters because: (i) the time and resources that may be needed depend on the nature and extent of any information requested by the authorities involved, and (ii) such time or resources could be substantial.
U.S. State regulation of cannabis is uncertain.
Our activities are, and will continue to be, subject to evolving regulation and interpretation by various governmental authorities. The medical and adult-use cannabis industries are subject to various local, state and federal laws, regulations, guidelines, and licensing requirements relating to the manufacture, sale, distribution, management, transportation, storage, and disposal of cannabis, as well as being subject to laws and regulations relating to health and safety, the conduct of operations, and the protection of the environment. There is no assurance that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Given the current regulatory environment in the United States, new risks may emerge, and management may not be able to predict all such risks. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, our business or operations in those states or under those laws would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect us, our business and our assets or investments.
As a result of the conflicting views between state legislatures and the federal government regarding cannabis, the rulemaking process at the state level that applies to cannabis operators in any state will be ongoing and result in frequent changes. As a result, a compliance program is essential to manage regulatory risk. All of our implemented operating policies and procedures are compliance-based and are derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding our efforts and diligence, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. No assurance can be given that we will receive or will continue to hold the requisite licenses, permits or cards to operate our businesses as currently operated or as proposed to be operated in the future, or that we will be able to complete business transactions, including acquisitions or transfers of licenses, permits, cards or other property.
In addition, local laws and ordinances could restrict our business activity. Although our operations are legal under the laws of the states in which we operate, local governments have the ability to limit, restrict and ban cannabis businesses from operating within their jurisdiction. Land use, zoning, local ordinances and similar laws could be adopted or changed and have a material adverse effect on our business.
Multiple states where medical and/or adult-use cannabis is legal have or are considering special taxes or fees on businesses in the cannabis industry. It is uncertain at this time whether other states are in the process of reviewing such additional taxes and fees. The implementation of special taxes or fees could have a material adverse effect upon our business, prospects, revenue, results of operation and financial condition.
We are affected by the dynamic laws and regulations of the industry.
The success of our business strategy depends on the legality of the cannabis industry. The constant evolution of laws and regulations affecting the cannabis industry could detrimentally affect us. Our current and proposed operations are subject to a variety of local, state and federal medical cannabis laws and regulations relating to the manufacture, management, transportation, storage and disposal of cannabis, as well as laws and regulations relating to consumable products health and safety, the conduct of operations and the protection of the environment. These laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of their business plans.
In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plans and result in a material adverse effect on certain aspects of its planned operations. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause us to cease operations entirely. If cannabis is legalized at the federal level, our business and operations could be negatively affected if such legalization permits cannabis to be transported or sold across state lines, which could disrupt wholesale pricing in states with high wholesale prices. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration (the “FDA”), SEC, the DOJ, the Financial Industry Regulatory Authority or other federal or applicable state or nongovernmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or adult-use purposes in the United States.
It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The medical and adult-use cannabis industries are subject to significant regulatory change at both the state and federal level. The regulatory uncertainty surrounding the industries may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital. In addition, we will not be able to predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to its business. For example, see “Risk Factors - We may be subject to heightened scrutiny by Canadian regulatory authorities” below.
State regulatory agencies may require us to post bonds, maintain large insurance policies or post significant fees.
There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the legal cannabis industry to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise taxes. We are not able to quantify at this time the potential scope of such bonds or fees in the states in which we currently operate or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of our business.
We may be subject to heightened scrutiny by Canadian regulatory authorities.
Following the completion of this offering, we anticipate that our Class A common stock we will be traded on the CSE and quoted on the OTCQX in the United States. Our business, operations and investments in the United States, and any future business, operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our ability to operate or invest in the United States or any other jurisdiction.
In 2017, there were concerns that the Canadian Depository for Securities Limited, through its subsidiary CDS Clearing and Depository Services Inc. (“CDS”), Canada’s central securities depository (clearing and settling trades in the Canadian equity, fixed income and money markets), would refuse to settle trades for cannabis issuers that have investments in the United States. However, CDS has not implemented this policy.
On February 8, 2018, the Canadian Securities Administrators published Staff Notice 51-352 describing the Canadian Securities Administrators’ disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. Staff Notice 51-352 confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.
On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group, which is the owner and operator of CDS, announced the signing of a Memorandum of Understanding (“MOU”) with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange and the TSX Venture Exchange. The MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The MOU confirms, with respect to the clearing of listed securities, that CDS relies on the Canadian securities exchanges to review the conduct of listed issuers.
The MOU notes that securities regulation requires that the rules of each of the exchanges must not be contrary to the public interest and that the rules of each of the exchanges have been approved by the securities regulators. Pursuant to the MOU, CDS will not ban accepting deposits of or transactions for clearing and settlement of securities of issuers with cannabis-related activities in the United States.
Although the MOU indicated that there are no plans to ban the settlement of securities through CDS, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were implemented at a time when shares of Class A common stock are listed on a Canadian stock exchange, it would have a material adverse effect on the ability of holders of shares of Class A common stock to make and settle trades. In particular, the shares of Class A common stock would become highly illiquid until an alternative (if available) was implemented, and investors would have no ability to effect a trade of shares of Class A common stock through the facilities of the applicable Canadian stock exchange.
We face risks associated with a change in U.S. administrations.
The inauguration of President Joseph Biden Jr. in January 2021 has created political uncertainty with respect to the regulation of cannabis in the U.S. federally. This uncertainty may include issues such as enforcement of the U.S. federal laws including those with respect to the cannabis industry. Implementation by the U.S. of new legislative or regulatory regimes could impose additional costs on us, decrease U.S. demand for our products or otherwise negatively impact us, which may have a material adverse effect on the Company’s business, financial condition and operations.
We may face limitations on ownership of cannabis licenses.
In certain states, the cannabis laws and regulations limit not only the number of cannabis licenses and types of licenses issued, but also the number of cannabis licenses and types that one person or entity may own. We believe that, where such restrictions apply, the Company may still recognize revenue in the market through wholesale sales, exclusive marketing relations, the provision of management or support services, and joint ventures or similar contractual relationships with other operators to ensure continued compliance with the applicable regulatory guidelines. In addition, states may require that certain qualified applicants or individuals participate in the ownership of the licensed entity. Currently, we have joint ventures or contractual relationships with third parties in Illinois, Michigan and Ohio. Nevertheless, such limitations on the ownership of additional licenses within certain states may limit our ability to expand in such states.
We face risks associated with licensing relating to supply, supply chain and market constraints.
The cannabis laws and regulations of states in which we operate limit the granting and number of licenses granted for dispensaries and cultivation and production facilities. The number of licenses by category, and issuance of individual licenses, may be limited, delayed, denied or otherwise unissued. This separate treatment of individual licenses as well as license categories, along with limits set on the number of licenses granted in each of these operating categories, can result in market and supply chain risks including, for example, mismatch between cultivation and production facilities and dispensaries relating to availability and production of cannabis products. This can result in, among other things, market, pricing and supply risks, which may have a material effect on the Company’s business, financial condition and operations.
We may become subject to FDA or Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) regulation.
Cannabis remains a Schedule I controlled substance under U.S. federal law. If the federal government reclassifies cannabis to a Schedule II controlled substance, it is possible that the FDA would seek to regulate cannabis under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations, including good manufacturing practices, related to the growth, cultivation, harvesting, processing and labeling of medical cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis. It is also possible that the FDA would require facilities where medical use cannabis is grown to register with the FDA and comply with certain federally prescribed regulations. If some or all of these regulations are imposed, the impact they would have on the cannabis industry is unknown, including the costs, requirements and possible prohibitions that may be enforced. If we are unable to comply with the potential regulations or registration requirements prescribed by the FDA, it may have an adverse effect on our business, prospects, revenue, results of operation and financial condition.
It is also possible that the federal government could seek to regulate cannabis under the ATF. The ATF may issue rules and regulations related to the use, transporting, sale and advertising of cannabis or cannabis products, including smokeless cannabis products.
Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services.
We are subject to a variety of laws and regulations in the United States that involve money laundering, financial record-keeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (the “Bank Secrecy Act”) as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the USA Patriot Act), and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the CSA, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957) and the Bank Secrecy Act, among other applicable federal statutes. Accordingly, pursuant to the Bank Secrecy Act, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan or any other service could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions.
Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. The above-mentioned laws and regulations can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances, including cannabis, which are illegal under federal law, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the CSA. We may also be exposed to the foregoing risks.
In February 2014, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) issued a memorandum (the “FinCEN Memorandum”) providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memorandum echoed the enforcement priorities of the Cole Memorandum and states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. The FinCEN Memorandum directed prosecutors to apply the enforcement priorities of the Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related conduct.
The revocation of the Cole Memorandum has not yet affected the status of the FinCEN Memorandum, nor has FinCEN given any indication that it intends to rescind the FinCEN Memorandum itself. Shortly after the Sessions Memorandum was issued, FinCEN did state that it would review the FinCEN Memorandum, but FinCEN has not yet issued further guidance.
Although the FinCEN Memorandum remains intact, it is unclear whether the current administration will continue to follow its guidelines. The DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state including states that have in some form legalized the sale of cannabis. Further, the conduct of the DOJ’s enforcement priorities could change for any number of reasons. A change in the DOJ’s priorities could result in the prosecution of banks and financial institutions for crimes that were not previously prosecuted.
If our operations, or proceeds thereof, dividend distributions or profits or revenues derived from our operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds from a crime (the sale of a Schedule I drug) under the Bank Secrecy Act’s money laundering provisions. This may restrict our ability to declare or pay dividends or effect other distributions.
The FinCEN Memorandum does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the DOJ, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the United States do not appear comfortable providing banking services to cannabis-related businesses or relying on this guidance given that it has the potential to be amended or revoked by the current administration. There are no assurances that this position will change under the Biden administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, we may have limited or no access to banking or other financial services in the United States. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it operates in permits cannabis sales. Our inability or limitation of our ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for us to operate and conduct our business as planned or to operate efficiently.
Other potential violations of U.S. federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the CSA), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business’ operations.
On March 18, 2021, the Secure and Fair Enforcement Banking Act (the “SAFE Banking Act”) was reintroduced in the House of Representatives. On March 23, 2021, the bill was reintroduced in the Senate as well. The House previously passed the SAFE Banking Act in September 2019, but the measure stalled in the Senate. As written, the SAFE Banking Act would allow financial institutions to provide their services to state-legal cannabis clients and ancillary businesses serving state-legal cannabis businesses without fear of federal sanctions. There is no guarantee the SAFE Banking Act will become law in its current form, if at all.
In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada, and subject us to civil and/or criminal penalties. Furthermore, in the event that a determination was made that the proceeds from our operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.
Our business and activities are heavily regulated in all jurisdictions where we carry on business. Our operations are subject to various laws, regulations and guidelines by state and local governmental authorities relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of cannabis and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit, require, or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all necessary regulatory approvals for the manufacture, production, storage, transportation, sale, import and export, as applicable, of our products, and as may be required in connection with any business transactions, including acquisition or transfer of licenses, permits, cards or other property. The commercial cannabis industry is still a new industry at the state and local level. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, applicable regulatory approvals which may be required may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.
While we endeavor to comply with all relevant laws, regulations and guidelines and we are in compliance or are in the process of being assessed for compliance with all such laws, regulations and guidelines, any failure to comply with the regulatory requirements applicable to our operations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business; the suspension or expulsion from a particular market or jurisdiction or of our key personnel; the imposition of additional or more stringent inspection, testing and reporting requirements; and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities and/or revocation of our licenses and other permits, which could have a material adverse effect on our business, results of operations and financial condition. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely impact our ongoing costs relating to regulatory compliance.
We may face difficulties in enforcing our contracts.
Because our contracts involve cannabis and other activities that are currently illegal under U.S. federal law and the laws of certain other jurisdictions, we may face difficulties in enforcing our contracts in U.S. federal courts and certain state courts.
More specifically, some courts have determined that contracts relating to state legal cultivation and sale of cannabis are unenforceable on the grounds that they are illegal under federal law and therefore void as a matter of public policy. This could substantially impact the rights of parties making or defending claims involving us and any of our lenders or members.
It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Notwithstanding that cannabis related businesses operate pursuant to the laws of states in which such activity is legal under state law, judges have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate federal law, even if there is no violation of state law. There remains doubt and uncertainty that we will be able to legally enforce contracts we enter into if necessary. As we cannot be assured that we will have a remedy for breach of contract, investors must bear the risk of the uncertainty in the law. If borrowers fail or refuse to repay loans and we are unable to legally enforce our contracts, we may suffer substantial losses for which we have no legal remedy. The inability of us to enforce any of our contracts could have a material adverse effect on our business, revenues, operating results, financial condition or prospects.

We have limited trademark and intellectual property protection.
As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws which may be available to most businesses, such as federal trademark protection, may not be available to us. Because producing, manufacturing, processing, possessing, distributing, selling and using cannabis is illegal under the CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, our intellectual property may never be adequately or sufficiently protected against use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that we will ever obtain any protection of its intellectual property, whether on a federal, state or local level.
Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time.
Competitors may also harm our sales by designing products that mirror our products or processes without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.
We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to prevent other parties from developing similar products or processes or designing around our intellectual property.
We are and may continue to be subject to constraints on marketing our products.
We have committed and expect to continue committing significant resources and capital to develop and market existing products and new products and services. The development of our business and operating results may be adversely affected by applicable restrictions on sales and marketing activities imposed by regulatory bodies. Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products. There may be restrictions on sales and marketing activities imposed by government regulatory bodies that can hinder the development of our business and operating results. Restrictions may include regulations that specify what, where and to whom product information and descriptions may appear and/or be advertised. Marketing, advertising, packaging and labeling regulations also vary from state to state, potentially limiting the consistency and scale of consumer branding communication and product education efforts. The regulatory environment in the U.S. limits our ability to compete for market share in a manner similar to other industries. If we are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products, our sales and operating results could be adversely affected.
We face risks related to the results of future clinical research.
Research regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as cannabidiol, commonly referred to as CBD, and tetrahydrocannabinol, commonly referred to as THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although we believe that various articles, reports and studies support our beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Further, the federal illegality of cannabis and associated limits on our ability to properly fund and conduct research on cannabis and the lack of formal FDA oversight of cannabis, there is limited information about the long-term safety and efficacy of cannabis in its various forms, when combusted or combined with various cannabis and/or non-cannabis derived ingredients and materials or when ingested, inhaled, or topically applied. Future research or oversight may reveal negative health and safety effects, which may significantly impact our reputation, operations and financial performance.
Given these risks, uncertainties and assumptions, prospective purchasers of shares of Class A common stock should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for our products, with the potential to have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.
We face risks related to U.S. tax provisions related to controlled substances.
Limits on U.S. deductibility of certain expenses may have a material adverse effect on our financial condition, results of operations and cash flows. Section 280E (“Section 280E”) of the United States Internal Revenue Code of 1986, as amended (the “Code”), prohibits businesses from deducting certain expenses associated with the trafficking of controlled substances (within the meaning of Schedule I and II of the CSA). The IRS has applied Section 280E broadly in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws, seeking substantial sums in tax liabilities, interest and penalties resulting from under payment of taxes due to the lack of deductibility of otherwise ordinary business expenses the deduction of which is prohibited by Section 280E. Although the IRS issued a clarification allowing the deduction of certain expenses that can be categorized as cost of goods sold, the scope of such items is interpreted very narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E that is favorable to cannabis businesses.
If our tax filing positions were to be challenged by federal, state and local or foreign tax jurisdictions, we may not be wholly successful in defending our tax filing positions. We record reserves for unrecognized tax benefits based on our assessment of the probability of successfully sustaining tax filing positions. Management exercises significant judgment when assessing the probability of successfully sustaining tax filing positions, and in determining whether a contingent tax liability should be recorded and, if so, estimating the amount. If our tax filing positions are successfully challenged, payments could be required that are in excess of reserved amounts or we may be required to reduce the carrying amount of our net deferred tax asset, either of which result could be significant to our financial condition or results of operations.
We lack access to U.S. bankruptcy protections.
Because cannabis is illegal under U.S. federal law, and bankruptcy is a strictly federal proceeding, many courts have denied cannabis businesses federal bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If we were to seek protection from creditors pursuant to applicable bankruptcy or insolvency laws, there is no guarantee that U.S. federal bankruptcy protections would be available to our United States operations, which would have a material adverse effect on us, our lenders and other stakeholders. While state-level receivership options do exist in some states as an alternative to bankruptcy, the efficacy of these alternatives cannot be guaranteed.
Cannabis businesses may be subject to civil asset forfeiture.
As an entity that conducts business in the cannabis industry, we will potentially be subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative enforcement mechanism for the federal government, any state, or local police force that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Individuals may be required to forfeit property considered to be from proceeds of crime even if the individual is not convicted of a criminal offense, and the standard of proof in a civil forfeiture matter is lower than the burden in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.
Our stockholders that are located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and may be at further risk of losing their investments or proceeds thereof under forfeiture statutes. Many states remain able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Our stockholders and prospective stockholders should be aware of these potentially relevant federal and state laws in considering whether to invest in our securities.
We are subject to proceeds of crime statutes.
We will be subject to a variety of laws that concern money laundering, financial recordkeeping and proceeds of crime. These include: the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the rules and regulations under the Criminal Code of Canada and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.
In the event that any of our license agreements, or any proceeds thereof, in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above, or any other applicable legislation. This could have a material adverse effect on us and, among other things, could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada.
We face security risks.
The business premises of our operating locations are targets for theft. While we have implemented security measures at each location and continue to monitor and improve such security measures, our cultivation, processing and dispensary facilities could be subject to break-ins, robberies and other breaches in security. If there was a breach in security and we fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers, other cannabis goods and cultivation and processing equipment could have a material adverse impact on our business, prospects, revenue, results of operation and financial condition.
As our business involves the movement and transfer of cash which is collected from dispensaries or patients/customers and deposited into our bank, there is a risk of theft or robbery during the transport of cash. Our transport, distribution, and delivery of finished cannabis goods inventory including but not limited to wholesale delivery of finished products to retail customers and delivery of finished goods to end consumers and other intermediaries, also is subject to risks of theft and robbery. We have engaged a security firm to provide security in the transport and movement of large amounts of cash and products. Employees sometimes transport cash and/or products and, if requested, may be escorted by armed guards. While we have taken robust steps to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash involving the theft of product or cash.
Additionally, we store certain personally identifiable information, credit and debit card information and other confidential information of our customers on our systems. We may experience attempts by third parties to obtain unauthorized access to the personally identifiable information, credit and debit card information and other confidential information of our customers. This information could also be otherwise exposed through human error or malfeasance. The unauthorized access or compromise of this personally identifiable information, credit and debit card information and other confidential information could have could have a material adverse impact on our business, financial condition and results of operation.
We have not been materially impacted by the security risks described herein.

We are a holding company.
We are a holding company and substantially all of our assets are the capital stock of our subsidiaries in our five geographic markets, including Illinois, Massachusetts, Michigan, New Jersey and Ohio. As a result, our stockholders are subject to the risks attributable to our subsidiaries and each individual state laws, rules, and regulatory schemes. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate substantially all of our revenues. Consequently, our cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of our subsidiaries and the distribution of those earnings to us. The ability of these entities to pay dividends and other distributions depends on their operating results and is subject to applicable laws and regulations, which require that solvency and capital standards be maintained by our subsidiaries and contractual restrictions are contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our material subsidiaries, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries before us.
Competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult-use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.
We compete for the acquisition of properties suitable for the cultivation, production and sale of medical and adult-use cannabis with entities engaged in agriculture, real estate investment, consumer products manufacturing and retail activities, including corporate agriculture companies, cultivators, producers and sellers of cannabis. These competitors may prevent us from acquiring and leasing desirable properties, may cause an increase in the price we must pay for properties or may result in us having to lease our properties on less favorable terms than we expect. Our competitors may have greater financial and operational resources than we do and may be willing to pay more for certain assets or may be willing to accept more risk than we believe can be prudently managed. Larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, due to a number of factors, including but not limited to potential greater clarity of the laws and regulations governing medical use cannabis by state and federal governments, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties or enter into leases for such properties on less favorable terms than we expect, our profitability and ability to generate cash flow and make distributions to our stockholders may decrease. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.
We face risks due to industry immaturity or limited comparable, competitive or established industry best practices.
As a relatively new industry, there are not many established operators in the medical and adult-use cannabis industries whose business models we can follow or build upon. Similarly, there is no or limited information about comparable companies available for potential investors to review in deciding about whether to invest in us.
Stockholders and investors should consider, among other factors, our prospects for success considering the risks and uncertainties encountered by companies, like us, that are in their early stages. For example, unanticipated expenses and problems or technical difficulties may occur, which may result in material delays in the operation of our business. We may fail to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of the shares of Class A common stock to the extent that investors may lose their entire investments.
Our business is subject to the risks inherent in agricultural operations.
Medical and adult-use cannabis is an agricultural product. There are risks inherent in the cultivation business, such as insects, plant diseases and similar agricultural risks. Although the products are usually grown indoors or in greenhouses under climate-controlled conditions, with conditions monitored, there can be no assurance that natural elements will not have a material adverse effect on the production of our products and, consequentially, on the anticipated business, financial condition or results of our operations.
We may be adversely impacted by rising or volatile energy costs and dependent on inputs.
Our cannabis cultivation operations consume considerable energy, which makes it vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect our business and our ability to operate profitably.
In addition, our business is dependent on a number of key inputs and their related costs, including raw materials and supplies related to our growing operations, as well as electricity, water and other utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact our financial condition and operating results. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.
We may encounter unknown environmental risks.
There can be no assurance that we will not encounter hazardous conditions, such as asbestos or lead, at the sites of the real estate used to operate our businesses, which may delay the development of our businesses. Upon encountering a hazardous condition, work at our facilities may be suspended. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. If additional hazardous conditions were present, it would likely delay construction and may require significant expenditure of our resources to correct the conditions. Such conditions could have a material impact on our investment returns.
We are dependent on key inputs, suppliers and skilled labor.
The cannabis industry is dependent on a number of key inputs and their related costs, including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs, such as the raw material cost of cannabis, or natural or other disruptions to power or other utility systems, could materially impact our business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, we might be unable to find a replacement for such source in a timely manner, or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to us in the future. Any inability to secure required supplies and services, or to do so on appropriate terms, could have a materially adverse impact on our business, prospects, revenue, results of operation and financial condition.
Our ability to compete and grow will be dependent on us having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that we will be successful in maintaining our required supply of skilled labor, equipment, parts and components. This could have an adverse effect on our financial results.
We must attract and maintain key personnel or our business will fail.
Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key personnel. We compete with other companies both within and outside the cannabis industry to recruit and retain competent employees. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. We may also incur additional expenses to recruit and retain new executive officers.
Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. In particular, if the cannabis industry continues to grow, demand for personnel may become more competitive. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition, operations or prospects. As a result, the value of an investment in our securities could be significantly reduced or completely lost. If we cannot maintain qualified employees to meet the needs of our anticipated growth, our business and financial condition could be materially adversely affected.
We may be subject to growth-related risks.
We may be subject to growth-related risks, including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth may have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.
Our growth strategy is dependent upon expanding our product and service offerings into new business areas or new geographic markets. There can be no assurance that any new business areas and geographic markets will generate the clients and revenue anticipated. In addition, any expansion into new business areas or geographic markets could expose us to new risks, including compliance with applicable laws and regulations, changes in the regulatory or legal environment, differing customer preferences or habits, adverse exchange rate fluctuations, adverse tax consequences, difficulties staffing and managing new operations, infringement of third-party intellectual property rights, new costs to adapting our products and services for new markets, and difficulties collecting accounts receivable. As a result of such expansion, we may incur losses or otherwise fail to enter new markets successfully.
We face an inherent risk of product liability and similar claims.
As a distributor of products designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have failed to meet expected standards or to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury, illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. As an agricultural product, the quality of cannabis is inherently variable, and consumers may raise claims that our quality control or labeling processes have not sufficiently ensured that our grown and manufactured processes are sufficient to meet expected standards.
A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally and could have a material adverse effect on our business, results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our potential products.
We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could subject us to significant liabilities and other costs.
Our success may depend on our ability to use and develop new extraction technologies, recipes, know-how and new strains of cannabis without infringing the intellectual property rights of third parties. We cannot assure that third parties will not assert intellectual property claims against us. We are subject to additional risks if entities licensing intellectual property to us do not have adequate rights to the licensed materials. If third parties assert copyright or patent infringement or violation of other intellectual property rights against us, we will be required to defend ourselves in litigation or administrative proceedings, which can be both costly and time consuming and may significantly divert the efforts and resources of management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, require us to pay ongoing royalties or subject us to injunctions that may prohibit the development and operation of our applications.
Our products may be subject to product recalls.
Manufacturers, distributors and retailers of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products or products sold at our retail stores are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall.
We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, if at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing our products and requiring compliant labeling of third-party products we sell, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if any of our brands were subject to recall, our image and the image of that brand could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our products and could have a material adverse effect on the results of our operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by the FDA, or other regulatory agencies, requiring further management attention and potential legal fees and other expenses.
We may face unfavorable publicity or consumer perception.
Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance of and demand for our product lines. Management believes the medical and adult-use cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced.
Acceptance of our products depends on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety and reliability. If customers do not accept our products, or if such products fail to adequately meet customers’ needs and expectations, our ability to continue generating revenues could be affected.
Consumer perception of our current or proposed products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that is perceived as less favorable than, or questions earlier research reports, findings or publicity could have a material adverse effect on the demand for our products. Our dependence upon consumer perceptions means that such adverse reports, whether or not accurate or with merit, could ultimately have a material adverse effect on our business, results of operations, financial condition and cash flows.
Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or our products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect on us. Although we use quality control processes and procedures to ensure our consumer packaged goods meet our standards, a failure or alleged failure of such processes and procedures could result in negative consumer perception of our products or legal claims against us. Adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.
Certain of our products are e-vapor or “vape” products. The use of vape products and vaping may pose health risks. According to the Centers for Disease Control, vape products may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. Because clinical studies about the safety and efficacy of vape products have not been submitted to the FDA, consumers currently have no way of knowing whether they are safe for their intended use or what types or concentrations of potentially harmful chemicals or by-products are found in these products. It is also uncertain what implications the use of vape or other inhaled products, such as flower that is smoked, may have on respiratory illnesses such as that caused by COVID-19. Adverse findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of vape or other inhaled products, including adverse publicity regarding underage use of vape or other inhaled products, may adversely affect us.
We face intense competition.
We face intense competition from other companies, some of which have longer operating histories and more financial resources and manufacturing, retail and marketing experience than us. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and results of operations.
Because of the early stage of the industry in which we operate, we face additional competition from new entrants. If the number of consumers of cannabis in the states in which we operate our business increases, the demand for products and qualified talent will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. Although our operations and strategy are focused in primarily limited license states, the competitive landscape is different in each state. As an example, Michigan does not impose caps on the number of dispensaries an operator can own or control and does not have limitations on canopy cultivation square footage, which has led some operators to build sizable outdoor grows that can be built at much lower cost than indoor cultivation sites and has put pressure on pricing for low- and mid-tier flower. However, we believe there is unmet demand in the market for the premium indoor flower we anticipate producing at our Lansing, Michigan cultivation site. States such as Illinois, New Jersey and Massachusetts limit the number of dispensaries an operator can own and control, and also limit the number of cultivation licenses that may be owned by an operator and put caps on the canopy of these cultivations. To remain competitive, we will require a continued high level of investment in research and development, marketing, sales, talent retention and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis, which could materially and adversely affect our business, financial condition and results of our operations.
Adverse changes in the wholesale and retail prices could result in earnings declines.
The cannabis industry is a margin-based business in which gross profits depend on the excess of sales prices over costs. Consequently, profitability is sensitive to shifts in wholesale and retail prices caused by changes in supply (which itself depends on other factors such as new entrants into retail markets, new entrants into the cultivation markets or cultivation expansions by existing operators, weather, fuel, equipment and labor costs, shipping costs, economic situation and demand), taxes, government programs and policies for the cannabis industry (including price controls and wholesale price restrictions that may be imposed by government agencies responsible for the sale of cannabis), and other market conditions, all of which are factors beyond our control. Our operating income may be significantly and adversely affected by a decline in the price of cannabis and will be sensitive to changes in the price of cannabis and the overall condition of the cannabis industry, as our profitability is directly related to the price of cannabis. There is currently not an established market price for cannabis and the price of cannabis is affected by numerous factors beyond our control. Any price decline may have a material adverse effect on us.

A decline in the price of the shares of Class A common stock could affect our ability to raise further capital and adversely impact our ability to continue operations.
A prolonged decline in the price of the shares of Class A common stock could result in a reduction in the liquidity of the shares of Class A common stock and a reduction in our ability to raise capital. Because a significant portion of our operations have been and will be financed through the sale of equity securities, a decline in the price of our Class A common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.
Our business is highly dependent upon our brand recognition and reputation, and the erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the Ascend brand identity and our reputation, which is critical to our ability to attract and retain customers and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•the efficacy of our marketing efforts;
•our ability to maintain high satisfaction among consumers and customers;
•the quality of our products;
•our ability to successfully differentiate our products from competitors’ products; and
•our compliance with laws and regulations.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•actions of competitors or other third parties;
•consumers’ experiences with our services or products;
•positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties; and
•litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our products and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
We may face competition from synthetic production and technological advances.
The pharmaceutical industry may attempt to dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products which emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could materially adversely affect our ability to secure long-term profitability and success through the sustainable and profitable operation of its business. There may be unknown additional regulatory fees and taxes that may be assessed in the future.

We may have increased labor costs based on union activity.
Labor unions are working to organize workforces in the cannabis industry in general. Currently, there is no labor organization that has been recognized as a representative of our employees. However, it is possible that certain retail and/or manufacturing locations will be organized in the future, which could lead to work stoppages or increased labor costs and adversely affect our business, profitability and our ability to reinvest into the growth of our business. We cannot predict how stable our relationships with U.S. labor organizations would be or whether we would be able to meet any unions’ requirements without impacting our financial condition. Labor unions may also limit our flexibility in dealing with our workforce. Work stoppages and instability in our union relationships could delay the production and sale of our products, which could strain relationships with customers and cause a loss of revenues which would adversely affect our operations.
Risks Related to Our Finances and Capital Requirements
We may face difficulties acquiring additional or traditional financing.
Due to the present state of the laws and regulations governing financial institutions in the U.S., banks often refuse to provide banking services to businesses involved in the cannabis industry. Consequently, it may be difficult for us to obtain financing from large U.S. financial institutions.
We have historically, and continue to have, access to equity and debt financing from non-public (i.e., private placement) markets. Our business plan continues to include aggressive growth, both in the form of additional acquisitions and through facility expansion and improvements. Accordingly, we may require equity and/or debt financing to support ongoing operations, to undertake capital expenditures or to undertake acquisitions and/or other business combination transactions. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing through traditional banking to fund ongoing operations, capital expenditures or acquisitions could limit our growth and may have a material adverse effect upon our business, prospects, revenue, results of operation and financial condition.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Under Section 382 and related provisions of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a rolling three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We may, in the future as a result of subsequent shifts in our stock ownership, experience, an “ownership change.” Thus, our ability to utilize carryforwards of our net operating losses and other tax attributes to reduce future tax liabilities may be substantially restricted for federal or state tax purposes.
Material acquisitions, dispositions and other strategic transactions involve a number of risks for us.
Material acquisitions, dispositions and other strategic transactions involve a number of risks for us, including: (i) potential disruption of our ongoing business; (ii) distraction of management; (iii) increased financial leverage; (iv) the anticipated benefits and cost savings of those transactions may not be realized or may take longer to realize than anticipated; (v) increased scope and complexity of our operations; and (vi) loss or reduction of control over certain of our assets.
Additionally, we may issue additional shares of Class A common stock in connection with such transactions, which would dilute a stockholder’s holdings in us.
The presence of one or more material liabilities of an acquired company that are known, but believed to be immaterial, or unknown to us at the time of acquisition could have a material adverse effect on our business, prospects, revenue, results of operation and financial condition. A strategic transaction may result in a significant change in the nature of our business, operations and strategy. In addition, we may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations.
We may experience risks relating to the closing of acquisitions or investments.
We may experience risks relating to the challenges and costs of closing an acquisition or investment, including the transfers of licenses, permits, cards or other property, and the risk that an announced transaction may not close. Completion of certain acquisition and investment transactions are conditioned upon, among other things, the receipt of necessary approvals, including the receipt of required regulatory clearances which could delay the completion a transaction for a significant period of time or prevent it from occurring at all.
In particular, the completion of our pending acquisitions of each of Hemma LLC, BCCO, LLC and Marichron Pharma LLC remain subject in all respects to approval by the relevant regulatory authorities in Ohio; the completion of our pending acquisition of Chicago Alternative Health Center, LLC and Chicago Alternative Health Center Holdings, LLC remain subject in all respects to approval by the relevant regulatory authorities in Illinois; and our investment in MedMen NY, Inc. remains subject in all respects to approval by the relevant regulatory authorities in New York. Although we have no reason to believe we will not receive the requisite approvals for the foregoing transactions, there is a possibility that such approvals may not be received. Any combination of the failure to complete the foregoing transactions could have a material adverse effect on us and would prevent us from realizing the anticipated benefits of such transaction(s). We may also be liable for certain transaction costs, including legal and accounting fees, whether or not a transaction is completed.
We may invest in pre-revenue and other revenue-generating cannabis companies which may not be able to meet anticipated revenue targets in the future.
We may make investments in companies with no significant sources of operating cash flow and no revenue from operations. Our investments in such companies will be subject to risks and uncertainties that new companies with no operating history may face. In particular, there is a risk that our investment in these pre-revenue companies will not be able to meet anticipated revenue targets or will generate no revenue at all. The risk is that underperforming pre-revenue companies may lead to these businesses failing, which could have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.
There can be no assurance that our current and future contractual relationships or strategic alliances or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.
We currently have, and may in the future enter into, additional strategic alliances and partnerships with third parties that we believe will complement or augment our existing business. Our ability to complete strategic alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance our business and may involve risks that could adversely affect us, including significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that our existing strategic alliances will continue to achieve, the expected benefits to our business or that we will be able to consummate future strategic alliances on satisfactory terms, if at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
Our sales are difficult to forecast.
As a result of recent and ongoing regulatory and policy changes in the medical and adult-use cannabis industries and unreliable levels of market supply, the market data available is limited and unreliable. We must rely largely on our own market research to forecast sales, as detailed forecasts are not generally obtainable from other sources in the states in which our business operates. Additionally, any market research and our projections of estimated total retail sales, demographics, demand and similar consumer research, are based on assumptions from limited and unreliable market data. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operating expenses, changes or shifts in regulations or applicable laws, undiscovered or unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, our stockholders should not rely on any projections to indicate the actual results we might achieve.
Changes in our customer, product or competition mix could cause our product margin to fluctuate.
From time to time, we may experience changes in our customer mix, our product mix or our competition mix. Changes in our customer mix may result from geographic expansion or contractions, legislative or enforcement priority changes affecting the products we distribute, selling activities within current geographic markets and targeted selling activities to new customer sectors. Changes in our product mix may result from marketing activities to existing customers, the needs communicated to us from existing and prospective customers and from legislative changes. Changes in our competition mix may result from well-financed competitors entering into our business segment. If customer demand for lower-margin products increases and demand for higher-margin products decreases, our business, results of operations and financial condition may suffer.
We have a limited operating history and a history of net losses and negative cash flows from operating activities, and we may not achieve or maintain profitability or positive cash flows in the future.
We began operating in May 2018 and have yet to generate a profit. We generated a net loss of $25.4 million ($61.7 million after giving effect to: the acquisition of MOCA, LLC, the acquisition of Chicago Alternative Health Center Holdings, LLC and Chicago Alternative Health Center Holdings, LLC and the investment in MedMen NY, Inc.; see the unaudited consolidated statement of operations of AWH giving effect to such transactions as if they each occurred on January 1, 2020 attached as Exhibit 99.7 to the registration statement of which this prospectus forms a part) and $31.9 million for the years ended December 31, 2020 and 2019, respectively. We anticipate the beneficial conversion feature related to our Real Estate Preferred Units may result in a non-cash charge of approximately $27.4 million in 2021 that could adversely impact our results. Additionally, the Company entered into a settlement agreement on April 14, 2021 relating to a litigation matter as disclosed in the “Legal Proceedings” section of this prospectus, pursuant to which the Company paid $9 million to the counterparty on the date of the settlement agreement and is obligated to pay an additional $5.48 million on or before January 1, 2022. The Company also issued 5,024,038 common units (taking into account the Reverse Split). The payments and issuances under the settlement agreement could have an adverse impact on our operating results. For additional information regarding this matter please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Legal Matter.” We may be subject to further litigation that, if we suffer an adverse outcome or enter into unfavorable settlement agreement, may impact results from operations. We had negative cash flows from operating activities of $6.0 million and $40.9 million during the years ended December 31, 2020 and 2019, respectively. Our “cash and cash equivalents” as of December 31, 2020 was approximately $56.5 million. We intend to continue to expend significant funds to expand our cultivation and processing facilities, make acquisitions and to fund our working capital. We cannot guarantee we will have a positive cash flow status in the future. To the extent we have negative cash flow in any future period, certain of the proceeds from the offering may be used to fund such negative cash flow from operating activities.
Our efforts to grow our business may be more costly than we expect and we may not be able to increase our revenue enough to offset higher operating expenses. We may incur significant losses in the future for a number of reasons, including as a result of unforeseen expenses, difficulties, complications and delays, the other risks described in this prospectus and other unknown events. The amount of future net losses will depend, in part, on the growth of our future expenses and our ability to generate revenue. If we continue to incur losses in the future, the net losses and negative cash flows incurred to date, together with any such future losses, will have an adverse effect on our stockholders’ equity and working capital. Because of the numerous risks and uncertainties associated with producing cannabis products, as outlined herein, we are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market price of our Class A common stock may significantly decrease and our ability to raise capital, expand our business or continue our operations may be impaired. A decline in our value may also cause you to lose all or part of your investment.
We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.
Historically, we have operated as a private company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules implemented by SEC, and CSE, and equivalent rules and regulations in Canada, impose various requirements on public companies, including requirements to file certain periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. In addition, we incurred costs in connection with the Conversion and this offering, including costs related to a contingent beneficial conversion feature which may result in a non-cash expense of approximately $27.4 million, as described further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Other Matters”.
Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting, and disclosure controls and procedures, necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with complying with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage that is currently in place. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.
There is no assurance that our management’s past experience will be sufficient to enable us to operate successfully as a public company.
There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months.
We have an accumulated deficit of $63,592 and $38,153 as of December 31, 2020 and 2019, respectively, as well as a net loss and negative cash flows from operating activities for the reporting periods then-ended. The recurring net losses and negative cash flows from operating activities are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements included in this prospectus. If we are unable to raise additional capital on favorable terms, if at all, during the next twelve months, we may be forced to decelerate or curtail certain of our operations until such time as additional capital becomes available.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” for a discussion regarding management’s belief that the substantial doubt of our ability to continue as a going concern for at least one year from the issuance of the financial statements included in this prospectus has been alleviated.
We are subject to a number of restrictive debt covenants under our loan agreements.
Many of our loan agreements contain certain restrictive covenants, which restrict our ability to, among other things, incur additional indebtedness, incur certain liens on our assets or sell assets, make investments, make capital expenditures, pay dividends and make other restricted payments. Many of our loan agreements also require us to maintain specified financial ratios under certain conditions and satisfy financial condition tests, including minimum cash balances and debt to assets ratios.
Our ability to meet those financial ratios and tests and otherwise comply with our financial covenants may be affected by the factors described herein and other factors outside our control, and we may not be able to meet those ratios, tests and covenants. Our ability to generate sufficient cash from operations to meet our debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. A breach of any of these covenants, ratios, tests or restrictions, as applicable, or any inability to pay interest on, or principal of, our outstanding debt as it becomes due could result in an event of default. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable. Such an acceleration of the maturity of our indebtedness may, among other things, prevent or limit us from engaging in transactions that benefit us, including responding to changing business and economic conditions and taking advantage of attractive business opportunities.
General Risk Factors
Additional issuances of shares of Class A common stock may result in further dilution.
We may issue additional equity or convertible debt securities in the future, which may dilute an existing stockholder’s holdings. Our certificate of incorporation permits the issuance of 750,000,000 shares of our Class A common stock, and existing stockholders will have no preemptive rights in connection with such further issuances. Our Board has discretion to determine the price and the terms of further issuances, and such terms could include rights, preferences and privileges superior to those existing holders of shares of Class A common stock. To the extent holders of our options or other convertible securities convert or exercise their securities and sell shares of Class A common stock they receive, the trading price of the shares of Class A common stock may decrease due to the additional amount of shares of Class A common stock available in the market. We cannot predict the size or nature of future issuances or the effect that future issuances and sales of shares of Class A common stock will have on the market price of the shares of Class A common stock. Issuances of a substantial number of additional shares of Class A common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices for the shares of Class A common stock. With any additional issuance of shares of Class A common stock, our investors will suffer dilution to their voting power and economic interest.
Sales of substantial amounts of shares of Class A common stock by our existing stockholders in the public market may have an adverse effect on the market price of the shares of Class A common stock.
Sales of a substantial number of shares of Class A common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of many shares intend to sell shares, or the availability of such securities for sale, could adversely affect the prevailing market prices for the shares of Class A common stock. A decline in the market prices of the shares of Class A common stock could impair our ability to raise additional capital through the sale of securities should it desire to do so.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.
The trading market for our shares of Class A common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If no or few securities or industry analysts cover us, the trading price and volume of our shares would likely be negatively impacted. If one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our stock price or trading volume to decline.
We are eligible to be treated as an “emerging growth company” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the shares of Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (2) reduced disclosure obligations regarding executive compensation in this prospectus and periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of the shares of Class A common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the following December 31. Additionally, if we issue more than $1.0 billion in non-convertible debt during any three-year period before December 31, 2026, we would cease to be an emerging growth company immediately. We cannot predict if investors will find the shares of Class A common stock less attractive because we may rely on these exemptions. If some investors find the shares of Class A common stock less attractive as a result, there may be a less active trading market for the shares of Class A common stock, and the stock price may be more volatile.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.
We have broad discretion in the use of our cash, cash equivalents, and investments, including the net proceeds from this offering, and may not use them effectively.
Our management will have broad discretion in the application of our cash, cash equivalents, and investments, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common stock. We intend to use the proceeds from this offering as described in “Use of Proceeds.” We could spend the proceeds in ways that our stockholders may not agree with. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse impact on our business, cause the price of our Class A common stock to decline, and delay the development of additional products or the opening of new locations. Pending their use, we may invest our cash, cash equivalents, and investments, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Changes in U.S. tax law may adversely affect us or our investors.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many changes have been made and changes are likely to continue to occur in the future.
For example, the Tax Cuts and Jobs Act was enacted in 2017 and made significant changes to corporate taxation, including the reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, which is a historically low rate. On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, which included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 coronavirus outbreak, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters.
In light of the election of Joseph Biden, it cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.
If enacted, the proposed “Made in America Tax Plan” would increase our federal corporate tax rate requiring us to pay more in federal taxes, thus reducing our net revenue.
On March 31, 2021, the current presidential administration proposed the “American Jobs Plan” to create domestic jobs, rebuild national infrastructure and increase American competitiveness. To fund its expected $2 trillion cost, the administration also proposed the “Made in America Tax Plan,” which is intended to raise that amount or more over 15 years through several methods including higher income tax rates on corporations. If enacted, our federal corporate income tax rate would increase from 21% to 28%. Any increase in our federal corporate tax rate would require us to pay more in federal taxes, thus reducing our net revenue.
We face exposure to fraudulent or illegal activity by employees, contractors and consultants.
We face exposure to the risk that employees, independent contractors or consultants may engage in fraudulent or other illegal activities. Misconduct by these parties could be intentional, reckless and/or negligent conduct. There may be disclosure of unauthorized activities that violate government regulations, manufacturing standards, healthcare laws, abuse laws and other financial reporting laws. Further, it may not always be possible for us to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent these activities may not always be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, or curtailment of our operations, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.
Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.
In certain states, we depend on third-party suppliers to produce and ship our orders. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers’ production or product availability could impact our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers.
Furthermore, we cannot provide assurance that our internal controls and compliance systems will protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state or local laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related stockholder lawsuits, could lead to substantial civic and criminal monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees.
We face risks related to our information technology systems, and potential cyber-attacks and security breaches.
Our operations depend, in part, on how well we and our suppliers protect networks, equipment, information technology (“IT”) systems and software against damage and threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. We are susceptible to operational, financial and information security risks resulting from cyber-attacks and/or malfunctioning technology. Our operations also depend on the timely maintenance and replacement of network equipment, IT systems and software, as well as preemptive expenses to mitigate associated risks. Any of the foregoing and other events could result in information system failures, delays, increase in capital expenses, financial losses, the inability to process transactions, the unauthorized release of customer information and reputational risk. If there was a breach in security or if there was a failure in information systems, it could adversely affect our reputation and business continuity.
Additionally, we may store and collect personal information about customers and are responsible for protecting that information from privacy breaches that may occur through procedural or process failure, IT malfunction or deliberate unauthorized intrusions. We are subject to laws, rules and regulations in the United States and other jurisdictions relating to the collection, processing, storage, transfer and use of personal data. Our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify regulators and customers, employees and other individuals of a data security breach. Any such theft or privacy breach would have a material adverse effect on our business, prospects, revenue, results of operation and financial condition.
In addition, non-compliance could result in proceedings against us by governmental entities and/or significant fines, could negatively impact our reputation and may otherwise adversely impact our business, financial condition and operating results.
We have not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
We face risks related to our insurance coverage and uninsurable risks.
Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labor disputes, destruction from civil unrest and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.
Although we intend to continue to maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in our operations is not generally available on acceptable terms. We might also become subject to liability for pollution or other hazards which it may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We may be subject to litigation.
We may become party to litigation from time to time in the ordinary course of business, which could adversely affect our business. Should any litigation in which we become involved be determined against us, such a decision could adversely affect our ability to continue operating and the market price for the shares of Class A common stock and could potentially use significant resources. Even if we are successful in litigation, litigation can redirect our significant resources and/or the significant resources of our subsidiaries. On April 14, 2021, we entered into a settlement agreement relating to a litigation matter as disclosed in the “Legal Proceedings” section of this prospectus, pursuant to which we paid $9 million to the counterparty on the date of the settlement agreement and are obligated to pay an additional $5.48 million on or before January 1, 2022. We also issued 5,024,038 common units (taking into account the Reverse Split). The payments and issuances under the settlement agreement could have an adverse impact on our operating results. For additional information regarding this matter please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Legal Matter”. We may be subject to further litigation that, if we suffer an adverse outcome or enter into unfavorable settlement agreement, may impact results from operations. On April 22, 2021, we entered into an amendment to the 2019 Convertible Notes to clarify the conversion price in connection with a going public transaction. The 2019 Convertible Notes include provisions to the effect that they may be amended with the written consent of the holders of a majority of the outstanding principal amounts of all such notes and any amendment so approved is binding on all holders of 2019 Convertible Notes. While such consent was obtained, it is possible that certain holders of the 2019 Convertible Notes may challenge the amendment.
We may be negatively impacted by challenging global economic conditions.
Our business, financial condition, results of operations and cash flow may be negatively impacted by challenging global economic conditions. For example and as discussed in more detail below, since early 2020, the U.S. and other world economies have experienced turmoil due to the outbreak of a novel strain of coronavirus (“COVID-19”), which has resulted in global economic uncertainty.
A global economic slowdown would cause disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy and declining consumer and business confidence, which can lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets or adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations and cash flow.
Additionally, the U.S. has imposed and may impose additional quotas, duties, tariffs, retaliatory or trade protection measures or other restrictions or regulations and may adversely adjust prevailing quota, duty or tariff levels, which can affect both the materials that we use to package our products and the sale of finished products. For example, the tariffs imposed by the U.S. on materials from China are impacting materials that we import for use in packaging in the U.S. Measures to reduce the impact of tariff increases or trade restrictions, including geographical diversification of our sources of supply, adjustments in packaging design and fabrication or increased prices, could increase our costs, delay our time to market and/or decrease sales. Other governmental action related to tariffs or international trade agreements has the potential to adversely impact demand for our products and our costs, customers, suppliers and global economic conditions and cause higher volatility in financial markets. While we actively review existing and proposed measures to seek to assess the impact of them on our business, changes in tariff rates, import duties and other new or augmented trade restrictions could have a number of negative impacts on our business, including higher consumer prices and reduced demand for our products and higher input costs.

We are subject to risks arising from epidemic diseases, such as the outbreak of the COVID-19 illness.
In December 2019, COVID-19 emerged in Wuhan, China. Since then, it has spread to several other countries and infections have been reported around the world. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. A public health epidemic, including COVID-19, or the fear of a potential pandemic, poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns or other preventative measures taken to limit the potential impact from a public health epidemic that may be requested or mandated by governmental authorities.
Our priorities during the COVID-19 pandemic are protecting the health and safety of our employees and our customers, following the recommended actions of government and health authorities. In the future, the pandemic may cause reduced demand for our products and services if, for example, the pandemic results in a recessionary economic environment. Our operations are currently ongoing as the cultivation, processing and sale of cannabis products is currently considered an essential business by all states in which we operate with respect to all customers (except in Massachusetts where only medical use cannabis has been deemed essential). Our ability to continue to operate without any significant negative operational impact from the COVID-19 pandemic will in part depend on our ability to protect our employees, customers and supply chain, as well as our continued designation as “essential” in states where we do business that currently or in the future impose restrictions on business operations.
While it is not possible at this time to estimate the impact that COVID-19 (or any other actual or potential pandemic) could have on our business, the continued spread of COVID-19 (or any other actual or potential pandemic) and the measures taken by the governments of countries affected could disrupt the supply chain and the manufacture or shipment or sale of our products and adversely impact our business, financial condition or results of operations. It could also affect the health and availability of our workforce at our facilities, as well as those of our suppliers, particularly those in China and India. The COVID-19 outbreak and mitigation measures may also have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition. The extent to which the COVID-19 outbreak impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact. Because cannabis remains federally illegal, it is possible that we would not be eligible to participate in any government relief programs (such as federal loans or access to capital) resulting from COVID-19 or any other actual or potential pandemic.
Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.
We are subject to various SEC reporting and other regulatory requirements. We have incurred and will continue to incur expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or the subsequent testing by our independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares of Class A common stock.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we will be required to evaluate our internal controls over financial reporting. Furthermore, at such time as we cease to be an “emerging growth company,” as more fully described in these Risk Factors, we shall also be required to comply with Section 404. At such time we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus that are not purely historical are “forward-looking statements” within the meaning of applicable securities legislation. Forward-looking statements are identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “prospects,” “forecasts,” “expect,” “intend,” “may,” “will,” “plan,” “target,” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the section entitled “Risk Factors” in this prospectus.
By way of example, and without implied limitation, such risks and uncertainties include:
•the effect of the volatility of the market price and liquidity risks on shares of our Class A common stock;
•the effect of the voting control exercised by holders of Class B common stock;
•our ability to attract and maintain key personnel;
•our ability to continue to open new retail locations, processing facilities and cultivation facilities as anticipated;
•our ability to increase production capacity as anticipated;
•the illegality of cannabis under federal law;
•our ability to comply with state and federal regulations;
•the uncertainty regarding enforcement of cannabis laws;
•the effect of restricted access to banking and other financial services;
•the effect of constraints on marketing and risks related to our products;
•the effect of unfavorable tax treatment for cannabis businesses;
•the effect of security risks;
•the effect of infringement or misappropriation claims by third parties;
•our ability to comply with potential future FDA regulations;
•our ability to enforce our contracts;
•the effect of unfavorable publicity or consumer perception;
•the effect of risks related to material acquisitions, dispositions and other strategic transactions;
•the effect of agricultural and environmental risks;
•the effect of risks related to information technology systems;
•the effect of product liability claims and other litigation to which we may be subjected;
•the effect of risks related to the results of future clinical research;
•the effect of intense competition in the industry;
•the effect of outbreaks of pandemic diseases, fear of such outbreaks or economic disturbances due to such outbreaks, particularly the impact of the COVID-19 illness; and
•the effect of general economic risks, such as the unemployment level, interest rates and inflation, and challenging global economic conditions.
For more information regarding these and other uncertainties and factors that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements or otherwise could materially adversely affect our business, financial condition or operating results, see the section entitled “Risk Factors” in this prospectus. The risks and uncertainties described above and in the section entitled “Risk Factors” in this prospectus are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update, amend or clarify any forward-looking statement or departures from them, except as required by applicable law.

MARKET AND INDUSTRY DATA
This prospectus contains statistical data and estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the information from third-party sources nor have we ascertained the validity or accuracy of the underlying economic assumptions relied upon therein. Actual outcomes may vary materially from those forecast in the reports or publications referred to herein, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.”

MARKET RISK
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange rates, raw material and other commodity prices.
Interest Rate Risk. Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. Our financial debts have fixed rates of interest and therefore expose us to a limited interest rate fair value risk.
Commodities Price Risk. Price risk is the risk of variability in fair value due to movements in equity or market prices. The primary raw materials we use, aside from those cultivated internally, are labels and packaging. Management believes a hypothetical 10% change in the price of these materials would not have a significant effect on our consolidated annual results of operations or cash flows, as these costs are generally passed through to our customers. However, such an increase could have an impact on our customers’ demand for our products, and we are not able to quantify the impact of such potential change in demand on our annual results of operations or cash flows.
COVID-19 Risk. We are monitoring COVID-19 closely, and although our operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the outbreak and its impact on the economic environment is uncertain. Our operations are ongoing as the cultivation, processing and sale of cannabis products is currently considered an essential business by the states in which we operate with respect to all customers (except for Massachusetts, where cannabis has been deemed essential only for medical patients). In all locations where regulations have been enabled by governmental authorities, we have expanded consumer delivery options and curbside pickup to help protect the health and safety of our employees and customers. The pandemic has not materially impacted our business operations or liquidity position to date. We continue to generate operating cash flows to meet our short-term liquidity needs. The uncertain nature of the spread of COVID-19 may impact our business operations for reasons including the potential quarantine of our employees or those of our supply chain partners or a change in our designation as “essential” in states where we do business that currently or in the future impose restrictions on business operations.

CORPORATE CONVERSION AND CORPORATE STRUCTURE
On April 22, 2021, we engaged in the following transactions, which we refer to collectively as the Conversion:
•we converted from a Delaware limited liability company to a Delaware corporation by filing a certificate of conversion with the Delaware Secretary of State; and
•we changed our name from “Ascend Wellness Holdings, LLC” to “Ascend Wellness Holdings, Inc.”
As part of the Conversion:
•we created two classes of authorized common stock, Class A common stock and Class B common stock;
•we effected a two-for-one reverse split of our outstanding equity (the “Reverse Split”);
•holders of Series Seed Preferred and Series Seed Preferred+ Units of AWH received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each unit of Series Seed Preferred and Series Seed Preferred+ Units held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of Real Estate Preferred Units of AWH received, subject to final determination of the offering price of Class A common stock pursuant to this offering, for each unit of Real Estate Preferred Units of AWH, a number of shares of Class A common stock of Ascend Wellness Holdings, Inc. equal to (x) one plus (y) (A) the original purchase price of such Real Estate Preferred Unit multiplied by 1.5, divided by (B) the price at which we are offering Class A common stock pursuant to this offering, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of common units of AWH received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each common unit held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of restricted common units issued under the 2020 Incentive Plan (as defined below) received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each restricted common unit held immediately prior to the Conversion, as adjusted for the Reverse Split, rounded down to the nearest whole share;
•holders of warrants to acquire 3,531,142 common units of AWH at an exercise price of $4.00 per share received warrants to acquire an equal number of shares Class A common stock, as adjusted for the Reverse Split, rounded down to the nearest whole share; and
•we entered into an exchange agreement with AGP, pursuant to which AGP received 65,000 shares of Class B common stock, which constitute all of the outstanding shares of Class B common stock of AWH.
Effective as of the closing of this offering, holders of convertible notes will convert into shares of Class A common stock in accordance with the terms of the note purchase agreement, dated June 12, 2019, between the Company and the purchasers of the 2019 Convertible Notes. The holders of 2019 Convertible Notes will receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to $2.96. Prior to the amendment to the 2019 Convertible Notes entered into on April 22, 2021, the conversion feature in connection with a going public transaction set forth in the 2019 Convertible Notes specified that the holders of 2019 Convertible Notes would receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to the lesser of (a) (i) a 20% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs on or before 12 months from the closing date; (ii) a 25% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs after 12 months from the closing date, but before the maturity date; and (b) the price per security, which equals the price per share resulting from a pre-money valuation of the company of $295,900,000, taking into account the Reverse Split, which was determined by the Company to be $2.96. The amendment to the 2019 Convertible Notes was solely made to clarify the conversion price in connection with a going public transaction. The 2019 Convertible Notes include provisions to the effect that they may be amended with the written consent of the holders of a majority of the outstanding principal amounts of all such notes, which such consent was obtained, and any amendment so approved is binding on all holders of 2019 Convertible Notes.

Effective as of the closing of this offering, holders of convertible notes will convert into shares of Class A common stock in accordance with the terms of the note purchase agreement, dated January 6, 2021, between the Company and the purchasers of the 2021 Convertible Notes. The holders of 2021 Convertible Notes will receive a number of shares of Class A common stock equal to the outstanding principal and accrued and unpaid interest under the notes divided by a price per share equal to the lesser of (a) (i) a 20% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs on or before 12 months from the closing date; (ii) a 25% discount to the price per share of Class A common stock offered pursuant to this offering in the event the offering occurs after 12 months from the closing date, but before the maturity date; and (b) $6.00 per share of Class A common stock, taking into account the Reverse Split.
Following the Conversion, Ascend Wellness Holdings, Inc. is deemed to be the same entity as Ascend Wellness Holdings, LLC, and as a result continues to hold all property and assets of AWH and remains liable for all of the debts and obligations of AWH. We are governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws.
Following the Conversion, we have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. Each share of Class B common stock will automatically convert into one share of Class A common stock on the final conversion date, as defined in our certificate of incorporation. Each share of Class B common stock is also convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred. Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class B common stock, no further shares of Class B common stock will be issued. See “Description of Capital Stock.”
On the effective date of the Conversion, the members of the board of managers of AWH became the members of the Board of Ascend Wellness Holdings, Inc., with the exceptions described in this prospectus, and the officers of AWH became the officers of Ascend Wellness Holdings, Inc.
The following diagram illustrates our corporate structure following the completion of the Conversion and the closing of the offering. See Exhibit 21.1 to the registration statement of which this prospectus is a part for a list of our subsidiaries. All lines represent 100% ownership of outstanding securities of the applicable subsidiary unless otherwise noted. In part, the complexity of our organization structure is due to state licensing requirements that mandate that we maintain the corporate identity of our operating license holders.

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(1) In process of transfer to AWH. The Illinois Department of Financial and Professional Regulation is currently reviewing the transfer application.
(2) The Ohio Medical Marijuana Control Program is currently reviewing transfer requests for Hemma, LLC and BCCO, LLC. We have entered into an agreement to acquire Marichron Pharma, LLC, but cannot submit a transfer request until Marichron Pharma, LLC receives a certificate of operation.
Legend for state of incorporation:
In this prospectus, except as otherwise indicated or the context otherwise requires, all information is presented giving effect to the Conversion.

USE OF PROCEEDS
We estimate that the net proceeds to us from our issuance and sale of 12.5 million shares of Class A common stock in this offering will be approximately $105 million, after deducting the underwriting commission and estimated offering expenses payable by us. This estimate assumes an initial public offering price of $9.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option in full to purchase additional shares from us, we estimate that our net proceeds will be approximately $120.9 million, after deducting the underwriting commission and estimated offering expenses payable by us.
Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share would increase (decrease) our net proceeds by approximately $11.8 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting commission and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the net proceeds from this offering by approximately $8.5 million, assuming the assumed initial public offering price remains the same, after deducting the underwriting commission and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing. Any increase or decrease in the net proceeds would not change our intended use of proceeds.
We currently expect to use the balance of net proceeds of this offering to increase our capitalization and financial flexibility. We intend to use the net proceeds from this offering to fund the expansion of our cultivation and processing facilities, for future acquisitions, to fund working capital and for general corporate purposes. Specifically, we expect to use (i) approximately $31,000,000 of the proceeds for the pending investment in MedMen NY, Inc., (ii) approximately $7,000,000 to consummate the transactions for our proposed acquisitions of (a) Hemma, LLC and (b) BCCO, LLC, both of which are in Ohio, though we are not certain when or if such transactions will be consummated, or the terms upon which they will ultimately be completed, as each remains subject to regulatory approval in all respects, (iii) approximately $20,000,000 for capital expenditures, and (iv) the remainder for future M&A transactions, general administration, tax liabilities, working capital and general corporate purposes, including additional financing provided to MedMen NY, Inc. prior to closing.
Our objective with respect to the proceeds allocated to capital expenditures is to increase our canopy and annual production capacity, in connection with which we intend to build-out our Lansing, Michigan and Athol, Massachusetts cultivation facilities. Of the approximately $20,000,000 of the proceeds allocated to capital expenditures, approximately $10,000,000 will be used to complete the build-out of the Lansing, Michigan cultivation facility and approximately $10,000,000 will be used to complete the build-out of the Athol, Massachusetts cultivation facility. The build-out of these facilities and the anticipated associated production capacity are intended to be used to feed our owned retail stores in Michigan and Massachusetts as well sell finished goods to other third-party dispensaries. Completion for each facility is expected in the second half of 2021.
Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products, services or technologies. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments.
For the year ended December 31, 2020, we had a net loss of $25.4 million, or $61.7 million after giving effect to the acquisition of each primary business. We may have negative cash flow from operating activities and net losses in future periods as revenue from commercial activities continues to increase. A portion of the proceeds from the offering may be used to fund negative cash flow from operating activities in future periods. See “Risk Factors – We have a limited operating history and a history of net losses and negative cash flows from operating activities, and we may not achieve or maintain profitability or positive cash flows in the future.”
The expected use of proceeds from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and any unforeseen cash needs. As a result, management will retain broad discretion over the allocation of the net proceeds from this offering. See “Risk Factors - We may experience risks relating to the closing of acquisitions or investments.”

DIVIDEND POLICY
We do not intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to reinvest all future earnings to finance the development and growth of our business and team. Any future determination to pay distributions will be at the discretion of the Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of distributions and any other factors that the Board deems relevant. Our future ability to pay cash dividends on our capital stock may be limited by any future debt instruments or preferred securities. Accordingly, you may need to sell your Class A common stock to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of the dates set forth below:
•AWH and its subsidiaries on an actual basis as of December 31, 2020;
•Ascend Wellness Holdings, Inc. and its subsidiaries on a pro forma basis after giving effect to the Conversion and Reverse Split, including the conversion of outstanding convertible notes; and
•Ascend Wellness Holdings, Inc. and its subsidiaries on a pro forma after giving effect to the Conversion and Reverse Split, including the conversion of outstanding convertible notes, further adjusted to include the sale of shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay, the application of the net proceeds from this offering as described under “Use of Proceeds”.
This table should be read in conjunction with “Use of Proceeds”, “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The data presented below gives effect to a two-for-one Reverse Split.

	AS OF DECEMBER 31, 2020
(in thousands, except per share amounts)	Ascend Wellness Holdings, LLC Actual	Pro Forma Ascend Wellness Holdings, Inc. (unaudited)(2)	Pro Forma As Adjusted Ascend Wellness Holdings, Inc.(unaudited)(3)
Cash and cash equivalents	$56,547	$106,047	$211,051
Debt, including current portion	$211,607	$136,123	$136,123
Stockholders’ equity (deficit)
Preferred stock, par value $0.001, 10,000 shares authorized on a pro forma and pro forma as adjusted basis, no shares issued and outstanding on a pro forma and pro forma as adjusted basis	—	—	—
Class A common stock, par value $0.001, 750,000 shares authorized, 156,241 shares issued and outstanding on a pro forma basis(1); 168,741 shares issued and outstanding on a pro forma as adjusted basis	—	$156	$169
Class B common stock, par value $0.001, 100 shares authorized on a pro forma and pro forma as adjusted basis, 65 shares issued and outstanding on a pro forma and pro forma as adjusted basis	—	$0.1	$0.1
Members’ equity
Additional paid-in capital	$67,378	$232,308	$337,300
Accumulated deficit	$(63,592)	$(90,953)	$(90,953)
Total members’/stockholders’ equity	$3,786	$141,511	$246,516
Total capitalization	$215,393	$277,634	$382,639

(1)The pro forma number of shares of our Class A common stock to be outstanding after this offering set forth reflects: the conversion of our previously outstanding Common Units (including vested restricted stock units as of December 31, 2020), Series Seed Preferred Units, Series Seed+ Preferred Units, and Real Estate Preferred Units (which includes 3.0 million additional shares issued per the conversion terms); 37.4 million shares assumed to be issued in the conversion of our convertible notes immediately prior to the closing of this offering (based on outstanding principal plus accrued interest thereon assumed through May 1, 2021); 1.0 million restricted stock units that vest through April 28, 2021; 3.7 million restricted stock units with acceleration clauses that would become vested immediately prior to the closing of this offering; and the conversion of 5.1 million common units issued during 2021. The pro forma number of shares excludes: 1.1 million gross shares of Class A common stock issuable upon the exercise of warrants outstanding as of December 31, 2020 at an exercise price of $3.20 per share; 3.5 million gross shares of Class A common stock issuable upon the exercise of warrants outstanding as of December 31, 2020 at an exercise price of $4.00 per share; and 2.5 million unvested restricted stock units.
(2)The pro forma adjustments reflect $49.5 million of cash receipts from convertible notes issued in 2021 and includes an estimated adjustment to accumulated deficit for the 3.0 million additional shares issuable upon conversion of the Real Estate Preferred Units. The pro forma adjustments exclude the impact on accumulated deficit from incremental interest expense of approximately $7 million that would have been incurred in 2021 on the convertible notes through the Conversion. The pro forma adjustments also exclude approximately $0.3 million of expense that would have been incurred in 2021 for the restricted stock units that vest through April 28, 2021, as well as approximately $1.0 million of expense that would have been incurred in 2021 for the restricted stock units with acceleration clauses that would become vested immediately prior to the closing of this offering. The pro forma adjustments exclude the impact of any potential beneficial conversion feature charges that may result in the Conversion.
(3)This pro forma as adjusted information assumes the maximum number of 12.5 million shares offered by us, as set forth on this cover page of this prospectus (excluding any over-allotment that may be exercised by the underwriters) at an assumed initial public offering price of $9.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The estimated underwriting discounts and commissions assume a 3% fee on $25 million of the gross proceeds and a 6% fee on the remaining $87.5 million gross proceeds. The estimated total offering expenses payable by us is $1.5 million. This pro forma as adjusted information is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Further, the numbers in the table and the footnote exclude any proceeds from the exercise by the underwriters of the over-allotment option to purchase up to an additional 1,875,000 shares. If the underwriters exercise the over-allotment option, at an assumed initial public offering price of $9.00 per share, we would receive approximately $16.9 million in additional gross proceeds.

A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $11.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

OPTIONS TO PURCHASE SECURITIES
The following table sets forth the aggregate number of warrants to purchase Class A common stock and Class B common stock that will be outstanding upon the closing of this offering. See “Corporate Conversion and Corporate Structure.”

Category	Number of warrants exercisable to acquire Class A common stock	Number of warrants exercisable to acquire Class B common stock	Exercise Price	Expiration Date
Executive Officers and Former Executive Officers	Nil	Nil	N/A	N/A
Directors (other than those who are also executive officers) and Former Directors	Nil	Nil	N/A	N/A
Other Current and Former Employees	Nil	Nil	N/A	N/A
Consultants	Nil	Nil	N/A	N/A
Total	Nil	Nil

DILUTION
Pursuant to the registration statement of which this prospectus is a part, we may offer or sell shares of our Class A common stock. If you invest in our Class A common stock in this offering, your interest in the Company will be immediately diluted to the extent of the difference between the public offering price per share of Class A common stock and the as adjusted net tangible book value per share of our Class A common stock immediately after this offering. The data presented below gives effect to a two-for-one Reverse Split that occurred on April 22, 2021.
Our historical net tangible book value as of December 31, 2020 was ($69.5) million, or ($0.65) per historical member unit then outstanding. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per historical common unit equivalent represents net tangible book value divided by 106.1 million member units outstanding as of December 31, 2020.
Our pro forma net tangible book value as of December 31, 2020 was $68.3 million, or $0.44 per share of Class A common stock. Pro forma net tangible book value per share of Class A common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Conversion, including: the conversion of our previously outstanding Common Units (including vested restricted stock units as of December 31, 2020), Series Seed Preferred Units, Series Seed+ Preferred Units, and Real Estate Preferred Units (which includes 3.0 million additional shares issued per the conversion terms); 37.4 million shares assumed to be issued in the conversion of our convertible notes immediately prior to the closing of this offering; 1.0 million restricted stock units that vest through April 28, 2021; 3.7 million restricted stock units with acceleration clauses that would become vested immediately prior to the closing of this offering; and 5.1 million common shares issued during 2021 prior to the Conversion.
After giving further effect to the sale of 12.5 million shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been $173.3 million, or $1.03 per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $1.68 to existing stockholders and immediate dilution of $7.97 pro forma as adjusted net tangible book value per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share of Class A common stock after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$9.00
Historical net tangible book value per share as of December 31, 2020	$(0.65)
Increase per share attributable to the pro forma adjustments described above	$1.09
Pro forma net tangible book value per share as of December 31, 2020 immediately before this offering	$0.44
Increase in pro forma as adjusted net tangible book value per share attributable to investors in this offering	$0.59
Pro forma as adjusted net tangible book value per share immediately after this offering		$1.03
Dilution in pro forma as adjusted net tangible book value per share to new common stock investors in this offering		$7.97
A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share of Class A common stock, which is the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share of Class A common stock after this offering by approximately $0.07, and dilution in pro forma as adjusted net tangible book value per share of Class A common stock to new investors by approximately $0.93, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their over-allotment option to purchase additional shares of Class A common stock from us in full, the pro forma as adjusted net tangible book value after the offering would be $1.11 per share of Class A common stock, the increase in pro forma as adjusted net tangible book value per share of Class A common stock to existing stockholders would be $1.76 per share of Class A common stock and the dilution in pro forma as adjusted net tangible book value to new investors would be $7.89 per share of Class A common stock, in each case assuming an initial public offering price of $9.00 per share of Class A common stock, which is the midpoint of the price range listed on the cover page of this prospectus.
The following table summarizes, as of December 31, 2020, after giving effect to this offering, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share of Class A common stock paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an assumed initial public offering price of $9.00 per share of Class A common stock, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	159,019,187	94%	$267,681,767	75%	$1.68
New investors(1)	9,722,222	6%	$87,500,000	25%	$9.00
Total	168,741,409	100%	$355,181,767	100%
(1)Assumes all investors on the Presidents’ List are existing investors.
Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share of Class A common stock would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $12.5 million, assuming the number of shares of Class A common stock offered by us remains the same.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters' over-allotment option to purchase additional shares of Class A common stock from us. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares of Class A common stock outstanding as of December 31, 2020, after giving effect to the Conversion and excludes:
•3.5 million shares of Class A common stock issuable upon the exercise of warrants outstanding as of December 31, 2020, at an exercise price of $4.00 per share of Class A common stock;
•1.1 million shares of Class A common stock issuable upon the exercise of warrants outstanding as of December 31, 2020, at an exercise price of $3.20 per share of Class A common stock; and
•2.5 million unvested restricted stock units.

To the extent any of the outstanding warrants are exercised, there will be further dilution to new investors. If the underwriters exercise their over-allotment option to purchase additional shares of Class A common stock from us in full:
•the percentage of shares of Class A common stock held by the existing stockholders will decrease to approximately 93% of the total number of shares of our Class A common stock outstanding after this offering; and
•the number of shares held by new investors will increase to 11,597,222, or approximately 7% of the total number of shares of our Class A common stock outstanding after this offering.

SELECTED FINANCIAL DATA
The following table sets forth our selected consolidated financial data for the periods, and as of the dates, indicated. The (i) consolidated statements of operations data for the years ended December 31, 2020 and 2019 and (ii) consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from the audited consolidated financial statements of the Company and its subsidiaries, which are included elsewhere in this prospectus.
The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes presented in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP and on a going-concern basis that contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business.

	Year Ended December 31,
(in thousands except per share data)	2020	2019
Revenue, net	$143,732	$12,032
Cost of goods sold	$(82,818)	$(8,744)
Gross profit	$60,914	$3,288
Total operating expenses	$53,067	$29,409
Other income (expense)	$(12,986)	$(6,454)
Net loss attributable to AWH	$(25,439)	$(31,895)
Net loss per share attributable to AWH	$(0.27)	$(0.37)
Total assets	$427,748	$195,931
Noncurrent liabilities	$308,677	$145,045

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This management discussion and analysis, which we refer to as the “MD&A”, of the financial condition and results of operations of Ascend Wellness Holdings, LLC (the “Company” or “AWH”) is for the years ended December 31, 2020 and 2019. It is supplemental to, and should be read in conjunction with, the consolidated financial statements for the years ended December 31, 2020 and 2019, and the accompanying notes thereto (the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as “GAAP”.
The following discussion should be read in conjunction with, and is qualified in its entirety by, the Annual Financial Statements and the accompanying notes thereto. In addition to historical information, the discussion in this section contains forward-looking statements and forward-looking information (collectively, forward-looking information”) that involve risks and uncertainties. Generally, forward-looking information may be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” “does not anticipate,” “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events, or results may, could, would, or might occur or be achieved. There can be no assurance that such forward-looking information will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information. Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of the Company to be materially different from those or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; delay or failure to receive board or regulatory approvals; the actual results of future operations; operating and development costs; competition; changes in legislation or regulations affecting the Company; the timing and availability of external financing on acceptable terms, if at all; favorable production levels and outputs; the stability of pricing of cannabis products; the level of demand for cannabis product; the availability of third-party service providers and other inputs for the Company’s operations; and lack of qualified, skilled labor or loss of key individuals. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, including those set forth under the “Risk Factors” section and elsewhere in this Prospectus, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this MD&A is expressly qualified by this cautionary statement.
Financial information presented in this MD&A is presented in thousands of United States dollars (“$”), unless otherwise indicated. We round amounts in this MD&A to the thousands and calculate all percentages and per-share data from the underlying whole-dollar amounts. Thus, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise indicated, all references to years are to our fiscal year, which ends on December 31.
This MD&A was prepared by management of the Company and is dated and presented as of April 22, 2021.

BUSINESS OVERVIEW
We are a vertically integrated multi-state operator focused on adult-use or near-term adult-use cannabis states in limited license markets. Our core business is the cultivation, manufacturing, and distribution of cannabis consumer packaged goods, which we sell through our company-owned retail stores and to third-party licensed retail cannabis stores. We were founded in 2018 and initially pursued cultivation and dispensary licensing opportunities in Massachusetts. In December 2018, we entered the Illinois market with the acquisition of Revolution Cannabis-Barry LLC, an existing cultivation facility. We also acquired HealthCentral, LLC (“HCI”) and its related entities, which owned two operational medical dispensaries in Illinois. We have since expanded our operational footprint, primarily through acquisitions and now have direct or indirect operations or financial interests in five U.S. geographic markets: Illinois, Massachusetts, Michigan, New Jersey, and Ohio. During 2020, our growth was further fueled by the legalization of adult-use cannabis in the state of Illinois. We also acquired three dispensaries in the Chicago, Illinois area, along with a cultivation site and dispensary location in New Jersey. Additionally, we opened four new dispensaries during 2020 and expanded our cultivation operations.
We believe in bettering lives through cannabis. Our mission is to improve the lives of our employees, patients, customers and the communities we serve through the use of the cannabis plant. We are committed to providing safe, reliable and high-quality products and providing consumers options and education to ensure they are able to identify and obtain the products that fit their personal needs. As of April 22, 2021, we have direct or indirect operations or financial interests in five U.S. markets and employ approximately 1,000 people.
We are committed to being vertically integrated in every state we operate in, which entails controlling the entire supply chain from seed to sale. We are currently vertically integrated in two out of the five states in which we operate with expansion plans underway to achieve vertical integration in all five states. While we have been successful in opening facilities and dispensaries, we expect continued growth to be driven by opening new operational facilities and dispensaries under our current licenses, expansion of our current facilities, and increased consumer demand.
Our consumer products portfolio is generated primarily from plant material that we grow and process ourselves. We produce our consumer packaged goods in five manufacturing facilities with 74,000 square feet of current operational canopy and total current capacity of 38,000 pounds annually. We are undergoing expansions to 285,000 square feet of cumulative canopy, which is estimated to have a total production capacity of 142,000 pounds annually post build-out. As of April 22, 2021, our product portfolio consists of 102 stock keeping units (“SKUs”), across a range of cannabis product categories, including flower, pre-rolls, concentrates, vapes, edibles, and other cannabis-related products. As of April 22, 2021, we have 16 open and operating retail locations, including pending acquisitions in Illinois and Ohio, which we anticipate will expand to 23 locations open and operating by the end of calendar year 2021. Our new store opening plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. All of our expansion plans are subject to capital allocations decisions, the evolving regulatory environment, and the COVID-19 pandemic.

Results of Operations
Year Ended December 31, 2020 Compared with the Year Ended December 31, 2019

	Year Ended December 31,
($ in thousands)	2020	2019	Increase / (Decrease)
Revenue, net	$143,732	$12,032	$131,700	NM*
Cost of goods sold	(82,818)	(8,744)	74,074	NM*
Gross profit	60,914	3,288	57,626	NM*
Gross profit %	42.4%	27.3%

Operating expenses
General and administrative	53,067	29,409	23,658	80%
Total operating expenses	53,067	29,409	23,658	80%
Operating profit (loss)	7,847	(26,121)	33,968	130%

Other income (expense)
Interest expense	(12,993)	(6,477)	6,516	101%
Other, net	7	23	(16)	(70)%
Total other income (expense)	(12,986)	(6,454)	6,532	101%
Loss before income taxes	(5,139)	(32,575)	(27,436)	(84)%
Income tax expense	(18,702)	(667)	18,035	NM*
Net loss	$(23,841)	$(33,242)	(9,401)	(28)%
Less: net income (loss) attributable to non-controlling interests	1,598	(1,347)	2,945	219%
Net loss attributable to AWH	$(25,439)	$(31,895)	$6,456	20%
*Not meaningful
Revenue
Revenue in 2020 was $143,732, compared to $12,032 in 2019, representing an increase of $131,700, primarily driven by growth from our existing businesses as well as new site openings and acquisitions. Revenue at our existing dispensaries increased by $71,298, primarily due to the approval of adult recreational use in Illinois in January 2020. We opened four new dispensaries during 2020 which contributed $5,912 of revenue during the year, and the acquisition of four dispensaries contributed additional $15,445 of the total growth. Increased production and sales from our existing cultivation and manufacturing sites contributed $38,929 to our revenue growth, primarily driven by a full year of sales at our Illinois facility, as compared to one quarter during 2019, and the commencement of cultivation and production at our Massachusetts and Michigan facilities during 2020. By the end of 2020, we had 87 SKUs for our cultivation products, compared to 33 at the end of 2019.
Cost of Goods Sold and Gross Profit
Cost of goods sold in 2020 was $82,818, compared to $8,744 in 2019, representing an increase of $74,074. Cost of goods sold represent direct and indirect expenses attributable to the production of wholesale products as well as direct expenses incurred in purchasing products from other wholesalers. The increase in cost of goods sold in 2020 was driven by expansion of our operations, including $8,096 of incremental costs from acquisitions. Gross profit for 2020 was $60,914, representing a gross margin of 42.4%, compared to gross profit of $3,288 and gross margin of 27.3% in 2019. The increase in gross margin was primarily driven by an increase in scale as well as efficiency improvements at our Illinois cultivation facility relative to its operations in 2019.

General and Administrative Expenses
General and administrative expenses were $53,067 in 2020, compared to $29,409 in 2019, representing an increase of $23,658 or 80%. The increase was primarily related to:
•a $7,873 increase in rent and utilities, driven by eight new operating leases that we entered into during 2020 and an increase in related utilities expenses to support the expansion of our operations;
•a $7,155 increase in compensation expense resulting from an increase in headcount from approximately 270 at the end of 2019 to approximately 900 by the end of 2020 to support our expanded operations;
•a $4,336 increase in depreciation and amortization expense due to $4,530 of amortization related to in-place leases that were acquired during 2019, and $583 of incremental amortization from licenses acquired during 2020.
•a $2,633 increase in professional services, driven by an increase in consulting, accounting, and tax services;
•an increase of $709 related to insurance expenses;
•a $545 increase in marketing expenses associated with new dispensary openings; and
•a $286 loss related to the sale of one of our capital assets during 2020.
Certain general and administrative expenses, primarily rent and utilities and amortization of in-place leases, were incurred in 2020 ahead of new store openings, particularly in Michigan. As such, expenses incurred exceeded revenue at certain locations; however, the Company does not anticipate recurring losses at these locations in the future as the business begins to operate at scale. The Company did not identify indicators of potential impairment of intangible assets or goodwill during 2020 or 2019.
Interest Expense
Interest expense was $12,993 in 2020, compared to $6,477 in 2019, an increase of $6,516, due to an increase in the principal amount of Company debt outstanding during 2020. During 2020, the Company had an average outstanding debt balance of $107,791 with a weighted-average interest rate of 10.8%, compared to an average debt balance of $45,643 during 2019 with a weighted-average interest rate of 12.2%.
Income Tax Expense
Income tax expense is recognized based on the expected tax payable on the taxable income for the year, using tax rates enacted at year-end. Since the Company operates in the cannabis industry, it is subject to the limitations of Internal Revenue Code (“IRC”) Section 280E, which prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting ordinary and necessary business expenses from gross profit. Cannabis businesses operating in states that align their tax codes with IRC Section 280E are also unable to deduct ordinary and necessary business expenses for state tax purposes. Ordinary and necessary business expenses deemed non-deductible under IRC Section 280E are treated as permanent book-to-tax differences. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.
The statutory federal tax rate was 21% during 2019 and 2020. The Company has operations in five U.S. geographic markets: Illinois, Massachusetts, Michigan, New Jersey, and Ohio, which have state tax rates ranging from 4% to 9.5%. Certain states, including Michigan, do not align with IRC Section 280E for state tax purposes and permit the deduction of ordinary and necessary business expenses from gross profit in the calculation of state taxable income.
In 2020, income tax expense was $18,702, which was approximately 30.7% of Gross Profit, compared to income tax expense of $667 in 2019, which was approximately 20.3% of Gross Profit. The percentage increase was primarily driven by an increase in state tax expense incurred as a result of a significant increase in gross profit from operations in states which align with the provisions of IRC Section 280E for state tax purposes, relative to other states, such as Michigan, which do not.

Effective January 1, 2020, AWH elected to be treated as a C-Corporation for Federal income tax purposes. AWH did not recognize any deferred taxes as a result of this change, as AWH did not have any temporary book-to-tax differences prior to this election, largely due to the limitations of IRC Section 280E.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Among other provisions, the CARES Act allows net operating loss carryforwards incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present does not expect it to have a material impact on its provision due to the limitations of IRC Section 280E.
NON-GAAP FINANCIAL MEASURES
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by U.S. GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense; other (income) expense; interest expense, depreciation and amortization; depreciation and amortization included in cost of goods sold; loss on sale of assets; non-cash inventory adjustments; equity based compensation; start-up costs; and transaction-related and other legal expenses. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with U.S. GAAP, but they should not be considered a substitute for, or superior to, U.S. GAAP results.
The following table presents Adjusted Gross Profit for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
($ in thousands)	2020	2019
Gross Profit	$60,914	$3,288
Depreciation and amortization included in cost of goods sold	3,696	323
Non-cash inventory adjustments	146	(589)
Adjusted Gross Profit	$64,756	$3,022
Adjusted Gross Margin	45.1%	25.1%

The following table presents Adjusted EBITDA for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(in thousands)	2020	2019
Net income (loss)	$(23,841)	$(33,242)
Income tax expense	18,702	667
Other (income) expense	(7)	(23)
Interest expense	12,993	6,477
Depreciation and amortization	7,914	3,578
Depreciation and amortization included in cost of goods sold	3,696	323
Loss on sale of assets	286	—
Non-cash inventory adjustments	146	(589)
Equity based compensation	680	311
Start-up costs(1)	8,097	10,096
Transaction-related and other legal expenses(2)	2,164	—
Adjusted EBITDA	$30,830	$(12,402)
Adjusted EBITDA Margin	21.4%	(103.1)%
(1)Represents certain expenses incurred before commencement of operations at various locations. Such expenses include: rent and utilities of $5,538 and $3,231 during 2020 and 2019, respectively; compensation and related expenses of $664 and $2,420 during 2020 and 2019, respectively; one-time costs associated with acquiring real estate or obtaining licenses and permits totaling $296 and $2,553 during 2020 and 2019, respectively; and other expenses, largely consisting of professional services expenses, totaling $1,599 and $1,892 during 2020 and 2019, respectively.

(2)In addition to other legal expenses incurred for potential future business development and expansion, this amount includes acquisition-related costs for MOCA LLC, Greenleaf Compassion Center, and Chicago Alternative Health Center, LLC totaling $526 during 2020 and legal and professional fees associated with the Company’s potential go-public transaction totaling $688 during 2020.

LIQUIDITY AND CAPITAL RESOURCES
We are an emerging growth company and our primary sources of liquidity are operating cash flows, borrowings through the issuances of notes payable, and funds raised through the issuance of equity securities. We are generating cash from sales and deploying our capital reserves to acquire and develop assets capable of producing additional revenue and earnings over both the immediate and long term. Capital reserves are being utilized for acquisitions in the medical and adult use cannabis markets, for capital expenditures and improvements in existing facilities, product development and marketing, as well as customer, supplier, and investor and industry relations.
Financing History and Future Capital Requirements
To date, we have used private financing as a source of liquidity for short-term working capital needs and general corporate purposes. During 2018, we raised $28,675 through the issuance of notes payable and $14,651 through the issuance of membership units to fund the commencement of our operations. During 2019, we raised $64,742 through the issuance of notes payable and $38,481 through the issuance of membership units to help finance our expanded operations and provide funds for investments in our capital assets and acquisitions. During 2020, we raised an additional $101,886 through the issuance of notes payable to further finance our expanded operations. During 2021, we raised $49,500 through the issuance of notes payable to further finance our expanded operations and acquisitions.
Our future ability to fund operations, to make planned capital expenditures, to acquire other entities or investments, to make scheduled debt payments, and to repay or refinance indebtedness depends on our future operating performance, cash flows, and ability to obtain equity or debt financing, which are subject to prevailing economic conditions, as well as financial, business, and other factors, some of which are beyond our control.
As reflected in the Annual Financial Statements, the Company had an accumulated deficit as of December 31, 2020 and 2019, as well as a net loss and negative cash flows from operating activities for the reporting periods then-ended. Management believes that substantial doubt of our ability to continue as a going concern for at least one year from the issuance of our Annual Financial Statements has been alleviated due to: (i) capital raised subsequent to December 31, 2020 and (ii) continued sales growth from our consolidated operations. Management plans to continue to access capital markets for additional funding through debt and/or equity financings to supplement future cash needs, as may be required. However, management cannot provide any assurances that the Company will be successful in accomplishing its business plans. If we are unable to raise additional capital on favorable terms, if at all, whenever necessary, we may be forced to decelerate or curtail certain of its operations until such time as additional capital becomes available.
As of December 31, 2020 and 2019, the Company had total current liabilities of $115,285 and $16,046, respectively, and total current assets of $134,547 and $57,376, respectively, which includes cash and cash equivalents of $56,547 and $10,555, respectively, to meet its current obligations. As of December 31, 2020, the Company had working capital of $19,262, compared to $41,330 as of December 31, 2019.
Approximately 95% and 94% of the Company’s cash and cash equivalents balance as of December 31, 2020 and 2019, respectively, is on deposit with banks, credit unions, or other financial institutions. We have not experienced any material impacts related to banking restrictions applicable to cannabis businesses (see “Risk Factors – Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services”). Our cash and cash equivalents balance is not restricted for use by variable interest entities.
Cash Flows

	Year Ended December 31,
(in thousands)	2020	2019
Net cash used in operating activities	$(6,004)	$(40,929)
Net cash used in investing activities	(30,872)	(65,551)
Net cash provided by financing activities	82,168	111,062
Operating Activities
Net cash used in operating activities decreased by $34,925 during 2020, as compared to 2019. The decrease was primarily driven by: the year-over-year decrease in our net loss and increases in non-cash income and expense items impacting net loss, as well as a decrease in net investments in working capital, including inventory partially offset by the timing of accounts receivable and income taxes payable.
Investing Activities
Net cash used in investing activities decreased by $34,679 during 2020, as compared to 2019. The decrease primarily resulted from lower purchases of intangible assets, lower cash investments in capital assets, and an increase in proceeds from the sale of assets, partially offset by an increase in cash paid in business acquisitions.
Financing Activities
Net cash provided by financing activities decreased by $28,894 during 2020, as compared to 2019. The decrease was primarily driven by lower proceeds from the issuance of membership units, lower proceeds from sale-leaseback transactions, and an increase in repayments of debt, partially offset by higher proceeds from the issuance of debt.

Contractual Obligations and Other Commitments and Contingencies
The following table summarizes the Company’s future contractual obligations as of December 31, 2020:

(in thousands)	Commitments Due by Period
Contractual Obligations	Total	2021	2022 - 2023	2024 - 2025	Thereafter
Term notes(1)	$155,608	$28,222	$85,762	$41,624	$—
Sellers’ Notes(2)	45,803	31,517	14,286	—	—
Finance arrangements(3)	19,873	2,022	4,225	4,477	9,149
Operating leases(4)	427,971	20,345	42,599	45,084	319,943
Total	$649,255	82,106	$146,872	$91,185	$329,092
(1)Principal payments due under term notes payable.
(2)Consists of amounts owed for acquisitions or other purchases. Certain cash payments include an interest accretion component.
(3)Reflects our contractual obligations to make future payments under non-cancelable operating leases that did not meet the criteria to qualify for sale-leaseback treatment.
(4)Reflects our contractual obligations to make future payments under non-cancelable operating leases.
Other Commitments
In December 2020, the Company submitted a state application to acquire BCCO, LLC, a medical dispensary license holder in Ohio for cash consideration of approximately $3,500, subject to certain adjustments at closing. The Company may settle the outstanding balances due under a note receivable and a working capital loan as part of the purchase price at closing. The Company expects to enter into a definitive purchase agreement following the state approval of the license transfer. Though precise timing is difficult to estimate given the uncertainties around receipt of the requisite regulatory approvals, if the proposed transaction is completed during 2021, the Company has adequate cash on hand to consummate the proposed transaction and anticipates allocating certain of the proceeds from the offering to this transaction, as indicated in “Use of Proceeds.”
In December 2020, the Company submitted a state application to acquire Hemma, LLC, the owner of a medical cultivation site in Ohio, for cash consideration of approximately $9,570, subject to certain adjustments at closing. The Company may settle the outstanding balances due under a note receivable and a working capital loan as part of the purchase price at closing. The Company expects to enter into a definitive purchase agreement following the state approval of the license transfer. Though precise timing is difficult to estimate given the uncertainties around receipt of the requisite regulatory approvals, if the proposed transaction is completed during 2021, the Company has adequate cash on hand to consummate the proposed transaction and anticipates allocating certain of the proceeds from the offering to this transaction, as indicated in “Use of Proceeds.”
Capital Expenditures
We anticipate cash capital expenditures, net of tenant improvement allowances, of approximately $90,000 during 2021. This includes new projects we expect to initiate in 2021, as well as payments related to projects that began in 2020. During 2021, we anticipate completing the build-outs of the greenhouse at our Barry, Illinois cultivation facility and the cultivation and processing facility in Lansing, Michigan. We also anticipate completing the phase 2 expansion at our Athol, Massachusetts cultivation facility, as well as the expansion of our Franklin, New Jersey cultivation and processing facility. Spending at our cultivation and processing facilities includes both construction and the purchase of capital equipment such as extraction equipment, Heating, ventilation, and air conditioning (HVAC) equipment, manufacturing equipment and general maintenance capital expenditures. Additionally, we expect to complete the build-outs of 7 total dispensaries across Illinois, Massachusetts, New Jersey, and Michigan that are expected to open in 2021. In addition, dispensary-related capital expenditures include anticipated costs to rebrand all dispensaries to the Ascend retail brand and general maintenance of our retail locations.

As of December 31, 2020, our construction in progress (“CIP”) balance was $25,139 and relates to capital spending of assets that were not yet complete. This balance includes approximately $15,000 related to the Lansing, Michigan cultivation and processing facility. Production operations at this location are expected to begin during the first quarter of 2021 and cultivation activities are expected to commence during the second quarter of 2021. Approximately $4,000 of the CIP balance relates to the construction of a greenhouse at our Barry, Illinois cultivation facility, which is expected to be completed in the second or third quarter of 2021. The remaining balance of approximately $6,000 relates to the active construction projects related to certain licensed dispensaries that were not yet open as of December 31, 2020.
Off-Balance Sheet Arrangements
As of the date of this MD&A, we do not have any off-balance-sheet arrangements, as defined by applicable regulations of the Securities and Exchange Commission, that have, or are reasonably likely to have, a current or future effect on the results of our operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.
Related Party Transactions
AWH has a management services agreement (“MSA”) with AGP Partners, LLC (“AGP”) under which AGP provides management services to AWH in connection with the monitoring and oversight of AWH’s financial and business functions. The founder of AGP is the Chief Executive Officer and founder of AWH. Pursuant to the MSA, AWH pays AGP a quarterly fee of $100. As of December 31, 2020 and 2019, $100 and $200, respectively, of these fees are included in “Accounts payable and other accrued expenses” on the Consolidated Balance Sheets. We recognized expenses of $400 during each of 2020 and 2019, respectively, that are included in “General and administrative expenses” on the Consolidated Statements of Operations. AGP is entitled to receive $2,000 upon the termination of the MSA in the event of an initial public offering or a change of control. This payout is contingent upon the beneficial owners of AGP who serve as officers of the Company entering into lock-up agreements that extend for 180 days following such event. Pursuant to the MSA, each such lock-up agreement shall contain a provision whereby AWH’s Board of Managers may waive, in whole or in part, such extended lock-up thereto if AWH’s Board of Managers determines, in its sole discretion and in accordance with AWH’s governing documents and applicable law, that such waiver will not have an adverse effect on AWH and its equity holders, business, financial condition and prospects.
Additionally, $1,000 of the Company’s convertible notes are with related party entities that are managed by one of the founders of the Company.
In December 2020, one of the founders of AWH assigned his interest in Ascend Michigan to AWH. Following the assignment, AWH retains a 99.9% ownership interest in Ascend Michigan. Please see the description of the transaction below for additional information.
On April 14, 2021, the Company entered into a warrant cancellation agreement with One Tower Atlantic, LLC, holder of warrants to acquire 1,094 common units of AWH at an exercise price of $3.20 per unit (the “$3.20 Warrants”). Upon the completion of the proposed offering, the $3.20 Warrants will be cancelled and cashed out in exchange for a payment of $4,156 (or $7.00 per share assuming cashless exercise) from cash on hand. Chris Leavy, a former member of the board of managers of the Company, is a partial owner of the general partner of One Tower Atlantic, LLC, and approximately 3% of the equity interest in One Tower Atlantic, LLC, and has an interest in the transaction valued at approximately $125. Mr. Leavy is not currently a member of the board of directors.
Other Matters
As of December 31, 2020, there are 22,801 of Real Estate Preferred Units outstanding, 14,252 of Series Seed Preferred Units outstanding, and 20,982 of Series Seed+ Preferred Units outstanding (collectively, the “Preferred Units”), in addition to 48,047 common units (including vested restricted common units as denoted below). The Preferred Units are convertible at the option of the Holder into common units on a one-for-one basis. In addition, if a go-public transaction were to occur, then each common unit, Series Seed Preferred Unit, and Series Seed+ Preferred Unit would convert on a one-for-one basis. Each Real Estate Preferred Unit would convert at a rate of (i) one (ii) plus (A) the original purchase price of such Real Estate Preferred Unit multiplied by 1.5, divided by (B) the price at which the securities are sold to the public. This conversion feature for the Real Estate Preferred Units is considered a contingent beneficial conversion feature that would only be recognized if the event occurs, and is quantifiable only at the date of such event. We anticipate this contingent beneficial conversion feature may result in a charge of approximately $27,400 that could adversely impact our operating results upon the conversion.
As of December 31, 2020, there are 9,944 of restricted common units issued, of which 2,626 are vested. The Company recognized $313 as compensation expense in connection with these units during 2020, which is included in “General and administrative expenses” on the Consolidated Statement of Operations in the Annual Financial Statements. As of December 31, 2020, total unrecognized compensation cost related to incentive units was $1,802, which is expected to be recognized over the weighted-average remaining vesting period of 1.4 years. Approximately 4,480 of the unvested restricted common units have an acceleration clause upon a go-public transaction. The accelerated vesting provisions could result in additional compensation charges up to $1,084, related to these awards.
In December 2020, the sole member of FPAW Michigan 2, Inc. (“Ascend Michigan”) assigned his interests to AWH, thereby making AWH the majority member, retaining 99.9% of the membership interests in Ascend Michigan. The previous member is a founder of the Company and has a significant equity interest in the Company. Ascend Michigan was previously accounted for as a variable interest entity (“VIE”) because the Company possessed the power to direct the significant activities of the VIE and had the obligation to absorb losses or the right to receive benefits from the VIE. Subsequent to the assignment of the member interests, Ascend Michigan is considered a wholly owned subsidiary. The assignment had no significant impact on the Company’s results, as Ascend Michigan was previously consolidated as a VIE and will continue to be consolidated as a subsidiary. No impairment of assets or impact on results of operations occurred with the transfer of member interests.
Subsequent Transactions
Investments
On February 25, 2021, we entered into a definitive investment agreement (the “Investment Agreement”) with MedMen Enterprises Inc. (“MedMen”), under which we will, subject to regulatory approval, complete an investment (the “Investment”) of approximately $73,000 in MedMen NY, Inc. (“MMNY”), a licensed medical cannabis operator in New York. In connection with the Investment, and subject to regulatory approval, MMNY will engage our services pursuant to a management agreement (the “Management Agreement”) under which we will advise on MMNY’s operations pending regulatory approval of the Investment transaction.
Under the terms of the Investment, at closing, MMNY will assume approximately $73,000 of MedMen’s existing secured debt, AWH will invest $35,000 in cash in MMNY, and AWH New York, LLC will issue a senior secured promissory note in favor of MMNY’s senior secured lender in the principal amount of $28,000, guaranteed by AWH, which cash investment and note will be used to reduce the amounts owed to MMNY’s senior secured lender. Following its investment, AWH will hold a controlling interest in MMNY equal to approximately 86.7% of the equity in MMNY, and be provided with an option to acquire MedMen’s remaining interest in MMNY in the future. AWH must also make an additional investment of $10,000 in exchange for additional equity in MMNY, which investment will also be used to repay MMNY’s senior secured lender if adult-use cannabis sales commence in MMNY’s dispensaries.
The transactions contemplated by the Investment Agreement are subject to customary closing conditions, including approval from the New York State Department of Health and other applicable regulatory bodies.
The audited financial statements of MMNY for the years ended December 31, 2020 and 2019, management’s discussion and analysis of financial condition and results of operations of MMNY for the years ended December 31, 2020 and 2019, and the unaudited consolidated statement of operations of AWH giving effect to the acquisition of MOCA, the acquisition of Midway, and the investment in MMNY are attached as Exhibits 99.5, 99.6, and 99.7, respectively, to the registration statement of which this prospectus forms a part. Such financial statements were prepared to satisfy requirements of the Canadian securities regulatory authorities in connection with our concurrent Canadian public offering. Those financial statements were prepared in accordance with U.S. GAAP and audited in accordance with International Standards on Auditing; and are provided solely for the purposes of the Canadian securities regulatory authorities and not with respect to any SEC regulation or the Securities Act.
Leases
Subsequent to December 31, 2020, new operating leases with ROU assets and related lease liabilities of approximately $7,400 have commenced.
Notes Payable
In January 2021, the Company entered into a convertible note purchase agreement (the “2021 AWH Convertible Promissory Notes”). The Company issued $49,500 of 2021 AWH Convertible Promissory Notes through the date of this report. Each note matures two years from its issue date and can either be paid in full at maturity or converted into common units. Each note bears interest at 8% for the first twelve months, 10% for months thirteen through fifteen, and 13% thereafter through maturity. Interest is paid-in-kind and added to the outstanding balance of the note, to be paid at maturity or upon conversion.
These notes are convertible into common units of the Company on occurrence of certain events, such as a change of control or an initial public offering (“IPO”) (which events had not occurred as of the date of the Annual Financial Statements). Upon the occurrence of an IPO, each note, including interest thereon less applicable withholding taxes, will automatically convert into equity securities issued in connection with the IPO, with the number of securities issued on the basis of a price equal to the lesser of: (a)(i) a 20% discount to the issue price if an IPO occurs on or before 12 months from each note issuance; (ii) a 25% discount to the issue price if an IPO occurs after 12 months of each note issuance, but before maturity; and (b) the conversion price then in effect based on a defined pre-money valuation of the Company. If the Company does not consummate an IPO prior to the maturity date, at maturity the holder may elect the outstanding principal amount and accrued and unpaid interest to be paid in full in cash or convert into common units at a price of $6.00 per unit, subject to adjustments for splits, dividends or other similar recapitalization events.
Legal Matter
In September 2019, FPAW Michigan, LLC (“FPAW”), a VIE of the Company at the time then nominally owned by Frank Perullo, co-founder of the Company, through FPAW Michigan 2, Inc. and the Company entered into two agreements to purchase real estate holding companies owning six properties in Michigan that were zoned or to be zoned for the sale of medical or adult use cannabis. As indicated above, the Company accounted for FPAW Michigan 2, Inc. as a VIE, as the Company had the obligation to absorb losses and the right to receive the benefits from the VIE. The acquisition of these properties would allow AWH to expand its operations in Michigan as part of its initial growth strategy. At the time the agreements were signed, the Michigan cannabis market remained in the early stages of development, with adult use sales in the state not commencing until December 2019. While the contracts were being negotiated in 2019, AWH and the parties entered into lease agreements under which FPAW was permitted to occupy the properties. Operations commenced at one property in September 2020 and at a second property in March 2021. Following the execution of the original agreements in September 2019, three of the six properties to be acquired under the original agreements were deemed not suitable for the intended business purposes due to regulatory developments. Due to the lack of suitability of three of the properties, lower than expected revenue and margins due to increased competition, higher operating costs than anticipated, and lack of vertical integration while FPAW and the Company continued to develop its Michigan cultivation facility, FPAW and AWH and the counterparties reengaged in negotiations relating to the commercial transaction, though such negotiations ended unsuccessfully in September 2020.
On December 4, 2020, the counterparties to the agreements mentioned above, TVP, LLC, TVP Grand Rapids, LLC and TVP Alma, LLC (collectively, the “TVP Parties”), filed a complaint in the Circuit Court of the State of

Michigan, County of Oakland, asserting claims against FPAW and AWH. The case number for the action was 2020-184972-CB. The TVP Parties alleged that FPAW and AWH had breached the two agreements entered into in September 2019. The TVP Parties asked the court to grant specific performance of the contracts with AWH and FPAW, which, if granted, would have resulted in AWH issuing approximately 4,770 common units (taking into account the Company’s two-for-one reverse split effected on April 22, 2021 (the “Reverse Split”)) as originally agreed in September 2019 and paying approximately $16,500 in cash to the TVP Parties in exchange for the entities holding the properties subject to the agreements. AWH and FPAW filed an answer to the complaint on January 28, 2021. AWH and FPAW believed there existed valid defenses to the demand for specific performance due to the lack of suitability of three of the six properties subject to the original transaction agreements.
As the litigation proceeded, the Company and FPAW engaged in settlement discussions with the counterparties and determined that settling the dispute so the Company could focus on growing its Michigan business was in the best interest of the Company and FPAW and a better use of Company and FPAW resources and time than continuing to defend the lawsuit and incurring additional litigation fees and expenses. Following such negotiations, on April 14, 2021, the TVP Parties, FPAW and AWH entered into a settlement agreement (the “Settlement Agreement”), which provides for, among other items, the dismissal of all claims brought by the TVP Parties against FPAW and AWH upon performance of each parties’ obligations under the Settlement Agreement. Pursuant to the Settlement Agreement, FPAW and AWH were required to deliver a cash payment of $9,000 to TVP, LLC on the date of the Settlement Agreement, with an additional cash payment of $5,480 due on or before January 1, 2022. In addition, on April 14, 2021, upon the execution of the Settlement Agreement, AWH issued 4,770 common units of AWH (taking into account the Reverse Split) to an escrow account, to be held in the name of the escrow agent (the “Escrow Units”). The total cash payments are approximately $2,000 less than would have otherwise been payable under the agreements. The value of the shares issued have increased significantly between September 2019 when the agreements were initially entered into and the date of the Settlement Agreement. The Escrow Units converted into shares of Class A common stock upon the Conversion in the same manner as all other common units of AWH. Also as part of the Settlement Agreement and in order to avoid further potential litigation, AWH issued 255 common units of AWH (taking into account the Reverse Split) to a party to one of the September 2019 agreements that was not a party to the litigation matter.
Upon the receipt of the initial cash payment of $9,000 and the issuance of the Escrow Units, the TVP Parties filed a stipulated order dismissing all lawsuits, with prejudice and without costs, against FPAW and AWH. The Escrow Units are issued and outstanding and will remain in the escrow account until such time as the TVP Parties exercise an option to hold the Escrow Units directly (the “Put Option”). Upon their exercise of the Put Option, the Escrow Units shall be released to the TVP Parties and the TVP Parties shall transfer to FPAW the equity interests of the entities that hold the three real estate properties in Grand Rapids, which are the three remaining properties that remain suitable for the original business purposes. The parties intend to work to identify at least two additional sites that will be suitable for future Ascend retail locations, which properties the Company would lease pursuant to market rental terms. The Company and FPAW determined that identifying and developing additional properties that would be suitable for operating cannabis dispensaries was of greater value to the Company than acquiring and subsequently disposing of the other three parcels, as the value of such properties once they were no longer suitable for the Company’s original business purposes was not of material value to the Company. The Put Option is required to be exercised by the TVP Parties within three years of the date of the Settlement Agreement. FPAW and AWH are entitled to use the subject properties until such time as the Put Option is exercised. FPAW currently operates dispensaries at two of the properties and expects to open a dispensary at the third property by the end of 2021.
The total value of the settlement is currently estimated at approximately $59,700, which includes the cash payment of approximately $14,500 as well as an estimated value of the shares issued, assuming an estimated value of $9.00 per share of Class A common stock offered in this offering (which is the midpoint of the price range set forth on the cover page of this prospectus). The total consideration will be allocated between the three properties to be acquired in the settlement based on the fair value of such properties, with the remainder allocated to settlement expense in the Company’s 2021 financial statements. The settlement charge could have a significant impact on the Company’s operating results in 2021 and is not expected to be deductible for tax purposes.

The Company reported losses of approximately $16,700 related to FPAW in 2020 and there is no guarantee that the Company’s Michigan operations will become profitable in the future. The 2020 losses were in part driven by costs incurred while building out the Company’s assets, including its cultivation facility in Lansing, Michigan, which is substantially complete as of the date of this filing. The Company expects cultivation operations to commence in April 2021, and the Company anticipates that revenue and profitability in Michigan will improve as a result of vertical integration. Once vertically integrated, the Company will be able to produce products for sale at our owned dispensaries at a significantly lower cost compared to the cost associated with acquiring product on the wholesale market from third parties. Additionally, the Company opened new dispensaries in September 2020 (which began adult use sales in December 2020) and March 2021, which the Company expects to positively contribute to the Company's 2021 results. The Company also intends to identify additional attractive locations for future retail locations in Michigan. However, despite these developments, Michigan may continue to be a difficult market for us in 2021 as it is more competitive than the other markets in which the Company operates because Michigan does not limit the number of dispensaries or the size of cultivation facilities. As of the date of this prospectus, there are over 300 dispensaries in Michigan and due to the significant retail competition in this market, we expect our sales per retail location and gross margins in this market to be below our average across the portfolio.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of consolidated financial statements in accordance with GAAP requires our management to make certain estimates that affect the reported amounts. The Company’s significant accounting policies are described in Note 2, “Basis of Presentation and Significant Accounting Policies,” in the Annual Financial Statements. The Company bases estimates on historical experience, known or expected trends, independent valuations, and various other assumptions that the Company believes to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. The Company believes the following critical accounting policies govern the more significant judgments and estimates used in the preparation of the Annual Financial Statements.
Estimated Useful Lives and Amortization of Intangible Assets
Amortization of intangible assets is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they may be impaired.
Business Combinations
Classification of an acquisition as a business combination or an asset acquisition depends on whether the assets acquired constitute a business, which can be a complex judgment. Whether an acquisition is classified as a business combination or asset acquisition can have a significant impact on the entries made on and after acquisition.
In determining the fair value of all identifiable assets and liabilities acquired, the most significant estimates relate to intangible assets. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows.
Cannabis licenses are the primary intangible asset acquired in business combinations, as they provide us the ability to operate in each market. The key assumptions used in calculating the fair value of these intangible assets are cash flow projections that include discount rates and terminal growth rates. In calculating the fair value of the cannabis licenses acquired during 2020 and 2019, management selected discount rates ranging from 13% to 21%. The terminal growth rate represents the rate at which these businesses will continue to grow into perpetuity. Management selected a terminal growth rate of 3%. Other significant assumptions include revenue, gross profit, operating expenses and anticipated capital expenditures which are based upon the Company’s historical operations along with management projections.

The evaluations are linked closely to the assumptions made by management regarding the future performance of these assets.
Inventories
The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price we expect to realize by selling the inventory, and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected as cost of goods sold.
Goodwill Impairment
Goodwill is tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of goodwill has been impaired. In order to determine if the value of goodwill has been impaired, the reporting unit to which goodwill has been assigned or allocated must be valued using present value techniques. When applying this valuation technique, we rely on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the assessed value of goodwill.
In performing our annual goodwill impairment analysis we concluded that the implied fair value of our reporting units was substantially in excess of its carrying value and that no further evaluation of impairment was necessary. A 10% decrease in the estimated fair value of our reporting unit would not have resulted in a different conclusion.
Leases
For leases other than short-term leases (those with an initial term of twelve months or less), we recognize right-of-use (“ROU”) assets and lease liabilities on the Consolidated Balance Sheet. Operating lease liabilities are initially recognized based on the net present value of the fixed portion of our lease payments from lease commencement through the lease term. To calculate the net present value, we apply an incremental borrowing rate that is estimated as the rate of interest we would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. We use quoted interest rates as an input to derive our incremental borrowing rate as the discount rate for the lease. We recognize ROU assets based on operating lease liabilities reduced by lease incentives, including tenant improvement allowances. We test ROU assets for impairment in the same manner as long-lived assets.
Consolidation
Judgment is applied in assessing whether we exercise control and have significant influence over entities in which we directly or indirectly own an interest. We have control when we have the power over the subsidiary, have exposure or rights to variable returns and have the ability to use our power to affect the returns. Significant influence is defined as the power to participate in the financial and operating decisions of the subsidiaries. Where we are determined to have control, these entities are consolidated. Additionally, judgment is applied in determining the effective date on which control was obtained.
Recently Adopted Accounting Standards and Recently Issued Accounting Pronouncements
For information about our recently adopted accounting standards and recently issued accounting standards not yet adopted, see Note 2, “Basis of Presentation and Significant Accounting Policies,” of the Annual Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed in varying degrees to a variety of financial instrument related risks. We mitigate these risks by assessing, monitoring and approving our risk management processes.
Credit Risk
Credit risk is the risk of a potential loss to us if a customer or third party to a financial instrument fails to meet its contractual obligations. The maximum credit exposure at December 31, 2020 is the carrying amount of cash and cash equivalents. We do not have significant credit risk with respect to our customers. All cash and cash equivalents are placed with major U.S. financial institutions. We provide credit to our customers in the normal course of business.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations associated with financial liabilities. We manage liquidity risk through the effective management of our capital structure. Our approach to managing liquidity is to ensure that we will have sufficient liquidity at all times to settle obligations and liabilities when due.
As reflected in the Annual Financial Statements, we had an accumulated deficit as of December 31, 2020 and 2019, as well as a net loss and negative cash flows from operating activities for the reporting periods then-ended. Management believes that substantial doubt of our ability to continue as a going concern for at least one year from the issuance of our Annual Financial Statements has been alleviated due to: (i) capital raised subsequent to December 31, 2020 and (ii) continued sales growth from our consolidated operations. Management plans to continue to access capital markets for additional funding through debt and/or equity financings to supplement future cash needs, as may be required. However, management cannot provide any assurances that we will be successful in accomplishing our business plans. If we are unable to raise additional capital on favorable terms, if at all, whenever necessary, we may be forced to decelerate or curtail certain of our operations until such time as additional capital becomes available.
Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, raw materials, and other commodity prices. Strategic and operational risks may arise if we fail to carry out business operations and/or raise sufficient equity and/or debt financing. Strategic opportunities or threats may arise from a range of factors that might include changing economic and political circumstances and regulatory approvals and competitor actions. We seek to mitigate such risks by consideration of potential development opportunities and challenges.
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. Our financial debts have fixed rates of interest and therefore expose us to a limited interest rate fair value risk.
Commodities Price Risk
Price risk is the risk of variability in fair value due to movements in equity or market prices. The primary raw materials used by us aside from those cultivated internally are labels and packaging. Management believes a hypothetical 10% change in the price of these materials would not have a significant effect on our consolidated annual results of operations or cash flows, as these costs are generally passed through to our customers. However, such an increase could have an impact on our customers’ demand for our products, and we are not able to quantify the impact of such potential change in demand on our annual results of operations or cash flows.

COVID-19 Risk
We are monitoring COVID-19 closely, and although our operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the outbreak and its impact on the economic environment is uncertain. Our operations are ongoing as the cultivation, processing and sale of cannabis products is currently considered an essential business by the states in which we operate with respect to all customers (except for Massachusetts, where cannabis has been deemed essential only for medical patients). In all locations where regulations have been enabled by governmental authorities, we have expanded consumer delivery options and curbside pickup to help protect the health and safety of our employees and customers. The pandemic has not materially impacted our business operations or liquidity position to date. We continue to generate operating cash flows to meet our short-term liquidity needs. The uncertain nature of the spread of COVID-19 may impact our business operations for reasons including the potential quarantine of our employees or those of our supply chain partners or a change in our designation as “essential” in states where we do business that currently or in the future impose restrictions on business operations.

BUSINESS
Overview
AWH is a vertically integrated multi-state operator focused on adult-use or near-term adult-use cannabis states in limited license markets. Our core business is the cultivation, manufacturing and distribution of cannabis consumer packaged goods, which we sell through our company-owned retail stores and to third-party licensed retail cannabis stores. We were founded in 2018 and initially pursued cultivation and dispensary licensing opportunities in Massachusetts. In December 2018, we entered the Illinois market with the acquisition of an existing cultivation facility through the acquisition of Revolution Cannabis-Barry LLC. We also acquired HCI and its related entities, which owned two operational medical dispensaries in Illinois. We have since expanded our operational footprint, primarily through acquisitions, and now have direct or indirect operations or financial interests in five U.S. geographic markets: Illinois, Massachusetts, Michigan, New Jersey, and Ohio.
We believe in bettering lives through cannabis. Our mission is to improve the lives of our employees, patients, customers and the communities we serve through the use of the cannabis plant. We are committed to providing safe, reliable and high-quality products and providing consumers options and education to ensure they are able to identify and obtain the products that fit their personal needs. As of April 22, 2021, we have direct or indirect operations or financial interests in five U.S. geographic markets and employ approximately 1,000 people.
Currently, approximately one third of our portfolio of cultivation and dispensary assets are generating revenue and we expect the remainder of these assets to begin generating revenue over the course of 2021 and 2022. Our core business is the cultivation, manufacturing and distribution of cannabis consumer packaged goods, which we sell through our company-owned retail stores and to third-party licensed retail cannabis stores. We are committed to being vertically integrated in every state we operate in, which entails controlling the entire supply chain from seed to sale. We are currently vertically integrated in two out of our five states with expansion plans underway to achieve vertical integration in all five states. While we have been successful in opening facilities and dispensaries, we expect continued growth to be driven by opening new operational facilities and dispensaries under our current licenses, expansion of our current facilities and increased consumer demand.
Our consumer products portfolio is generated primarily from plant material that we grow and process ourselves. We produce our consumer-packaged goods in five manufacturing facilities with 74,000 square feet of current cumulative canopy and total current capacity of 38,000 pounds annually. We are undergoing expansions at our Barry, Illinois, Lansing, Michigan and Athol, Massachusetts cultivation facilities which are expected to be completed in 2021 and we expect to build facilities in Monroe, Ohio and New Jersey in 2022. The expansions are expected to add approximately 58,000, 28,000, 37,000, 35,000 and 56,000 square feet of canopy, respectively, or a total of approximately 285,000 square feet of cumulative canopy, which is estimated to have a total production capacity of 142,000 pounds annually post build-out, assuming production and yields are in line with the performance of our current operating canopy. Our product portfolio currently consists of 102 SKUs, across a range of cannabis product categories, including flower, pre-rolls, concentrates, vapes, edibles and other cannabis-related products. As of April 22, 2021, we have 16 open and operating retail locations, including pending acquisitions in Illinois and Ohio, which we anticipate will expand to 23 locations open and operating by the end of calendar year 2021. We are substantially complete on the build-out of three additional retail dispensaries, and the remaining four require additional funding of approximately $7 million in the aggregate, which we expect to be paid using cash on hand. Our new store opening plans are flexible and will ultimately depend on market conditions, local licensing, construction, and other regulatory permissions. All of our expansion plans are subject to capital allocation decisions, the evolving regulatory environment and the COVID-19 pandemic. See “Cautionary Note Regarding Forward-Looking Statements.”
The following organizational chart describes our organizational structure as of April 22, 2021. See Exhibit 21.1 to the registration statement of which this prospectus is a part for a list of our subsidiaries. All lines represent 100% ownership of outstanding securities of the applicable subsidiary unless otherwise noted. In part, the complexity of our organization structure is due to state licensing requirements that mandate that we maintain the corporate identity of our operating license holders.
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(1)    In process of transfer to AWH.  The Illinois Department of Financial and Professional Regulation is currently reviewing the transfer application.
(2)   The Ohio Medical Marijuana Control Program is currently reviewing transfer requests for Hemma, LLC and BCCO, LLC. We have entered into an agreement to acquire Marichron Pharma, LLC, but cannot submit a transfer request until Marichron Pharma, LLC receives a certificate of operation.
Legend for state of incorporation:
Our registered office is located at 1209 Orange Street, Wilmington, DE 19801. Our headquarters are located at 1411 Broadway, 16th Floor, New York, NY 10018.
Operations Summary
The following is an overview of our assets by state that are currently operational, as well as our expected asset base once fully built out:
Illinois
We have an indoor cultivation and manufacturing facility in Barry, Illinois and eight open dispensaries, including our pending acquisition of Chicago Alternative Health Center LLC and Chicago Alternative Health Center Holdings LLC (collectively, “Midway Dispensary”).
Our Barry cultivation and manufacturing facility is a 75,000 square foot building with 55,000 square feet of double-stacked indoor canopy that has an annual production capacity of 28,000 pounds, an increase from 12,000 pounds annual production capacity in December 2019. We currently utilize both ethanol- and butane-based extraction on site. We are also currently building out an additional 110,000 square foot headhouse and greenhouse on the Barry site with 58,000 square feet of canopy. This build-out is funded through a sale lease-back transaction with Innovative Industrial Properties and is expected to add an additional 26,000 pounds of production capacity for total canopy of 114,000 square foot and annual capacity of 54,000 pounds at completion.

We have four open dispensaries in Chicago and its immediate suburbs with two located in each of the Logan Square and River North neighborhoods, one located next to Chicago’s Midway Airport and one in Chicago Ridge. We also have two dispensaries in Springfield and two in the St. Louis area. The Fairview Heights location near St. Louis opened in March 2021 and the Chicago Ridge location opened in April 2021. Both of our dispensaries in the St. Louis area are located in retail corridors along major highways. Illinois rules and regulations impose a 10-dispensary cap on any one operator. Given our scale in Illinois, we view the acquisition of additional dispensaries in Illinois as a lower-risk, higher-return opportunity to move up from our current portfolio of eight dispensaries to ten dispensaries over time.
Massachusetts
We have an operational indoor cultivation and manufacturing facility in Athol, Massachusetts and three dispensaries fully permitted and currently under development.
Our Athol cultivation and manufacturing facility is a 360,000 square foot building with 17,000 square feet of double-stacked indoor canopy that has an annual production capacity of 9,000 pounds. We are also currently building out a 90,000 square foot Phase II expansion with 37,000 square feet of indoor single-stacked canopy. This expansion is also funded through a sale lease-back transaction with Innovative Industrial Properties and will add an additional 19,000 pounds of production capacity for total canopy of 54,000 square feet and annual capacity of 28,000 pounds at completion. We expect to add both ethanol and butane-based extraction capabilities in calendar year 2021.
Our dispensaries are located in downtown Boston, Newton and New Bedford, with all three dispensaries anticipated to open in 2021. The downtown Boston dispensary is located in the heart of downtown Boston on Friend Street, one block from TD Garden and North Station and approximately 0.5 miles from Faneuil Hall. We believe this location is the first adult-use dispensary in the downtown area of a major Northeast city.
New Jersey
Our New Jersey license grants the right to operate a cultivation and processing facility and up to three medical dispensaries in New Jersey. Our operations are vertically integrated in New Jersey. We currently operate a medical dispensary in Montclair and an indoor cultivation and manufacturing facility in Franklin.
Our Franklin cultivation and manufacturing facility is located in a 115,000 square foot building and currently has 2,300 square feet of indoor canopy that has an annual production capacity of 1,000 pounds. We are currently reviewing opportunities to expand our cultivation and processing capabilities ahead of adult-use sales in New Jersey in late calendar year 2021 to ensure the New Jersey medical and adult-use markets are adequately supplied.
In addition to our existing dispensary, we have a second dispensary site located in Rochelle Park near Paramus that is locally permitted and under development and a third site in Fort Lee that is locally permitted. Both of these sites were identified, zoned and permitted by the Ascend team utilizing our local zoning expertise. Our Rochelle Park location is on Route 17 in a major retail corridor and is a mile away from the Garden State Plaza. Our two satellite dispensaries are anticipated to open in calendar year 2021. We anticipate that New Jersey will remain a product-constrained market in the medium term, with a limited number of operators and insufficient canopy ahead of adult-use sales commencing. As such, we are pursuing an aggressive canopy expansion to supply our owned retail stores and wholesale to third-party stores.
Michigan
We have an indoor cultivation and manufacturing facility under development in Lansing, Michigan and six open dispensaries.
Our Lansing cultivation and manufacturing facility is a 144,000 square foot building that will have 28,000 square feet of single-stacked indoor canopy with an annual production capacity of 15,000 pounds at completion of its build-out. We expect to add both ethanol and butane-based extraction in calendar year 2021 and the site has adequate space for a second phase canopy build-out.
Our dispensaries are located in Ann Arbor, Morenci, Grand Rapids, Detroit and Battle Creek. We are also currently building out two additional dispensaries in Grand Rapids and Lansing, both of which are expected to be operational in calendar year 2021. Our existing Detroit dispensary currently serves medical customers only, but Detroit is expected to pass an adult-use ordinance in calendar year 2021. Our Ann Arbor and Grand Rapids -Scriber locations serves adult-use customers. Morenci, Battle Creek and Grand Rapids - 28th Street serve both medical and adult-use customers and patients.
New York
On February 25, 2021, we entered into the Investment Agreement with MedMen, under which we will, subject to regulatory approval, complete the Investment of approximately $73 million in MMNY, one of ten medical cannabis vertically integrated operators in New York. In connection with the Investment, and subject to regulatory approval, MMNY will engage our services pursuant to the Management Agreement under which we will advise on MMNY’s operations pending regulatory approval of the Investment transaction.
Under the terms of the Investment, at closing, MMNY will assume approximately $73 million of MedMen’s existing secured debt, AWH will invest $35 million in cash in MMNY, and AWH New York, LLC will issue a senior secured promissory note in favor of MMNY’s senior secured lender in the principal amount of $28 million, guaranteed by AWH, which cash investment and note will be used to reduce the amounts owed to MMNY’s senior secured lender. Following its investment, AWH will hold a controlling interest in MMNY equal to approximately 86.7% of the equity in MMNY, and be provided with an option to acquire MedMen’s remaining interest in MMNY in the future. AWH must also make an additional investment of $10 million in exchange for additional equity in MMNY, which investment will also be used to repay MMNY’s senior secured lender if adult-use cannabis sales commence in MMNY’s dispensaries.
The transactions contemplated by the Investment Agreement are subject to customary closing conditions, including approval from the New York State Department of Health and other applicable regulatory bodies.
MMNY operates a 11,000 square foot cultivation and manufacturing facility in Utica, New York, and has four operational medical cannabis dispensaries. The Utica facility sits on five acres and has a 21,000 square foot shell for future expansion already constructed. We also have an option to purchase an additional 5+ acres. MMNY’s dispensaries are in the Bryant Park neighborhood of New York City, Syracuse, Buffalo and Lake Success on Long Island. The MedMen flagship location on 5th Avenue is currently one of four dispensaries in Manhattan.
Ohio
We have entered into agreements to acquire a (i) licensed cultivator, (ii) processor and (iii) dispensary operator in Ohio. We are party to a consulting services agreement with the dispensary operator. Our contractual partners have one open medical dispensary and a cultivation and processing facility under development. The medical dispensary is located in Carroll, which is in the Columbus area. The cultivation and processing facilities will be located in Monroe. The 9,000 square foot processing facility and 9,000 square foot cultivation facility is currently under development and we are in the planning stage for a 55,000 square foot cultivation with 35,000 square feet of quad-stacked canopy capable of producing 18,000 pounds annually once complete. The Company is awaiting approval from regulators to move the existing sub-scale cultivation and co-locate a larger, greenfield cultivation on the same site as our processing facility; the Company has submitted an application and is awaiting feedback.
Licenses
The following chart summarizes as of April 22, 2021. the U.S. states in which we operate or have an investment, the nature of our operations, whether such activities carried on are direct, indirect or ancillary in nature, the number of dispensary, cultivation and other licenses held by each entity and whether such entity has any operation, cultivation or processing facilities.

State	Entity	Adult-Use/Medical	Direct/Indirect/ Ancillary	Dispensary Licenses	Cultivation/ Processing/ Distribution Licenses	Operational Dispensaries	Operational Cultivation/ Processing Facilities
Illinois	HealthCentral LLC	AU, M	Direct	6	—	4	—
Illinois	Revolution Cannabis-Barry LLC	AU, M	Direct	—	2	—	1
Illinois	MOCA LLC	AU, M	Direct	3	—	2	—
Illinois	Chicago Alternative Health Center, LLC	AU, M	Ancillary(7)	3	—	2	—
Mass.	MassGrow LLC	AU	Direct	—	2(1)	—	1
Mass.	Ascend Mass LLC	AU	Direct	3(2)	—	—	—
New Jersey	Ascend New Jersey LLC	M	Direct	1(3)	1	1	1
New York	MedMen NY, Inc.(4)	M	Ancillary(5)	4	1	4	1
Michigan	FPAW Michigan LLC	AU, M	Direct	9	1	6	1
Ohio	Ascend Ohio LLC	M	Ancillary(6)	1	2(1)	1	—
Total				30	9	20	5
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(1)Provisionally licensed for processing.
(2)Two of these are provisionally licensed.
(3)An ATC permit enables the holder to pursue two additional satellite dispensary locations.
(4)On February 25, 2021, we entered into a definitive investment agreement with MedMen under which we will, subject to regulatory approval, complete an investment in MedMen NY, Inc.
(5)In the event of regulatory approval of the investment agreement with MedMen, our interest will become Direct.
(6)The Ohio Medical Marijuana Control Program is currently reviewing transfer requests for Hemma, LLC and BCCO, LLC. In the event either request is approved, our interest will become Direct.
(7)In the event of regulatory approval of our transfer request for the Midway Dispensary, our interest will become Direct.
Investment Highlights and Competitive Strengths
Leading Position Across Some of the Most Attractive U.S. Markets
We strive to become a leading player in each of the markets we operate in. While many of our competitors have focused on geographic breadth, our strategy has been to “go deep, not wide” in what we believe to be the most attractive markets. We seek to have scaled cultivation facilities and high-volume, flagship retail locations, alongside a portfolio of brands to create a dominant market position in each of the states in which we operate. Being vertically integrated not only enables operators to capture vertical margin from seed through retail sale, it also ensures availability of supply to owned dispensaries. Availability of supply is especially important in early-stage adult-use markets, where aggregate retail demand can exceed existing cultivation capacity. States with cannabis programs on the East Coast and in the Midwest are also largely limited license markets. We consider states and jurisdictions which have enacted regulations that restrict the number of licenses that may be issued to operate in the cannabis business or have caps on the amount of canopy per cultivation facility to be “limited license.” We believe these markets are characterized by prospects for stable pricing, reasonably predictable competitive forces and the potential for attractive returns for incumbent, vertically integrated operators. AWH operates in these limited license, East Coast and Midwest states and endeavors to capitalize on these favorable market dynamics. Additionally, we believe that our scale within our states should allow us to realize better margins than operators that have wider footprints and lower market shares within their markets on a relative basis. We remain vigilant regarding the allocation of our operational focus and deployment of capital to markets that we believe will afford us optimal returns.

Established Ascend Brand with Focus on Flagship Retail
The Ascend retail brand elevates the cannabis shopping experience by combining consistent and convenient customer service with high-quality products and exclusive brand partnerships. Our stores are primarily located in high-traffic retail corridors, with sufficient parking and proximity to highways or main thoroughfares. Despite operating a number of high-throughput locations, our well-trained staff and omni-channel capabilities enable us to serve our customer efficiently, while also delivering a pleasant, informative and cultivated shopping experience. In Illinois, the Ascend retail brand is a recognized brand in the cannabis market and serves an average of 2,615 customers on a daily basis. We have also focused on opening flagship locations in or near major metropolitan areas including Chicago, Boston, St. Louis and the Greater New York City Area, where we expect to achieve higher customer traffic and drive mind-share for our retail brand. We have targeted and accessed these retail locations using our deep zoning and permitting expertise. Due to its location, we believe that our Boston location could become one of the highest volume dispensaries on the East Coast. Our flagship location in Collinsville has achieved even higher sales productivity than our Illinois average at $10,893 per square foot in the fourth quarter of 2020, making it one of the top grossing stores in the state. Collinsville served on average 1,262 customers per day during the same period with an average basket size of $133, compared to an average basket size of $110 across all dispensaries. Our Collinsville location offers over 600 SKUs across all suppliers, including house brands, in over 20 different form factors. Our focus on customer experience has led to a 4.5/5 rating on Google at our Collinsville location. We believe these flagship locations strengthen our brand awareness and will create a halo-effect around the rest of our retail portfolio. While the number of dispensaries and competition will likely increase over time, we anticipate that the combination our brand awareness and premium locations will enable us to outperform our competitors.
Omni-channel Customer Experience
As customer shopping preferences continue to evolve and customers increasingly shop across multiple channels, we strive to create a best-in-class, omni-channel customer experience. Although in-store experiences will continue to be the primary fulfillment point for orders, we believe that customers’ experiences in our stores are complemented by our omni-channel capabilities, a few of which include:
•Reserve-Online-Pickup-in-Store, allowing customers to purchase merchandise through one of our websites and pick-up the merchandise in-store, which often drives incremental in-store sales. Over 90% of our customers in Collinsville utilize our Reserve-Online-Pickup-in-Store option;
•Curbside Pickup, allowing customers to have their orders brought directly to their vehicles; and
•Online Consultations and Real-time Chat, allowing customers to interact with associates, ask questions and build their basket ahead of their in-store visit, driving associate productivity and incremental sales.
We also believe that our loyalty programs are an important part of our omni-channel strategy as we aim to seamlessly interact and connect with customers across all touchpoints. We had approximately 53,000 SMS loyalty members across our 13 operating dispensaries as of December 31, 2020. We currently have approximately 67,000 SMS loyalty member, growing by 14,000 members or 28% sequentially. Under these programs, customers accumulate points primarily based on purchase activity. These rewards can then be redeemed for merchandise at the point of purchase. Our loyalty programs provide timely customer insights, creating stronger customer engagement while driving a higher average level of customer spend. In addition, we use our loyalty programs as a tool to stay connected to our customers through members-only offers, items and experiences.
Continued Innovation and Brand Partnerships to Expand Product Portfolio
Our product portfolio today includes standard form factors: flower, pre-rolls, distillate vapes and gummies. We believe standard form factors typically account for over 80% of market demand in medical and early-stage adult-use markets. However, as these markets mature, we expect customer preferences to evolve and the consumer will increasingly look toward new form factors and brands. We have a robust product development pipeline that includes a number of new form factors including live resin vapes, tablets, vegan gummies, cigarette-style pre-rolls and mints. We expect to launch five new internally-developed products over the next six months. In addition to developing products internally, we have also partnered with leading West Coast cannabis brands like Cookies Enterprises, 1906, and Airo Brands, to bring established brands with cannabis heritage and name recognition to our existing markets, while creating a halo effect around our retail stores with exclusive launch events and product releases.
Executing on Growth While Maintaining Profitability and Liquidity
We achieved $144 million of revenue in 2020. We will continue to work to open additional dispensaries and build out our existing cultivation facilities during the remainder of 2021 to achieve our goal of industry-leading growth in 2021. The figure below shows our quarterly revenue progression from Q1’19 through Q4’20, highlighting that our calendar year 2020 revenue is over 10x higher than revenue in calendar year 2019. Additionally, our gross profit in calendar year 2020 is over 17x higher than revenue in calendar year 2019 and our loss before income taxes decreased from $32.6 million in calendar year 2019 to $5.1 million in calendar year 2020. As of December 31, 2019, we had four open dispensaries and 32,000 square feet of operational canopy. As of December 31, 2020, we had 13 dispensaries open and 74,000 square feet of operational canopy with expectations to have 23 retail locations by the end of 2021 and 285,000 square feet of operational canopy by the end of calendar year 2022. We currently have 16 retail locations open, including pending acquisitions in Illinois and Ohio. See “Cautionary Note Regarding Forward-Looking Statements.”
Managing significant growth in a capital-intensive industry while determining which opportunities to focus on requires a keen focus on disciplined capital allocation, which we believe will help us meet our goal to generate industry leading returns and become a top performing multi-state operator. We have worked to secure project financing for our expansion projects by partnering with Innovative Industrial Properties to fund cultivation build-outs through sale leaseback transactions with various financing sources to fund acquisition opportunities.
Our management team has significant capital markets success and has raised over $300 million of debt, equity, and sale-leaseback financing since inception. This proven ability to raise capital is especially important as we execute on our growth plans in a highly capital-intensive industry and as we explore potential acquisitions in the future. We believe that we will continue to be able to source capital in an efficient manner on a go-forward basis.

Quarterly Net Revenue ($ in millions) (unaudited)

1.7
2.6
2.9
4.8
22.6
25.4
41.5
54.3
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20

History
Illinois
In December 2018, we entered the Illinois market with the acquisition of an existing cultivation facility, through the acquisition of Revolution Cannabis-Barry LLC. We expanded our presence in Illinois in January 2019 through the acquisition of HCI and its related entities, which owned two operational medical dispensaries in Springfield and Collinsville. Over the course of 2019, we aggressively scaled our cultivation and manufacturing capabilities in order to ensure adequate supply and customer access in our owned dispensaries for the start of adult-use sales in January 2020. Under the Illinois recreational act, existing operators were granted, as-right, a license to operate an additional adult-use dispensary for each existing medical dispensary they owned. These dispensaries were required to be in the same U.S. Bureau of Labor Statistics (“BLS”) Region as the existing medical dispensaries. A BLS Region is a geographic area designated by the BLS to gather and categorize certain employment and wage data. There are 17 such regions in Illinois.
We sited our two HCI expansion dispensaries in Springfield and Fairview Heights. Our second Springfield site opened in November 2020 and our Fairview Heights dispensary is currently under construction and is expected to open in Spring 2021. We entered into an agreement to acquire MOCA in August 2020, which operates two Chicago-area dispensaries. MOCA’s original dispensary in Logan Square has been operational since 2016 and is licensed for sales to both medical and adult-use customers. MOCA’s second dispensary, which opened in August 2020, is located in the River North area of downtown Chicago just outside of the Chicago Loop shopping district and serves adult-use customers. We received approval from the Illinois Department of Financial & Professional Regulation for the acquisition of MOCA on December 15, 2020, and we closed on the transaction on December 23, 2020. On December 14, 2020, we entered into an agreement to acquire Chicago Alternative Health Center, LLC, which does business as Midway Dispensary, an operational medical and adult use dispensary in Chicago located next to Midway Airport. Effective with the agreement date, we obtained financial control over Midway and began providing advisory services. The final closing date is pending the Illinois Department of Financial & Professional Regulation’s

approval of the license transfer. Midway Dispensary is permitted to open a second adult use dispensary. On April 8, 2021, Midway Dispensary opened its second dispensary in Chicago Ridge, Illinois.
Massachusetts
In 2018, the Company acquired two properties that were zoned for cannabis but unlicensed, which became the foundation of our operations in Massachusetts. The real property that is now our Boston, MA dispensary was acquired in May 2018 and our future Athol, MA cultivation was acquired in August 2018. We obtained local support for both properties and submitted applications with the Massachusetts Cannabis Control Commission. MassGrow LLC, which is the licensee for our Athol cultivation received its provisional license in May 2019 and commenced operations in November 2019. Our dispensary licenses are held by AscendMass, LLC. Our Boston dispensary received its final license in March 2021 and is expected to commence operations in Spring 2021. Our Newton location, which we lease, received its provisional license in June 2020 and is expected to commence operations in Summer 2021. We were required to extensively renovate the building as a condition of receiving local approval for the location, which is visible from the Massachusetts Turnpike and is situated in a retail corridor near Whole Foods and Trader Joe’s. In February 2020, we acquired Southcoast Apothecary LLC, which held the license application for a third adult-use dispensary located in New Bedford, MA. This dispensary was provisionally licensed in August 2020 and is expected to open in the second half of 2021. There is a license cap of three dispensaries in Massachusetts, and we cannot add any additional dispensaries under the current regulations.
New Jersey
Ascend New Jersey LLC acquired certain assets of Greenleaf Compassion Center, which holds a permit for the operation of an Alternative Treatment Center (each, an “ATC”) in New Jersey on September 29, 2020. We currently operate one medical dispensary in Montclair, NJ and a cultivation and processing facility in Franklin, NJ. An ATC permit enables the holder to pursue two additional satellite dispensary locations, and, as such, we are currently pursuing licensing for two additional dispensary locations.
Michigan
We entered the Michigan market through a series of acquisitions over the course of 2019, acquiring the property that would become our Lansing cultivation and four dispensaries. Our licenses are held by FPAW Michigan, LLC. We closed on the acquisition of properties in Detroit in April 2019 and Battle Creek in August 2019. In July 2019, we acquired our Morenci dispensary property and entered into a back-to-back close and sale leaseback of the Lansing cultivation with Innovative Industrial Properties, and secured a $15 million tenant improvement allowance for the development of the property. In September 2019, we acquired certain lease agreements for our Ann Arbor dispensary. We operate under the Michigan Supply and Provisions retail banner in Michigan.
Ohio
Ascend Ohio, LLC entered into a unit purchase option agreement with BCCO, LLC (“BCCO”), which holds a license for a medical dispensary in Carroll, OH, in March 2019. The Carroll dispensary, which is 45 minutes southeast of Columbus, is branded Ohio Provisions and opened in September 2019. We have submitted applications for the full transfer of ownership of BCCO to a wholly owned subsidiary of AWH and are awaiting regulatory approval. The parties also entered into a consulting services agreement in April 2019, pursuant to which AWH provides certain consulting services relating to the operation of the medical dispensary business for a fixed monthly fee of $25,000, which can be adjusted at the discretion of AWH to reflect the scope and nature of services being provided to BCCO, plus expense reimbursement.
In January 2020, Ascend Ohio, LLC entered into an amended merger agreement with Hemma Operations, LLC (“Hemma”), which holds a license to operate a medical cannabis cultivation facility in Monroe, OH. We have submitted applications for the full transfer of ownership of Hemma to a wholly owned subsidiary of Ascend and are awaiting regulatory approval. We anticipate the transfer of ownership with the state of Ohio to be completed in the first half of 2021.

We also entered into an agreement with Marichron Pharma LLC, which was granted a processor license in Monroe, Ohio. This processing facility is currently being built-out and is expected to be operational in 2021.
New York
On February 25, 2021, we entered into the Investment Agreement with MedMen, under which we will, subject to regulatory approval, complete the Investment of approximately $73 million in MMNY, a licensed medical cannabis operator in New York. In connection with the investment, and subject to regulatory approval, MMNY will engage our services pursuant to the Management Agreement under which we will advise on MMNY’s operations pending regulatory approval of the Investment transaction.
The transactions contemplated by the Investment Agreement are subject to customary closing conditions, including approval from the New York State Department of Health and other applicable regulatory bodies.
MMNY operates a cultivation and manufacturing facility in Utica, New York, and has four operational medical cannabis dispensaries. MMNY’s dispensaries are in the Bryant Park neighborhood of New York City, Syracuse, Buffalo and Lake Success on Long Island.
U.S. Cannabis Landscape
As illustrated by the map below, as of the date of this prospectus, a total of 36 states have legalized medical cannabis and 18 states have legalized cannabis for adult-use in some form, although not all of those jurisdictions have fully implemented their legalization programs and the voter-approved constitutional amendment legalizing adult-use cannabis in South Dakota is currently being challenged. Two additional states (Connecticut and Pennsylvania) are actively considering the legalization of cannabis for adult-use. Fourteen additional states have legalized high-cannabidiol (CBD), low tetrahydrocannabinol (THC) oils for a limited class of patients. Notwithstanding the continued trend toward further state legalization, cannabis continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act and, accordingly, the cultivation, processing, distribution, sale and possession of cannabis violate federal law in the United States as discussed further in “Risk Factors — Cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change.”
We believe support for cannabis legalization in the United States is gaining momentum. According to a November 2020 poll by the Gallup organization, approximately 68% of Americans support the legalization of cannabis for medical or adult-use. In the recent November 3, 2020 election, voters in five states had the opportunity to vote on state legalization of cannabis for medical or adult-use. Voters approved the legalization of cannabis for adult-use in Arizona, New Jersey, South Dakota and Montana, though the voter-approved constitutional amendment legalizing adult-use cannabis in South Dakota is currently being challenged. Voters in Mississippi and South Dakota approved the legalization of medical cannabis. These ballot initiatives pushed the number of adults in medical cannabis states to approximately 174 million (69% of the country’s adult population) and the number of adults in adult-use states to approximately 85 million (34% of the country’s adult population). State legislatures in New York, New Mexico, and Virginia each passed bills legalizing adult-use cannabis in 2021. According to The State of the Legal Cannabis Markets, 8th Edition, published by Arcview Market Research on May 5, 2020, the top seven adult-use geographic markets by population in the U.S. were California, Illinois, Michigan, New Jersey, Washington, Arizona and Massachusetts and the top five medical geographic markets by population were Texas, Florida, New York, Pennsylvania and Ohio. Our footprint gives us a presence in four of the top seven adult-use markets and two of the top five medical geographic markets.
The U.S. cannabis industry has experienced significant growth over the past 12 months fueled in part by increasing consumer acceptance and the legalization of medical and adult-use cannabis across the United States. According to Arcview/BDSA, U.S. adult-use spending is on track to grow 27.9% in 2020 to $9.4 billion and grow at a 21.7% compound annual growth rate (“CAGR”) to $23.8 billion by 2025, while the U.S. medical market is on track to grow 36.1% to a total of $6.9 billion in 2020, and grow at a 7.9% CAGR to $10.1 billion by 2025.

Regulatory Status of the U.S. Cannabis Market(1)

/Regulatory Status of the US Cannabis Market

WA
OR
CA
NV
ID
MT
WY
UT
CO
AZ
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MS
MI
MI
IN
KY
TN
AL
OH
GA
FL
SC
NC
VA
WV
PA
NY
VT
ME
NH
MA
RI
CT
NJ
DE
MD
DC
AK
HI
Recreational
Medical Only
CBD/Limited Law(1)
Pending Recreational

__________________
Source: Public disclosure
(1)CBD/Limited Law states permit medical use of cannabis products that have little or no THC.
Our Markets
We operate or have contractual relationships in Illinois, Massachusetts, Michigan, New Jersey and Ohio, which cumulatively represent 15% of the United States’ adult population, according to 2019 U.S. Census Bureau data. The regulatory status and market characteristics of each of those states are outlined below. Please refer to the section titled “Business - Operations Summary” for a summary of our operations in each such state.
Illinois
On June 25, 2019, Illinois, population 12.7 million, became the eleventh state to legalize adult-use cannabis and the first to do so by legislative action. Illinois’ adult-use market reported a strong start to legalization, reaching nearly $110 million in spending from the sale of 2.6 million cannabis items in the first three months of operation. Adult-use spending is expected to see robust growth through the next five years, and exceed $1.3 billion in sales by 2025. Medical spending is anticipated to peak in 2021 at $317 million in sales. Total legal cannabis sales in Illinois are forecasted to grow to more than $1.5 billion by 2025. Illinois is one of just 13 legal cannabis markets in the U.S. forecasted by Arcview to break the $1 billion sales barrier.

Illinois Market Forecast ($ billions)
Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)
Massachusetts
On November 20, 2018, Massachusetts, population 6.9 million, legalized cannabis for adult-use and demonstrated strong starting results, with total sales increasing by 170% between 2018 and 2019, growing from $218 million to $587 million. Supply chain issues have somewhat tempered market potential, as retail rollouts have been slow due to a combination of slow licensing processes and local obstacles, such as zoning restrictions. As a result, a lack of product availability and variety, as well as high prices have strained market forecast expectations, but leave room for significant growth potential should supply chain issues be resolved over time. Total legal cannabis sales in Massachusetts are forecasted to reach nearly $1.5 billion in 2025, growing at a CAGR of 16.4% from 2019. Medical spending is expected to experience a steady decline to $72.4 million in 2025, while adult-use spending will grow at a CAGR of 20.9% to almost $1.4 billion.

Massachusetts Market Forecast ($ billions)
Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)
Michigan
Voters in Michigan, population 10.0 million, legalized adult-use in November 2018 and the formerly medical-only market commenced adult-use sales on December 1, 2019. The state generated an estimated $46.5 million in adult-use sales during the first quarter of 2020. Growth in 2021 is expected to be tempered by product shortages due to the lack of licensed cultivators and the state regulators estimate it could take up to 18 months before supply can adequately meet demand. Total sales are expected to grow by 29% to reach $825 million in 2020 and $1.3 billion in 2025.
Michigan Market Forecast ($ billions)

Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)
New Jersey
On November 3, 2020, voters in New Jersey, population 8.9 million, authorized the legalization of adult-use cannabis. Adult-use sales are expected to commence in early 2022 and are forecasted to reach $206 million in 2022, while medical sales are expected to peak at $351 million in the same year. By 2025, adult-use sales are anticipated to grow to $1.1 billion, while medical sales are expected to decline to $273 million.
New Jersey Market Forecast ($ billions)
Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)
New York
In July 2014, New York, population 20 million, became the 23rd state to legalize the use of cannabis for medical purposes, with sales beginning in 2016. On March 30, 2021, the New York legislature passed The Marihuana Regulation and Taxation Act to legalize adult-use cannabis in the state. Governor Cuomo signed the legislation the next day on March 31, 2021, making New York the 16th state to legalize adult-use cannabis. Total spending in New York is anticipated to reach $1.6 billion in 2025, growing at a 46.9% CAGR from 2019. Total cannabis market spending in New York was $161 million in 2019 (Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)). There are currently ten licensed vertically integrated operators in New York.
Ohio
In May 2016, Ohio, population 11.7 million, became the 26th state to legalize the use of cannabis for medical purposes, with sales beginning in January 2019. A campaign for a 2020 adult-use cannabis ballot initiative failed to gain traction in part because of the COVID-19 pandemic; however, we believe it is highly likely that Ohio will become an adult-use market in the next few years. Assuming adult-use cannabis is legalized in Ohio in the coming years, total spending in Ohio is anticipated to reach $644 million in 2025, growing at a 49.2% CAGR from 2019. Total cannabis market spending in Ohio was $58 million in 2019 (Source: 8th Edition, The State of the Legal Cannabis Markets, Arcview Market Research (Published May 5, 2020)).

Our Growth Strategies
Growth From Activation and Optimization of Existing Asset Portfolio
Currently, approximately one third of our portfolio of cultivation and dispensary assets are generating revenue and we expect the remainder of these assets to begin generating revenue over the course of the 2021 calendar year. We believe revenue growth and increased profitability should follow a step function approach throughout the year and we expect our run-rate financial performance at year-end 2021 to be more representative of the full potential of our asset base. We are focused on opening our dispensaries and executing on our canopy expansion plans to achieve both our revenue growth plans and to increase profitability and margins as there are significant carrying costs associated with our non-revenue generating assets, and, historically, our similar assets have achieved profitability in the first month once operational and selling product. Therefore, we do not face long lead times to achieve profitability once we commence operations. We believe that we also have a significant opportunity to optimize the performance of our existing asset base by improving our yields, product mix, and achieving labor efficiencies through automation.
Pursue Accretive Acquisitions of Attractive Operators
Largely due to early license awards, there are a number of independent and single-state operators in the markets in which we operate today. These assets represent attractive acquisition opportunities for us, as we can leverage our local permitting expertise and operational and financial resources to optimize the performance of these assets. We have been successful thus far in navigating local zoning and permitting for the secondary dispensary sites of historical acquisitions, such as Paramus and Fort Lee in New Jersey and Fairview Heights in Illinois. We have also been able to improve the financial performance of acquired assets by implementing our standard operating procedures and technology stack such as live inventory, reserve ahead capabilities and loyalty programs as well as leveraging our shared corporate infrastructure. Finally, our ability to raise external capital has enabled us to undertake secondary site build-outs and cultivation expansions that would not have been possible under previous ownership. We believe that our ability to acquire these underperforming assets and optimizing their performance as outlined above has historically created, and will continue to create, significant value for our stockholders.
Execute on Identified Operational Initiatives
We continue to evaluate operational initiatives to improve our profitability by leveraging our purchasing power and strengthening our retail pricing and category management capabilities. We are also working to streamline and refine our marketing process and are investing in more sophisticated information technology systems and data analytics. In addition, we continue to further automate our manufacturing facilities to improve our throughput and optimize our headcount. Although we are still in the early stages of many of these initiatives, we believe that these operational improvements represent a significant cost-saving opportunity and we will continue to benefit from these and other efficiencies.
Building of Brand Portfolio and Introduction of New, Differentiated Products
We anticipate launching a number of new brands and form factors this year and over the course of calendar year 2021. While consumers tend to focus more on stains and potency in early-stage adult-use markets, we believe that long-term brands will be more successful and thus, we are focused on expanding our branded portfolio. Ozone, our branded line of flower, vapes and gummies, launched three new product types in Q4’20: a disposable with a rechargeable battery, a pre-pack 0.3g, repackable glass chillum and a live resin vape, a premium offering which addresses one of the fastest growing product categories in cannabis. Our strategy to date has been to focus on building our Ozone product line and establishing credibility in the market for our primary branded product. We also have an effects-specific brand, Tune, under development that will target the casual consumer and have its own line of flower, vapes and edible products.
We also have a very active edible product development pipeline and expect to offer additional flavors, SKUs and new form factors over the course of calendar year 2021. We launched Drops, a pressed tablet form factor, in partnership with 1906 in December 2020. We anticipate launching an Ozone branded micro-dose chewable mint and a 5.0mg vegan fruit-chew in multiple flavors in 2021. These launches will build on the success we have achieved to date with our strain-specific Ozone gummies. Edibles comprise approximately 15% of our sales in our markets and are a highly profitable form factor given the lower THC content, typically 10 mg per unit. Our revenue per pound on a dry equivalent basis and margins are more than double the pricing as well as our margins realized on our flower-based or other extracted products.
We expect to develop new brands and form factors in-house utilizing our existing facilities, research and development and product development teams. These products and brands will use packaging and materials that are generally available and we do not anticipate these activities to represent a significant cost.
Selectively Apply in Competitive License Processes
We expect to selectively apply in competitive license processes in additional limited license markets. As these processes are competitive and require us to devote internal and external resources and often require the Company to pay property hold fees, we selectively evaluate processes and pursue opportunities where we view the risk-reward as favorable given the inherent value of these licenses. We have submitted applications for vertical licenses in the central-region of Virginia. We have also submitted applications for a number of dispensaries in Rhode Island. In each case, we have obtained local support for the applications. While these processes are extremely competitive and there is no guarantee that we will be successful in these endeavors, this offers another potential avenue to expand our operational footprint.
Cultivation
Our cultivation practices have been engineered for scalability and repeatability as we expand into additional states. We have continuously refined our cultivation operations to rapidly scale our output without sacrificing quality and consistency. Future expansion is planned to provide the infrastructure to diversify the seed supply and further mechanize and automate harvest operations. We believe we will be able to continue to rapidly scale cultivation by: (i) commencing operations at additional cultivation sites; (ii) expanding our canopy at existing cultivation sites; and (iii) increasing yields by dialing in genetics and environmental conditions and increasing the number of harvests.
We currently operate five cultivation facilities with 74,000 square feet of canopy with a production capacity of 38,000 pounds per year. We are undergoing expansions at our Barry, Illinois, Lansing, Michigan and Athol, Massachusetts cultivation facilities which are expected to be completed in 2021 and we expect to build facilities in Monroe, Ohio and New Jersey in 2022. The expansions are expected to approximately 58,000, 28,000, 37,000, 35,000 and 56,000 square feet of canopy, respectively, or a total of approximately 285,000 square feet of cumulative canopy, which is estimated to have a total production capacity of 142,000 pounds annually post build-out, assuming production and yields are in line with the performance of our current operating canopy. In 2020, our actual production was approximately 22,000 pounds, growing from approximately 3,419 pounds harvested in Q1 2020 to over 7,500 pounds harvested in Q4 2020 We believe this large increase in capacity is needed to fulfill the increasing demand from our own retail network as additional dispensaries come online as well as the needs of the third-party dispensaries via wholesale sales. The wholesale opportunity in the states in which we operate remains robust, with demand generally outpacing supply. In New Jersey, where we are undertaking a significant canopy expansion, there are only 12 licensed operators, many of which have sub-scale cultivations, and the medical market is currently significantly undersupplied. With the New Jersey market moving toward the legalization of adult-use cannabis sales in the near-term, we anticipate robust demand for wholesale product. We anticipate that our portfolio will remain relatively balanced between wholesale and retail sales, despite this increase in production capacity. See “Cautionary Note Regarding Forward-Looking Statements.”
We are focused on driving biomass cost per gram lower to create a competitive advantage in the limited license states in which we operate. We have used strain rationalization, improved cultivation practices, and investments in technology to drive significantly higher yields per square foot. We are maximizing the canopy of our existing indoor grows through innovative multi-tiered designs. We are using less capital-intensive greenhouses to add capacity in our biggest market, Illinois, and are planning to add outdoor grows where allowed for inexpensive source material for extract products.
Manufacturing
Our manufacturing operations are centered around the quality of our products and the efficiency of their production. Our manufacturing operations are co-located with our cultivation facilities in each of our markets. We strive to produce high quality, consistent products across our manufacturing facilities, and have implemented strict brand and quality assurance standards and standard operating procedures to ensure consistent product and consumer experience across all operating markets. Almost all of the raw material input we use to produce finished cannabis consumer packaged goods, except packaging materials, are cultivated or processed internally for further use in the manufacturing process. In anticipation of our continued growth, we have planned for additional production manufacturing space and capabilities in all of our markets. These manufacturing operations will be constructed using state of the art processes and equipment to deliver superior products to our customers at the lowest possible cost to produce.
In calendar year 2020, approximately two-thirds of sales out of our Barry, Illinois facility are dedicated to flower-based form factors with the remaining biomass utilized for extracted products including vapes, edibles and concentrates. Our manufacturing in both the Athol, Massachusetts and Franklin, New Jersey facilities is currently limited to flower-based form factors, but we anticipate having ethanol- and butane-based extraction capabilities at Athol in calendar year 2021. We currently manufacture and package 65 SKUs in Illinois, 26 SKUs in Michigan, 7 SKUs in Massachusetts and 4 SKUs in New Jersey.
We are focused on scaling capacity, improving yields and increasing efficiency. This includes adding senior level leadership in operations from industries outside of cannabis with experience driving lean transformational changes. We are standardizing and increasing capacity in our hydrocarbon and ethanol extraction wherever possible to maximize product quality and throughput and improve crude yields. We are making investments in manufacturing and extraction technology, including high speed flower packaging, cartridge filling and automated pre-rolling as major drivers of labor efficiency.
Retail
We believe our vision and standard operating procedures differentiate us from competitors, particularly in the Illinois market, where we currently operate eight dispensaries.
We focus on six key pillars to define our retail strategy:
Vision - We believe in using the power of the cannabis plant to help people better their lives. As a company we have a strong commitment to the success of the brand and maintaining this vision.
People - We focus on hiring store managers who have prior experience in cannabis and focus on talent development for the rest of our store employees. We have an extensive onboarding and training program focused not only on brand and product knowledge, but also on creating a great customer experience. Training sessions are led by associates that have proven success in their expertise and have expressed a desire to grow within the Company.
Culture - Our employees are motivated by daily sales goals we set at the stores. We reach our goals by ensuring we have the right product and the right talent in place to deliver a best-in-class customer experience. Our stores measure week over week sales growth, peak days for volume, transactions, gross margin and other key performance metrics. We collect and analyze the data available to us to continually improve our flow, processes and sales strategy.
High Volume Focus - We are also focused on driving high transaction volume in our stores. In the first quarter of 2021, we averaged approximately 141,000 transactions per month, after totaling approximately 874,000 transactions in 2020. These improvements were in part achieved by adding point-of-sale stations where able and by enhancing the design and flow of our stores.
Menu Management - Our menu management team is actively working alongside our wholesale team and third party vendors. Our purchasing manager builds wholesale third party relationships in order to ensure broad inventory selections across dispensaries. We believe this is critical to our customer retention, which is reflected in over 2.0 customer visits a month with average basket size of $126 in Illinois in the fourth quarter of 2020.
Online Ordering & Reservation - Online ordering has been critical to our operations during the COVID-19 pandemic. Customers order online at letsascend.com from our online menu and when completing an order, make a reservation to come in and pick up their order. While online ordering & reservations have grown with the COVID-19 pandemic, we believe they will continue to be a meaningful part of the customer ordering plan after the disruptions caused by the COVID-19 pandemic subside.
Wholesale
We expect to drive wholesale growth by maximizing the productivity of our existing facilities, increasing market share through category expansion or new product launches and leveraging our existing licensed cultivation and manufacturing assets through partnerships with established brands who are looking to expand into our states in a capital-light manner. Our key strategies to drive growth in our wholesale segment are below:
Wholesale Category Management and Expansion
Our focus is developing products for everyday cannabis consumers that want convenience, portability, reliability and flexible dose control. Our development is focused on pre-rolls, vapes, edibles and other ready-to-use product forms that we expect to outperform whole flower over time. We are also looking to partner with established cannabis brands that complement our own portfolio and manufacturing capabilities.
We are focused on expanding our vape offering, including live products and ratio products that represent fast growing segments of the vape category. We expect the pre-roll category to grow significantly as the preferred way to consume flower for many customers. We intend to launch multiple additional pre-roll SKUs in smaller sizes, innovative multi-pack options and premium infused pre-rolls. We are expanding our edibles manufacturing capabilities to provide micro-dose product forms along with additional forms desired by the market.
Strategic partnerships will be part of growing our business. We have partnered with the brand Cookies to produce their premium flower products in Illinois, Massachusetts and New Jersey through a licensing deal. We have also partnered with Airo Brands to produce their proprietary vape cartridge in Illinois and Michigan and 1906 to produce their innovative Drops edibles in Illinois. Building incremental brand partnerships is an important part of our strategy as we seek to find additional brands that complement our current portfolio and leverage our asset base of licensed manufacturing sites.
Strategic Sourcing
We are continuing our focus on supply chain optimization and strategic sourcing as we scale, allowing our growing base to provide leverage across the organization. This includes a focus on supplier rationalization, so that best-in-class supply partners are providing full end-to-end service across the enterprise. Building a common base of operating procedures, packaging and supply components, and supply partners across the organization is critical to this strategic direction.
Almost all of the raw material input we use to produce finished cannabis consumer packaged goods, except packaging materials, are cultivated or processed internally for further use in the manufacturing process. In anticipation of continued growth, we have planned for additional production manufacturing space and capabilities in all of our markets. These manufacturing operations will be constructed using state of the art processes and equipment to deliver superior products to our customers and at the lowest possible cost to produce. See “Business - Cultivation” and “Business - Manufacturing.”
As we build out our strategic sourcing organization, our focus will be on procurement of supplies and materials, along with sourcing of biomass and related byproducts where markets and regulations allow. This will allow our growth to scale even more rapidly than our canopy and will allow us to flex with the short-term dynamics recognized in any market.
Brands, Products and Marketing
Retail Brands
We and our partners currently operate 16 dispensaries across our markets. We are focused on building a national chain of dispensaries that offer the best selection of products, at the best price and with the best shopping experience.
To help us achieve this goal, we recently re-branded our stores in southern Illinois from Illinois Supply and Provisions to Ascend. We are working to build a recognizable multi-state brand of dispensaries, which now includes Ascend IL and Ascend NJ and will soon include Ascend MA. The brand recognition that we build in one state can easily be transferred to our other stores and markets. Having a consistent and repeatable best-in-class experience in all our stores will enable us to grow the awareness and reputation around Ascend dispensaries, which in turn creates more value for the Ascend brand. A unified name also serves to save costs and amplifies our retail brand messaging. While we are increasingly moving to a unified retail brand strategy, we believe it is still important for each dispensary and state to have local roots and service their individual communities’ needs. As we look to expand, we will continue to add Ascend-branded stores to build our national brand and consider re-naming some of our other existing retail stores to the Ascend brand name.
Retail Marketing Strategy
We continuously market through industry publications such as Weedmaps and Leafly, our website letsascend.com and social media channels, and more traditional channels such as billboards, flyers and posters. Our retail brands have thousands of reviews across multiple websites, including Google and Weedmaps, and our dispensaries are consistently highly-rated and reviewed within their local geographies. We also partner with a number of different companies to help us expand our marketing reach. Recently in specific markets, we engaged with new online advertising programs that allow us to geo-target competitors’ customers and offer deals and incentives to visit an Ascend store. This program has allowed us to expand our customer base and increase sales for our participating stores.
In addition, we utilize our loyalty program to deepen our relationships with our customers. Each dispensary can sign customers up to join our loyalty program, except where prohibited by applicable law. Program participants consent to receive direct marketing via text or email, and are able to earn points and rewards for continuing to shop with Ascend stores. Our loyalty program enables us to undertake targeted, individualized promotions, such as offers for high value customers, reactivation of lapsed customers, birthdays, visit milestones, etc. Our loyalty program is one of our strongest marketing assets, where one single text could help drive six-digit sales.
Our retail stores engage in weekly marketing initiatives, locally and nationally. National campaigns focused on major holidays or events allow us to show the breadth of our various brands and offer similar campaigns to our customers across various states. Local initiatives allow our teams to market directly to their communities and help increase traffic and sales. These initiatives are frequently marketed through our own social media channels and in-house communication through our text loyalty program.

Product Brands
Our branded products portfolio includes SKUs across a range of product categories, including flower, pre-rolls, concentrates, vapes, edibles and other form factors.
We have taken a ‘branded house’ strategy within the product landscape. Our Ozone brand covers a variety of cannabis products, categories, and price ranges. Ozone has both a ‘Core’ tier through which we sell our high-quality yet accessible everyday cannabis products, as well as a ‘Reserve’ tier that houses our more unique and higher-grade products. By focusing on one brand within multiple states, we can leverage our marketing expenditure effectively and build a large national brand. This strategy also allows us to quickly enter a new market with our own fully finished products and marketing.
Our Ozone brand is currently sold in Illinois, Massachusetts and Michigan offering a variety of products from flower to extracted products, like vape pens and edibles. Illinois hosted Ozone’s initial product launch, and we believe the brand has become a well-known staple in the Illinois market, as it is carried by 78 of 86 dispensaries in the state as of the date of this registration statement. Ozone launched in Massachusetts in August 2020 and currently has a flower-only assortment in the state. Ozone’s Michigan reach includes flower, vaporizers and edibles. We are looking to expand offerings in our Franklin, New Jersey production facility.
We pride ourselves on our products and our expression of brand through packaging and marketing initiatives. Ozone is currently a finalist for best cannabis packaging by Adcann, an industry publication.
Branded Products Marketing Strategy
Our Ozone brand is managed and marketed through a variety of medium including our own Ozone website, partner platforms, social media channels and in-store collateral. We believe in continually improving these assets through new packaging initiatives, photo shoots, customer engagement, and product expansion. We engage in frequent marketing initiatives for the Ozone brand, from online campaigns to consumer engagement opportunities, such as the Illinois Cannabis Cup.
A large portion of product marketing is through partner dispensaries. Brands rely heavily on the word of the budtender, the gatekeepers of their products. In order to help these partners better promote the Ozone brand, and sell-through product, we create educational materials, provide them with updated digital and display marketing assets, and send branded gear for their budtenders to proudly wear. We also launched a new Ozone website in Q4’20, which includes in-depth product descriptions and insights, helping existing consumers better understand their Ozone products.
Product expansion is key to continuing to market the Ozone brand. In November 2020, we launched a disposable vape with a rechargeable battery. In December 2020, we launched a pre-pack 0.3g glass chillum and a live resin vape, a premium offering which addresses one of the fastest growing product categories in the cannabis market.
Supply Chain Process
We operate in limited license states in highly regulated markets. Therefore, controlling our supply chain is a critical factor in successfully operating in each state. We are focused on becoming vertically-integrated in all of our markets to ensure we manage the entire supply chain managed from seed to sale, including cultivation, manufacturing and packaging.
Packaging
Our final step prior to distribution to our retail stores or third-party wholesalers is packaging. We keep strict product quality and assurance controls dependent on each state regulations. We have a variety of packaging across both our flower and extracted products.

Packaging for the Ozone branded portfolio was completed in-house and sourced using third-party demand aggregators, who are able to achieve better pricing with scale buys. We utilize glass jars for our Reserve flower and mylar bags for our Core flower-based products. Edibles utilize a variety of packaging form-factors depending on the SKU being produced including plastic jars, metal tins and pop-top tubes. Vapes utilize both cardboard cartons and mylar bags, but some of our vapes utilize different packaging for each flavor or strain. In addition to managing packaging for a growing SKU portfolio, all product packaging must adhere to varying state regulations, which can vary widely from state to state and can hinder our efforts to unify our packaging design. As we bring more brands and form factors to market, packaging design and sourcing will increasingly be in focus, and we anticipate that we will devote additional internal and external design resources to these efforts.
Significant Customers
Our sales are primarily to our customers through our retail dispensaries, and to third party dispensaries in certain jurisdictions. We are not dependent upon a single customer, or a few customers, and the loss of any one or more of which would not have a material adverse effect on the business. No customer accounted for 10% or more of our consolidated net revenue during calendar years 2020, 2019 or 2018.
Omnichannel Strategy
We generated approximately 65% of our revenue from retail and 35% from wholesale in calendar year 2020. We estimate that our wholesale to retail mix will be split more evenly by the end of 2022 when our cultivation assets are fully built out. While we currently see supply shortages in our limited license states, we believe it is important to have a significant retail footprint to maintain pricing power within our brands and as more supply becomes available in our markets.
Intellectual Property—Patents and Trademarks
We believe that brand protection is critical to our business strategy. Where possible, we protect our intellectual property rights in connection with our operating names (e.g., Ascend), our products (e.g., Ozone) and certain patentable goods and services. The U.S. trademark statute, The Lanham Act, allows for the protection of trademarks and service marks on products and services used, or intended for use, lawfully. Because cannabis-related products and services remain illegal at the federal level under the Controlled Substances Act, we are not able to fully protect our intellectual property at the federal level; therefore, we currently seek trademark protections at the state level where commercially feasible. Nonetheless, our success depends upon other areas of our business such as product development and design, production and marketing and not exclusively upon trademarks, patents and trade secrets.
Since receiving our cultivation licenses, we have developed proprietary cultivation techniques. We have also developed certain proprietary intellectual property for operating butane extraction, carbon dioxide extraction and ethanol extraction machinery, including production best practices, procedures and methods. This requires specialized skills in cultivation, extraction and refining.
We rely on non-disclosure/confidentiality agreements to protect our intellectual property rights. To the extent we describe or disclose our proprietary cultivation or extraction techniques in applications for cultivation or processing licenses, we redact, or request redaction of, such information prior to public disclosure.
We own several website domains, including www.awholdings.com, numerous social media accounts across all major platforms and various phone and web application platforms.
We are currently in the process of submitting applications to protect our brands and marks. We will continue to rely on common law protection for these brands during the trademark registration process. Moreover, we proactively seek intellectual property protection for brand expansions in current markets as well as any new market expansion. For additional details on the risks associated with the lack of trademark protection, see “Risk Factors” with respect to intellectual property.

Social Responsibility
While we understand and appreciate how fortunate we are to be in a position to help build and guide the future of modern cannabis, we are also acutely aware of the lives that have been impacted, especially in minority communities, through decades of unjust laws and inequitable enforcement. We think this is unacceptable, which is why we have teamed up with the Last Prisoner Project through a donation match program. We are seeking to raise $250,000, evenly split between customer donations and AWH match. The Last Prisoner Project is a nonprofit coalition of cannabis industry leaders, executives, and artists dedicated to bringing restorative justice to the cannabis industry.
Working Capital
Effective inventory management is critical to our ongoing success and we use a variety of demand and supply forecasting, planning and replenishment techniques. We strive to maintain sufficient levels of inventory for core product categories, positive vendor and customer relationships and carefully plan to minimize markdowns and inventory write-offs. We typically carry four to six weeks of inventory at our dispensaries and maintain minimum wholesale inventory levels by SKU based on market demand for these SKUs. We will also enter into supply agreements with cultivators as needed to ensure adequate inventory as needed, whether to supplement our owned cultivation operations or in jurisdictions in which we have yet to achieve vertical integration.
For additional details on liquidity and capital resources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Number of Employees
As of April 22, 2021, we have approximately 1,000 employees nationwide including corporate, retail, manufacturing and part-time employees, including but not limited to: finance and accounting, legal and compliance, supply chain and operations, sales and marketing, commercial and cannabis agriculture, chemists, customer service, construction and project management, real estate and human resources. Approximately 850 of our employees are full-time employees.
Environmental Compliance
Expenditures for compliance with federal, state and local environmental laws and regulations are consistent from year to year and are not material to our financials. We are compliant with all applicable regulations and do not use materials that would pose any known risks under normal conditions.
Competitive Conditions
The markets in which our products are distributed are highly competitive. We compete directly with single state and larger multi-state cannabis producers and retailers. More broadly, we view manufacturers of other consumer products, such as those in the pharmaceuticals, alcohol, tobacco, health and beauty and functional wellness industries, as potential competitors. Product quality, performance, new product innovation and development, packaging, customer experience and consumer price/value are important differentiating factors. While we face intense competition, our industry faces relatively high barriers to entry given the licensed nature of the cannabis industry. See “Risk Factors” for additional detail regarding risks with respect to competition.
Overview of Government Regulation
Below is a discussion of the federal and state-level regulatory regimes in those jurisdictions where we are currently directly involved through our subsidiaries. Our subsidiaries and licensed operators with which we have contractual relationships are directly engaged in the manufacture, possession, sale or distribution of cannabis in the adult-use and/or medical cannabis marketplace in the states of Illinois, Massachusetts, Michigan, New Jersey and Ohio.

The U.S. federal government regulates drugs through the CSA, which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I controlled substance. The CSA explicitly prohibits the manufacturing, distribution, selling and possession of cannabis and cannabis-derived products as a consequence of its Schedule I classification. Classification of substances under the CSA is determined jointly by the DEA and the FDA. The DOJ defines Schedule I drugs and substances as drugs with no currently accepted medical use, a high potential for abuse and a lack of accepted safety for use under medical supervision. However, the FDA has approved Epidiolex, which contains a purified form of the drug CBD, a non-psychoactive cannabinoid in the cannabis plant, for the treatment of seizures associated with two epilepsy conditions. The FDA has not approved cannabis or cannabis compounds as a safe and effective drug for any other condition. Moreover, under the 2018 Farm Bill or Agriculture Improvement Act of 2018, CBD remains a Schedule I controlled substance under the Controlled Substances Act, with a narrow exception for CBD derived from hemp with a tetrahydrocannabinol, which is commonly referred to as THC, concentration of less than 0.3%.
Unlike in Canada, where federal legislation uniformly governs the cultivation, distribution, sale and possession of medical and adult-use cannabis under the Cannabis Act, S.C. 2018, c. 16, and the Cannabis for Medical Purposes Regulations, cannabis is largely regulated at the state level in the United States. To date, there are 36 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. In addition, Alaska, Arizona, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Montana, Nevada, New Jersey, New Mexico, New York, Oregon, South Dakota, Vermont, Virginia Washington and the District of Columbia have legalized cannabis for adult-use. The voter-approved constitutional amendment legalizing adult-use cannabis in South Dakota is being challenged and is expected to be heard before the South Dakota Supreme Court in April 2021. Fourteen states have also enacted low-THC/high-CBD only laws for medical cannabis patients.
State laws that permit and regulate the production, distribution and use of cannabis for adult-use or medical purposes are in direct conflict with the CSA, which makes cannabis use, distribution and possession federally illegal. Although certain states and territories of the U.S. authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under any and all circumstances under the CSA. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and in case of conflict between federal and state law, the federal law shall apply. Although the Company’s activities are believed to be compliant with applicable United States state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under United States federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.
The Obama administration attempted to address the inconsistent treatment of cannabis under state and federal law in the Cole Memorandum which outlined certain priorities for the DOJ relating to the prosecution of cannabis offenses. The Cole Memorandum acknowledged that, notwithstanding the designation of cannabis as a Schedule I controlled substance at the federal level, several states had enacted laws authorizing the use of cannabis for medical purposes. The Cole Memorandum noted that jurisdictions that have enacted laws legalizing cannabis in some form have also implemented strong and effective regulatory and enforcement systems to control the cultivation, processing, distribution, sale and possession of cannabis. As such, conduct in compliance with those laws and regulations is less likely to implicate the Cole Memorandum’s enforcement priorities. The DOJ did not provide (and has not provided since) specific guidelines for what regulatory and enforcement systems would be deemed sufficient under the Cole Memorandum. In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the DOJ should be focused on addressing only the most significant threats related to cannabis, such as distribution of cannabis from states where cannabis is legal to those where cannabis is illegal, the diversion of cannabis revenues to illicit drug cartels and sales of cannabis to minors.
On January 4, 2018, former U.S. Attorney General Jeff Sessions issued the Sessions Memorandum, which rescinded the Cole Memorandum effective upon its issuance. The Sessions Memorandum stated, in part, that current law reflects “Congress’ determination that cannabis is a dangerous drug and cannabis activity is a serious crime,”

and Mr. Sessions directed all U.S. Attorneys to enforce the laws enacted by Congress by following well-established principles when pursuing prosecutions related to cannabis activities. We are not aware of any prosecutions of investment companies doing routine business with licensed cannabis related businesses in light of the new DOJ position. However, there can be no assurance that the federal government will not enforce federal laws relating to cannabis in the future. As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities, despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and thus it is uncertain how active U.S. federal prosecutors will be in relation to such activities.
While federal prosecutors appear to continue to use the Cole Memorandum’s priorities as an enforcement guide, the prosecutorial effects resulting from the rescission of the Cole Memorandum and the implementation of the Sessions Memorandum remain uncertain. The sheer size of the cannabis industry, in addition to participation by state and local governments and investors, suggests that a large-scale federal enforcement operation may create unwanted political backlash for the DOJ. It is also possible that the revocation of the Cole Memorandum could motivate Congress to reconcile federal and state laws. While Congress is considering and has considered legislation that may address these issues, there can be no assurance that such legislation passes. Regardless, at this time, cannabis remains a Schedule I controlled substance at the federal level. The U.S. federal government has always reserved the right to enforce federal law in regard to the sale and disbursement of medical or adult-use cannabis, even if state law authorizes such sale and disbursement. It is unclear whether the risk of enforcement has been altered.
Additionally, under United States federal law, it may potentially be a violation of federal money laundering statutes for financial institutions to take any proceeds from the sale of cannabis or any other Schedule I controlled substance. Canadian banks are likewise hesitant to deal with cannabis companies, due to the uncertain legal and regulatory framework of the industry. Banks and other financial institutions, particularly those that are federally chartered in the United States, could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses. While Congress is considering legislation that may address these issues, there can be no assurance of the content of any proposed legislation or that such legislation is ever passed.
Despite these laws, FinCEN issued the FinCEN Memorandum outlining the pathways for financial institutions to bank state-sanctioned cannabis businesses in compliance with federal enforcement priorities. The FinCEN Memorandum echoed the enforcement priorities of the Cole Memorandum and states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. Under these guidelines, financial institutions must submit a Suspicious Activity Report (“SAR”) in connection with all cannabis-related banking activities by any client of such financial institution, in accordance with federal money laundering laws. These cannabis-related SARs are divided into three categories - cannabis limited, cannabis priority, and cannabis terminated - based on the financial institution’s belief that the business in question follows state law, is operating outside of compliance with state law, or where the banking relationship has been terminated, respectively. On the same day that the FinCEN Memorandum was published, the DOJ issued a memorandum (the “2014 Cole Memorandum”) directing prosecutors to apply the enforcement priorities of the Cole Memorandum in determining whether to charge individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related conduct. The 2014 Cole Memorandum has been rescinded as of January 4, 2018, along with the Cole Memorandum, removing guidance that enforcement of applicable financial crimes against state-compliant actors was not a DOJ priority.
However, former Attorney General Sessions’ revocation of the Cole Memorandum and the 2014 Cole Memorandum has not affected the status of the FinCEN Memorandum, nor has the Department of the Treasury given any indication that it intends to rescind the FinCEN Memorandum itself. Though it was originally intended for the 2014 Cole Memorandum and the FinCEN Memorandum to work in tandem, the FinCEN Memorandum is a standalone document which explicitly lists the eight enforcement priorities originally cited in the Cole Memorandum. As such, the FinCEN Memorandum remains intact, indicating that the Department of the Treasury and FinCEN intend to continue abiding by its guidance. However, in the United States, it is difficult for cannabis-based businesses to open and maintain a bank account with any bank or other financial institution. On November 7,

2018, U.S. Attorney General Jeff Sessions resigned. On February 14, 2019, William Barr was confirmed as U.S. Attorney General. Mr. Barr resigned as Attorney General on December 23, 2020. On December 24, 2020, Jeffrey Rosen began serving as the Acting Attorney General of the United States. On January 20, 2021, Robert “Monty” Wilkinson replaced Jeffrey Rosen as the Acting Attorney General of the United States.
On March 11, 2021, former Chief Judge of the United States Court of Appeals for the District of Columbia Circuit, Merrick Garland, was sworn in as serve as Attorney General of the United States. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland will re-adopt the Cole Memorandum or announce a substantive cannabis enforcement policy. If the Department of Justice policy under Attorney General Garland were to aggressively pursue financiers or owners of cannabis-related businesses, and United States Attorneys followed such Department of Justice policies through pursuing prosecutions, then the Company could face (i) seizure of its cash and other assets used to support or derived from its cannabis operations, (ii) the arrest of its employees, directors, officers, managers and investors, and charges of ancillary criminal violations of the Controlled Substances Act for aiding and abetting and conspiring to violate the Controlled Substances Act by virtue of providing financial support to cannabis companies that service or provide goods to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis, and/or (iii) the barring of its employees, directors, officers, managers and investors who are not United States citizens from entry into the United States for life. Unless and until the United States Congress amends the Controlled Substances Act with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law criminalizing cannabis.
One legislative safeguard for the medical cannabis industry, appended to the federal budget bill, remains in place following the rescission of the Cole Memorandum. For fiscal years 2015, 2016, 2017, 2018, 2019 and 2020 Consolidated Appropriations Acts (currently referred to as the “Rohrabacher/Blumenauer Amendment”) to prevent the federal government from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law. The Rohrabacher/Blumenauer Amendment was included in the Consolidated Appropriations Act, 2021 signed into legislation by President Trump in December 2020 to remain in effect until September 30, 2021. At such time, it may or may not be included in the omnibus appropriations package or a continuing budget resolution once the current Consolidated Appropriations Act, 2021 expires.
Despite the rescission of the Cole Memorandum, the DOJ appears to continue to adhere to the enforcement priorities set forth in the Cole Memorandum. The Cole Memorandum and the Rohrabacher/Blumenauer Amendment gave licensed cannabis operators (particularly medical cannabis operators) and investors in states with legal regimes greater certainty regarding the DOJ’s enforcement priorities and the risk of operating cannabis businesses. While the Sessions Memorandum has introduced some uncertainty regarding federal enforcement, the cannabis industry continues to experience growth in legal medical and adult-use markets across the United States. Accordingly, as an industry best practice, we continue to employ the following policies to ensure compliance with the guidance provided by the Cole Memorandum:
•ensure that its operations are compliant with all licensing requirements as established by the applicable state, county, municipality, town, township, borough, and other political/administrative divisions;
•ensure that its cannabis related activities adhere to the scope of the licensing obtained (for example: in the states where cannabis is permitted only for adult-use, the products are only sold to individuals who meet the requisite age requirements);
•implement policies and procedures to ensure that cannabis products are not distributed to minors;
•implement policies and procedures in place to ensure that funds are not distributed to criminal enterprises, gangs or cartels;
•implement an inventory tracking system and necessary procedures to ensure that such compliance system is effective in tracking inventory and preventing diversion of cannabis or cannabis products into those states where cannabis is not permitted by state law, or cross any state lines in general;
•ensure that its state-authorized cannabis business activity is not used as a cover or pretense for trafficking of other illegal drugs, and is not engaged in any other illegal activity, or any activities that are contrary to any applicable anti-money laundering statutes; and

•ensure that its products comply with applicable regulations and contain necessary disclaimers about the contents of the products to prevent adverse public health consequences from cannabis use and prevent impaired driving.
On June 7, 2018, the Strengthening the Tenth Amendment Through Entrusting States Act (the “STATES Act”) was introduced in the Senate by Republican Senator Cory Gardner of Colorado and Democratic Senator Elizabeth Warren of Massachusetts. A companion bill was introduced in the House by Democratic representative Jared Polis of Colorado. The bill provides in relevant part that the provisions of the CSA, as applied to cannabis, “shall not apply to any person acting in compliance with state law relating to the manufacture, production, possession, distribution, dispensation, administration, or delivery of marijuana.” Even though cannabis will remain within Schedule I of the CSA under the STATES Act, the bill makes the CSA unenforceable to the extent it conflicts with state law. In essence, the bill extends the limitations afforded by the protection within the federal budget—which prevents the DOJ and the DEA from using funds to enforce federal law against state-legal medical cannabis commercial activity—to both medical and adult-use cannabis activity in all states where it has been legalized. The STATES Act was reintroduced on April 4, 2019 in both the House and the Senate. Since the STATES Act is currently draft legislation, there is no guarantee that the STATES Act will become law in its current form.
On December 4, 2020, the House of Representatives passed the Marijuana Opportunity Reinvestment and Expungement Act of 2019 (the “MORE Act”). The MORE Act would provide for the removal of cannabis from the list of controlled substances in the CSA and other federal legislation. It would end the applicability of Section 280E to cannabis businesses but would impose a 5% federal excise tax. The MORE Act was not passed by the Senate prior to the end of the 116th Congress and would need to be reintroduced and passed by the House of Representatives and Senate and signed into law by the president. There is no guarantee the MORE Act will become law in its current form. Overall, there were more than 1500 cannabis-related bills moving through state legislatures and Congress for the 2020 sessions.
On March 18, 2021, the SAFE Banking Act was reintroduced in the House of Representatives. On March 23, 2021, the bill was reintroduced in the Senate as well. The House previously passed the SAFE Banking Act in September 2019, but the measure stalled in the Senate. As written, the SAFE Banking Act would allow financial institutions to provide their services to state-legal cannabis clients and ancillary businesses serving state-legal cannabis businesses without fear of federal sanctions. There is no guarantee the SAFE Banking Act will become law in its current form, if at all.
Compliance with Applicable State Laws in the United States
We are in compliance with applicable cannabis licensing requirements and the regulatory framework enacted by each state in which we currently operate. We currently have an administrative proceeding pending against the Company in Illinois for 12 counts of regulatory violations dating from October 2019 to January 2020 including camera outages, doors being propped open during construction and a failed security incursion. All of the alleged violations have been remediated, and we are contesting the complaint. Other than as disclosed, we have not been subject to any non-compliance, citations or notices of violation which may have an impact on our licenses, business activities or operations.
We have in place a detailed compliance program and an internal legal and compliance department, and we are building out our operational compliance team across all states in which we operate. Our compliance department is overseen by our chief compliance officer and our senior vice president of compliance, and further consists of compliance professionals who oversee and ensure compliance in each of our jurisdictions and facilities. We also have external state and local regulatory/compliance counsel engaged in every jurisdiction in which we operate.
We provide training for all employees, using various methods on the following topics relevant to job tasks: compliance with state laws and rules; patient education materials; education materials for recreational customers; security in our facilities and establishments; handwashing and sanitation practices; packaging procedures; state mandated tracking software; establishment specific tracking; track and trace; inventory and POS software; audit procedures; epidemic responses; emergency situation response; dispensing procedures; patient/client check-in procedure; employee education and consultation materials; packaging and labeling requirements; cannabis waste and destruction; active shooter response; robbery response; fire response; bomb-threat response; sexual harassment; drug free workplace; internet and phone usage; discrimination harassment; workplace violence; hygiene and clothing requirements; hand washing; medical emergency response; biocontamination response; gas leak response; visitor access; discounts for special groups; customer loyalty programs; client intake; storage and recall of products; the science of cannabis; speaking with physicians; edibles education; reconciling transactions; inventory control; receiving inventory; shipping inventory; corrective and preventive action plans; filing corrective and preventive action reports; pesticides; wastewater; irrigation systems; fertilizer; beneficial organisms; climate control; transplanting; inventory tagging; pruning; defoliation; drying, trimming and curing; storage of products; maintaining confidentiality; cash handling; and preventing diversion of products.
We emphasize security and inventory control to ensure strict monitoring of cannabis and inventory, from delivery by a licensed distributor to sale or disposal. Only authorized, properly trained employees are allowed to access our computerized inventory control system.
We monitor all compliance notifications from the regulators and inspectors in each market and timely resolve any issues identified. We keep records of all compliance notifications received from the state regulators or inspectors, as well as how and when an issue was resolved. Moreover, we monitor news sources for information regarding developments at the state and federal level relating to the regulation and criminalization of cannabis.
Further, we have created comprehensive standard operating procedures that include detailed descriptions and instructions for receiving shipments of inventory, inventory tracking, recordkeeping and record retention practices related to inventory. We also have comprehensive standard operating procedures in place for performing inventory reconciliation, and ensuring the accuracy of inventory tracking and recordkeeping. We maintain accurate records of our inventory at all licensed facilities. Adherence to our standard operating procedures is mandatory and ensures that our operations are compliant with the rules set forth by the applicable state and local laws, regulations, ordinances, licenses and other requirements. We ensure adherence to standard operating procedures by regularly conducting internal inspections and ensures that any issues identified are resolved quickly and thoroughly.
We maintain strict compliance guidelines with respect to online reservations of products. No purchase and sale transactions may be completed online. A patient, patient’s primary caregiver or customer may reserve products online, but the patient or customer must be physically present at one of our dispensaries to complete the transaction. This requirement allows our dispensary staff to ensure that our standard operating procedures (including its compliance programs) are applied to all patients, patient’s primary caregivers and customers in connection with the purchase and sale of products.
In jurisdictions where medical cannabis is legal, upon arrival of the patient or the patient’s primary caregiver at the applicable dispensary, dispensary staff must verify the patient’s or the patient’s primary caregiver’s identity and credentials (such as a state-issued medical cannabis card) and confirm the patient’s allotment amount to ensure the user is not exceeding the state’s dispensing limits. Once the foregoing is verified, the patient or the patient’s primary caregiver may pay for the products to complete the purchase. If the customer does not have valid identification and credentials, the customer will not be able to purchase medical cannabis at the applicable dispensary, irrespective of any reservations made online.
In jurisdictions where recreational cannabis is legal, upon arrival at the dispensary, a customer must present government-issued photo identification to verify they are at least 21 years of age. Once the identification is verified, the customer may pay for the products to complete the transaction. If the customer does not have valid identification, the customer will not be able to purchase recreational cannabis at the applicable Company dispensary, irrespective of any reservations made online.
We will continue to monitor compliance on an ongoing basis in accordance with our compliance program and standard operating procedures. While our operations are in full compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under federal law. For the reasons described above and the risks further described in the section entitled “Risk Factors,” there are significant risks associated with our business.

Readers of this prospectus are strongly encouraged to carefully read all of the risk factors contained in “Risk Factors.”
State Regulation of Cannabis
The risk of federal enforcement and other risks associated with our business are described in the section entitled “Risk Factors.”
Following the thesis that distributing brands at scale will win, we enter markets where we believe that we can profitably and sustainably operate and command significant market share, and thus maximize consumer and brand awareness. The regulatory frameworks enacted by the states, which are similar to the limited and controlled issuance of gaming or alcohol distributorship licenses, provide macro-level indication of whether certain state markets will be sustainable and profitable.
Below is a summary overview of the regulatory and competitive frameworks in each of our operating markets.
Illinois
Illinois Regulatory Landscape
In January 2014, the Compassionate Use of Medical Cannabis Pilot Program Act, which allows individuals diagnosed with certain debilitating or “qualified” medical conditions to access medical cannabis, became effective. There are over 35 qualifying conditions as part of the medical program, including epilepsy, traumatic brain injury, and post-traumatic stress disorder. In January 2019, the Illinois Department of Health launched the Opioid Alternative Pilot Program that allows individuals who have/could receive a prescription for opioids to access medical cannabis.
On August 28, 2018, Public Act 100-1114, the Alternative to Opioids Act of 2018, was signed into law, making changes to the Compassionate Use of Medical Cannabis Pilot Program Act. The Public Act created the Opioid Alternative Pilot Program (“OAPP”), which allows access to medical cannabis for individuals who have or could receive a prescription for opioids as certified by a physician licensed in Illinois.
On August 12, 2019 Governor J.B. Pritzker signed into law legislation that made the program permanent and added 11 conditions to the existing program.
In June 2019, Illinois legalized adult-use cannabis pursuant to the Cannabis Regulation and Tax Act (the “IL Act”). Effective January 1, 2020, Illinois residents 21 years of age and older may possess up to 30 grams of cannabis (non-residents may possess up to 15 grams). The IL Act authorizes the Illinois Department of Financial and Professional Regulation (the “IDFPR”) to issue up to 75 Conditional Adult Use Dispensing Organization licenses before May 1, 2020 and an additional 110 conditional licenses during 2021 (no person may hold a financial interest in more than 10 dispensing organizations). Existing medical dispensaries were able to apply for an “Early Approval Adult Use Dispensing Organization License” to serve adult purchasers at an existing medical dispensary or at a secondary site. The IDFPR also held an application period for Conditional Adult Use Cannabis Dispensary Licenses from December 10, 2019 through January 2, 2020. To date, the IDFPR has granted a total of 110 Adult-Use Dispensing Licenses. According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were 55 open dispensaries in Illinois as of the end of 2019.
The Illinois Department of Agriculture (the “IL Ag. Department”) is authorized to make up to 30 cultivation center licenses available for medical and adult-use programs. As with existing medical dispensaries, existing cultivation centers were able to apply for an “Early Approval Adult Use Cultivation Center License.” The IL Ag. Department issued approximately 21 Early Approval Adult Use Cultivation Center licenses to date. No person can hold a financial interest in more than three cultivation centers, and the centers are limited to 210,000 square feet of canopy space. Cultivation centers are also prohibited from discriminating in price when selling to dispensaries, craft growers, or infuser organizations. The IL Ag. Department was also permitted to license up to 40 craft growers and

40 infuser organizations by July 1, 2020 and another 60 of each license type by the end of 2021. License awards will likely be delayed due to the COVID-19 pandemic and legal actions taken by applicants. The IL Ag. Department recently closed an application period for craft growers, infusers and cannabis transporters.
The IL Act imposes several operational requirements on adult-use licensees and requires prospective licensees to demonstrate their plans to comply with such requirements. For example, applicants for dispensary licenses must include an employee training plan, a security plan, recordkeeping and inventory plans, a quality control plan and an operating plan.
Licensees must establish methods for identifying, recording, and reporting diversion, theft, or loss, correcting inventory errors, and complying with product recalls. Licensees also must comply with detailed inventory, storage, and security requirements. Cultivation licenses are subject to similar operational requirements, such as complying with detailed security and storage requirements, and must also establish plans to address energy, water, and waste-management needs. Dispensary licenses will be renewed bi-annually, and cultivation licenses, craft grower licenses, infuser organization licenses, and transporter licenses will be renewed annually.
The IL Ag. Department is authorized to promulgate, and has promulgated, regulations for cultivators, craft growers, infuser organizations, and transporting organizations. The IDFPR is authorized to regulate dispensaries but has not yet issued adult-use regulations. Therefore, currently licensed adult-use retail operations are governed by the IL Act and adult-use retail applications submitted during the application window which closed on January 2, 2020 will be evaluated under and in accordance with the IL Act.
Illinois Licenses
Illinois licenses four types of cannabis businesses within the state: (1) cultivation; (2) processing; (3) transportation; and (4) dispensary. All cultivation, craft growers, infusers, and transporting establishments must register with the Illinois Department of Agriculture. All dispensaries must register with the IDFPR. If applications contain all required information, establishments are issued a cannabis establishment registration certificate. Registration certificates are valid for a period of one year and are subject to strict annual renewal requirements.
HealthCentral LLC has been issued a total of six dispensary licenses, two medical licenses and four adult use licenses. Revolution Cannabis-Barry LLC has been issued two cultivation licenses, one medical license and one adult use license. MOCA LLC is licensed to operate two dispensaries and has been issued a total of three dispensary licenses, one medical and two adult use licenses. On December 14, 2020, we entered into a definitive agreement to acquire Midway Dispensary. The transaction is conditioned on approval of the IDFPR prior to close.

The below table lists our Illinois licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
Revolution Cannabis-Barry, LLC	1503060627	Barry	03/09/2022	Medical Cultivation License
Revolution Cannabis-Barry, LLC	1503060627 – EA	Barry	03/31/2022	Early Adult Use Cultivation License
HealthCentral, LLC	DISP.000022 / 11-0	Collinsville	01/07/2022	Medical License
HealthCentral, LLC	AUDO.000025	Collinsville	03/31/2022	Adult Use License
HealthCentral, LLC	DISP.000029 / 09-00	Adam St. / Springfield	02/03/2022	Medical License
HealthCentral, LLC	AUDO.000026	Adam St. / Springfield	03/31/2022	Adult Use License
HealthCentral, LLC	AUDO.000069	Horizon Dr. / Springfield	03/31/2022	Adult Use License
HealthCentral, LLC	AUDO.000104	Fairview Heights	03/31/2022	Adult Use License
Chicago Alternative Health Center, LLC	DISP. 43.002	Archer Ave. / Chicago	04/13/2022	Medical License
Chicago Alternative Health Center, LLC	AUDO.000032	Archer Ave. / Chicago	03/31/2022	Adult Use License
Chicago Alternative Health Center, LLC	AUDO.000114	Chicago Ridge	03/31/2022	Adult Use License
MOCA LLC	DISP.000028 / 48-00	Fullerton Ave/ Chicago	02/01/2022	Medical License
MOCA LLC	AUDO.000021	Fullerton Ave/ Chicago	03/31/2022	Adult Use License
MOCA LLC	AUDO.000052	Ohio St / Chicago	03/31/2022	Adult Use License
Illinois Storage and Security
Both our cultivation center and our dispensaries are required to store cannabis in restricted-access areas. Our dispensaries must store inventory on-site in a secured and restricted-access area and enter information into Illinois’ tracking system as required by law and IDFPR rules. Any cannabis or cannabis products in an open or defective package, which have expired, or which the company otherwise has reason to believe have been opened or tampered with must be segregated in secure storage until promptly and properly disposed of.
Dispensaries are also required to implement security measures designed to deter and prevent unauthorized entry into the facility (and restricted-access areas) and theft, loss or diversion of cannabis or cannabis products. In this respect, dispensaries must maintain a commercial grade alarm and surveillance system installed by an Illinois licensed private alarm contractor or private alarm contractor agency. Dispensaries must also implement various security measures designed to protect the premises, customers and dispensing organization agents (employees).
Illinois Reporting Requirements
Illinois uses BioTrack THC as its track and trace (“T&T”) system. All dispensing organization licensees are required to use a real-time, web-based inventory tracking/point-of-sale system that is accessible to IDFPR at any time, and at a minimum, tracks the date of sale, amount, price, and currency. We use BioTrack THC for inventory management and LeafLogix as a point-of-sale system. Licensees are also required to track each sales transaction at the time of the sale, daily beginning and ending inventory, acquisitions (including information about the supplier and the product) and disposal.

Illinois Transportation Requirements
Currently, licensed cultivation centers may transport cannabis and cannabis products in accordance with certain guidelines. For receiving products, dispensing organizations must receive a copy of the shipping manifest prepared by the cultivation center in advance of transport and is required to check the product delivered against such manifest at the time of delivery. All cannabis and cannabis products must be packaged in properly labeled and sealed containers. Dispensaries may not accept products that are mislabeled, products that have labels missing or when packaging is opened or tampered with.
U.S. Attorney Statements in Illinois
To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Illinois. See “Risk Factors - U.S. State regulation of cannabis is uncertain.”
Massachusetts
Massachusetts Regulatory Landscape
The Massachusetts Medical Use of Marijuana Program (the “MA Program”) was formed pursuant to the Act for the Humanitarian Medical Use of Marijuana (the “MA ACT”). The MA Program allows registered persons to purchase medical cannabis and applies to any patient, personal caregiver, Medical Marijuana Treatment Center (each, a “MTC”), and MTC agent that qualifies and registers under the MA Program. To qualify, patients must suffer from a debilitating condition as defined by the MA Program. Currently there are eight conditions that allow a patient to acquire cannabis in Massachusetts, including AIDS/HIV, ALS, cancer and Crohn’s disease. As of May 31, 2019, approximately 59,000 patients have been registered to purchase medical cannabis products in Massachusetts. The MA Program is administrated by the Cannabis Control Commission of Massachusetts (the “CCC”). According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were 52 open dispensaries in Massachusetts as of the end of 2019.
In November 2016, Massachusetts voted affirmatively on a ballot petition to legalize and regulate cannabis for adult-use. The Massachusetts legislature amended the law on December 28, 2016, delaying the date adult-use cannabis sales would begin by six months. The delay allowed the legislature to clarify how municipal land-use regulations would treat the cultivation of cannabis and authorized a study of related issues. After further debate, the state House of Representatives and state Senate approved H.3818 which became Chapter 55 of the Acts of 2017, An Act to Ensure Safe Access to Marijuana, and established the CCC. The CCC consists of five commissioners and regulates both the Adult Use and Medical Use of Marijuana programs. Sales of adult-use cannabis in Massachusetts started in July 2018. Adult-use cannabis in Massachusetts is regulated under M.G.L. ch. 94G and 935 CMR 500 et seq.
Under the MA Program, MTCs are heavily regulated. Vertically integrated MTCs grow, process, and dispense their own cannabis. As such, each MTC is required to have a retail facility as well as cultivation and processing operations, although retail operations may be separate from grow and cultivation operations. An MTC’s cultivation location may be in a different municipality or county than its retail facility.
The MA Program mandates a comprehensive application process for MTCs. Each Registered Marijuana Dispensary (each, a “RMD”) applicant must submit a Certificate of Good Standing, comprehensive financial statements, a character competency assessment, and employment and education histories of the senior partners and individuals responsible for the day-to-day security and operation of the MTC. Municipalities may individually determine what local permits or licenses are required if an MTC wishes to establish an operation within its boundaries.

Massachusetts Licenses
MassGrow LLC has been issued one cultivation and one provisional manufacturing processing license and Ascend Mass LLC has been issued one retail license and two provisional retail licenses.
The below table lists our Massachusetts licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
MassGrow, LLC	MC281488	Athol	08/12/2021	Adult Use Cultivation License
MassGrow, LLC	MP281460	Athol	07/13/2021	Manufacturing Processing Provisional License
Ascend Mass, LLC	MR282077	Boston	01/15/2022	Adult Use License
Ascend Mass, LLC	MRN282837	Newton	06/05/2021	Adult Use Provisional License
Ascend Mass, LLC	MRN283075	New Bedford	08/07/2021	Adult Use Provisional License
Each Massachusetts dispensary, grower and processor license is valid for one year and must be renewed no later than 60 calendar days prior to expiration. As in other states where cannabis is legal, the CCC can deny licenses and renewals for multiple reasons, including (per 935 CMR 500.400) (1) failure to complete the application process within the required time period; (2) submission of deceptive, misleading, or fraudulent information, (3) an indication of an inability to maintain and operate a compliant cannabis establishment, (4) determination of unsuitability pursuant to, for example, certain criminal convictions, (5) failure to comply with cannabis license control limitations, (6) rejection of revocation of another cannabis license in Massachusetts or elsewhere; or (7) any other ground that serves the purposes of the law. Revocations can also be based on (per 935 CMR 500.450) (1) failure to submit or implement a plan of correction; (2) attempting to assign ownership to another entity or making other significant changes without proper permission, (3) lack of responsible operation of a cannabis establishment, (4) maintaining a substandard level of compliance with applicable statutory and regulatory requirements, (5) financial insolvency; (6) failure to cooperate with law enforcement, (7) violation of the safety, health, or welfare of the public; or (8) committing, permitting, aiding, or abetting of any illegal practices in the operation of the cannabis establishment. Additionally, license holders must ensure that no cannabis is sold, delivered, or distributed by a producer from or to a location outside of the state.
Regulation of the Adult-Use Cannabis Market in Massachusetts
Adult-use cannabis has been legal in Massachusetts since December 15, 2016, following a ballot initiative in November of that year. The CCC, a regulatory body created in 2018, licenses adult-use cultivation, processing and dispensary facilities (collectively, “Marijuana Establishments” or “MEs”) pursuant to 935 CMR 500.000 et seq. The first adult-use cannabis facilities in Massachusetts began operating in November 2018.
Massachusetts Licensing Requirements (Adult-Use)
Applicants must submit proof of being an entity registered to do business in Massachusetts, as well as a list of all people and entities having direct or indirect control of the business, documentation of any such people or entities’ other business interests, details of the amounts and sources of capital resources, and documentation of a bond or escrow account. Furthermore, the applicant must provide a specific address for the location of the establishment, proof of a property interest in that address, documentation that the applicant has a “host community agreement” with the municipality, and documentation that the applicant has held at least one community outreach meeting. The applicant must also provide a description of plans to ensure that the cannabis establishment will be compliant with all applicable laws and regulations, and also a specific plan to positively impact areas of disproportionate impact

(geographical locations in the state which have had historically high rates of arrest, conviction, and incarceration related to cannabis crimes). The application also requires payment of a fee.
All individuals identified as having direct or indirect control in the license must undergo an extensive background check that includes criminal, civil, and regulatory records; certain criminal convictions, civil actions, or regulatory infractions may trigger a finding of unsuitability
Each license applicant must submit detailed information about its business registration, certificates of good standing, and a plan to obtain liability insurance. The application must include a detailed business plan, a detailed summary of operating policies and procedures addressing issues like security, storage, prevention of diversion, transportation, inventory practices, recordkeeping, and a specific diversity plan demonstrating promotion of equity among people of color, women, veterans, persons with disabilities, and LGBTQ+ individuals. Such plans must have specific goals and measurable outcomes that will be monitored and updated through the entire existence of the cannabis establishment.
Pursuant to 935 CMR 500.050, no person or entity may own or have direct or indirect control over more than three licenses in each Marijuana Establishment category (i.e., cannabis retailer, cannabis cultivator, cannabis product manufacturer). Additionally, there is a 100,000 square foot cultivation canopy restriction for adult-use licenses.
Massachusetts Dispensary Requirements (Adult-Use)
Cannabis retailers may purchase, transport, sell, repackage, or otherwise transfer cannabis and cannabis products to consumers. On-site consumption is prohibited. All permitted cannabis-related activities must take place solely at the licensed address.
All cannabis establishment employees must receive at least eight hours of training annually. A total of four hours of training shall be from Responsible Vendor Training Program courses established under 935 CMR 500.105(2)(b). The remaining four hours may be conducted in-house by the cannabis establishment as on-the-job training.
All cannabis establishments must have written operating procedures addressing security measures, employee security policies, descriptions of operating hours and after-hours contact information, storage and waste disposal, product descriptions, price list, recordkeeping, quality control, staffing, emergency procedures, alcohol/smoke/drug-free workplace policies, confidential information handling, plans for immediate dismissal of employees who divert cannabis, engage in unsafe practices or are convicted of certain crimes, board of directors and members list, cash handling, prevention of diversion, energy efficiency, and workplace safety. Retail establishments must also have plans to check the identification of each customer both upon entering the store and again at the point of sale. No one under 21 is permitted to purchase cannabis or to be on the premises. Retail stores must ensure that customers purchase no more than one ounce of cannabis (or its equivalent in other forms) per day. Retailers also have the right to refuse sales to customers, for example, those that appear to be impaired by the influence of substances.
The retail point of sale system must be approved by both the CCC and the state Department of Revenue. It must be integrated with Metrc, the state’s seed-to-sale tracking system. The system must also be audited on a monthly basis to ensure that no additional software has been installed that could alter sales data.
Cannabis retailers must have available extensive consumer education materials, including in languages other than English.
Massachusetts Security and Storage Requirements (Adult-Use)
Each Marijuana Establishment must implement sufficient safety measures to deter and prevent unauthorized entrance into areas containing cannabis and theft of cannabis at the establishment. Security measures taken by the establishments to protect the premises, employees, consumers and general public must include, but not be limited to, the following:
•positively identifying individuals seeking access to the premises of the Cannabis Establishment or to whom or cannabis products are being transported pursuant to 935 CMR 500.105(13) to limit access solely to individuals 21 years of age or older;
•adopting procedures to prevent loitering and ensure that only individuals engaging in activity expressly or by necessary implication permitted by the regulations and its enabling statute are allowed to remain on the premises;
•disposing of cannabis in accordance with 935 CMR 500.105(12) in excess of the quantity required for normal, efficient operation as established within 935 CMR 500.105;
•securing all entrances to the Marijuana Establishment to prevent unauthorized access;
•establishing limited access areas pursuant to 935 CMR 500.110(4), which shall be accessible only to specifically authorized personnel limited to include only the minimum number of employees essential for efficient operation;
•storing all finished cannabis products in a secure, locked safe or vault in such a manner as to prevent diversion, theft and loss;
•keeping all safes, vaults, and any other equipment or areas used for the production, cultivation, harvesting, processing or storage of cannabis products securely locked and protected from entry, except for the actual time required to remove or replace cannabis;
•keeping all locks and security equipment in good working order;
•prohibiting keys, if any, from being left in the locks or stored or placed in a location accessible to persons other than specifically authorized personnel;
•prohibiting accessibility of security measures, such as combination numbers, passwords or electronic or biometric security systems, to persons other than specifically authorized personnel;
•ensuring that the outside perimeter of the Marijuana Establishment is sufficiently lit to facilitate surveillance, where applicable;
•ensuring that all cannabis products are kept out of plain sight and are not visible from a public place without the use of binoculars, optical aids or aircraft;
•developing emergency policies and procedures for securing all product following any instance of diversion, theft or loss of cannabis, and conduct an assessment to determine whether additional safeguards are necessary;
•developing sufficient additional safeguards as required by the CCC for Marijuana Establishments that present special security concerns;
•establishing procedures for safe cash handling and cash transportation to financial institutions to prevent theft, loss and associated risks to the safety of employees, customers and the general public;
•sharing the establishment’s floor layout with law enforcement and as required by the municipality to identify the use of any flammable or combustible solvents, chemicals, or other such materials in use; and
•sharing the Marijuana Establishment’s security plan and procedures with law enforcement authorities and fire services and periodically updating law enforcement authorities and fire services if the plans or procedures are modified in a material way.
Cannabis must be stored in special limited access areas, and alarm systems must meet certain technical requirements, including a failure notification system, perimeter alarms on all entry and exit points, duress/panic alarms, and video surveillance in all areas where cannabis or cash is kept and at all points of entry and exit. The surveillance system must have the ability to record footage 24 hours a day and to retain such footage for at least 90 days. The systems must be angled so as to allow for the capture of clear identification of any person entering or existing the establishment and must be able to remain operational for a minimum of four hours in the event of a power outage. Regular audits are required every 30 days.
Massachusetts Transportation Requirements (Adult-Use)
Cannabis products may only be transported between licensed MEs by registered Marijuana Establishment agents. A licensed cannabis transporter may contract with a licensed Marijuana Establishment to transport that licensee’s cannabis products to other licensed establishments. The originating and receiving licensed establishments shall ensure that all transported cannabis products are linked to METRC, Massachusetts’ seed-to-sale tracking program. For the purposes of tracking, seeds and clones will be properly tracked and labeled in a form and manner determined by the CCC. Any cannabis product that is undeliverable or is refused by the destination Marijuana Establishment shall be transported back to the originating establishment. All vehicles transporting cannabis products shall be staffed with a minimum of two Marijuana Establishment agents. At least one agent shall remain with the vehicle at all times that the vehicle contains cannabis or cannabis products. Prior to the products leaving a Marijuana Establishment for the purpose of transporting cannabis products, the originating Marijuana Establishment must weigh, inventory, and account for, on video, all cannabis products to be transported. Within eight hours after arrival at the destination Marijuana Establishment, the destination establishment must re-weigh, re-inventory, and account for, on video, all cannabis products transported. When videotaping the weighing, inventorying, and accounting of cannabis products before transportation or after receipt, the video must show each product being weighed, the weight, and the manifest. Cannabis products must be packaged in sealed, labeled, and tamper or child-resistant packaging prior to and during transportation. In the case of an emergency stop during the transportation of cannabis products, a log must be maintained describing the reason for the stop, the duration, the location, and any activities of personnel exiting the vehicle. A Marijuana Establishment or a cannabis transporter transporting cannabis products is required to ensure that all transportation times and routes are randomized. An establishment or transporter transporting cannabis products shall ensure that all transport routes remain within Massachusetts. All vehicles and transportation equipment used in the transportation of cannabis products or edibles requiring temperature control for safety must be designed, maintained, and equipped as necessary to provide adequate temperature control to prevent the cannabis products or edibles from becoming unsafe during transportation, consistent with applicable requirements pursuant to 21 CFR 1.908(c).
Vehicles used for transport must be owned or leased by the Marijuana Establishment or transporter, and they must be properly registered, inspected, and insured in Massachusetts All vehicles must be equipped with a video system that includes at least one camera in the storage area and at least one camera in the driver area. All cameras must remain functional throughout the entire transportation process. All vehicles must also be equipped with an alarm system, and functioning heating and air conditioning. Cannabis may not be visible from outside the vehicle, and it must be transported in a secure, locked storage compartment. The vehicle may not have any external markings indicating that it is used to transport cannabis. Each vehicle must have a global positioning system, and any agent transporting cannabis must have access to a secure form of communication with the originating location. Firearms are forbidden inside the vehicle or on the person of an agent. Each transport must have a manifest filled out in triplicate.
Massachusetts CCC Inspections
The CCC or its agents may inspect a Marijuana Establishment and affiliated vehicles at any time without prior notice in order to determine compliance with all applicable laws and regulations. All areas of a Marijuana Establishment, all Marijuana Establishment agents and activities, and all records are subject to such inspection. Marijuana establishments must immediately upon request make available to the CCC all information that may be relevant to a CCC inspection, or an investigation of any incident or complaint. A Marijuana Establishment must make all reasonable efforts to facilitate the CCC’s inspection, or investigation of any incident or complaint, including the taking of samples, photographs, video or other recordings by the CCC or its agents, and to facilitate the CCC’s interviews of Marijuana Establishment agents. During an inspection, the CCC may direct a Marijuana Establishment to test cannabis for contaminants as specified by the CCC, including but not limited to mold, mildew, heavy metals, plant-growth regulators, and the presence of pesticides not approved for use on cannabis by the Massachusetts Department of Agricultural Resources.
Moreover, the CCC is authorized to conduct a secret shopper program in retail establishments to ensure compliance with all applicable laws and regulations.

U.S. Attorney Statements in Massachusetts
On July 10, 2018, the U.S. Attorney for the District of Massachusetts, Andrew Lelling, issued a statement regarding the legalization of adult-use cannabis in Massachusetts. Mr. Lelling stated that since he has a constitutional obligation to enforce the laws passed by Congress, he would not immunize the residents of Massachusetts from federal law enforcement. He did state, however, that his office’s resources would be primarily focused on combating the opioid epidemic. He stated that considering those factors and the experiences of other states that have legalized adult-use cannabis, his office’s enforcement efforts would focus on the areas of (i) overproduction, (ii) targeted sales to minors, and (iii) organized crime and interstate transportation of drug proceeds.
To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Massachusetts. See “Risk Factors - U.S. State regulation of cannabis is uncertain.”
Michigan
Michigan Regulatory Landscape
In 2008, the Michigan Compassionate Care Initiative established a medical cannabis program for serious and terminally ill patients. This program, which was approved by the House but not acted upon and defaulted to a public initiative on the November ballot. Proposal 1 was approved by 63% of voters on November 8, 2008. Proposal 1 was then written into law and approved by Michigan’s lawmakers in December 2008. The resulting Act became the Michigan Medical Marihuana Act (“MMMA”). The MMMA provides access to state residents to cannabis and cannabis related products under one of 11 debilitating conditions, including epilepsy, cancer, HIV/AIDS, cancer and post-traumatic stress disorder. In July 2018, the Medical Marihuana Facility Licensing Division approved 11 additional conditions to the list of aliments to qualify for medical cannabis. The additional 11 include chronic pain, colitis and spinal cord injury.
In 2016, the Michigan legislature passed two new acts and also amended the original MMMA. The first act, the Medical Marihuana Facilities Licensing Act (“MMFLA”), effective December 20, 2016 and amended effective January 1, 2019, establishes a licensing and regulation framework for medical cannabis growers, processors, secure transporters, provisioning centers, and safety compliance facilities. The second act establishes a “seed-to-sale” system to track cannabis that is grown, processed, transferred, stored, or disposed of under the MMFLA.
In November of 2018 Michigan voters, through another public ballot initiative approved the Michigan Regulation and Taxation of Marihuana Act (“MRTMA”) legalizing and establishing a licensing and regulatory framework for adult-use growers, processors, secure transporters, retailers, microbusinesses, event organizers, designated consumption, and safety compliance establishments. The proposal was approved by nearly 56% of the voters. The state began taking applications for such on November, 1, 2019 and the first sales of adult-use marihuana took place on December 1, 2019. According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were 125 open dispensaries in Michigan as of the end of 2019.
The Marihuana Regulatory Agency (“MRA”) is a separate bureau within the Michigan Department of Licensing and Regulatory Affairs and is responsible for the oversight of cannabis in Michigan. The MRA consists of the Medical and Adult Marihuana Licensing, Compliance, Legal and Enforcement Divisions and the Michigan Medical Marihuana Program Division. The MRA is responsible for issuing cards to medical cannabis patients, and oversight and licensing of medical facilities and adult-use establishments.
The MRA and State of Michigan are attempting to combine the medical and adult-use markets. On June 22, 2020 Final Administrative rules covering both the MMFLA and MRTMA were filed with the Michigan Secretary of State. Draft bills combining the MMFLA and MRTMA drafted by the Legislative Service Bureau Legal Division were circulated during the 2019-2020 legislative session, but did not receive a vote in the both legislative bodies.

Under both the MMFLA and MRTMA Michigan municipalities can choose if they will allow cannabis establishments or facilities, and the type and number of establishments or facilities within their jurisdiction. This includes licensing and zoning ordinances for many municipalities. Because each municipality is able to devise a unique set of rules for cannabis licenses, each facility or establishment in a different Michigan municipality may be subject to a different set of local ordinances.
Michigan Licenses
The below table lists our Michigan licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
FPAW Michigan, LLC	AU-RA-000286	Ann Arbor	11/27/2021	Adult Use License
FPAW Michigan, LLC	PC-000391	Battle Creek	07/29/2021	Medical Use License
FPAW Michigan, LLC	AU-RA-000234	Battle Creek	11/27/2021	Adult Use License
FPAW Michigan, LLC	PC-000390	Detroit	07/29/2021	Medical Use License
FPAW Michigan, LLC	PC-000318	Morenci	07/29/2021	Medical Use License
FPAW Michigan, LLC	AU-R-000125	Morenci	11/27/2021	Adult Use License
FPAW Michigan, LLC	PC-000503	28th Street, Grand Rapids	07/29/2021	Medical Use License
FPAW Michigan, LLC	AU-R-000338	28th Street, Grand Rapids	11/27/2021	Adult Use License
FPAW Michigan, LLC	AU-R-000373	Scribner Ave, Grand Rapids	11/27/2021	Adult Use License
FPAW Michigan, LLC	PR-000171	Lansing	07/29/2021	Cultivation Facility Processor
FPAW Michigan, LLC	AU-P-000145	Lansing	11/27/2021	Cultivation Marijuana Processor License
Michigan Storage and Security Requirements
Michigan establishments must meet the security requirements as set forth in the MRTMA, MMFLA and Administrative Rules. As such, establishments are required to include a security plan in their state license applications. The plan and required security measures include, but are not limited to, ensuring that visitors are escorted by an employee at all times; maintaining commercial locks or electronic access on all doors and windows; having an alarm system at the establishment; having a video surveillance system that records all areas where marihuana products are weighed, packed, stored, loaded, and unloaded for transportation, prepared, or moved; recording the access point to the surveillance system; recording the exterior and interior of entrances and exits; recording all areas within 20 feet of exits of the establishment; recording in 720p resolution or higher; ensuring sufficient lighting for recording; maintaining recordings for at least 30 days and a log of all those with access to the surveillance system. General requirements for all cannabis business can be found in Michigan Administrative Rule 420.206.
Michigan Transportation Requirements
Transportation of cannabis to establishments takes place via State licensed secure transporters. Transported products are entered into a manifest and the Michigan T&T system. Products are picked up from cultivators and processors by secure transporters and then delivered to destinations. For adult use products licensed transporters may also transfer products between our retail locations. A transporter must transport all cannabis products in a locked, secured, and sealed container that is not accessible while in transit. The container must be secured by a locked closed lid or door. Cannabis product must be labeled and kept in separate compartments or containers within the main locked, secured, and sealed container. If the transporter transports money associated with the purchase or sale of cannabis product between businesses, the transporter shall lock the money in a sealed container kept separate from the cannabis product and only accessible to the licensee and its employees. A transporter cannot maintain custody of the cannabis product for more than 96 hours without permission from the MRA.
Michigan Reporting Requirements
Michigan establishments must maintain on-site, or have electronic access to, all records of the establishment. Records are defined as books, ledgers, documents, writings, photocopies, correspondence, electronic storage media, electronically stored records, money receptacles, equipment in which records are stored, including data or information in the statewide monitoring system, or any other document that is used for recording information. Additionally, establishments must provide the state with an audited annual financial report every year. This report must be conducted by an independent certified public accountant and includes information including but not limited to: sampling of all transaction done by the organization over the course of the year; employees and employment; bank accounts; management, revenues, METRC transactions, vendors, taxes, ownership and distributions, outsourcing, licensing agreements, and independent contractors. Additionally, licensees must report any change to operations, officers, owners, members, managers, applicants; changes in processing machinery or equipment, violations or local ordinances, changes in named applicant; changes in names; conveyances of interest in a license; modifications to businesses or business plans between inspections or submissions; changes in capacities; changes to ingress or egress; adverse reactions to marihuana products; criminal convictions, charges, civil judgements, lawsuits, legal proceedings, charges, or governmental investigations; employee discipline for misconduct related to product sales or transfers; diversion; theft; and any suspected criminal activity on the premises. The above issues, depending on the type, must be reported either before the change, within 24 hours thereof or within 10 days of notice thereof.
Michigan Site-Visits and Inspections
The MRA or its agents may inspect an establishment at any time without prior notice in order to determine compliance with all applicable laws and regulations. All areas of an establishment, all establishment agents and activities, and all records are subject to such inspection. Establishments must immediately upon request make available to the MRA all information that may be relevant to a MRA inspection, or an investigation of any incident or complaint.
MRA agents conduct initial inspections, an inspection within 30 days of operation, and then bi-annual inspections thereafter. The Michigan Bureau of Fire Services also conducts initial and bi-annual inspections of establishments.
U.S. Attorney Statements in Michigan
On November 8, 2018, United States Attorneys Matthew Schneider and Andrew Birge for the Eastern and Western Districts of Michigan, respectively, issued a joint statement regarding the legalization of adult-use cannabis in Michigan. They stated that since they had taken oaths to protect and defend the Constitution and the laws of the United States, they would not immunize the residents of Michigan from federal law enforcement. They stated that they would continue to the investigation and prosecution of cannabis crimes as they do with any other crime. They stated they would consider the federal law enforcement priorities set by the DOJ, the seriousness of the crime, the deterrent effect of prosecution, and the cumulative impact of the crime on a community, while also considering their ability to prosecute with limited resources. They stated that combating illegal drugs was just one of many priorities, and that even within the area of drugs, they were focused on combating the opioid epidemic. They stated that they have not focused on prosecution of low-level offenders, which they stated would not change (unless aggravating factors were present). They did state that certain crimes involving cannabis could pose serious risks and harm to a community, including interstate trafficking, involvement of other illegal drugs or activity, persons with criminal records, presence of firearms or violence, criminal enterprises, gangs and cartels, bypassing local laws and regulations, potential for environmental contamination, risks to minors, and cultivation on federal property.

To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Michigan. See “Risk Factors - U.S. State regulation of cannabis is uncertain.”
New Jersey
New Jersey Regulatory Landscape
New Jersey’s medical cannabis program was introduced in January 2010 when then Governor Corzine signed the New Jersey Compassionate Use Medical Marijuana Act into law which legalized medical cannabis for patients with certain enumerated qualifying conditions. Medical cannabis sales began in December 2012 and as of the first quarter of 2021, there were 10 licensed and operational ATCs dispensing medical cannabis to patients. However, the state has accepted applications for satellite dispensaries for those operators, and we expect additional locations to open by the end of calendar year 2021. According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were six open medical dispensaries in New Jersey as of the end of 2019.
In March 2018, under the direction of Governor Phil Murphy, who campaigned on a platform that included cannabis legalization, the New Jersey Department of Health (“NJ DOH”) issued the Executive Order 6 Report, which immediately expanded the medical cannabis program in numerous ways including adding chronic pain and anxiety as qualifying conditions, doubling the monthly product limit, and permitting current licensees to open satellite dispensaries. In August 2018, the NJ DOH began accepting applications for the licensing of six additional ATCs, and those licenses were awarded in December 2018. In August 2019, the NJ DOH accepted applications for the licensing of 24 additional ATCs, divvied among three regions (northern, central, southern) and three forms of endorsements (cultivation, dispensary, vertically integrated).
ATC licenses are awarded by a selection committee that evaluates applicants on the following general criteria: (1) submittal of mandatory organizational information; (2) ability to meet the overall health needs of qualified patients and safety of the public; (3) history of compliance with regulations and policies governing government-regulated cannabis programs; (4) ability and experience of applicant in ensuring an adequate supply of cannabis; (5) community support and participation; (6) ability to provide appropriate research data; (7) experience in cultivating, manufacturing, or dispensing cannabis in compliance with government-regulated cannabis programs; and (8) workforce and job creation plan. Information required to be submitted is wide-ranging, and includes identification information and background checks of principals, employees, directors, and other stakeholders, and evidence of compliance with certain state and local laws and ordinances.
ATCs are subject to a detailed regulatory scheme encompassing security, staffing, point-of-sale systems, manufacturing standards, hours of operation, delivery, advertising and marketing, product labeling, records and reporting, and more. As with all jurisdictions, the full regulations (N.J.A.C. 8:64 et seq.) should be consulted for further information about any particular operational area. For example (and not by limitation), ATCs are subject to a number of regulations regarding their policies, procedures, records, and reporting. For example, ATCs must develop oversight procedures; procedures to ensure safe growing and dispensing operations; security policies; inventory protocols; disaster plans; pricing standards; and crime prevention plans and must maintain careful records, including organizational charts; facility documents; supply-and-demand projections; general business records; detailed sales records; and detailed personnel and training records. ATCs must provide substantial training for their employees and must maintain an alcohol and drug-free workplace.
Licenses are renewed annually, and applications therefore must be submitted 60-days prior to expiration of the license then in force and effect. Provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner, and there are no material violations associated with the license, license holders can expect to receive a renewal in the ordinary course of business.
On November 3, 2020, voters in New Jersey approved an amendment to the state’s constitution to legalize cannabis for adult use in New Jersey. On February 22, 2021, New Jersey Governor Phil Murphy signed into law three bills which, taken together, give effect to the amendment and decriminalize small amounts of cannabis possession in New Jersey. The cultivation, processing and sale of cannabis for adult use purposes will remain prohibited until the new Cannabis Regulatory Commission establishes the regulatory framework for adult use cannabis.
New Jersey Licenses
Ascend New Jersey, LLC is permitted to open three dispensaries and one cultivation under its ATC license. Ascend New Jersey, LLC is an indirect subsidiary of the Company.
The below table lists our New Jersey licenses:

Entity	License Number	City	Expiration Date / Renewal Date	Description
Ascend New Jersey, LLC	9292020	Franklin	12/31/2021	Cultivation License
Ascend New Jersey, LLC	9292020	Montclair	12/31/2021	Medical License
New Jersey Storage and Security Requirements
All ATCs are required to provide effective controls and procedures to guard against theft and diversion of cannabis including, when appropriate, systems to protect against electronic records tampering. With respect to security and inventory protocols, ATCs are required to maintain security and alarm systems in good working order; test and inspect such security systems; employ policies to limit unauthorized access to areas containing cannabis; adopt security protocols to protect personnel; minimize exterior access and ensure the exterior of the facility has adequate lighting; and notify the proper authorities of reportable losses, security breaches, alarm activations, and electrical failures.
Further, all ATCs must install, maintain in good working order and operate a safety and security alarm system at its authorized physical address(es) that will provide suitable protection 24 hours a day, seven days a week against theft and diversion and that provides, at a minimum: (i) immediate automatic or electronic notification to alert state or local police agencies to an unauthorized breach of security at the ATC; and (ii) a backup system that activates immediately and automatically upon a loss of electrical support and that immediately issues either automatically or electronic notification to state or local police agencies of the loss of electrical support. ATCs must also implement appropriate security and safety measures to deter and prevent the unauthorized entrance into areas containing cannabis and the theft of cannabis and security measures that protect the premises, registered qualifying patients, registered primary caregivers and principal officers, directors, board members and employees of the ATC. Each ATC must establish a protocol for testing and maintenance of the security alarm system and conduct maintenance inspections and tests of the security alarm system at the ATC's authorized location at intervals not to exceed 30 days from the previous inspection and test, and it must promptly implement all necessary repairs to ensure the proper operation of the alarm system. In the event of a failure of the security alarm system due to a loss of electrical support or mechanical malfunction that is expected to last longer than eight hours, an ATC must notify NJ DOH and either provide alternative security measures or close the affected facilities until service is restored. Finally, each ATC must equip its interior and exterior premises with electronic monitoring, video cameras, and panic buttons.
New Jersey Reporting Requirements
The reporting requirements for ATCs are governed by N.J.A.C. 8:64-4.3. The State of New Jersey allows ATCs to choose their method of electronic verification and a T&T system. In the course of operations, ATCs are required to conduct detailed monthly inventories and an annual comprehensive inventory. ATCs must retain records for at least two years.

New Jersey Site-Visits & Inspections
ATCs are subject to inspection by NJ DOH at any time, with or without notice. ATCs must provide immediate access to all facilities, materials, and information requested by NJ DOH. Failure to cooperate with an onsite assessment and or to provide access to the premises or information may be grounds to revoke the permit of the ATC and to refer the matter to state law enforcement agencies. If a problem is discovered, the ATC must notify NJ DOH in writing, with a postmark date that is within 20 business days of the date of the notice of violations, of the corrective actions the ATC has taken to correct the violations and the date of implementation of the corrective actions. Additionally, the NJ DOH is continually monitoring the operations of the ATC through our security and surveillance systems. The NJ DOH has the ability to access our surveillance system at any time and therefore may conduct a visual inspection of the premises at any time.
New Jersey Transportation Requirements
An ATC that is authorized by permit to cultivate medical cannabis at one location and to dispense it at a second location shall transport only usable cannabis from the cultivation site to the dispensing site according to a delivery plan submitted to the NJ DOH. Each vehicle must be staffed with at least two registered ATC employees. At least one delivery team member shall remain with the vehicle at all times that the vehicle contains medical cannabis. Each delivery team member shall have access to a secure form of communication with the ATC, such as a cellular telephone, at all times that the vehicle contains medical cannabis. Each delivery team member must possess their ATC employee identification card at all times and shall produce it to NJ DOH staff or law enforcement officials upon demand.
Each transport vehicle needs to be equipped with a secure lockbox or locking cargo area, which shall be used for the sanitary and secure transport of medical cannabis. Each ATC must maintain current commercial automobile liability insurance on each vehicle used for transport of medical cannabis in the amount of $1 million per incident. Each ATC must ensure that vehicles used to transport medical cannabis bear no markings that would either identify or indicate that the vehicle is used to transport medical cannabis, and each trip must be completed in a timely and efficient manner, without intervening stops or delays. Each ATC shall maintain a record of each transport of medical cannabis in a transport logbook, which must include dates and times of trips, names of employees on the delivery team, relevant facts about the products transported and the signatures of the delivery team.
ATCs must report any vehicle accidents, diversions, losses, or other reportable events that occur during transport to the permitting authority in accordance with New Jersey law.
Home delivery is not permitted under New Jersey law. An ATC may not deliver cannabis to the home or residence of a registered qualifying patient or primary caregiver.
U.S. Attorney Statements in New Jersey
To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in New Jersey. See “Risk Factors - U.S. State regulation of cannabis is uncertain.”
Ohio
Ohio Regulatory Landscape
Effective September 8, 2016, House Bill 523 legalized the use of medical cannabis for 26 debilitating conditions as prescribed by a licensed physician. The Ohio Medical Marijuana Control Program (“OMMCP”) allows people with certain medical conditions, including Alzheimer’s disease, HIV/AIDS, ALS, cancer, traumatic brain injury, chronic pain, post-traumatic stress disorder and cachexia, to purchase medical cannabis. Though Ohio was required to implement a fully operational OMMCP by September 8, 2018 with a controlled system for cultivation, laboratory testing, physician/patient registration and dispensing, the timeline was delayed until

November 2018. Regulatory oversight is shared between three offices; (a) the Ohio Department of Commerce with respect to overseeing cultivators, processors and testing laboratories; (b) the Ohio Board of Pharmacy with respect to overseeing retail dispensaries and the registration of patients and caregivers, and (c) the State Medical Board of Ohio with respect to certifying physicians to recommend medical cannabis. The OMMCP will permit limited product types including oils, tinctures, plant materials and edibles. Adult-use and the smoking of cannabis flower are prohibited. As of January 31, 2021, there were approximately 169,000 registered patients allowed to purchase cannabis products from a dispensary. According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were 24 open dispensaries in Ohio as of the end of 2019.
Ohio Licenses
To be considered for approval of a provisional dispensary, cultivation or a processing license, the applicant must complete all mandated requirements. To obtain a certificate of operation for a medical cannabis dispensary, cultivation facility or processing facility, the prospective licensee must be capable of operating in accordance with Chapter 3796 of the Revised Code, the Medical Marijuana Control Program. Dispensary certificates of operation carry two-year terms, while certificates of operation for cultivators and processors must be renewed annually.
A certificate of operation will expire on the date identified on the certificate. A licensee will receive written or electronic notice 90 days before the expiration of its certificate of operation. The licensee must submit the renewal information at least 45 days prior to the date the existing certificate expires. The information required for the license renewal includes, but is not limited to, the following: (a) a roster that includes the dispensary’s employees’ names, (b) the history of compliance with regulations, and (c) the number and severity of any violations. If a licensee’s renewal application is not filed prior to the expiration date of the certificate of operation, the certificate of operation will be suspended for a maximum of 30 days. After 30 days, if the dispensary has not successfully renewed the certificate of operation, including the payment of all applicable fees, the certificate of operations will be deemed expired.
BCCO, LLC holds a license to open one dispensary. Marichron Pharma, LLC holds a processing license. Hemma, LLC holds a license to open a cultivation facility. The closing of the transactions with BCCO, LLC and Hemma, LLC have been submitted to regulators for approval. We have entered into an agreement with Marichron Pharma, LLC and intend to submit the transaction for state approval once we are permitted to under state regulations, which we anticipate will be in the third quarter of 2021.
The below table lists the licenses held by our contractual parties hold in Ohio:

Entity	License Number	City	Expiration Date / Renewal Date	Description
BCCO, LLC	MMD.0700028	Carroll	12/4/2020*	Medical – Dispensary
Hemma, LLC	MMCPC0014	Monroe	09/10/2021	Medical Cultivation
Marichron Pharma, LLC	MMCPP00125	Monroe	01/17/2021*	Medical Processing
*Ohio Department of Commerce has extended the expiration date to 07/01/2021 due to COVID-19.
Ohio Storage Requirements
Ohio has selected METRC as the T&T system. Individual licensees, whether directly or through third-party APIs, are required to push data to the state to meet all reporting requirements. A holder of a processing or cultivation license must track and submit through the inventory tracking system any information the Ohio Department of Commerce determines necessary for maintaining and tracking medical cannabis extracts and products.
A holder of a cultivation license must conduct a weekly inventory of medical cannabis which includes (a) date of inventory; (b) amount of medical cannabis on hand; (c) total count of plants, whether in the flowering, vegetative, or clone phase of growth and organized by room in which the plants are being grown; (d) amount of medical cannabis sold since previous weekly inventory; (e) date, quantity, and method of disposal of medical cannabis; (f) summary of the inventory findings; and (g) name, signature, and title of the employees who conducted the inventory and oversaw the inventory. On an annual basis and as a condition for renewal of a cultivation license, a holder of a cultivation license must conduct a physical, manual inventory of the medical cannabis on hand at the cultivation facility and compare the findings to an annual inventory report generated using the inventory tracking system.
A holder of a processing license must conduct weekly inventory of medical cannabis which includes (a) the date of the inventory, (b) net weight of plant material and the net weight and volume of medical cannabis extract, (c) net weight and unit count of medical cannabis products prepared or packaged for sale to a dispensary, (d) the amount of medical cannabis and medical cannabis products sold since previous weekly inventory; (e) the date, quantity, and method of disposal of any plant material, medical cannabis extract, and medical cannabis products; (f) a summary of the inventory findings; and (g) name, signature and employees who conducted the inventory and oversaw the inventory. On an annual basis and as a condition for renewal of a processing license, a holder of a processing license shall conduct a physical, manual inventory of plant material, medical cannabis extract, and medical cannabis products on hand at the processor and compare the findings to an annual inventory report generated using the inventory tracking system. A holder of a processing license must store plant material, medical cannabis extract, and medical cannabis product inventory on the premises in a designated, enclosed, locked area and accessible only by authorized individuals.
A holder of a dispensary license must use the METRC T&T system to push data to the Ohio Board of Pharmacy on a real-time basis. The following data must be transmitted (a) each transaction and each day’s beginning inventory, acquisitions, sales, disposal and ending inventory, (b) acquisitions of medical cannabis from a licensed processor or cultivator holding a plant-only processor designation, (c) name and license number of the licensed dispensary employee receiving the medical cannabis and, (d) other information deemed appropriate by the Ohio State Board of Pharmacy. A dispensary’s designated representative shall conduct the inventory at least once a week. Records of each day’s beginning inventory, acquisitions, sales, disposal and ending inventory shall be kept for a period of three years.
The dispensary licensee must restrict access areas and keep stock of medical cannabis in secured area enclosed by a physical barrier with suitable locks and an alarm system capable of detecting entry at a time when licensed dispensary employees are not present. Medical cannabis must be stored at appropriate temperatures and under appropriate conditions to help ensure that its identity, strength, quality and purity are not adversely affected.
Ohio Security Requirements
All licensees must have a security system that remains operational at all times and that uses commercial grade equipment to prevent and detect diversion, theft or loss of medical cannabis, including (a) a perimeter alarm, (b) motion detectors, and (c) duress and panic alarms. All licensees must also employ a holdup alarm, which means a silent alarm signal generated by the manual activation of a device intended to signal a robbery in progress. Processing and cultivation facilities are also required to have secondary alarm systems installed and monitored by a vendor that differs from the primary alarm system.
Video cameras at a dispensary must be positioned at each point of egress and each point of sale. The cameras must capture the sale, the individuals and the computer monitors used for the sale, approved safes, approved vaults and any area where cannabis is stored, handled or destroyed. Video surveillance recording must operate 24 hours a day, seven days a week. Recording from all video cameras during hours of operation must be made available for immediate viewing by the Ohio State Board of Pharmacy upon request and must be retained for at least six months.
Video cameras at a processing or cultivation facility must be directed at all approved safes, approved vaults, and any other area where plant material, medical cannabis extract, or medical cannabis products are being processed, stored, handled or destroyed. Video surveillance must take place 24 hours a day, seven days a week. Recordings from all video cameras during hours of operation must be readily available for immediate viewing by the Ohio regulatory bodies upon request and must be retained for at least six months. Video recording must be maintained for at least a 45-day period. Video recording must be maintained beyond the 45-day period when the cultivator or processor becomes aware of a pending criminal, civil or administrative investigation or legal proceeding for which a recording may contain relevant information. The cultivator or processor must retain an unaltered copy of the recording until the investigation or proceeding is closed or the entity conducting the investigation or proceeding is closed or the entity conducting the investigation or proceeding notifies the cultivator or processor that it is no longer necessary to retain the recording.
Ohio Reporting Requirements
A holder of a processing license must maintain the following records: (a) samples sent for testing, (b) disposal of products, (c) tracking of inventory, (d) form and types of medical cannabis maintained at the processing facility on a daily basis, (e) production records, including extraction, refining, manufacturing, packaging and labeling, (f) financial records, (g) employee records and (h) purchase invoices, bills of lading, manifests, sales records, copies of bills of sale, and any supporting documents, including the items and/or services purchased, from whom the items were purchased, and the date of purchase. Records must be maintained for five years.
A holder of a cultivation license must maintain the following records: (a) forms and types of medical cannabis maintained at the cultivator on a daily basis; (b) soil amendment, fertilizers, pesticides, or other chemicals applied to the growing medium or plants or used in the process of growing medical cannabis; (c) production records, including planting, harvesting and curing, weighing, and packaging and labeling; (d) financial records; (e) employee records; and (f) purchase invoices, bills of lading, manifests, sales records, copies of bills of sale, and any supporting documents, including the items and/or services purchased, from whom the items were purchased, and the date of purchase. Records will be maintained for 5 years.
A holder of a dispensary license must maintain the following records (a) confidential storage and retrieval of patient information or other medical cannabis records, (b) records of all medical cannabis received, dispensed, sold, destroyed, or used, (c) dispensary operating procedures, (d) a third-party vendor list, (e) monetary transactions, and (f) journals and ledgers. All records relating to the purchase or return, dispensing, distribution, destruction, and sale of medical cannabis must be maintained under appropriate supervision and control to restrict unauthorized access on the licensed premises for a five-year period.
Ohio Transportation Requirements
Medical cannabis entities must maintain a transportation log in METRC containing the names and addresses of the medical cannabis entities sending and receiving the shipment, names and registration numbers of the registered employees transporting the medical cannabis or the products containing medical cannabis, the license plate number and vehicle type that will transport the shipment, the time of departure and estimated time of arrival, the specific delivery route, which includes street names and distances; and the total weight of the shipment and a description of each individual package that is part of the shipment, and the total number of individual packages. Copies of the log described above must be transmitted to the recipient and to the Ohio Department of Commerce through METRC before 11:59 p.m. on the day prior to the trip.
Vehicles transporting medical cannabis or cannabis products must be insured as required by law, store the products in locked compartments, ensure that the products are not visible from outside the vehicle, be staffed with two employees registered with the department (with one remaining with the vehicle at all times) and have access to the 911 emergency system. Vehicles must not be marked with any marks or logos.
Trips must be direct, other than to refuel the vehicle. Drivers must have their employee identification cards on their person at all times and must ensure that delivery times and routes are randomized. A copy of the transportation log must be carried during the trip.

Ohio Inspections Requirements
The submission of an application that results in the issuance of a provisional license or certificate of operation for a cultivator irrevocably gives the Ohio Department of Commerce consent to conduct all inspections necessary to ensure compliance with the cultivator's application, state and local law and regulators. An inspector conducting an inspection pursuant to this rule shall be accompanied by a “type 1” key employee during the inspection. The inspector may review and make copies of records, enter any area of a facility, inspect vehicles, equipment, premises, and question employees, among other actions. Dispensaries are not permitted to deliver cannabis products to the homes of patients or their designated caregivers.
Dispensaries in Ohio are subject to random and unannounced dispensary inspections and medical cannabis testing by the Ohio Board of Pharmacy. The Ohio Board of Pharmacy and its representatives may enter facilities and vehicles where medical cannabis is held and conduct inspections in a reasonable manner each place and all pertinent equipment, containers and materials and data. The Ohio Board of Pharmacy may also obtain any medical cannabis or related products from such facility.
U.S. Attorney Statements in Ohio
To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Ohio. See “Risk Factors - U.S. State regulation of cannabis is uncertain.”
New York
New York Regulatory Landscape
In July 2014, the New York Legislature and Governor enacted the Compassionate Care Act (the “CCA”) to provide a comprehensive, safe and effective medical cannabis program. The CCA provides access to the program to certified patients who suffer from one of 14 qualifying serious conditions including, debilitating or life-threatening conditions including cancer, HIV/AIDS, ALS and chronic pain. Certified patients must also have one of the following associated or complicating conditions: cachexia or wasting syndrome, severe or chronic pain, severe nausea, seizures, or severe or persistent muscle spasms, post-traumatic stress disorder, or opioid use disorder (if enrolled in a treatment program pursuant to Article 32 of the Mental Hygiene Law).
Pursuant to the CCA, only a limited number of product offerings are allowed including metered liquid or oil preparations, solid and semi-solid preparations (e.g. capsules, chewable and effervescent tablets), metered ground plant preparations, and topical forms and transdermal patches. Smoking medical cannabis is not allowed. Medical cannabis may not be incorporated into the food products unless approved by the Commissioner of Health and smoking of cannabis flower is prohibited. According to the Cowen report, Charting Cannabis: A U.S. State Level Deep Dive, published February 19, 2020, there were 35 open dispensaries in New York as of the end of 2019.
On March 31, 2021, New York became the 16th state to legalize the adult-use of cannabis with the enactment of Senate Bill S854A, also known as The Marihuana Regulation and Taxation Act (the “MRTA”). Under MRTA, the current medical cannabis program is set to undergo several changes. A new Office of Cannabis Management—an independent agency operating as part of the New York State Liquor Authority—will be responsible for regulating the adult-use cannabis market as well as the existing medical cannabis and hemp programs, and will be overseen by a new five-member Cannabis Control Board. The list of medical conditions covered under the CCA will be widened to include additional qualifying conditions, medical patients will no longer be restricted from smoking medical cannabis, and the current limit on cannabis supply for medical patients will be doubled. Medical cannabis license holders may also be allowed to double their existing number of dispensaries for up to a total of eight dispensaries, but no more than three of the dispensary locations will be permitted to serve as adult-use cannabis retail stores. The legislation takes effect immediately, though full implementation will not occur until the Cannabis Control Board is appointed and develops regulations for the adult-use cannabis program. It is currently expected that full implementation could take between 18 months to two years.

New York Licenses
The New York Department of Health (“NYDOH”) approves entities to operate as “registered organizations” under the CCA. There are currently ten registered organizations. Each registered organization is vertically integrated and can operate one cultivation/processing facility and up to four dispensaries.
As described above, on February 25, 2021, we entered into the Investment Agreement with MedMen, under which we will, subject to regulatory approval, complete the Investment of approximately $73 million in MMNY, a registered organization in New York. MMNY holds a cultivation and four dispensary licenses. To the Company’s knowledge, MedMen NY, Inc.’s business is in compliance with applicable licensing requirements and the regulatory framework enacted in the State of New York and the Company is not aware of any non-compliance, citations or notices of violation that may have an impact on MedMen’s licence, business activities or operations.
The below table lists the New York licenses held by MMNY:

Entity	License Number	City	Expiration Date / Renewal Date	Description
MedMen NY, Inc.	MM0506D	Williamsville	07/31/2021	Dispensary
MedMen NY, Inc.	MM0502D	Lake Success	07/31/2021	Dispensary
MedMen NY, Inc.	MM0503D	New York	07/31/2021	Dispensary
MedMen NY, Inc.	MM0504D	Syracuse	07/31/2021	Dispensary
MedMen NY, Inc.	MM0501M	Utica	07/31/2021	Manufacturing
Licenses under New York’s medical cannabis program are valid for two years from the date of issuance and registered organizations are required to submit a renewal application not more than six months nor less than four months prior to expiration. Registered organizations must ensure that no medical cannabis product is sold, delivered, transported or distributed by a producer from or to a location outside of New York.
New York Record-Keeping/Reporting
The NYDOH uses the BioTrack THC T&T system to track medical cannabis activity. Each month, each registered organization is required to file reports with the NYDOH which provides information showing all medical cannabis products dispensed during the month. All other data shall be pulled from the T&T system. The data must include (a) documentation, including lot numbers where applicable, of all materials used in the manufacturing of the approved medical cannabis product to allow tracking of the materials including but not limited to soil, soil amendment, nutrients, hydroponic materials, fertilizers, growth promoters, pesticides, fungicides, and herbicides, (b) cultivation, manufacturing, packaging and labeling production records, and (c) laboratory testing results. The records are required to be maintained for a period of five years.
New York Inventory/Storage Requirements
A record of all approved medical cannabis products that have been dispensed must be filed with the NYDOH electronically through BioTrack THC no later than 24 hours after the medical cannabis product was dispensed to the certified patient or designated caregiver. The information filed must include (a) a serial number for each approved medical cannabis product dispensed to the certified patient or designated caregiver, (b) an identification number for the registered organization’s dispensing facility, (c) the patient’s name, date of birth and sex, (d) the patient’s address, including street, city, state and zip code, (e) the patient’s registry identification card number, (f) if applicable, the designated caregiver’s name and registry identification number, (g) the date the approved medical cannabis was filled by the dispensing facility, (h) the medical cannabis product drug code number, (i) the number of days of supply dispensed, (j) the registered practitioner’s Drug Enforcement Administration number, (k) the date the written certification was issued by the registered practitioner, and (l) the payment method.

All cannabis must be stored in a secure area or location within the registered organization accessible only to a minimum number of employees essential for efficient operation and in such a manner as approved by the NYDOH in advance, to prevent diversion, theft or loss and against physical, chemical and microbial contamination and deterioration. Cannabis must be returned to its secure location immediately after completion of manufacture, distribution, transfer or analysis.
New York Security Requirements
All facilities operated by a registered organization, including any manufacturing facility and dispensing facility, must have a security system to prevent and detect diversion, theft or loss of cannabis and/or medical cannabis products, utilizing commercial grade equipment which includes, at a minimum (a) a perimeter alarm, (b) motion detectors, (c) video cameras in all areas that may contain cannabis and at all points of entry and exit, (d) a duress alarm, (e) a panic alarm, (f) a holdup alarm, (g) an automatic voice dialer, (h) a failure notification system, and (i) the ability to remain operational during a power outage.
The manufacturing and dispensing facilities’ cameras must have the ability to product a clear color still photo that is a minimum of 9600 dpi from any camera image and must be directed at all approved safes, approved vaults, dispensing areas, cannabis sales areas and any other area where cannabis is manufactured, stored, handled, dispensed or disposed of. The manufacturing and dispensing facilities must angle the cameras to allow for the capture of clear and certain identification of any person entering or exiting the facilities. The surveillance cameras must record 24 hours a day, seven days a week. Recordings from all video cameras must include a date and time stamp embedded on all recordings and must be readily available for immediate viewing by a state authorized representative upon request and must be retained for at least 90 days. A registered organization must test the security and surveillance equipment no less than semi-annually at each manufacturing and dispensing facility that is operated under the registered organization’s registration. Records of security tests must be maintained for five years and be made available for inspection by the NYDOH.
New York Transportation Requirements
Prior to transporting any medical cannabis, a registered organization must complete a shipping manifest using a form determined by NYDOH. A copy of the shipping manifest must be transmitted to the destination that will receive the products and to NYDOH at least two business days prior to transport unless otherwise expressly approved NYDOH. The registered organization shall maintain all shipping manifests and make them available to the department for inspection upon request, for a period of 5 years.
Approved medical cannabis products must be transported in a locked storage compartment that is part of the vehicle transporting the cannabis and in a storage compartment that is not visible from outside the vehicle. An employee of a registered organization, when transporting approved medical cannabis products must (a) travel directly to his or her destination(s) and may not make any unnecessary stops in between, (b) ensure that all approved medical cannabis product delivery times are randomized, (c) appoint each transport vehicle with a minimum of two employees where at least one transport team member remains with the vehicle at all times that the vehicle contains cannabis, (d) have access to a secure form of communication with employees at the registered organization’s manufacturing facility at all times that the vehicle contains cannabis, (e) possess a copy of the shipping manifest at all times when transporting or delivering approved medical cannabis products, and (f) keep the manifest in a safe compartment for a minimum of five years.
New York Inspections
Medical cannabis facilities in New York must make its books, records and manufacturing and dispensing facilities available to the NYDOH or its authorized representatives for monitoring, on-site inspection, and audit purposes, including but not limited to periodic inspections and/or evaluations of facilities, methods, procedures, materials, staff and equipment to assess compliance with requirements of the CCA and the regulations promulgated thereunder.

U.S. Attorney Statements in New York
To the knowledge of management, other than as disclosed in this prospectus, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in New York. See “Risk Factors - U.S. State regulation of cannabis is uncertain”.
Certain Recent Developments
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. We are monitoring this closely, and although operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the outbreak and its impact on the economic environment is uncertain. Our operations are currently ongoing as the cultivation, processing and sale of cannabis products is currently considered an essential business by the states in which we operate with respect to all customers (except in Massachusetts, where cannabis was been deemed essential only for medical patients, which led to the state-wide suspension of recreational sales from March 24, 2020 to May 25, 2020). The uncertain nature of the spread of COVID-19 globally may impact our business operations for reasons including the potential quarantine of our employees, customers, and third-party service providers, delay in supply chains and the inability to adequately adjust business operations and staffing per evolving regulations and Center for Disease Control guidelines that inhibit business operations and productivity and thereby potentially impact revenue, revenue growth, profitability. Further, rising unemployment levels nationally may result in less consumer spending on our products. At this time, we are unable to estimate the impact of this event on its operations.

PROPERTIES
We lease office space in New York, NY that houses our corporate headquarters.
We lease cultivation and manufacturing facilities in Barry, IL, Athol, MA, Lansing, MI and Franklin, NJ consisting of a total of approximately 640,000 square feet. These facilities support the operations of our Wholesale segment. We lease approximately 60,000 square feet for our dispensary operations supporting our Retail segment.
We own the 15,000 square foot building that will house our future Boston, MA dispensary.
Our wholesale leases generally have a term of eighteen to twenty years. Most leases for our cultivation and manufacturing operations provide for a base rent, typically with 3 percent annual escalators and generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses.
Our retail leases generally have a term of ten years with two five-year renewal options. Most leases for our retail stores provide for a base rent, typically with 2-3 percent annual escalators and generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses.
The average size of our stores is approximately 5,000 square feet. The following table summarizes our principal physical properties by state, as of April 22, 2021:

State	Wholesale/Cultivation	Retail	Ancillary
Illinois	1	8	3
Massachusetts	1	3	1
New Jersey	1	3	—
New York(1)	1	4	3
Michigan	1	8	—
Ohio	2	1	—
Total	7	27	7
(1)On February 25, 2021, we entered into a definitive investment agreement with MedMen under which we will, subject to regulatory approval, complete an investment in MedMen NY, Inc.

MANAGEMENT
Our certificate of incorporation provides that the number of directors is set forth in our bylaws and that each director shall hold office until the expiration of the term for which they were elected and until their successors have been duly elected and qualified or until their earlier resignation or removal. Our bylaws provide that the number of directors on our Board shall be determined from time to time by a resolution adopted by the majority of directors of the Board.
The following table provides information regarding the individuals who currently and will continue to serve as our executive officers and directors immediately following the completion of this offering, including their ages as of April 22, 2021.

Name and Place of Residence	Age	Position
Emily Paxhia San Francisco, California	40	Director
Scott Swid Sag Harbor, New York	53	Director
Abner Kurtin Miami Beach, Florida	54	Founder, Chair of the Board and Chief Executive Officer
Frank Perullo Lexington, Massachusetts	44	Founder, Director and Chief Strategy Officer
Dan Neville New York, New York	35	Chief Financial Officer
Christopher Melillo Medford, New Jersey	47	Chief Revenue Officer
Robin Debiase Saddle River, New Jersey	51	Chief People Officer
Our bylaws provide that the directors may, from time to time, appoint such officers as the directors determine. The directors may, at any time, terminate any such appointment, subject to the rights, if any, of an officer under any contract of employment. All members of management devote full time to our business and have entered into a non-competition or non-disclosure agreements with us. Each of our directors have entered into non-disclosure agreements with us as part of the onboarding process.
Our bylaws provide that our board of directors will consist of one or more members, as determined by the board from time to time. Initially, our board of directors consists of four members. We are actively evaluating candidates to serve on our board who will contribute to the success and growth of our company. We anticipate adding an additional member to our board shortly after the completion of this offering.
Director and Executive Officer Biographies
Executive Officers
Abner Kurtin, Chairman, Founder, and Chief Executive Officer. Mr. Kurtin is our Chief Executive Officer and Founder and serves on our Board of Managers, positions he has held since May 2018. He has served as Chief Executive Officer since our founding in 2018. Prior to founding our company, Mr. Kurtin founded K Capital Partners, a multibillion-dollar hedge fund, in 2000 and served with the company through April 2009, and was managing member of Ca2 Group, a high-end real estate development firm in Massachusetts, from January 2010 to January 2018. He started his career at The Baupost Group as a Managing Director. He previously served as a member of the President's Council of Massachusetts General Hospital and Chairman of the Hill House. Mr. Kurtin holds an undergraduate degree from Tufts University and a M.B.A. from Harvard University. Mr. Kurtin is qualified to serve as a Director due to his in-depth knowledge of the cannabis industry and our Company.

Frank Perullo, Director and Chief Strategy Officer. Mr. Perullo is the co-founder of our Company and has served as our Chief Strategy Officer and a member of our Board of Managers since May 2018. In 2015, prior to co-founding our Company, Mr. Perullo founded the Novus Group, a consulting firm that advises government and commercial clients, and he currently serves as principal. Prior to founding the Novus Group, Mr. Perullo founded and served as president of Sage Systems, one of the leading providers of web-based campaign management software, from 2002 to 2015. Mr. Perullo’s successful entrepreneurial career and deep knowledge of the cannabis industry and our Company make him qualified to as a director.
Daniel Neville, Chief Financial Officer. Daniel Neville joined as SVP of Finance in March 2019 and became Chief Financial Officer in August 2020. He was previously at SLS Capital, a special situations hedge fund based in New York, where he served as a Managing Director from January 2015 to March 2019 and an Analyst from April 2010 to January 2015. Previously, he worked as an investment banker at Credit Suisse in the Technology Group, where he worked on mergers & acquisitions and IPO transactions. Dan earned his Bachelor of Science in Economics from Duke University.
Christopher Melillo, Chief Revenue Officer. Mr. Melillo has served as our Chief Revenue Officer since September 2020. He was formerly the Senior Vice President, Retail/Wholesale at Curaleaf Holdings, Inc. from September 2018 to September 2020. Prior to that, Christopher was the Senior Director of Stores Nike North America from July 2013 to November 2016, and Vice President of Stores at DTLR/Villa from January 2017 to August 2018. He has held significant leadership roles in Equinox, Pet Smart, Home Depot. He has been instrumental in retail expansions, store design, construction, merchandising and omni-channel commerce in hundreds of stores. In addition to developing and leading retail teams across the country.
Robin Debiase, Chief People Officer. Robin Debiase joined AWH March 29, 2021. She was previously at WW (formerly known as Weight Watchers) as Vice-President Human Resources - North America and Emerging Markets from November 2019 to March 2021. Prior to WW, from May 2014 to August 2019, Ms. Debiase was Senior Vice President of HR at Delta Galil Industries, a global manufacturer and marketer of private label, licensed apparel products and owner of world-renowned brands such as 7 For All Mankind, PJ Salvage and Splendid. Earlier in her career, Debiase held executive leadership positions at various brands including Hanesbrands, Inc., Walgreens and Circuit City. She holds a Bachelor's degree in Human Relations from St. Joseph’s College as well as an MBA from Johns Hopkins Carey Business School.
Non-Employee Directors
Emily Paxhia, Director. Ms. Paxhia is a co-founder and Managing Director of Poseidon Investment Management, which has three private funds and seven special purpose vehicles dedicated to cannabis and hemp related investments, and has served in such role since 2013. Poseidon has over 30 portfolio companies across several verticals in the industry in the United States and abroad. She is currently a director of Flowhub, LLC (from 2015 to present), a compliance technology solution, Headset, Inc. (from 2015 to present), a data analytics and insights platform and served on the board of the Marijuana Policy Project, a cannabis policy reform organization. Ms. Paxhia earned a B.A. in Psychology from Skidmore College. Ms. Paxhia has served on our Board of Managers since September 2018. Ms. Paxhia is qualified to serve as a Director due to her extensive experience in the cannabis industry, as well as her background in sourcing, negotiating and managing investments.
Scott Swid, Director. Mr. Swid is the General Partner and managing owner of Venturi Grand Prix. He is the general partner and Managing Member of SLS Management (“SLS”). Prior to starting SLS in 1999, Mr. Swid was a senior portfolio manager at Kingdon Capital Management Company and an analyst at Perry Capital. Scott is a member of the Advisory Council for Stanford University’s Freeman Spogli Institute for International Studies and Chairman of the Board of Directors at the Henry Street Settlement. Mr. Swid is also a member of the Council on Foreign Relations. Mr. Swid received a MBA from Harvard Business School and a BA in History from Stanford University. Mr. Swid has served on our Board of Managers since September 2018. Mr. Swid is qualified to serve as a director due to his experience in the financial services industry and his knowledge and experience in the cannabis industry.

Familial Relationships
As of April 22, 2021, there are no familial relationships among any of our officers or directors.
Director Independence
For purposes of this prospectus, the independence of our directors is determined under the corporate governance rules of the New York Stock Exchange (the “NYSE”). While we are not listed on the NYSE, we believe NYSE rules represent corporate governance best practices and we believe our Board should follow best practices. The independence rules of the NYSE include a series of objective tests, including that an “independent” person will not be employed by us and will not be engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each person that no material relationship exists with us either directly or as a partner, stockholder or officer of an organization that has a relationship with us. It has been determined that two of our directors are independent persons under the independence rules of the NYSE: Emily Paxhia and Scott Swid.
Board Leadership Structure
Our bylaws provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer. Abner Kurtin serves as both Chair of our Board and as our Chief Executive Officer.
As Chair of the Board, Mr. Kurtin’s key responsibilities include facilitating communication between our Board and management, assessing management’s performance, managing board members, preparation of the agenda for each board meeting, acting as Chair of board meetings and meetings of our Company’s stockholders and managing relations with stockholders, other stakeholders and the public.
We will take steps to ensure that adequate structures and processes are in place to permit our Board to function independently of management. The directors are able to request at any time a meeting restricted to independent directors for the purposes of discussing matters independently of management and are encouraged to do so should they feel that such a meeting is required.
Board Committees
Our Board (i) has established an audit committee and (ii) prior to the completion of this offering, will establish a compensation and corporate governance committee. A brief description of each committee is set out below.
Audit Committee
The Audit Committee of the Board assists our Board in fulfilling its responsibilities for oversight of financial, audit and accounting matters. The Audit Committee reviews the financial reports and other financial information that we provide to regulatory authorities and our stockholders, as well as reviews our system of internal controls regarding finance and accounting, including auditing, accounting and financial reporting processes.
The members of the Audit Committee are:

Name of Member	Independent(1)	Financially Literate(2)	Audit Committee Financial Expert
Scott Swid	Yes	Yes	Yes
Emily Paxhia	Yes	Yes	No
Abner Kurtin	No	Yes	No
__________________
(1)A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with us. A material relationship is a relationship which could, in the view of our Board, reasonably interfere with the exercise of a member’s independent judgment. Any of our executive officers, such as the President or Secretary, are deemed to have a material relationship with us.
(2)A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements.

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See “Director and Executive Officer Biographies” for a description of the education and experience of each Audit Committee member.
Our audit committee operates under a written charter that satisfies applicable securities rules and regulations and the listing standards of the CSE. The Audit Committee’s principal duties and responsibilities include assisting the Board in discharging the oversight of: (i) our internal audit function; (ii) the integrity of our consolidated financial statements and accounting and financial processes and the audits of our consolidated financial statements; (iii) compliance with legal and regulatory requirements; (iv) external auditors’ qualifications and independence; (v) the work and performance of financial management and external auditors; and (vi) system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and risk management established by management and the Board. The Audit Committee has access to all books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the Audit Committee.
Compensation and Corporate Governance Committee
Our compensation and corporate governance committee will consist of Emily Paxhia, Scott Swid and Abner Kurtin. Emily Paxhia will serve as the chair of our compensation and corporate governance committee. Emily Paxhia and Scott Swid meet the requirements of a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act.
Our compensation and corporate governance committee will, among other things, be responsible for:
•reviewing and approving the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;
•evaluating the performance of our executive officers in light of the goals and objectives of our compensation programs and determining each executive officer’s compensation based on such evaluation;
•reviewing and approving, subject, if applicable, to stockholder approval, our compensation programs;
•reviewing the operation and efficacy of our executive compensation programs in light of their goals and objectives;
•reviewing and assessing risks arising from our compensation programs;
•reviewing and recommending to the Board the appropriate structure and amount of compensation for our directors;
•reviewing and approving, subject, if applicable, to stockholder approval, material changes in our employee benefit plans;
•establishing and periodically reviewing policies for the administration of our equity compensation plans;
•identifying, evaluating and recommending qualified nominees to serve on our Board;
•considering and making recommendations to our Board regarding the composition and chairmanship of the committees of our Board;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters and periodically reviewing such guidelines and recommending any changes; and
•overseeing annual evaluations of our Board’s performance, including committees of our Board and management.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, or in the past year has served, as a member of the Board or compensation and corporate governance committee of any entity that has one or more executive officers serving on our Board or compensation and corporate governance committee.
Code of Business Conduct and Ethics
Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. Following this offering, the full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Trading Restrictions
All of our executives, directors and certain other employees are subject to our insider trading policy, which prohibits trading in our securities while in possession of material undisclosed information about us. Under this policy, such individuals are also prohibited from entering into hedging transactions involving our securities, such as short sales, puts and calls.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:
•Abner Kurtin, Founder and Chief Executive Officer;
•Frank Perullo, Founder and Chief Strategy Officer; and
•Daniel Neville, Chief Financial Officer
In preparing to become a public company, we have begun a thorough review of all elements of our executive compensation program, including the function and design of our equity incentive programs. We have begun, and expect to continue in the coming months, to evaluate the need for revisions to our executive compensation program to ensure that our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Summary Compensation Table
The following table sets forth all compensation paid to or earned by our named executive officers in the last two fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Abner Kurtin,(1)	2020	$384,808	$—	$50,143	$—	$—	$—	$1,200	$436,151
Chair and Chief Executive Officer	2019	$276,474	$—	$66,309	$—	$—	$—	$500	$343,283
Frank Perullo,(1)	2020	$384,808	$20,000	$50,143	$—	$—	$—	$1,200	$456,151
Chief Strategy Officer	2019	$276,474	$—	$66,309	$—	$—	$—	$500	$343,283
Daniel Neville,	2020	$276,923	$—	$63,366	$—	$—	$—	$1,200	$341,489
Chief Financial Officer	2019	$140,481	$—	$—	$—	$—	$—	$800	$141,281
__________________
(1)The Company incurred quarterly management fees to AGP Partners, LLC of $400,000 in 2020 and $400,000 in 2019 as described below under “Certain Relationships and Related Transactions”. Mr. Kurtin and Mr. Perullo are the principal beneficial owners of AGP.
(2)The amounts reported in the Stock Awards column reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, which are included elsewhere in this registration statement.
Base Salary. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. The employment agreements with our named executive officers are described below.
In 2019, we paid Mr. Kurtin and Mr. Perullo an annualized base salary of $300,000 beginning on February 1, 2019. On July 1, 2019, our Board approved an increase in the annualized base salaries for Mr. Kurtin and Mr. Perullo to $350,000 per year. On June 29, 2020, our Board approved an increase in the annualized base salaries for Mr. Kurtin and Mr. Perullo to $425,000 per year. In 2019, Mr. Neville earned an annual salary of $250,000. On May 25, 2020, Mr. Neville’s annual salary increased to $300,000. In March 2021, the Company entered into employment agreements with our named executive officers, the terms of which, including base salaries, are described below under “Termination and Change of Control Benefits.”

Annual Bonus. Our Board may, in its discretion, award bonuses to our named executive officers from time to time. We have not awarded cash bonuses to our named executive officers or to our employees generally to date. We believe it is imperative to deploy our capital to build our assets and acquire promising targets. In November 2020, as discussed below, our Board approved additional equity incentive grants to our named executive officers and employees. In the future, we may adopt a formal policy regarding annual cash bonuses.
Equity Incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention. We also believe that having vesting tie to the completion of this offering or a Change of Control encourages our executive officers to continue to operate in the best interests of our equity holders and work toward successful completion of a liquidity event for our members.
In January 2019, our board of managers adopted the Ascend Wellness Holdings, LLC Equity Incentive Plan (the “Incentive Plan”). During 2019, our board of managers approved the issuance of incentive units to our named executive officers and employees. We granted 425,000 incentive units to Mr. Kurtin and Mr. Perullo, vesting annually beginning June 29, 2018. Mr. Neville received 375,000 incentive units on March 31, 2020, vesting annually beginning March 18, 2019. The grant agreements for these units provide for accelerated vesting of all unvested units upon an initial public offering or change of control. In November 2020, in connection with our election to be treated as a corporation, as well as the adoption of the 2020 Equity Incentive Plan, our outstanding incentive units that were previously classified as “profits interests” were cancelled and replaced with restricted common units. No changes were made to vesting conditions.
In November 2020, the Company granted Mr. Kurtin and Mr. Perullo 1,250,000 restricted common units each as a 2020 Bonus award. Mr. Neville also received a total of 625,000 restricted common units. These awards vest in one-third increments on the first three anniversaries of November 3, 2020. The grant agreements for these units provide for accelerated vesting of 50% of unvested units upon an initial public offering or change of control.
Outstanding Equity Awards Table
The following table sets forth outstanding equity awards for our named executive officers at December 31, 2020.

	Grant Dates	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Abner Kurtin Chair and Chief Executive Officer	11/3/2020	—	—	—	—	—	1,391,666	$12,524,994	—	—
Frank Perullo Chief Strategy Officer and Director	11/3/2020	—	—	—	—	—	1,391,666	$12,524,994	—	—
Daniel Neville Chief Financial Officer	11/3/2020	—	—	—	—	—	875,000	$7,875,000	—	—
__________________
(1)The market value of the unvested incentive share awards is based on the assumed initial public offering price of $9.00 per share, which is the midpoint of the price range per share set forth on the cover of this prospectus.

The Incentive Plan
The Incentive Plan was initially approved by the board of managers of the Company in January 2019. The Incentive Plan provided for the grant of incentive units and other unit-based awards. The maximum number of incentive units authorized for issuance under the Incentive Plan was 6,475,000 shares, after adjusting for the Reverse Split.
The 2020 Incentive Plan
In November 2020, our board of managers approved that the Company be taxed as a corporation under U.S. federal income tax rules as of January 1, 2020. As a result, the incentive units previously approved and issued by the board of managers were required to be cancelled. The board of managers approved the Ascend Wellness Holdings, LLC 2020 Equity Incentive Plan (the “2020 Incentive Plan”) in November 2020, pursuant to which the Company is permitted to issue common units, common unit options and restricted unit awards. The board of managers has approved the issuance of up to 10,030,573 units under the 2020 Incentive Plan, after adjusting for the Reverse Split. As of the date of this prospectus, 9,943,579 restricted common units, after adjusting for the Reverse Split, have been issued under the 2020 Incentive Plan.
As part of the Conversion, holders of restricted common units issued under the 2020 Incentive Plan received one share of Class A common stock of Ascend Wellness Holdings, Inc. for each restricted common unit held immediately prior to the Conversion. See “Corporate Conversion and Corporate Structure.”
Termination and Change of Control Benefits
The Company has entered into employment agreements with Abner Kurtin, Frank Perullo, Daniel Neville and Christopher Melillo. A summary of each agreement is set forth below.
Abner Kurtin, Chief Executive Officer
Effective as of March 22, 2021, the Company entered into an employment agreement with Abner Kurtin (the “CEO Employment Agreement”). Pursuant to the CEO Employment Agreement, Mr. Kurtin will continue to serve the Company as its Chief Executive Officer and report to the Company’s Board, for an initial term of three years, after which the term of employment will automatically renew for successive one year terms unless either Mr. Kurtin or the Company provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then current term. So long as Mr. Kurtin is serving as the Chief Executive Officer, the Company will nominate him for re-election to the Board.
Under the CEO Employment Agreement, Mr. Kurtin is entitled to receive a base salary of $1,000,000 per year (subject to any discretionary increase by the Board from time to time) and is eligible to earn an annual bonus based on the achievement of performance goals established by the Compensation Committee of the Board, with the target and maximum annual bonus opportunities equal to 100% and 200%, respectively, of the base salary. In the event of a change of control of the Company (as may be defined in the incentive plan the Company intends to adopt following the completion of the proposed offering (the “2021 Equity Incentive Plan”), Mr. Kurtin will be deemed to have earned the maximum annual bonus for each fiscal year during the remainder of the term of employment; provided that the Company’s obligation to pay such bonus will terminate immediately upon a termination of Mr. Kurtin’s employment by the Company for Cause (as defined in the CEO Employment Agreement). Additionally, subject to the Board’s approval, Mr. Kurtin will be granted 1,250,000 restricted stock units under the Company’s 2021 Equity Incentive Plan.
In the event that Mr. Kurtin’s employment is terminated due to death or disability (as described in the CEO Employment Agreement), he will be entitled to: (x) any annual bonus earned for the fiscal year in which such termination occurs, prorated for the number of days worked during such fiscal year (the “Prorated Bonus”), and (y) 12 months of continued participation in the Company’s medical and dental insurance plans (the “Benefit Continuation”). If the Company terminates Mr. Kurtin’s employment for any reason other than for Cause, including as a result of the Company’s non-renewal notice to Mr. Kurtin (and in any event, not due to his death or disability), or if Mr. Kurtin resigns from the Company for Good Reason (as defined in the CEO Employment Agreement), then, in addition to the Prorated Bonus and the Benefit Continuation, Mr. Kurtin will be entitled to: (i) an amount equal to two times the sum of the base salary and annual bonus earned by him for the full fiscal year preceding the termination date (or, if termination occurs before one full fiscal year of employment has lapsed, the current base salary and target bonus amount), with such amount payable in installments over the 12 month period after the termination date (provided that, if such termination occurs within 18 months after a Change of Control Event (as defined in the CEO Employment Agreement), then such amount will be paid in a lump sum), and (ii) immediate vesting in full and lapse of any repurchase right with respect to all of his outstanding equity awards (with any performance-based equity awards deemed earned at target performance).
The severance benefits described above are subject to Mr. Kurtin’s (or his estate’s or legal representative’s, as applicable) execution and non-revocation of a general release of claims, as well as Mr. Kurtin’s compliance with the restrictive covenants set forth in the CEO Employment Agreement, including certain non-competition and non-solicitation restrictions during employment and for 12 months thereafter and to certain obligations relating to non-disparagement, confidentiality and intellectual property for an indefinite period (and the Company has a mutual non-disparagement obligation with respect to Mr. Kurtin).
The foregoing description of the CEO Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the CEO Employment Agreement, a copy of which is filed as Exhibit 10.28 hereto and is incorporated herein by reference.
Frank Perullo, Chief Strategy Officer
Effective as of March 23, 2021, the Company entered into an employment agreement with Mr. Perullo (the “CSO Employment Agreement”). Pursuant to the CSO Employment Agreement, Mr. Perullo will continue to serve the Company as its Chief Strategy Officer and report to the Company’s Board of Directors (the “Board”), for an initial term of three years, after which the term of employment will automatically renew for successive one year terms unless either Mr. Perullo or the Company provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then current term. So long as Mr. Perullo is serving as the Chief Strategy Officer, the Company will nominate him for re-election to the Board.
Under the CSO Employment Agreement, Mr. Perullo is entitled to receive a base salary of $750,000 per year (subject to any discretionary increase by the Board from time to time) and is eligible to earn an annual bonus based on the achievement of performance goals established by the Compensation Committee of the Board, with the target and maximum annual bonus opportunities equal to 100% and 200%, respectively, of the base salary. In the event of a change of control of the Company (as defined in the Company’s 2021 Equity Incentive Plan), Mr. Perullo will be deemed to have earned the maximum annual bonus for each fiscal year during the remainder of the term of employment; provided that the Company’s obligation to pay such bonus will terminate immediately upon a termination of Mr. Perullo’s employment by the Company for Cause (as defined in the CSO Employment Agreement). Additionally, subject to the Board’s approval, Mr. Perullo will be granted 750,000 restricted stock units under the Company’s 2021 Equity Incentive Plan.
In the event that Mr. Perullo’s employment is terminated due to death or disability (as described in the CSO Employment Agreement), he will be entitled to: (x) any annual bonus earned for the fiscal year in which such termination occurs, prorated for the number of days worked during such fiscal year (the “Prorated Bonus”), and (y) 12 months of continued participation in the Company’s medical and dental insurance plans (the “Benefit Continuation”). If the Company terminates Mr. Perullo’s employment for any reason other than for Cause, including as a result of the Company’s non-renewal notice to Mr. Perullo (and in any event, not due to his death or disability), or if Mr. Perullo resigns from the Company for Good Reason (as defined in the CSO Employment Agreement), then, in addition to the Prorated Bonus and the Benefit Continuation, Mr. Perullo will be entitled to: (i) an amount equal to two times the sum of the base salary and annual bonus earned by him for the full fiscal year preceding the termination date (or, if termination occurs before one full fiscal year of employment has lapsed, the current base salary and target bonus amount), with such amount payable in installments over the 12 month period after the termination date (provided that, if such termination occurs within 18 months after a Change of Control Event (as defined in the CSO Employment Agreement), then such amount will be paid in a lump sum), and (ii) immediate vesting in full and lapse of any repurchase right with respect to all of his outstanding equity awards (with any performance-based equity awards deemed earned at target performance).
The severance benefits described above are subject to Mr. Perullo’s (or his estate’s or legal representative’s, as applicable) execution and non-revocation of a general release of claims, as well as Mr. Perullo’s compliance with the restrictive covenants set forth in the CSO Employment Agreement, including certain non-competition and non-solicitation restrictions during employment and for 12 months thereafter and to certain obligations relating to non-disparagement, confidentiality and intellectual property for an indefinite period (and the Company has a mutual non-disparagement obligation with respect to Mr. Perullo).
The foregoing description of the CSO Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the CSO Employment Agreement, a copy of which is filed as Exhibit 10.29 hereto and is incorporated herein by reference.
Daniel Neville, Chief Financial Officer
Effective as of March 23, 2021, the Company entered into an employment agreement with Mr. Neville (the “CFO Employment Agreement”). Pursuant to the CFO Employment Agreement, Mr. Neville will continue to serve the Company as its Chief Financial Officer and report to the Company’s CEO, for an initial term of three years, after which the term of employment will automatically renew for successive one year terms unless either Mr. Neville or the Company provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then current term.
Under the CFO Employment Agreement, Mr. Neville is entitled to receive a base salary of $500,000 per year (subject to any discretionary increase by the Board from time to time) and is eligible to earn an annual bonus based on the achievement of performance goals established by the Compensation Committee of the Board, with the target and maximum annual bonus opportunities equal to 100% and 200%, respectively, of the base salary. In the event of a change of control of the Company (as defined in the Company’s 2021 Equity Incentive Plan), Mr. Neville will be deemed to have earned the maximum annual bonus for each fiscal year during the remainder of the term of employment; provided that the Company’s obligation to pay such bonus will terminate immediately upon a termination of Mr. Neville’s employment by the Company for Cause (as defined in the CFO Employment Agreement). Additionally, subject to the Board’s approval, Mr. Neville will be granted 750,000 restricted stock units under the Company’s 2021 Equity Incentive Plan.
In the event that Mr. Neville’s employment is terminated due to death or disability (as described in the CFO Employment Agreement), he will be entitled to: (x) the Prorated Bonus, and (y) the Benefit Continuation. If the Company terminates Mr. Neville’s employment for any reason other than for Cause, including as a result of the Company’s non-renewal notice to Mr. Neville (and in any event, not due to his death or disability), or if Mr. Neville resigns from the Company for Good Reason (as defined in the CFO Employment Agreement), then, in addition to the Prorated Bonus and the Benefit Continuation, Mr. Neville will be entitled to: (i) an amount equal to two times the sum of the base salary and annual bonus earned by him for the full fiscal year preceding the termination date (or, if termination occurs before one full fiscal year of employment has lapsed, the current base salary and target bonus amount), with such amount payable in installments over the 12 month period after the termination date (provided that, if such termination occurs within 18 months after a Change of Control Event (as defined in the CFO Employment Agreement), then such amount will be paid in a lump sum), and (ii) immediate vesting in full and lapse of any repurchase right with respect to all of his outstanding equity awards (with any performance-based equity awards deemed earned at target performance).
The severance benefits described above are subject to Mr. Neville’s (or his estate’s or legal representative’s, as applicable) execution and non-revocation of a general release of claims, as well as Mr. Neville’s compliance with the restrictive covenants set forth in the CFO Employment Agreement, including certain non-competition and non-solicitation restrictions during employment and for 12 months thereafter and to certain obligations relating to non-

disparagement, confidentiality and intellectual property for an indefinite period (and the Company has a mutual non-disparagement obligation with respect to Mr. Neville).
The foregoing description of the CFO Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the CFO Employment Agreement, a copy of which is filed as Exhibit 10.30 hereto and is incorporated herein by reference.
Christopher Melillo, Chief Revenue Officer
Effective as of March 29, 2021, the Company entered into an employment agreement with Mr. Melillo (the “CRO Employment Agreement”). Pursuant to the CRO Employment Agreement, Mr. Melillo will continue to serve the Company as its Chief Revenue Officer and report to the Company’s CEO, for an initial term of three years, after which the term of employment will automatically renew for successive one year terms unless either Mr. Melillo or the Company provides notice of non-renewal to the other party at least 90 days prior to the expiration of the then current term.
Under the CRO Employment Agreement, Mr. Melillo is entitled to receive a base salary of $500,000 per year (subject to any discretionary increase by the Board from time to time) and is eligible to earn an annual bonus based on the achievement of performance goals established by the Compensation Committee of the Board, with the target and maximum annual bonus opportunities equal to 100% and 200%, respectively, of the base salary. In the event of a change of control of the Company (as defined in the Company’s 2021 Equity Incentive Plan), Mr. Melillo will be deemed to have earned the maximum annual bonus for each fiscal year during the remainder of the term of employment; provided that the Company’s obligation to pay such bonus will terminate immediately upon a termination of Mr. Melillo’s employment by the Company for Cause (as defined in the CRO Employment Agreement). Additionally, subject to the Board’s approval, Mr. Melillo will be granted 750,000 restricted stock units under the Company’s 2021 Equity Incentive Plan.
In the event that Mr. Melillo’s employment is terminated due to death or disability (as described in the CRO Employment Agreement), he will be entitled to: (x) any annual bonus earned for the fiscal year in which such termination occurs, prorated for the number of days worked during such fiscal year (the “Prorated Bonus”), and (y) 12 months of continued participation in the Company’s medical and dental insurance plans (the “Benefit Continuation”). If the Company terminates Mr. Melillo’s employment for any reason other than for Cause, including as a result of the Company’s non-renewal notice to Mr. Melillo (and in any event, not due to his death or disability), or if Mr. Melillo resigns from the Company for Good Reason (as defined in the CRO Employment Agreement), then, in addition to the Prorated Bonus and the Benefit Continuation, Mr. Melillo will be entitled to: (i) an amount equal to two times the sum of the base salary and annual bonus earned by him for the full fiscal year preceding the termination date (or, if termination occurs before one full fiscal year of employment has lapsed, the current base salary and target bonus amount), with such amount payable in installments over the 12 month period after the termination date (provided that, if such termination occurs within 18 months after a Change of Control Event (as defined in the CRO Employment Agreement), then such amount will be paid in a lump sum), and (ii) immediate vesting in full and lapse of any repurchase right with respect to all of his outstanding equity awards (with any performance-based equity awards deemed earned at target performance).
The severance benefits described above are subject to Mr. Melillo’s (or his estate’s or legal representative’s, as applicable) execution and non-revocation of a general release of claims, as well as Mr. Melillo’s compliance with the restrictive covenants set forth in the CRO Employment Agreement, including certain non-competition and non-solicitation restrictions during employment and for 12 months thereafter and to certain obligations relating to non-disparagement, confidentiality and intellectual property for an indefinite period (and the Company has a mutual non-disparagement obligation with respect to Mr. Melillo).
The foregoing description of the CRO Employment Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the CRO Employment Agreement, a copy of which is filed as Exhibit 10.31 hereto and is incorporated herein by reference.

Director Compensation
The table below shows the aggregate number of restricted common units (vested and unvested) held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

Name	Outstanding at Fiscal Year End
Chris Leavy	250,000
Emily Paxhia	250,000
Scott Swid	250,000
In January 2019, Chris Leavy and Emily Paxhia were each awarded 125,000 incentive units. These units vest in one-third increments on the first three anniversaries of June 29, 2018. The grant agreements provide for accelerated vesting of all unvested units upon an initial public offering or change of control. These incentive units were exchanged for restricted common units in 2020.
In November 2020, Chris Leavy and Emily Paxhia were each awarded 125,000 restricted common units. Scott Swid was not awarded any incentive units in fiscal year 2019, but was awarded a total of 250,000 restricted common units in 2020. These units vest in one-third increments on the first three anniversaries of November 3, 2020. The grant agreements provide for accelerated vesting of 50% of unvested units upon an initial public offering or change of control.
The following table sets forth all compensation paid to or earned by each of our non-employee directors during fiscal year 2020 other than the two named executive officers who also serve as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chris Leavy	—	$13,887	—	—	—	—	$13,887
Emily Paxhia	—	$13,887	—	—	—	—	$13,887
Scott Swid	—	$30,301	—	—	—	—	$30,301
_______________
(1)The amounts reported in the Stock Awards column reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, which are included elsewhere in this registration statement.
Non-Employee Director Compensation Policy
In connection with this offering, we intend to adopt a non-employee director compensation policy that, effective upon the closing of this offering, will be applicable to each of our non-employee directors. Pursuant to this non-employee director compensation policy, we expect that each non-employee director will receive an annual retainer of $100,000. Each director will also receive an annual restricted stock unit award of 12,500 shares of Class A common stock after giving effect to the Reverse Split (with prorated awards made to directors who join on a date other than an annual meeting following the first annual meeting after the closing of this offering), which will generally vest in full on the day immediately prior to the date of our annual stockholder meeting immediately following the date of grant, subject to the non-employee director continuing in service through such meeting date. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock (1) reflecting the Conversion and (2) as adjusted to give effect to this offering, for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person known to us to own beneficially more than 5% of our common stock.
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of          , are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity before this offering is based on 155,228,029 shares of Class A common stock as of April 22, 2021, after giving effect to (i) the completion of the offering; (ii) the assumed exercise of warrants to purchase 3,531,142 shares of our common stock outstanding as of April 22, 2021, which will result in the issuance of 1,961,746 shares of common stock in connection with this offering (using treasury stock method); and (iii) the Conversion. The applicable percentage ownership after this offering is based on 170,703,155 shares of our Class A common stock outstanding immediately following the completion of this offering, assuming that the underwriters will not exercise their over-allotment option in full and assuming the issuance of up to 12,500,000 shares of Class A common stock at the closing of this offering. Unless otherwise indicated, the address for each director and executive officer is c/o Ascend Wellness Holdings, Inc., 1411 Broadway, 16th Floor, New York, NY 10018.

	Shares of Class A Common Stock Beneficially Owned Before this Offering		Shares of Class A Common Stock Beneficially Owned After this Offering		Shares of Class B Common Stock Beneficially Owned After this Offering(1)		Aggregate Voting Power After this Offering
Name, Position and Address of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent	Percent
Abner Kurtin(2)(3), Founder and Chief Executive Officer	23,105,017	14.9%	23,054,389	13.5%	50,629	77.9%	31.3%
Emily Paxhia(4), Director	3,855,744	2.5%	4,026,319	2.4%	—	—%	1.7%
Frank Perullo(5)(3), Founder and Chief Strategy Officer	7,772,357	5.0%	7,757,986	4.5%	14,371	22.1%	9.4%
Scott Swid(6), Director	3,945,083	2.5%	4,117,156	2.4%	—	—%	1.7%
Daniel Neville(7), Chief Financial Officer	1,000,000	0.6%	1,000,000	0.6%	—	—%	0.4%
Christopher Melillo(8), Chief Revenue Officer	750,000	0.5%	750,000	0.4%	—	—%	0.3%
Robin Debiase(9), Chief People Officer	42,500	—%	42,500	—%	—	—%	—%
All Board directors and named executive officers as a group	40,470,701	26.0%	40,748,350	23.8%	65,000	100.0%	44.8%
__________________
*Represents beneficial ownership of less than one percent of the outstanding shares of the class.

(1)There were no shares of Class B common stock outstanding prior to the offering.
(2)Represents shares of Class A common stock acquired following the Conversion, consisting of (i) 21,480,017 common units beneficially held through AGP and (ii) 1,675,000 restricted common units awarded under the 2020 Incentive Plan.
(3)The number of shares of Class A common stock shown as beneficially owned before this offering represent amounts held prior to the exchange by AGP of Class A common stock for an equivalent number of shares of Class B common stock. Additionally, the number of shares beneficially owned after this offering does not include any shares of Class A common stock purchased in this offering.
(4)Represents shares of Class A common stock acquired following the Conversion, consisting of (i) 3,776,319 common units under Poseidon Asset Management and (ii) 250,000 restricted common units awarded under the 2020 Incentive Plan.
(5)Represents shares of Class A common stock acquired following the Conversion, consisting of (i) 6,097,357 common units beneficially held through AGP and (ii) 1,675,000 restricted common units awarded under the 2020 Incentive Plan.
(6)Represents shares of Class A common stock acquired following the Conversion, consisting of (i) 3,867,156 common units and (ii) 250,000 restricted common units awarded under the 2020 Incentive Plan.
(7)Represents shares of Class A common stock acquired following the Conversion, consisting of restricted common units under the 2020 Incentive Plan.
(8)Represents shares of Class A common stock acquired following the Conversion, consisting of restricted common units under the 2020 Incentive Plan.
(9)Represents shares of Class A common stock acquired following the Conversion, consisting of restricted common units under the 2020 Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since May 15, 2018, the date of formation of AWH, other than employment and executive compensation matters described under “Executive Compensation” and the transactions described below, there have been no transactions or loans between us and:
•enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, us;
•associates, meaning unconsolidated enterprises in which we have a significant influence, or which have significant influence over us;
•individuals owning, directly or indirectly, an interest in the voting power of us that gives them significant influence over our us, and close members of any such individual’s family;
•key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of ours, including directors and senior management of us and close members of such individuals’ families; and
•enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in the third or fourth bullets above or over which such a person is able to exercise significant influence, including enterprises owned by directors or major shareholders of us and enterprises that have a member of key management in common with us.
Related Party Transaction Policy
Our Board has adopted a Related Party Transactions Policy, which requires that employees, officers and directors report to the chief legal officer any activity that would cause or appear to cause a conflict of interest on his or her part.
Under the Related Party Transactions Policy, a related party transaction includes any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which:
•we or any of our subsidiaries are or will be a participant;
•the aggregate amount involved will be or may be expected to exceed $120,000 in any fiscal year; and
•any related party has or will have a direct or indirect material interest.
Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any stockholder owning more than 5% of any class of our voting securities or an immediate family member, as defined in the Related Party Transactions Policy, of any such person.
Pursuant to the Related Party Transactions Policy, any potential related party transaction that requires approval will be reviewed by the Compensation and Corporate Governance Committee, and the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate to determine whether to approve, ratify or disapprove the related party transaction. The Compensation and Corporate Governance Committee may approve the related party transaction only if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of us and our stockholders.
Transactions with Related Parties
Management Agreement
Effective April 1, 2018, AWH entered into a management agreement (the “Management Agreement”) with AGP, the managing member of AWH, pursuant to which AWH paid AGP $100,000 on a quarterly basis in exchange for AGP serving as managing member of AWH. AGP is entitled to receive $2,000,000 upon the termination of the Management Agreement in the event of an initial public offering or change of control of AWH. The payout is contingent upon the beneficial owners of AGP who serve as officers of the Company (i.e., Abner Kurtin and Frank

Perullo) entering into lock-up agreements that extend for 180 days beyond the lock-up agreements to be entered into in connection with the offering. Pursuant to the MSA, each such lock-up agreement shall contain a provision whereby AWH’s Board of Managers may waive, in whole or in part, such extended lock-up thereto if AWH’s Board of Managers determines, in its sole discretion and in accordance with AWH’s governing documents and applicable law, that such waiver will not have an adverse effect on AWH and its equity holders, business, financial condition and prospects. For more information regarding the lock-up agreements, see “Underwriters.” Following the completion of this offering and the Conversion, the Management Agreement will terminate and AGP will be paid $2,000,000. The Management Agreement was approved by the disinterested members and the board of managers of AWH.
JM10 II, LLC Convertible Note
JM10 II, LLC purchased $1,000,000 of the Company’s convertible notes issued pursuant to that certain Note Purchase Agreement, dated June 12, 2019. Abner Kurtin is the beneficial owner of 50% of JM10 II, LLC but does not have any investment control.
JM10 II, LLC Loan
On May 11, 2020, the Company made a loan to JM10 II, LLC, in the principal amount of $500,000, pursuant to a short-term promissory note. The note and all principal and interest obligations thereunder was repaid in full on November 12, 2020. Abner Kurtin is the beneficial owner of 50% of JM10 II, LLC but does not have any investment control.
Registration Rights Agreement
In connection with this offering, we intend to enter into a registration rights agreement with AGP. AGP will be entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” AGP will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by AGP and their affiliates, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”) and (3) Class A common stock issuable upon the conversion of Class B common stock. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Corporate Conversion
On April 22, 2021, we converted from a Delaware limited liability company to a Delaware corporation. Existing security holders (including certain related parties) received the number of shares of common stock described in this prospectus as a result of the Conversion. See “Corporate Conversion and Corporate Structure.”
Exchange Agreement
On April 22, 2021, subsequent to the Conversion, we entered into an exchange agreement with AGP whereby AGP exchanged 65,000 shares of Class A Common Stock for the same number of shares of Class B Common Stock. Abner Kurtin and Frank Perullo are the beneficial owners of AGP.

Warrant Cancellation
On April 14, 2021, the Company entered into a warrant cancellation agreement with One Tower Atlantic, LLC, holder of warrants to acquire 1,093,750 common units of AWH at an exercise price of $3.20 per unit (the “$3.20 Warrants”). Upon the completion of the proposed offering, the $3.20 Warrants will be cancelled and cashed out in exchange for a payment of $4,156,250 (or $7.00 per share assuming cashless exercise) from cash on hand. Chris Leavy, a former member of the board of managers of the Company, is the partial owner of the general partner of One Tower Atlantic, LLC and also holds approximately 3% interest in One Tower Atlantic, LLC, and has approximately $125,000 interest in the transaction. Mr. Leavy is not currently a member of the board of directors.
Offering Participation
Additionally, AGP, which Mr. Kurtin and Mr. Perullo control, JM10 II, LLC and JM10-FFF, LLC, entities in which Mr. Kurtin is a beneficial owner of, all have expressed interest in participating in this offering and purchasing a combined $8,500,000 worth of Class A common stock. Mr.Kurtin is the beneficial owner of 50% of JM10 II, LLC; Mr. Kurtin does not have any investment control with respect to investment decisions of JM10 II, LLC and does not have investment control with respect to the investment decisions of JM10-FFF, LLC relating to AWH.
Indemnification
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages for breaches of fiduciary duty as a director.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Promoters
AGP, Abner Kurtin and Frank Perullo may each be considered a promoter of the Company within the meaning of applicable securities legislation. Pursuant to the Management Agreement, in connection with this offering, AGP will receive $2 million. AGP is currently owned approximately 78% by entities controlled by Abner Kurtin and 22% by entities controlled by Frank Perullo. Messrs. Kurtin and Perullo will not receive any additional consideration of value nor will they dispose of any assets to the Company in connection with the offering or otherwise.

LEGAL PROCEEDINGS
From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Except as disclosed below, we are not currently a party to any material pending legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, results of operations or prospects.
On December 4, 2020, the TVP Parties filed a complaint in the Circuit Court of the State of Michigan, County of Oakland, asserting claims against FPAW and AWH. The case number for the action is 2020-184972-CB. The TVP Parties alleged that FPAW and AWH had breached multiple contracts with the TVP Parties for the sale of medical cannabis-zoned real estate locations throughout Michigan. The TVP Parties asked the court to grant specific performance of the contracts with AWH and FPAW, which, if granted, would have resulted in AWH issuing approximately 4.8 million common units (taking into account the Reverse Split) and paying approximately $16.5 million in cash to the TVP Parties in exchange for the properties subject to the agreements. AWH and FPAW filed an answer to the complaint on January 28, 2021.
On April 14, 2021, the TVP Parties, FPAW and AWH entered into the Settlement Agreement, which provides for, among other items, the dismissal of all claims brought by the TVP Parties against FPAW and AWH upon performance of each parties’ obligations under the Settlement Agreement. Pursuant to the Settlement Agreement, FPAW and AWH are required to deliver a cash payment of $9 million to TVP, LLC on the date of the Settlement Agreement, with an additional cash payment of $5.480 million due on or before January 1, 2022. In addition, on April 14, 2021 upon the execution of the Settlement Agreement, AWH issued 4,769,531 common units of AWH (taking into account the Reverse Split) to an escrow account, to be held in the name of the escrow agent (the “Escrow Units”). The Escrow Units converted into shares of Class A common stock upon the Conversion in the same manner as all other common units of AWH. Also as part of the Settlement Agreement, AWH issued 254,507 common units of AWH (taking into account the Reverse Split) to a party to one of the agreements that was not a party to the litigation matter.
Upon the receipt of the initial cash payment of $9 million and the issuance of the Escrow Units, the TVP Parties filed a stipulated order dismissing all lawsuits, with prejudice and without costs, against FPAW and AWH. The Escrow Units are issued and outstanding and will remain in the escrow account until such time as the TVP Parties exercise the Put Option to hold the Escrow Units directly. Upon their exercise of the Put Option, the Escrow Units shall be released to the TVP Parties and the TVP Parties shall transfer to FPAW the equity interests of the entities that hold real estate in Grand Rapids, MI. The Put Option is required to be exercised by the TVP Parties within three years of the date of the Settlement Agreement. FPAW and AWH are entitled to use the subject properties until such time as the Put Option is exercised. For additional information regarding this matter please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Legal Matter.”
On January 21, 2021, the Division of Professional Regulation of the Illinois Department of Financial and Professional Regulation (the “IDFPR”) filed an administrative law complaint against Health Central, LLC, d/b/a Ascend, and three former employees of Ascend’s dispensary in Collinsville, Illinois. On March 2, 2021, the IDFPR filed an amended complaint removing pre-2020 claims under the adult use statute, but keeping those claims under the medical use statute. The complaint contains twelve counts alleging compliance and security violations at the dispensary between November 2019 and January 2020 and one incident in June 2020. The counts allege that particular security cameras were temporarily inoperative, a door was propped open during a construction project, products and certain areas were not sufficiently secure on three instances and two incidents of dispensing beyond the adult-use limit (both of which Ascend caught prior to the customer leaving the point of sale and self-reported to the IDFPR). Notably, the IDFPR does not allege that any incident led to diversion of cannabis from the dispensary. All but the June 2020 incident arose during the limited construction project or the opening weeks of legalization of adult-use recreational cannabis. Ascend believes that it has remediated and addressed each alleged incident. The complaint asks the court to discipline Ascend for each count with revocation or suspension of the dispensary license, a fine of up to $10,000 for the pre-2020 claims and $20,000 for the other claims or other discipline as the court deems appropriate. While counsel for the defendants has filed appearances in the case, the defendants have not yet responded to the complaint. A preliminary hearing was held on March 8, 2021, and a status hearing was set for April 26, 2021.

DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation and bylaws assuming the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our certificate of incorporation and our bylaws for additional information.
Our authorized capital stock consists of 760,100,000 shares of capital stock, of which:
•750,000,000 shares are designated as Class A common stock, $0.001 par value per share;
•100,000 shares are designated as Class B common stock, $0.001 par value per share; and
•10,000,000 shares are designated as preferred stock, $0.001 par value per share.
After the consummation of this offering, we expect to have 168,741,409 shares of Class A common stock issued and outstanding (or 170,616,409 shares if the underwriters exercise in full their option to purchase additional shares) assuming an initial public offering price of $9.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus). After the consummation of this offering, there will be 65,000 shares of our Class B common stock outstanding and no shares of our preferred stock outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, and any contractual limitations, such as our credit agreements, the holders of our common stock will be entitled to receive dividends out of funds then legally available, if any, if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.
Voting Rights
We have two classes of authorized common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 1,000 votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation.
Delaware law could require holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our stockholders do not have the ability to cumulate votes for the election of directors. Except in respect of matters relating to the election of directors, or as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, director candidates must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.
After this offering, all of our Class B common stock, representing 27% of the voting power of our outstanding capital stock, will be held by AGP which is controlled by Mr. Kurtin and Mr. Perullo, as the managing members of AGP. Mr. Kurtin is one of our Founders and serves as our Chief Executive Officer and Chair of our Board. Mr. Perullo is one of our Founders and is a director and Chief Strategy Officer. Because of our dual-class structure, we anticipate that, for the foreseeable future, Mr. Kurtin and Mr. Perullo, as managing members of AGP, will continue to be able to control all matters submitted to our stockholders for approval, including the election and removal of directors.
Conversion, Preemptive or Similar Rights
Each share of Class B common stock will automatically convert into one share of Class A common stock on the final conversion date, as defined in our certificate of incorporation. Each share of Class B common stock is also convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.
All shares of Class B common stock will convert automatically into Class A common stock on the date on which Mr. Kurtin or Mr. Perullo cease for any reason to own cumulatively at least 51% of the voting control of AGP.
Once converted into a share of Class A common stock, a converted share of Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class B common stock, no further shares of Class B common stock will be issued.
Except as described above, holders of Class A common stock and Class B common stock will have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock will be subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Identical Treatment of Common Stock in Change of Control Transaction
In the event of any change of control transaction, shares of our Class A common stock and Class B common stock shall be treated equally, ratably and identically, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Fully Paid and Non-Assessable
All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this offering will be, fully paid and non-assessable.
Preferred Stock
After the completion of this offering, no shares of our preferred stock will be outstanding. Pursuant to our certificate of incorporation, our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our Board may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. We currently have no plans to issue any shares of preferred stock.
Anti-Takeover Provisions in Our Certificate of Incorporation and Bylaws
Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from attempting to acquire control of us. These provisions, which are summarized below, may discourage takeovers, coercive or otherwise. These provisions are also geared, in part, towards encouraging persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Stockholder Action; Special Meeting of Stockholders. Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our certificate of incorporation provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies, the Chair of our Board, the Chief Executive Officer or the President. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws specify certain requirements regarding the form and content of a stockholder’s notice. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (i) by or at the direction of our Board or (ii) provided that our Board has determined that directors shall be elected at such meeting, by any stockholder who (a) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the special meeting, (b) is entitled to vote at the meeting and upon such election and

(c) complies with the notice procedures set forth in our bylaws. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation, could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Issuance of Undesignated Preferred Stock. Our Board has the authority, without further action by our stockholders, to designate and issue shares of preferred stock with rights and preferences, including super voting, special approval, dividend or other rights or preferences on a discriminatory basis. The existence of authorized but unissued shares of undesignated preferred stock would enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Business Combinations with Interested Stockholders. We have elected in our certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting capital stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are subject to any anti-takeover effects of Section 203 of the DGCL.
Dual-class Stock Structure. Our certificate of incorporation provides for a dual-class common stock structure. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors, amendments to our charter documents and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Choice of Forum
Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law or our certificate of incorporation or bylaws, (iv) any action to interpret apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
The choice of forum provisions above may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or could result in increased costs for a stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Transfer Agent
The transfer agent for our Class A common stock is Odyssey Trust Company.
Trading Symbol and Market
We have applied to list our Class A common stock on the CSE and to have our Class A common stock quoted on the OTCQX. The listing and quotation of our Class A common stock will be subject to us fulfilling all of the listing requirements of the CSE and the OTCQX, respectively.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the completion of this offering, there has been no established public trading market for shares of our common equity. Future sales of shares of our Class A common stock in the public market after this offering, or the perception that these sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.
Following the completion of this offering, based on the number of shares of our Class A common stock that would be outstanding as of April 22, 2021, if the Conversion occurred on April 21, 2021, a total of 168.7 million shares of our Class A common stock would be outstanding (excluding any over-allotment option that may be exercised by our underwriters). Of these shares, all 12.5 million shares of our Class A common stock sold in this offering by us would be eligible for sale in the public market without restriction under the Securities Act, except that any shares of our common stock purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the conditions of Rule 144 described below. We have entered into a registration rights agreement with AGP that requires us to register certain shares of Class A common stock, subject to certain conditions. See “Certain Relationships and Related Transactions — Registration Rights Agreement.”
The remaining shares of our Class A common stock will be deemed “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities will be eligible for sale in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below, the applicable conditions of Rule 144 or Rule 701, and our insider trading policy, these restricted securities will be eligible for sale in the public market from time to time beginning 181 days after the date of this prospectus.
Lock-Up Agreements
We, our executive officers and directors and certain stockholders will have entered into lock-up agreements immediately prior to this offering with the underwriters of this offering under which we and they have agreed that, subject to certain exceptions, without the prior written consent of Canaccord Genuity LLC, we and they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our Class A common stock for an initial period, with respect to the Lock-Up Securities, ending 180 days after the date of the underwriting agreement and an additional period, with respect to 50% of the Lock-Up Securities, beginning 180 days from the date of the underwriting agreement until the date that is 360 days after the date of the underwriting agreement. The consent of Canaccord Genuity LLC is required to release any of the securities subject to the Initial Lock-Up and the consent of the Company is required to release any of the securities subject to the Additional Lock-Up. See the section titled “Underwriters.”
Pursuant to Canadian National Policy 46-201 - Escrow for Initial Public Offerings, we are an “exempt issuer” as defined therein and are thus not subject to escrow.
Registration Rights Agreement
We intend to enter into a Registration Rights Agreement with AGP in connection with this offering. The Registration Rights Agreement will provide AGP certain registration rights whereby, following our initial public offering and the expiration of any related lock-up period, AGP can require us to register under the Securities Act shares of Class B common stock once converted to Class A common stock. The Registration Rights Agreement will also provide for piggyback registration rights for AGP. See “Certain Relationships and Related Transactions — Registration Rights Agreement.”
Rule 144
In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose common shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to below, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares of Class A common stock proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our Class A common stock that does not exceed the greater of:
•1% of the aggregate number of shares of our capital stock then outstanding, which will equal approximately 1.7 million shares of Class A common stock immediately after the completion of this offering; or
•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Sales of our Class A common stock made in reliance upon Rule 144 by a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days are also subject to the current public information, manner of sale and notice conditions of Rule 144.
Rule 701
Rule 701 generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, (i) a stockholder who purchased shares of our Class A common stock pursuant to a written compensatory benefit plan or contract and who is not deemed to have been one of our affiliates at any time during the preceding 90 days may sell such shares in reliance upon Rule 144 without complying with the current public information or holding period conditions of Rule 144 and (ii) a stockholder who purchased shares of our Class A common stock pursuant to a written compensatory benefit plan or contract and who is deemed to have been one of our affiliates during the preceding 90 days may sell such shares under Rule 144 without complying with the holding period condition of Rule 144.
Equity Incentive Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of Class A common stock subject to outstanding stock options, and Class A common stock issued or issuable under our 2020 Incentive Plan. We expect to file the registration statement covering shares offered pursuant to our 2020 Incentive Plan after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144 and any lock up agreements entered into in connection with this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax considerations applicable to a Non-U.S. Holder (as defined below) with respect to the ownership and disposition of shares of our Class A common stock. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our Class A common stock that is treated for U.S. federal income tax purposes as an individual, corporation, estate or trust, other than:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our Class A common stock should consult their own tax advisors.
This discussion only addresses beneficial owners that are Non-U.S. Holders of shares of our Class A common stock that hold such shares of our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, persons subject to special tax accounting rules, partnerships or other pass-through entities, persons deemed to sell our Class A common stock under the constructive sale provisions of the Code, and Non-U.S. Holders that hold our Class A common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the federal net investment income tax), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes. Except as discussed below, this summary does not address tax reporting requirements.
The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements and Treasury regulations, all as in effect and applicable as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.
Prospective purchasers are urged to consult their own tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our Class A common stock.

Distributions
Although we do not anticipate that we will make any distributions on our Class A common stock in the foreseeable future, distributions of cash or property that we pay in respect of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Class A common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess will first be treated as a return of capital to the extent of your tax basis in our Class A common stock, and thereafter will be treated as capital gain. However, we (or the paying agent or other intermediary through which you hold your Class A common stock) may be required to withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.
In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you may generally obtain a refund or credit of any excess amounts withheld by filing an appropriate and timely claim for a refund with the IRS. You should consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.
Sale, Exchange or Other Taxable Disposition of Class A Common Stock
Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A common stock unless:
•the gain is U.S. trade or business income (as defined below), in which case, such gain will be taxed as described in “U.S. Trade or Business Income” below;
•you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or
•we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the Class A common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.
In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (actually and constructively) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our Class A common stock was regularly traded on an established securities market during such period under the rules set forth in the Treasury regulations. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes. We have applied to list our Class A common stock on the CSE. Accordingly, we anticipate that our Class A common stock will be regularly traded on an established securities market following this offering. However, we can provide no assurances that the Class A common stock will be regularly traded on an established securities market at the time at the time a Non-U.S. Holder sells, exchanges or otherwise disposes of shares of Class A common stock. Listing of our Class A common stock will be subject to us fulfilling all of the listing requirements of the CSE.

U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Class A common stock will be considered to be “U.S. trade or business income” if (i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and, if such treaty requires, such gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.
Information Reporting and Backup Withholding
We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or, in each case, a successor form) or otherwise establish an exemption and we do not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. You are urged to consult your own tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
FATCA
Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).
More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends). While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of shares of our Class A common stock, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A common stock in respect of amounts withheld. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
FATCA currently applies to dividends made in respect of our Class A common stock. To avoid withholding on dividends, Non-U.S. Holders may be required to provide us (or our withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITERS
We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Canaccord Genuity LLC is acting as the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
Canaccord Genuity LLC
Canaccord Genuity Corp
Beacon Securities Limited
Eight Capital
ATB Capital Markets Inc.
Cormark Securities Inc.
Total	12,500,000
The offering is being made in the United States and in each of the Provinces of Canada (other than Quebec). The shares of Class A common stock will be offered in the United States through certain of the underwriters listed above, either directly or indirectly, through their respective U.S. broker-dealer affiliates or agents and in each of the provinces of Canada (other than Quebec) through those underwriters or their affiliates who are registered to offer the Class A common Stock for sale in such provinces and such other registered dealers as may be designated by the underwriters. Sales of shares made outside of the United States and Canada may be made by affiliates of the underwriters.
The underwriters are committed to purchase all the shares of Class A common stock offered by us. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:
•the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,
•our financial information,
•the history of, and the prospects for, our Company and the industry in which we compete,
•an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,
• the present state of our development, and
•the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
An active trading market for the common shares may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the initial public offering price.
The underwriters have an option to buy up to 1,875,000 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $          as set forth in the underwriting agreement.

Total
	Per Share	No Exercise	Full Exercise
Price to public
Underwriting discounts and commissions paid by us
Proceeds, before expenses, to us
We estimate that the total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.5 million.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in the offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.
We have agreed, subject to certain limited exceptions, not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file or confidentially submit with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Class A common stock or such other securities, in cash or otherwise), or (3) make any public announcement of its intention to do any of the foregoing, in each case without the prior written consent of Canaccord Genuity LLC for a period of 180 days after the date of this prospectus.
Our directors, officers and certain of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for an initial period, with respect to the Lock-Up Securities (as defined below), ending 180 days after the date of the underwriting agreement (the “Initial Lock-Up”) and an additional period, with respect to 50% of the Lock-Up Securities (as defined below), beginning 180 days from the date of the underwriting agreement until the date that is 360 days after the date of the underwriting agreement (the “Additional Lock-Up”), may not, without the prior written consent of Canaccord Genuity LLC, in the case of the Initial Lock-Up, and the Company, in the case of the Additional Lock-Up, (A) directly or indirectly, offer, issue, secure, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, dispose of or monetize, or engage in any hedging transaction with respect to any shares of the Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (including, without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and the Ontario Securities Commission and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith with the SEC, or any prospectus in connection therewith with any Canadian regulatory authorities or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the consequence of which is to alter economic exposure to, or announce any intention to do so, in any manner whatsoever, the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Class A common stock or other securities, in cash or otherwise. See the section captioned “Shares Eligible For Future Sale—Lock-up Agreements.”
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the underwriters for certain of their expenses.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Canadian Securities Exchange, in the over-the-counter market or otherwise.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Insider Participation
Certain insiders have an interest in participating under this offering up to $8,500,000. In the event that insiders participate in this offering, such participation would constitute a related party transaction (the “Related Party Transaction”) within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), requiring us, in the absence of exemptions, to obtain a formal valuation for, and minority shareholder approval of the Related Party Transaction. We have determined that, in the event insiders participate in this offering, an exemption is available from the formal valuation requirements under MI 61-101, specifically under Section 5.5(a), which provides that at the time the transaction is agreed to, neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transaction, insofar as it involves related parties, exceeds 25% of our market capitalization. We have determined that an exemption is also available from the minority shareholder approval requirements using the corresponding exemption under Section 5.7(a) of MI 61-101. Assuming an initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and the issuance of 12,500,000 under the offering, assuming that the underwriters will not exercise their over-allotment option, upon giving effect to this offering there will be 168,741,409 shares of Class A common stock outstanding, resulting in a market capitalization of the Company of $1,518,672,681.
Selling Restrictions
Other than in the U.S. or Canada, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or a Relevant Member State, with effect from and including the date on which the Prospectus Regulation is implemented in that Relevant Member State, no offer of shares offered by this prospectus may be made to the public in that Relevant Member State other than:
•to any legal entity which is a qualified investor as defined in Article 2(E) of the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2(E) of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(e) of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended) and includes any relevant implementing measure in the Relevant Member State.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments and are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies or unincorporated associations (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer of transferable securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (“FSMA”).
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
All applicable provisions of FSMA must be complied with in respect of anything done by any person in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom. It is the responsibility of all persons under whose control or into whose possession this document comes to inform themselves about and to ensure observance of all applicable provisions of FSMA in respect of anything done in relation to the shares offered by this prospectus in, from or otherwise involving, the United Kingdom.
This prospectus does not contain an offer or constitute any part of an offer to the public in the United Kingdom within the meaning of sections 85 and 102B of FSMA or otherwise. This prospectus is not an “approved prospectus” within the meaning of Section 85(7) of FSMA and has not been prepared in accordance with the prospectus regulation rules (the “Prospectus Regulation Rules”) contained in the Financial Conduct Authority (“FCA”) handbook published and updated from time to time by the FCA (acting in its capacity as the United Kingdom Listing Authority). A copy of this prospectus has not been, and will not be, delivered to the FCA in accordance with the Prospectus Regulation Rules or delivered to any other authority which could be a competent authority for the purpose of the Prospectus Regulation and its contents have not been examined or approved by the FCA or London Stock Exchange plc and it has not been approved by an “authorised person” for the purposes of Section 21 of FSMA.

Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or DFIC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DFIC) governing the issue, offering, and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the DFIC) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Australia
This prospectus:
•does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;
•has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.
The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
Warning. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
The shares have not been and will not be reviewed, approved, and/or registered by any regulatory body in Hong Kong. The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” by way of private placement as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
•to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•where no consideration is or will be given for the transfer;
•where the transfer is by operation of law;
•as specified in Section 276(7) of the SFA; or
•as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore
Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice of Recommendations of Investment Products).
Notice to Prospective Investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or CMA, pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in the British Virgin Islands
The shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognized exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Issuer; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of $1,000,000 and that he consents to being treated as a professional investor.
Notice to Prospective Investors in China
This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China, or the PRC. The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant stockholder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia, or the Malaysia Commission, for the Malaysia Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Malaysia Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Malaysia Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Malaysia Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise, intermediate the offering and sale of the shares in Taiwan.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:
•the offer, transfer, sale, renunciation or delivery is to:
•persons whose ordinary business is to deal in securities, as principal or agent;
•the South African Public Investment Corporation;
•persons or entities regulated by the Reserve Bank of South Africa;
•authorized financial service providers under South African law;
•financial institutions recognized as such under South African law;
•a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or
•any combination of the person in (a) to (f); or
•the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than 1,000,000 South African rand.
No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act, such persons being referred to as SA Relevant Persons. Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

LEGAL MATTERS
The validity of the securities being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Dorsey & Whitney LLP. Saul Ewing Arnstein & Lehr LLP is representing the underwriters.
EXPERTS
Our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 have been included in this prospectus in reliance upon the report of Marcum LLP, independent registered public accounting firm, included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of MOCA, LLC as of and for the years ended December 31, 2020 and 2019 are attached as Exhibit 99.1 to the registration statement of which this prospectus forms a part in reliance upon the report of Hill, Barth & King LLC, independent registered public accounting firm, included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Chicago Alternative Health Center Holdings, LLC and Affiliate as of and for the years ended December 31, 2020 and 2019 are attached as Exhibit 99.3 to the registration statement of which this prospectus forms a part in reliance upon the report of Hill, Barth & King LLC, independent registered public accounting firm, included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of MedMen NY, Inc. as of and for the years ended December 31, 2020 and 2019 are attached as Exhibit 99.5 to the registration statement of which this prospectus forms a part in reliance upon the report of MNP LLP, independent registered public accounting firm, included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act, and we will be governed by the final adjudication of such issue.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
We also maintain a website at www.awholdings.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Ascend Wellness Holdings, LLC Consolidated Financial Statements as of December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-2
Ascend Wellness Holdings, LLC Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3
Ascend Wellness Holdings, LLC Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-4
Ascend Wellness Holdings, LLC Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2020 and 2019	F-5
Ascend Wellness Holdings, LLC Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-6
Notes to Consolidated Financial Statements	F-8
Audited Financial Statements of MOCA, LLC for the years ended December 31, 2020 and December 31, 2019	Exhibit 99.1
Management’s Discussion and Analysis of Financial Condition and Results of Operations of MOCA, LLC for the years ended December 31, 2020 and December 31, 2019	Exhibit 99.2
Audited Combined Financial Statements of Chicago Alternative Health Center Holdings, LLC and Affiliate for the years ended December 31, 2020 and December 31, 2019	Exhibit 99.3
Management’s Discussion and Analysis of Financial Condition and Results of Operations Chicago Alternative Health Center Holdings, LLC and Affiliate for the years ended December 31, 2020 and December 31, 2019
Exhibit 99.4
Audited Financial Statements of MedMen NY, Inc. for the years ended December 31, 2020 and December 31, 2019	Exhibit 99.5
Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedMen NY, Inc. for the years ended December 31, 2020 and December 31, 2019	Exhibit 99.6
Unaudited Pro Forma Consolidated Statement of Operations of Ascend Wellness Holdings, LLC giving effect to the acquisition of MOCA, LLC, the acquisition of Chicago Alternative Health Center Holdings, LLC and Affiliate and the investment in MedMen NY, Inc.
Exhibit 99.7

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers of
Ascend Wellness Holdings, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Ascend Wellness Holdings, LLC (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
February 25, 2021, except for Note 1a and Note 18a, as to which the date is April 22, 2021

Ascend Wellness Holdings, LLC
Consolidated Balance Sheets

	December 31,
(in thousands)	2020	2019
Assets
Current assets
Cash and cash equivalents	$56,547	$10,555
Restricted cash	1,550	2,250
Accounts receivable, net	6,227	220
Inventory	28,997	15,388
Notes receivable	8,259	9,200
Other current assets	32,967	19,763
Total current assets	134,547	57,376
Property and equipment, net	120,540	79,477
Operating lease right-of-use assets	84,642	34,400
Intangible assets, net	50,461	19,560
Goodwill	22,798	809
Deferred tax assets	2,395	1,109
Other noncurrent assets	12,365	3,200
TOTAL ASSETS	$427,748	$195,931

Liabilities and Members' Equity
Current liabilities
Accounts payable and accrued liabilities	$31,224	$12,591
Current portion of debt, net	59,330	410
Operating lease liabilities, current	2,128	660
Income taxes payable	18,275	1,775
Other current liabilities	4,328	610
Total current liabilities	115,285	16,046
Long-term debt, net	152,277	81,403
Operating lease liabilities, noncurrent	156,400	63,642
Total liabilities	423,962	161,091
Commitments and contingencies (Note 15)
Members' Equity
Membership units, no par value, 106,082 and 89,821 issued and outstanding, respectively	—	—
Additional paid-in capital	67,378	71,947
Accumulated deficit	(63,592)	(38,153)
Equity of Ascend Wellness Holdings, LLC	3,786	33,794
Non-controlling interests	—	1,046
Total members' equity	3,786	34,840
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$427,748	$195,931
See accompanying notes to consolidated financial statements.

Ascend Wellness Holdings, LLC
Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except per unit amounts)	2020	2019
Revenue, net	$143,732	$12,032
Cost of goods sold	(82,818)	(8,744)
Gross profit	60,914	3,288
Operating expenses
General and administrative	53,067	29,409
Total operating expenses	53,067	29,409
Operating profit (loss)	7,847	(26,121)
Other income (expense)
Interest expense	(12,993)	(6,477)
Other, net	7	23
Total other income (expense)	(12,986)	(6,454)
Loss before income taxes	(5,139)	(32,575)
Income tax expense	(18,702)	(667)
Net loss	(23,841)	(33,242)
Less: net income (loss) attributable to non-controlling interests	1,598	(1,347)
Net loss attributable to Ascend Wellness Holdings, LLC	$(25,439)	$(31,895)
Net loss per unit attributable to Ascend Wellness Holdings, LLC — basic and diluted	$(0.27)	$(0.37)
Weighted-average units outstanding — basic and diluted	95,165	87,289
See accompanying notes to consolidated financial statements.

Ascend Wellness Holdings, LLC
Consolidated Statements of Changes in Members’ Equity

		Attributable to Members of the Parent
(in thousands)	LLC Membership Units	Unit Capital	Accumulated Deficit	Members’ Equity	Non-Controlling Interests	Total Equity
December 31, 2018	68,303	$32,892	$(6,258)	$26,634	$—	$26,634
Proceeds from private placement	21,205	38,481	—	38,481	—	38,481
Units issued in acquisitions or asset purchases	313	263	—	263	—	263
Non-controlling interests issued in acquisitions		—	—	—	2,393	2,393
Equity-based compensation expense	—	311	—	311	—	311
Net loss	—	—	(31,895)	(31,895)	(1,347)	(33,242)
December 31, 2019	89,821	$71,947	$(38,153)	$33,794	$1,046	$34,840
Units issued in acquisitions or asset purchases	10,000	2,800	—	2,800	—	2,800
Purchase of non-controlling interests	3,635	(8,329)	—	(8,329)	(2,644)	(10,973)
Vesting of restricted common units	2,626	—	—	—	—	—
Issuance of warrants	—	280	—	280	—	280
Equity-based compensation expense	—	680	—	680	—	680
Net loss	—	—	(25,439)	(25,439)	1,598	(23,841)
December 31, 2020	106,082	$67,378	$(63,592)	$3,786	$—	$3,786
See accompanying notes to consolidated financial statements.

Ascend Wellness Holdings, LLC
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net loss	$(23,841)	$(33,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,561	4,101
Amortization of operating lease assets	872	194
Non-cash interest expense	5,319	1,522
Share-based compensation expense	680	311
Deferred income taxes	(1,286)	(1,109)
Loss on sale of assets	286	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(6,007)	(220)
Inventory	(11,744)	(15,789)
Other current assets	(3,152)	(3,664)
Other noncurrent assets	(4,710)	(1,739)
Accounts payable and accrued liabilities	1,937	5,863
Other current liabilities	3,719	609
Lease liabilities	2,862	459
Income taxes payable	16,500	1,775
Net cash used in operating activities	(6,004)	(40,929)
Cash flows from investing activities
Additions to capital assets	(26,419)	(41,670)
Investments in notes receivable	(5,559)	(9,200)
Collection of notes receivable	527	—
Proceeds from sale of assets	26,750	13,750
Purchase of businesses, net of cash acquired	(26,044)	(8,731)
Purchases of intangible assets	(127)	(19,700)
Net cash used in investing activities	(30,872)	(65,551)
Cash flows from financing activities
Proceeds from issuance of debt	101,886	64,742
Repayments of debt	(19,591)	(6,018)
Proceeds from private placement	—	38,481
Proceeds from finance leases	3,750	14,000
Repayments under finance leases	(478)	(143)
Debt issuance costs	(3,399)	—
Net cash provided by financing activities	82,168	111,062
Net increase in cash, cash equivalents, and restricted cash	45,292	4,582
Cash, cash equivalents, and restricted cash at beginning of period	12,805	8,223
Cash, cash equivalents, and restricted cash at end of period	$58,097	$12,805
See accompanying notes to consolidated financial statements.

Ascend Wellness Holdings, LLC
Consolidated Statements of Cash Flows
(continued)

	Year Ended December 31,
(in thousands)	2020	2019
Supplemental Cash Flow Information
Interest paid	$6,204	$3,229
Income taxes paid	2,417	—

Non-cash investing and financing activities
Capital expenditures incurred but not yet paid	11,572	3,435
Issuance of common units in business acquisitions	2,319	—
Issuance of common units for intangible assets	481	263
Issuance of common units in purchase of non-controlling interests	1,018	—
Issuance of non-controlling interests in acquisitions	—	2,393
Warrants issued with notes payable	280	—
See accompanying notes to consolidated financial statements.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

1. THE COMPANY AND NATURE OF OPERATIONS
Ascend Wellness Holdings, LLC, which operates through its subsidiaries (collectively referred to as “Ascend Wellness,” “AWH,” “we,” “us,” “our,” or the “Company”), is a multi-state operator in the United States cannabis industry. AWH owns, manages, and operates cannabis cultivation facilities and dispensaries in several states across the United States, most significantly in Illinois, Michigan, and Massachusetts. AWH is a Delaware limited liability company that was formed on May 15, 2018 and is headquartered in New York, New York.
1a. Corporate Conversion and Reverse Stock Split
On April 22, 2021, Ascend Wellness Holdings, LLC, converted into a Delaware corporation and changed its name to “Ascend Wellness Holdings, Inc.” and effected a 2:1 reverse stock split (the “Conversion”). As a result of the Conversion, the members of Ascend Wellness Holdings, LLC became holders of shares of Class A common stock and Class B common stock of Ascend Wellness Holdings, Inc. Following the Conversion, there are 750,000,000 shares of Class A common stock authorized, 100,000 shares of Class B common stock authorized, and 10,000,000 shares of preferred stock authorized. The consolidated financial statements are those of Ascend Wellness Holdings, LLC and its subsidiaries prior to the Conversion, but have been adjusted retrospectively for the 2:1 reverse stock split for all periods presented.
2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The consolidated financial statements and accompanying notes (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Financial Statements include the accounts of Ascend Wellness Holdings, LLC and its subsidiaries, including: AGP Investments, LLC; Ascend Group Partners, LLC; Ascend Illinois Holdings, LLC; Ascend Illinois, LLC; Revolution Cannabis-Barry, LLC; HealthCentral, LLC; Massgrow, LLC; Ascend Mass, LLC; Ascend Friend Street RE LLC; Ascend New Jersey, LLC; FPAW Michigan 2, Inc.; and Ascend Ohio, LLC. Refer to Note 8, “Variable Interest Entities,” for additional information regarding certain entities that are not wholly-owned by the Company. We include the results of acquired businesses in the consolidated statements of operations from their respective acquisition dates. All intercompany accounts and transactions have been eliminated in consolidation.
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts. We base our estimates on historical experience, known or expected trends, independent valuations, and various other measurements that we believe to be reasonable under the circumstances. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
We round amounts in the Financial Statements to thousands, except unit and per unit amounts or as otherwise stated. In June 2019, the Company authorized a 10-for-1 unit split, which is retroactively reflected in these Financial Statements for all periods presented. We calculate all percentages and per-unit data from the underlying whole-dollar amounts. Thus, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise indicated, all references to years are to our fiscal year, which ends on December 31.
Liquidity
As reflected in the Financial Statements, the Company had an accumulated deficit as of December 31, 2020 and 2019, as well as a net loss and negative cash flows from operating activities for the years then-ended. Management believes that substantial doubt of our ability to continue as a going concern for at least one year from the issuance of these financial statements has been alleviated due to: (i) capital raised subsequent to December 31, 2020 (see Note 18, “Subsequent Events”) and (ii) continued sales growth from our consolidated operations. Management plans to continue to access capital markets for additional funding through debt and/or equity financings to supplement future cash needs, as may be required. However, management cannot provide any assurances that the Company will be successful in accomplishing its business plans. If the Company is unable to raise additional capital whenever

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

necessary, it may be forced to decelerate or curtail certain of its operations until such time as additional capital becomes available.
Reclassifications
Certain prior year amounts have been reclassified to conform with our fiscal 2020 presentation. These changes had no impact on our previously reported net loss.
Revision of Financial Statements
During 2020, the Company identified and corrected an error related to the calculation of the incremental borrowing rate that is used to determine the present value of future lease payments of the Company’s operating leases.
In order to assess materiality with respect to the adjustment, the Company considered Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and determined that the impact of the adjustments on prior period consolidated financial statements was immaterial.
This adjustment had no material impact on the Consolidated Statement of Operations for the year ended December 31, 2019.
The impact of this adjustment on the Consolidated Balance Sheet as of December 31, 2019 is as follows:

(in thousands)	Previously Reported	As Revised
Operating lease right-of-use assets	$53,939	$34,400
Total assets	215,470	195,931
Operating lease liabilities, current	631	660
Operating lease liabilities, noncurrent	83,210	63,642
Total liabilities	180,630	161,091
Total liabilities and members’ equity	215,470	195,931
The impact of this adjustment on the Consolidated Statement of Cash Flows for the year ended December 31, 2019 is as follows:

(in thousands)	Previously Reported	As Revised
Amortization of operating lease assets	$476	$194
Lease liabilities	177	459
Additionally, the non-cash supplemental disclosure related to lease assets obtained in exchange for new operating lease liabilities was previously reported as $64,930 and is revised to $45,108. The weighted average discount rate on our lease liabilities as of December 31, 2019 was previously reported as 9.0% and is revised to 13.0%. The deferred tax assets attributable to operating lease liabilities as of December 31, 2019 was previously reported as $17,976 and is revised to $12,410. The deferred tax liabilities attributable to operating lease right-of-use assets was previously reported as $11,298 and is revised to $5,732. There was no impact to the net deferred tax assets previously reported as of December 31, 2019.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Variable Interest Entities
In determining whether we are the primary beneficiary of a variable interest entity (“VIE”), we assess whether we have the power to direct matters that most significantly impact the activities of the VIE and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE.
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured that such equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains or losses of the entity. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. We assess all variable interests in the entity and use our judgment when determining if we are the primary beneficiary. Other qualitative factors that are considered include decision-making responsibilities, the VIE capital structure, risk and rewards sharing, contractual agreements with the VIE, voting rights, and level of involvement of other parties. We assess the primary beneficiary determination for a VIE on an ongoing basis if there are any changes in the facts and circumstances related to a VIE.
Where we determine we are the primary beneficiary of a VIE, we consolidate the accounts of that VIE. The equity owned by other shareholders is shown as non-controlling interests in the accompanying Consolidated Balance Sheets, Statements of Operations, and Statements of Changes in Members’ Equity. The assets of the VIE can only be used to settle obligations of that entity, and any creditors of that entity generally have no recourse to the assets of other entities or the Company unless the Company separately agrees to be subject to such claims.
Non-Controlling Interests
Non-controlling interests (“NCI”) represent equity interests in certain of our subsidiaries that are owned by outside parties. NCI may be initially measured at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets, made on a transaction by transaction basis. We have elected to measure each NCI at its proportional share of the recognized amounts of the acquiree’s identifiable net assets. The share of net assets attributable to NCI are presented as a component of equity. Their share of net income or loss is recognized directly in equity. Total comprehensive income or loss of subsidiaries is attributed to the members of the Company and to the NCI, even if this results in the NCI having a deficit balance. At December 31, 2019, the only NCI is related to Ascend Illinois, which the Company purchased during 2020. There are no NCI as of December 31, 2020. See Note 8, “Variable Interest Entities” for additional information.
Cash and Cash Equivalents and Restricted Cash
We consider all highly liquid securities with an original maturity of three months or less that are held for the purpose of meeting short-term cash commitments and are readily convertible into known amounts of cash to be cash and cash equivalents. As of December 31, 2020 and 2019, we did not hold significant cash equivalents. We maintain cash with various U.S. banks and credit unions with balances in excess of the Federal Deposit Insurance Corporation and National Credit Union Share Insurance Fund limits. The failure of a bank or credit union where we have significant deposits could result in a loss of a portion of such cash balances in excess of the insured limits, which could materially and adversely affect our business, financial condition, and results of operations.
Restricted cash consists of deposits that the Company is contractually obligated to maintain in accordance with the terms of a construction loan. See Note 11, “Debt,” for additional information.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash to amounts shown in the Consolidated Statements of Cash Flows:

	As of December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$56,547	$10,555
Restricted cash	1,550	2,250
Total cash, cash equivalents, and restricted cash	$58,097	$12,805
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, which may bear interest and do not require collateral. Past due balances are determined based on the contractual terms of the arrangements. The Company estimates its allowance for doubtful accounts based on specific identification of probable credit losses and historical write-off experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2020 and 2019, the Company determined that no allowance for doubtful accounts was required.
Inventory
Inventory includes the direct costs of seeds and growing materials, indirect costs (such as utilities, labor, depreciation, and overhead costs), and subsequent costs to prepare the products for ultimate sale, which include direct costs such as materials and indirect costs such as utilities and labor. All direct and indirect costs related to inventory are capitalized when they are incurred and they are subsequently classified to “Cost of goods sold” in the Consolidated Statements of Operations. Inventory is valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method for cultivation inventory and specific identification for retail inventory. The Company reviews inventory for obsolete and slow-moving goods, and any such inventories are written down to net realizable value.
Notes Receivable
The Company provides financing to various related and non-related businesses within the cannabis industry. These notes are classified as held for investment and are accounted for as financial instruments in accordance with Accounting Standards Codification (“ASC”) Topic 310, Receivables. The Company recognizes impairment on notes receivable when, based on all available information, it is probable that a loss has been incurred based on past events and conditions existing at the date of the Financial Statements. No impairment losses were recognized in 2020 or 2019.
Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation, amortization and impairment losses, if any. Land and construction in process are not depreciated. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the assets which are as follows:

Category	Estimated Lives
Machinery and other equipment	5 years
Leasehold improvements	Shorter of 10 years or lease term
Buildings	39 years
Estimates of useful life and the method of depreciation are reviewed only when events or changes in circumstances indicate that the current estimates or depreciation method are no longer appropriate. Any changes are accounted for on a prospective basis as a change in estimate. Construction in progress is measured at cost and is reclassified upon completion as building or leasehold improvements, depending on the nature of the assets, and

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

depreciated over the estimated useful life of the asset. Repairs and maintenance costs are expensed as incurred. Property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising from derecognition of the asset is included in the Consolidated Statements of Operations.
Leases
The Company early adopted Accounting Standards Update (“ASU”) 2016-01, Leases, at formation as of May 15, 2018 and accounts for leases in accordance with ASC Topic 842. We record right-of-use (“ROU”) assets on the balance sheet (representing the right to use an underlying asset for the lease term) and the corresponding lease liabilities (the obligation to make lease payments arising from the lease). We do not record ROU assets or lease liabilities for leases with an initial term of 12 months or less and we recognize payments for such leases in our Consolidated Statements of Operations on a straight-line basis over the lease term. We do not separate lease components from non-lease components for all asset classes. Sale-leasebacks are assessed to determine whether a sale has occurred under ASC Topic 606, Revenue from Contracts with Customers. If a sale is determined not to have occurred, the underlying “sold” assets are not derecognized and a financing liability is established in the amount of cash received. At such time the lease expires, the assets are then derecognized along with the financing liability, with a gain recognized on disposal for the difference between the two amounts, if any. A lease of property and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all the risks and rewards of ownership to the Company. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed. See Note 10, “Leases,” for additional information on our lease arrangements.
Intangible Assets
Finite-lived intangible assets are recorded at cost less accumulated amortization and accumulated impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. These assets are amortized on a straight-line basis over their estimated useful lives as follows:

Years
Tradenames	6 months
Licenses and permits	10 years
In-place leases	Lease term
The estimated useful life and amortization method are reviewed at the end of each reporting year, and the effect of any changes in estimate is accounted for on a prospective basis. No impairment indicators were noted during 2020 or 2019 and, as such, we did not record any impairment charges during either period.
Goodwill and Indefinite Life Intangible Assets
Goodwill represents the excess of purchase price of acquired businesses over the fair value of the assets acquired and liabilities assumed. Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. We have elected to make the first day of our fourth quarter the annual impairment assessment date for goodwill. However, we could be required to evaluate the recoverability of goodwill more often if impairment indicators exist.
In 2018, we early adopted ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates the two-step goodwill impairment process and allows us to test goodwill for impairment by comparing the fair value of a reporting unit to its carrying amount. If the fair value of a reporting unit is less than its carrying value, an impairment charge will be recorded for the difference between the fair value and carrying value, but is limited to the carrying value of the reporting unit’s goodwill. During the fourth quarter of 2020, we performed our annual assessment of goodwill, noting no indicators of impairment and, as such, we did not record any impairment charges. No impairment was recorded during 2020 or 2019.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Indefinite life intangible assets are carried at cost less accumulated impairment losses. The Company reviews the classification each reporting period to determine whether the assessment made about the useful life as indefinite or finite is still appropriate. Any change is accounted for on a prospective basis as a change in estimate.
Impairment of Long-Lived Assets
The Company evaluates the recoverability of long-lived assets, including property and equipment, finite life intangible assets, and lease-related ROU assets whenever events or changes in circumstances indicate a potential impairment exists. We group assets at the lowest level for which cash flows are separately identifiable, referred to as an asset group. When indicators of potential impairment exist, we prepare a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flow is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any.
Fair Value of Financial Instruments
Fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.
Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:
Level 1 – Quoted prices for identical instruments in active markets;
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable; and
Level 3 – Significant inputs to the valuation model are unobservable.
We evaluate assets and liabilities subject to fair value measurements on a recurring and non-recurring basis to determine the appropriate level at which to classify them for each reporting period. The Company records cash, accounts receivable, notes receivable, and notes payable at cost. The carrying value of these instruments approximates their fair value due to their short-term maturities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. During 2020 and 2019, we had no transfers of assets or liabilities between any of the hierarchy levels.
In addition to assets and liabilities that are measured at fair value on a recurring basis, we are also required to measure certain assets at fair value on a non-recurring basis that are subject to fair value adjustments in specific circumstances. These assets can include: goodwill; intangible assets; property and equipment; and lease related ROU assets. We estimate the fair value of these assets using primarily unobservable Level 3 inputs.
Convertible Instruments
The Company accounts for hybrid contracts that feature conversion options in accordance with ASC Topic 815, Derivatives and Hedging Activities (“ASC 815”). ASC 815 requires companies to bifurcate conversion options and account for them as freestanding financial instruments according to certain criteria. If the embedded features do not meet the criteria for bifurcation, the convertible instrument is accounted for as a single hybrid instrument in accordance with ASC Topic 470-20, Debt with Conversion and Other Options (“ASC 470-20”).

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

From time to time, the Company may issue, in connection with its debt, warrants to purchase common units. The warrants are recorded at fair value using the Black-Scholes option pricing model or a binomial model, based on the classification of the instrument. The classification of warrants as liabilities or equity is evaluated at issuance.
Acquisitions
We account for business combinations using the acquisition method of accounting. On the date of the acquisition, we allocate the purchase price to the assets acquired and liabilities assumed at their estimated fair values. Goodwill on the acquisition date is measured as the excess of the purchase price over the fair values of assets acquired and liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with corresponding adjustments to goodwill. We recognize subsequent changes in the estimate of the amount to be paid under contingent consideration arrangements in the accompanying Consolidated Statements of Operations. We expense acquisition-related costs as incurred.
For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to the individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisitions of assets are included in the cost basis of the assets acquired.
Contingencies and Litigation
The Company may be subject to lawsuits, investigations, and other claims related to employment, commercial, and other matters that arise out of operations in the normal course of business. We accrue for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. We recognize legal costs as an expense in the period incurred.
Income Taxes
We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered. Deferred tax assets are reviewed for recoverability on an annual basis. A valuation allowance is recorded to reduce the carrying amount of a deferred tax asset to its realizable value unless it is more likely than not that such asset will be realized. We recognize interest and penalties associated with tax matters as part of the income tax provision, if any, and include accrued interest and penalties with the related tax liability in the Consolidated Balance Sheet, if applicable.
As discussed further in Note 14, “Income Taxes,” we are subject to the provisions of Internal Revenue Code (“IRC”) Section 280E.
Revenue Recognition
Revenue is recognized in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and the related subsequent pronouncements (collectively “Topic 606”), which the Company early adopted at formation as of May 15, 2018. Under Topic 606, revenue recognition depicts the transfer of promised goods or services to a customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Revenue recognition is aligned with the delivery of goods and services and is recognized at a point in time or over time, the assessment of which requires judgment.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

In accordance with Topic 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. The Company applies the following five-step analysis to determine whether, how much, and when revenue is recognized: (1) identify the contract with the customer; (2) identify the performance obligation in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligation in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.
Under Topic 606, revenue from the sale of medicinal and adult-use cannabis and derivative products has a single performance obligation and revenue is recognized at the point in time when control of the product transfers and the Company’s obligations have been fulfilled. This generally occurs upon delivery and acceptance by the customer. Amounts disclosed as revenue are net of allowances, discounts, and rebates. Sales discounts were not material during 2020. Sales taxes collected from customers are excluded from revenue.
For certain locations, we offer a loyalty program to dispensary customers. A portion of the revenue generated in a sale is allocated to the loyalty points earned and the amount allocated to the points earned is deferred until the loyalty points are redeemed or expire. The loyalty liability was not material at December 31, 2020 or 2019.
Equity-Based Payments
The Company issues equity-based awards to employees and non-employee directors for services. These awards are measured based on their fair value at the grant date and recognized as compensation expense over the requisite service period. Forfeitures are accounted for as they occur. The Company issues new units to satisfy the issuance of equity-based payments.
Loss per Unit
Net loss per unit represents the net loss attributable to members divided by the weighted average number of units outstanding during the period on an as-converted to common unit basis. Diluted earnings per unit reflects the potential dilution that could occur if securities or other contracts to issue common units were exercised or converted into common units of the Company during the reporting periods. Potential dilutive common unit equivalents consist of the incremental common units issuable upon the exercise of warrants and the incremental shares issuable upon conversion of convertible notes. In reporting periods in which the Company has a net loss, the effect of these are considered anti-dilutive and are excluded from the diluted earnings per unit calculation. The number of units excluded from the calculation was 29,726 and 12,146 as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive.
Recently Adopted Accounting Standards
Distinguishing Liabilities from Equity and Derivatives and Hedging
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferred for Mandatorily Redeemable Financial of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest with a Scope Exception, (“ASU 2017-11”). Part I addresses complexities of accounting for certain financial instruments with down round features and Part II addresses the difficulty of navigating Topic 480 for certain financial instruments with characteristics of liability and equity. ASU 2017-11 became effective for us on January 1, 2020 and did not significantly impact our Consolidated Financial Statements.
Fair Value Measurements
In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), (“ASU 2018-13”). ASU 2018-13 adds, modifies, and

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

removes certain fair value measurement disclosure requirements. ASU 2018-13 became effective for us on January 1, 2020 and did not significantly impact our Consolidated Financial Statements.
Recently Issued Accounting Pronouncements
The following standards have been recently issued by the Financial Accounting Standards Board (“FASB”). Pronouncements that are not applicable to the Company or where it has been determined do not have a significant impact on us have been excluded herein.
Financial Instruments
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, (“ASU 2016-13”). ASU 2016-13 replaces the existing guidance surrounding measurement and recognition of credit losses on financial assets measured at amortized cost, including trade receivables and investments in certain debt securities, by requiring recognition of an allowance for credit losses expected to be incurred over an asset’s life based on relevant information about past events, current conditions, and supportable forecasts impacting its ultimate collectability. This current expected credit losses (“CECL”) model will result in earlier recognition of credit losses than the current “as incurred” model, under which losses are recognized only upon the occurrence of an event that gives rise to the incurrence of a probable loss.
ASU 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief, was issued in May 2019 to provide target transition relief allowing entities to make an irrevocable one-time election upon adoption of the new credit losses standard to measure financial assets previously measured at amortized cost (except held-to-maturity securities) using the fair value option.
ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, was issued in November 2019 to clarify, improve, and amend certain aspects of ASU 2016-13, such as disclosures related to accrued interest receivables and the estimation of credit losses associated with financial assets secured by collateral.
ASU 2020-03, Codification Improvements to Financial Instruments, was issued in March 2020 to improve and clarify various financial instruments topics, including the CECL standard issued in 2016. The ASU includes seven different issues that describe the areas of improvement and the related amendments to U.S. GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. Certain amendments contained within this update were effective upon issuance and had no material impact on our Consolidated Financial Statements. The amendments related to ASU 2019-04 and ASU 2016-13 will be adopted in conjunction with ASU 2016-13. ASU 2016-13 and its related ASUs are effective for us beginning January 1, 2023. We are currently evaluating the impact of this ASU on our Consolidated Financial Statements.
Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, (“ASU 2019-12”) which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for us beginning January 1, 2021. We are currently evaluating the impact of this ASU on our Consolidated Financial Statements.
Investments
In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This ASU provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities and is effective for the Company beginning on January 1, 2021, with early adoption permitted. This new guidance is not expected to have a material impact on our Consolidated Financial Statements.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Reference Rate Reform
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. This new guidance can be adopted prospectively no later than December 1, 2022, with early adoption permitted, and is not expected to have a material impact on the Company’s Consolidated Financial Statements.
In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, (“ASU 2021-01”), which clarifies certain optional expedients and exceptions in Topic 848 when accounting for derivative contracts and certain hedging relationships affected by changes in interest rates. ASU 2021-01 is effective upon issuance and the amendments within are applied either prospectively or retrospectively. ASU 2021-01 is not expected to have a significant impact on the Company’s financial statements.
Debt
In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. This guidance will be effective for us January 1, 2022 on a full modified or modified retrospective basis, with early adoption permitted. We are currently evaluating the impact of this updated on our Consolidated Financial Statements.
3. REPORTABLE SEGMENTS AND REVENUE
The Company operates under one operating segment, which is its only reportable segment: the production and sale of cannabis products. The Company prepares its segment reporting on the same basis that its Chief Operating Decision Maker manages the business and makes operating decisions. The Company’s measure of segment performance is net income and derives its revenue primarily from the sale of cannabis products. All of the Company’s operations are located in the United States.
Disaggregation of Revenue
The Company disaggregates its revenue from the direct sale of cannabis to customers as retail revenue and wholesale revenue. We have determined that disaggregating revenue into these categories best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

	Year Ended December 31,
(in thousands)	2020	2019
Retail revenue	$103,859	$11,204
Wholesale revenue	57,452	1,970
	161,311	13,174
Elimination of inter-company revenue	(17,579)	(1,142)
Total revenue, net	$143,732	$12,032
4. ACQUISITIONS
The Company has determined that the acquisitions discussed below are considered business combinations under ASC Topic 805, Business Combinations, (“ASC Topic 805”) and are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these Consolidated Financial Statements from the date of the acquisition.
2020 Acquisitions
Effective August 1, 2020, the Company acquired MOCA LLC (“MOCA”), a dispensary operator in the Chicago, Illinois area for total consideration of $22,312, consisting of $21,174 in cash, including working capital adjustments, and 4,063 common units of AWH with a fair value of $1,138. We incurred $263 of acquisition-related costs during 2020, which are included in “General and administrative” in the accompanying Consolidated Statement of Operations. The transaction was treated as a business combination under ASC Topic 805, and MOCA was consolidated as a VIE from the signing date until the final closing date in December 2020.
Effective September 29, 2020, the Company’s subsidiary, Ascend New Jersey, LLC, acquired the assets and liabilities of Greenleaf Compassion Center (“GCC”), a vertically integrated operator in New Jersey with licenses for three retail locations and one cultivation and manufacturing facility. Total consideration for this acquisition was $16,307, which consisted of $13,626 of cash, 4,219 common units of AWH with a fair value of $1,181, and settlement of a $1,500 note receivable (see Note 6, “Notes Receivable”). We incurred $114 of acquisition-related costs during 2020, which are included in “General and administrative” in the accompanying Consolidated Statement of Operations.
Additionally, effective December 15, 2020, the Company acquired Chicago Alternative Health Center, LLC and Chicago Alternative Health Center Holdings, LLC (collectively, “Midway”) for total cash consideration of $28,000, subject to certain adjustments including a customary working capital adjustment. The transaction was treated as a business combination under ASC Topic 805, and Midway is consolidated as a VIE from the signing date through the final closing date, which is pending the state’s approval of the license transfer. We incurred $149 of acquisition-related costs during 2020, which are included in “General and administrative expenses” in the accompanying Consolidated Statement of Operations.
Preliminary Purchase Price Allocation
The Company allocated the purchase price of each of its acquisitions during 2020 as summarized in the table below. The purchase price allocation for these acquisitions reflects various preliminary fair value estimates and analyses, including certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, and goodwill, which are subject to change within the measurement period as preliminary valuations are finalized (generally one year from the acquisition date). Measurement period adjustments are recorded in the reporting period in which the estimates are finalized and adjustment amounts are determined.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

(in thousands)	MOCA	GCC	Midway	Total
Assets acquired (liabilities assumed):
Cash	$261	$39	$82	$382
Inventory	1,308	660	499	2,467
Prepaids and other current assets	1,367	—	14	1,381
Property and equipment(1)	790	—	2,016	2,806
Intangible assets(2)	10,661	11,845	15,108	37,614
Goodwill(3)	7,980	3,733	10,276	21,989
Trade names(2)	170	30	10	210
Other assets	83	—	50	133
Accounts payable and accrued liabilities	(308)	—	(55)	(363)
Net assets acquired	$22,312	$16,307	$28,000	$66,619

Consideration transferred:
Cash(4)	$21,174	$13,626	$28,000	$62,800
Fair value of AWH common units	1,138	1,181	—	2,319
Settlement of note	—	1,500	—	1,500
Total consideration	$22,312	$16,307	$28,000	$66,619
(1)Consists of real property with a fair value of $876, furniture, fixtures and equipment of $1,399, and leasehold improvements of $531.
(2)The amortization period for the acquired intangible assets is 10 years and trade names is 6 months.
(3)Goodwill is largely attributable to the value we expect to obtain from long-term business growth and buyer-specific synergies. The goodwill is not deductible for tax purposes due to the limitations imposed on marijuana dispensaries under IRC Section 280E. See Note 14, “Income Taxes,” for additional information.
(4)Includes working capital adjustments, as applicable. MOCA includes a seller’s note of $11,174 that is included in “Current portion of debt, net” on the Consolidated Balance Sheet at December 31, 2020 and was paid in January 2021. Midway includes a total seller’s note of $25,200, of which $17,200 is included in “Current portion of debt, net” and $8,000 is included in “Long-term debt, net” on the Consolidated Balance Sheet at December 31, 2020. See Note 11, “Debt,” for additional information.
Pro Forma and Financial Information
The following table summarizes the revenue and net income related to MOCA, GCC, and Midway included in our consolidated results from the respective transaction dates (August 1, 2020, September 29, 2020, and December 15, 2020, respectively) through December 31, 2020:

(in thousands)	MOCA	GCC	Midway
Revenue, net	$13,011	$1,687	$747
Net income	304	657	61
The tables below summarize the unaudited pro forma combined revenue and net income (loss) of AWH, MOCA, GCC, and Midway for the years ended December 31, 2020 and 2019 as if the respective acquisitions had occurred on January 1, 2019. These results do not reflect the cost of integration activities or benefits from expected revenue enhancements and synergies. Accordingly, the unaudited pro forma information is not necessarily indicative of the results that would have been achieved if the acquisitions had been effective on January 1, 2019.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

	Year Ended December 31, 2020
(in thousands)	AWH (as reported)	MOCA	GCC	Midway	Pro Forma Adjustments(1)	Pro Forma Combined
Revenue, net	$143,732	$8,615	$3,046	$10,416	$—	$165,809
Net income (loss)	(23,841)	786	926	2,680	(10,897)	(30,346)
(1)These adjustments include estimated additional incremental amortization expense of $2,879 on intangible assets acquired as part of the acquisitions as follows: $537 related to MOCA, $887 related to GCC, and $1,455 related to Midway. These adjustments also include estimated additional incremental interest expense of $8,544 on loans entered into during 2020, which borrowings were used to help fund these acquisitions. These results are also adjusted to exclude $526 of acquisition-related costs incurred during 2020, which are included in “General and administrative” on the accompanying Consolidated Statement of Operations. These adjustments are not tax-effected, as the related expenses are not deductible for tax purposes due to the limitations imposed on marijuana dispensaries under IRC Section 280E.

	Year Ended December 31, 2019
(in thousands)	AWH (as reported)	MOCA	GCC	Midway	Pro Forma Adjustments(1)	Pro Forma Combined
Revenue, net	$12,032	$7,864	$2,984	$4,062	$—	$26,942
Net income (loss)	(33,242)	1,231	(312)	577	(15,337)	(47,083)
(1)These adjustments include estimated additional amortization expense of $3,971 on intangible assets acquired as part of the acquisitions as follows: $1,236 related to MOCA, $1,214 related to GCC, and $1,521 related to Midway, each representing twelve months of amortization expense, respectively. These adjustments also include additional estimated interest expense of $11,366 as if the respective loans were outstanding for twelve months. These adjustments are not tax-effected, as the related expenses are not deductible for tax purposes due to the limitations imposed on marijuana dispensaries under IRC Section 280E.
2019 Acquisitions
Acquisition of HCI
On January 1, 2019, the Company acquired the membership interests of HealthCentral, LLC, (“HCI, LLC”), HealthCentral Illinois Holdings, LLC (“HCI Holdings”), and Springfield Partners II, LLC (“Springfield Partners II”) (collectively, “HCI”). HCI, LLC is an Illinois based company that owned and operated two cannabis dispensaries pursuant to licenses issued by the Illinois Department of Financial and Professional Regulation, Division of Professional Regulation. Springfield Partners II owned one property that was utilized by HCI, LLC’s operations. Total consideration of $11,143 consisted of i) $8,750 cash and ii) $2,393 fair value of non-controlling interest.
Purchase Price Allocation

(in thousands)
Cash	$19
Property and equipment, net(1)	11,186
Intangible assets – cannabis licenses(2)	1,529
Goodwill(3)	809
Accounts payable	(8)
Other liabilities(4)	(2,393)
Net assets acquired	$11,143
(1)Consists of three properties with fair values totaling $11,074 and furniture and fixtures totaling $112.
(2)The amortization period for the acquired intangible assets is 10 years.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

(3)Goodwill is largely attributable to the value we expect to obtain from long-term business growth and buyer-specific synergies. The goodwill is not deductible for tax purposes due to the limitations imposed on marijuana dispensaries under IRC Section 280E. See Note 14, “Income Taxes,” for additional information.
(4)Mortgages on acquired properties that were paid during 2019.
Other Financial Information
During 2019, we recorded revenue related to HCI of $10,496 and operating profit of $1,184. As the date of acquisition was January 1, 2019, our consolidated results for 2019 reflect a full year of HCI’s operations. We incurred $59 of acquisition-related costs, substantially all of which were incurred prior to 2019.
5. INVENTORY
The components of inventory are as follows:

	As of December 31,
(in thousands)	2020	2019
Materials and supplies	$7,756	$6,877
Work in process	13,615	4,395
Finished goods	7,626	4,116
Total	$28,997	$15,388
Total compensation expense capitalized to inventory was $15,588 and $1,918 during 2020 and 2019, respectively. At December 31, 2020 and 2019, $5,909 and $1,186, respectively, of compensation expense remained capitalized as part of inventory.
6. NOTES RECEIVABLE
In April 2019, the Company issued a $1,750 non-interest bearing promissory note to BCCO, LLC (“BCCO”) an unrelated third party, with an initial maturity date of September 1, 2020, that remains outstanding at December 31, 2020. The Company also entered into a working capital line of credit with BCCO, allowing for maximum borrowings of $2,000, of which $1,794 and $1,251 was outstanding at December 31, 2020 and 2019, respectively. These balances are included in “Notes receivable” on the Consolidated Balance Sheets. The promissory note and working capital line of credit were issued in conjunction with a unit purchase option agreement that the parties entered into during 2019, the closing of which is pending state approval (see Note 15, “Commitments and Contingencies”). The promissory note and working capital line of credit were issued to provide BCCO with additional funding for operations while awaiting state approval of the transaction. The Company has not identified any collectability concerns for the amounts due as of December 31, 2020. The Company may settle the outstanding balances as part of the purchase price at closing following state approval of the transaction.
In April 2019, the Company issued a $1,500 promissory note to Marichron Pharma LLC (“Marichron”), an unrelated third party, with a stated interest rate of 12% per year and an initial maturity date of June 2020, that remains outstanding at December 31, 2020. The Company also entered into a working capital line of credit with Marichron, allowing for maximum borrowings of $1,000, of which $45 was outstanding at December 31, 2020 and 2019. These balances are included in “Notes receivable” on the Consolidated Balance Sheets. The promissory note and working capital line of credit were issued in conjunction with a unit purchase option agreement that the parties entered into during 2019. The promissory note and working capital line of credit were issued to provide Marichron with additional funding for operations. The Company has not identified any collectability concerns for the amounts due as of December 31, 2020. The Company expects to submit a license transfer application to the state during 2021 and may settle the outstanding balances as part of the purchase price at closing following state approval.
In May 2019, the Company issued a $2,500 non-interest bearing promissory note to Hemma, LLC (“Hemma”), an unrelated third party, with an initial maturity date of December 31, 2020. The Company also entered into a

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

working capital line of credit with Hemma, allowing for maximum borrowings of $4,000, of which $670 and $654 was outstanding at December 31, 2020 and 2019, respectively. These balances are included in “Notes receivable” on the Consolidated Balance Sheets. The promissory note and working capital line of credit were issued in conjunction with a membership interest purchase agreement that the parties entered into during 2019, the closing of which is pending state approval (see Note 15, “Commitments and Contingencies”). The promissory note and working capital line of credit were issued to provide Hemma with additional funding for operations while awaiting state approval of the transaction. The Company has not identified any collectability concerns for the amounts due as of December 31, 2020. The Company may settle the outstanding balances as part of the purchase price at closing following state approval of the transaction.
In June 2019, the Company entered into a loan agreement with GCC under which it issued a $1,500 promissory note. This note has an initial maturity date of June 17, 2022 and an interest rate of 18% per annum. The Company acquired GCC during 2020 and settled the outstanding balance of the note as part of the purchase price at closing. The Company did not recognize interest income on this note. Refer to Note 4, “Acquisitions,” for additional information related to this acquisition.
In May 2020, the Company issued a $500 promissory note to a related party entity that is managed by one of the founders of the Company. The short-term promissory note had a principal amount of $500, a stated annual interest rate of 2%, and an initial maturity date of December 31, 2020. All obligations thereunder were repaid in full in November 2020.
In October 2020, the Company issued a $4,500 promissory note to the owner of a property the Company is renting. This note bears interest at 4% per annum due monthly, in arrears, in along with monthly principal payments. The note matures on November 1, 2030 and is secured by the owner’s interest in the property. The total outstanding balance of this note at December 31, 2020 was $4,473, of which $151 and $4,322 is included in “Other current assets” and “Other noncurrent assets,” respectively, on the Consolidated Balance Sheet. The Company funded this note through a $4,500 term loan; refer to Note 11, “Debt,” for additional information.
7. PROPERTY AND EQUIPMENT
Property and equipment and related depreciation consist of the following:

	As of December 31,
(in thousands)	2020	2019
Buildings	$38,561	$25,322
Leasehold improvements	33,931	13,906
Furniture, fixtures, and equipment	28,554	12,427
Construction in progress	25,139	28,901
Land	894	430
Property and equipment, gross	127,079	80,986
Less: accumulated depreciation	6,539	1,509
Property and equipment, net	$120,540	$79,477
Total depreciation expense was $5,030 and $1,509 during 2020 and 2019, respectively. Total depreciation expense capitalized to inventory was $4,297 and $589 during 2020 and 2019, respectively. At December 31, 2020 and 2019, $602 and $516, respectively, of depreciation expense remained capitalized as part of inventory.
8. VARIABLE INTEREST ENTITIES
The following table represents the summarized financial information about the Company’s consolidated VIEs which are included in the Consolidated Balance Sheets and Statements of Operations as of and for the years ended December 31, 2020 and 2019. These entities were determined to be VIEs since the Company possesses the power to

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

direct the significant activities of the VIEs and has the obligation to absorb losses or the right to receive benefits from the VIE.

	December 31, 2020		December 31, 2019
(in thousands)	Ascend Illinois	Ascend Michigan	Ascend Illinois	Ascend Michigan
Current assets	$54,787	$11,355	$14,735	$20,105
Non-current assets	151,449	58,516	71,041	44,456
Current liabilities	62,508	5,553	6,876	3,949
Non-current liabilities	134,792	37,809	62,551	37,906
Deficit attributable to non-controlling interests	—	—	(1,347)	—
Equity (deficit) attributable to AWH	9,322	(23,822)	(2,797)	(7,137)
Revenue	120,004	11,719	11,323	708
Net income (loss) attributable to non-controlling interests	1,598	—	(1,347)	—
Net income (loss) attributable to AWH	14,363	(16,684)	(4,459)	(6,397)
Net income (loss)	$15,961	$(16,684)	$(5,806)	$(6,397)
In December 2020, the sole member of FPAW Michigan 2, Inc. (“Ascend Michigan”) assigned his interests to AWH, thereby making AWH the majority member, retaining 99.9% of the membership interests in Ascend Michigan. The previous member is a founder of the Company and has a significant equity interest in the Company. Ascend Michigan was previously accounted for as a VIE because the Company possessed the power to direct the significant activities of the VIE and had the obligation to absorb losses or the right to receive benefits from the VIE. Subsequent to the assignment of the member interests, Ascend Michigan is considered a wholly owned subsidiary. The assignment had no significant impact on the Company’s results, as Ascend Michigan was previously consolidated as a VIE and will continue to be consolidated as a subsidiary. No impairment of assets or impact on results of operations occurred with the transfer of member interests. Based on the timing of the transfer in December 2020, the financial information as of and for the year ended December 31, 2020 related to Ascend Michigan is reflected in the table above.
The net change in the non-controlling interests during 2020 and 2019 follows in the table below. There were no non-controlling interests other than within Ascend Illinois.

(in thousands)	Ascend Illinois
Balance, December 31, 2018	$—
Changes in ownership(1)	2,393
Net loss	(1,347)
Balance, December 31, 2019	$1,046
Changes in ownership(2)	(2,644)
Net income	1,598
Balance, December 31, 2020	$—
(1)Fair value of non-controlling interest consideration related to the HCI Acquisition in 2019. Refer to Note 4, “Acquisitions,” for additional information related to this acquisition.
(2)Effective July 30, 2020, the Company purchased the non-controlling interests of Ascend Illinois for $11,000 of cash, to be paid quarterly through December 2023, and 3,635 of common units with a fair value of $1,018. See Note 11, “Debt,” for additional information regarding the cash payment.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

9. INTANGIBLE ASSETS AND GOODWILL
Intangible Assets

	As of December 31,
(in thousands)	2020	2019
Finite-lived intangible assets
Licenses and permits	$39,888	$1,666
In-place leases	19,963	19,963
Trade names	210	—
	60,061	21,629
Accumulated amortization:
Licenses and permits	(1,080)	(153)
In-place leases	(8,362)	(1,916)
Trade names	(158)	—
	(9,600)	(2,069)

Total intangible assets, net(1)	$50,461	$19,560

(1)These intangible assets are being amortized over the expected period of benefit, with a weighted average remaining life of approximately 9 years as of December 31, 2020.
Purchases of Intangible Assets
2020 Activity
In August 2020, the Company purchased the Massachusetts recreational license held by Southcoast Apothecary, LLC (“Southcoast”) for total consideration of approximately $608, which was satisfied by the issuance of 1,718 common units with a fair value of $481 and a cash payment of $127. The Company also purchased a property that was being rented by Southcoast for $749 of cash consideration.
2019 Activity
In April 2019, the Company acquired a lease for a property to be used as a medical cannabis provisioning center in Detroit, Michigan for $4,200, which was allocated to an in-place lease intangible asset.
In July 2019, the Company acquired a lease for a property to be used as a medical cannabis provisioning center in Battle Creek, Michigan for $2,900, which was allocated to an in-place lease intangible asset.
In September 2019, the Company acquired a lease for property to be used as a medical cannabis provisioning center in Ann Arbor, Michigan (the “Ann Arbor Lease”). Total consideration of $7,763 consisted of a $2,250 cash payment, a $5,250 promissory note (see Note 11, “Debt”), and 313 common units with a total fair value of $263, and was allocated to an in-place lease intangible asset.
In September 2019, the Company entered into a purchase agreement to obtain certain locations in Michigan. The Company paid $5,100 to obtain one-year leases at these locations until the transaction closed, which was allocated to an in-place lease intangible asset. In December 2020, the counterparties of the purchase agreement filed a claim against the Company. Refer to Note 15, “Commitments and Contingencies,” for additional information.
Estimated Annual Amortization Expense for Each of the Next Five Years

(in thousands)	2021	2022	2023	2024	2025
Estimated amortization expense(1)	$6,318	$6,185	$6,185	$5,313	$4,765

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

(1)These amounts could vary as acquisitions of additional intangible assets occur in the future.
Goodwill

(in thousands)
Balance, December 31, 2018	$—
Acquisitions	809
Balance, December 31, 2019	$809
Acquisitions	21,989
Balance, December 31, 2020	$22,798
10. LEASES
The Company leases land, buildings, equipment, and other capital assets which it plans to use for corporate purposes and the production and sale of cannabis products. We determine if an arrangement is a lease at inception and begin recording lease activity at the commencement date, which is generally the date in which we take possession of or control the physical use of the asset. ROU assets and lease liabilities are recognized based on the present value of lease payments over the lease term with lease expense recognized on a straight-line basis. We use our incremental borrowing rate to determine the present value of future lease payments unless the implicit rate is readily determinable. Our incremental borrowing rate is the rate of interest we would have to pay to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. This incremental borrowing rate is applied to the minimum lease payments within each lease agreement to determine the amounts of our ROU assets and lease liabilities.
Our lease terms range from 1 to 20 years. Some leases include one or more options to renew, with renewal terms that can extend the lease terms. We typically exclude options to extend the lease in a lease term unless it is reasonably certain that we will exercise the option and when doing so is at our sole discretion. The depreciable lives of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. Typically, if we decide to cancel or terminate a lease before the end of its term, we would owe the lessor the remaining lease payments under the term of such lease. Our lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. We may rent or sublease to third parties certain real property assets that we no longer use.
Lease agreements may contain rent escalation clauses, rent holidays, or certain landlord incentives, including tenant improvement allowances. ROU assets include amounts for scheduled rent increases and are reduced by lease incentive amounts. Certain of our lease agreements include variable rent payments, consisting primarily of rental payments adjusted periodically for inflation and amounts paid to the lessor based on cost or consumption, such as maintenance and utilities. Variable rent lease components are not included in the lease liability.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

The components of lease assets and lease liabilities and their classification on our Consolidated Balance Sheets were as follows:

		As of December 31,
(in thousands)	Classification	2020	2019
Lease assets
Operating leases	Operating lease right-of-use assets	$84,642	$34,400

Lease liabilities
Current liabilities
Operating leases	Operating lease liabilities, current	$2,128	$660
Noncurrent liabilities
Operating leases	Operating lease liabilities, noncurrent	156,400	63,642
Total lease liabilities		$158,528	$64,302
The components of lease costs and classification within the Consolidated Statements of Operations were as follows:

	Year Ended December 31,
(in thousands)	2020	2019
Operating lease costs
Capitalized to inventory	$11,958	$969
General and administrative expenses	4,645	4,859
Total operating lease costs	$16,603	$5,828
At December 31, 2020 and 2019, $4,913 and $969, respectively, of lease costs remained capitalized in inventory.
The following table presents information on short-term and variable lease costs:

	Year Ended December 31,
(in thousands)	2020	2019
Total short-term and variable lease costs	$2,615	$735
Sublease income generated during 2020 and 2019 was immaterial.
The following table includes supplemental cash and non-cash information related to our leases:

	Year Ended December 31,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$12,895	$5,172
Lease assets obtained in exchange for new operating lease liabilities	$91,367	$45,108
The weighted average remaining lease term for our operating leases is 17.3 years and 17.7 years at December 31, 2020 and 2019, respectively, and the weighted average discount rate is 13.1% and 13.0% at December 31, 2020 and 2019, respectively.
The amounts of future undiscounted cash flows related to the lease payments over the lease terms and the reconciliation to the present value of the lease liabilities as recorded on our Consolidated Balance Sheet as of December 31, 2020 are as follows:

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

(in thousands)	Operating Lease Liabilities
2021	$20,345
2022	20,999
2023	21,600
2024	22,218
2025	22,866
Thereafter	319,943
Total lease payments	427,971
Less: imputed interest	269,443
Present value of lease liabilities	$158,528
Sale Leaseback Transactions
2020 Activity
In March 2020, the Company sold and subsequently leased back one of its capital assets for total proceeds of $3,750, excluding transaction costs. This transaction did not meet the criteria to qualify for sale-leaseback treatment. The “sold” assets remain within land, buildings, and leasehold improvements, as appropriate, for the duration of the lease and a financing liability equal to the amount of proceeds received is recorded within “Current portion of debt, net” and “Long-term debt, net” on the accompanying Consolidated Balance Sheets. Upon expiration or termination of the underlying lease, the sale will be recognized by removing the carrying value of the capital assets and financing liability, with any difference recorded as a gain.
In April 2020, the Company sold and subsequently leased back one of its capital assets for total proceeds of $26,750, excluding transaction costs and recorded a loss on sale of $286. The transaction met the criteria for sale-leaseback treatment. As such, the lease was recorded as an operating lease and resulted in a lease liability of $55,287 and an ROU asset of $33,037, which was recorded net of a $22,250 tenant improvement allowance that is recorded in “Other current assets” on the accompanying Consolidated Balance Sheet at December 31, 2020.
2019 Activity
During 2019, the Company closed on a sale and leaseback transaction to sell one of its Michigan properties for $4,750. The Company is expected to make certain improvements to the property for which the landlord has agreed to provide reimbursement up to $15,000 (the “Tenant Improvement Allowance”), which is recorded in “Other current assets” on the accompanying Consolidated Balance Sheet at December 31, 2020 and 2019. The lease was recorded as an operating lease and resulted in a lease liability of $22,435 and an ROU asset of $7,435, which was recorded net of the Tenant Improvement Allowance.
Additionally, during 2019, the Company sold and subsequently leased back two of its capital assets for total proceeds of $14,000, excluding transaction costs. These transactions did not meet the criteria to qualify for sale-leaseback treatment. The “sold” assets remain within land, buildings, and leasehold improvements, as appropriate, for the duration of the lease and a financing liability equal to the amount of proceeds received is recorded within “Current portion of debt, net” and “Long-term debt, net” on the accompanying Consolidated Balance Sheets. Upon expiration or termination of the underlying leases, the sales will be recognized by removing the carrying values of the capital assets and financing liabilities, with any differences recorded as a gain.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

11. DEBT

	As of December 31,
(in thousands)	2020	2019
2018 Secured Term Notes(1)	$—	$18,020
Capital Construction Loan(2)	11,624	6,500
AWH Convertible Promissory Notes(3)	75,484	28,222
July 2019 Notes(4)	10,000	10,000
Ann Arbor Note(5)	5,250	5,250
October 2020 Credit Facility(6)	25,260	—
NJ Term Loan(7)	20,000	—
NJ Real Estate Loan(8)	4,500	—
Sellers’ Notes(9)	45,782	—
Finance liabilities(10)	17,129	13,857
Total debt	$215,029	$81,849

Current portion of debt	$60,357	$410
Less: unamortized deferred financing costs	(1,027)	—
Current portion of debt, net	$59,330	$410

Long-term debt	$154,672	$81,439
Less: unamortized deferred financing costs	(2,395)	(36)
Long-term debt, net	$152,277	$81,403
(1)In December 2018, the Company entered into a secured note purchase agreement to issue up to $25,000 of notes within one month of the initial closing (the “2018 Secured Term Notes”). The initial proceeds were used primarily for the purchase and development of a property in Athol, Massachusetts (the “Athol Property”). These notes had an interest rate of 20% per annum, due quarterly, a maturity date of January 31, 2025, and were secured by interests in the Athol Property. In April 2020, in conjunction with a sale-leaseback of the Athol Property (see Note 10, “Leases”), the Company repaid $15,317 of the outstanding principal, plus accrued interest and a 5% pre-payment penalty. The remaining principal balance of $2,703 was replaced and reissued under a new one year secured note purchase agreement with an interest rate of 25% (the “April 2020 Term Notes”). The Company pre-paid the April 2020 Term Notes, plus accrued interest, in August 2020, without prepayment penalty. Approximately $33 of unamortized debt issuance costs related to these notes were expensed to interest expense when the debt was repaid.
(2)In May 2019, the Company entered into a loan and security agreement that provides for up to a maximum loan amount of $12,500 for the purchase of a building and related renovation (the “2019 Capital Construction Loan”). This loan matures on May 29, 2024 and is secured by the related property. Interest accrues at 14% per annum, compounded monthly. For the first year, interest accrues and is deferred as part of the principal balance payable at maturity and thereafter is due monthly, in arrears. Prepayment is permitted, subject to certain terms and fees. In conjunction with this loan, we are required to maintain certain funds in a construction reserve account that will be applied for future renovation costs. These funds are reflected as “Restricted cash” on the Consolidated Balance Sheet.
(3)In June 2019, the Company entered into a convertible note purchase agreement whereby the Company can issue up to $35,000 of convertible notes, which amount can be increased at the Company’s sole discretion (the “AWH Convertible Promissory Notes,” each an “AWH Note”). The AWH Convertible Promissory Notes are convertible into common units of the Company on occurrence of certain events, such as a change of control or an initial public offering (“IPO”) (which events had not occurred through December 31, 2020). Upon the occurrence of an IPO, each AWH Note, including interest thereon less applicable withholding taxes, will automatically convert into equity securities issued in connection with the IPO, with the number of securities issued on the basis of a price equal to the lesser of: (a)(i) a 20% discount to the issue price if an IPO occurs on or before 12 months from each note issuance; (ii) a 25% discount to the issue price if an IPO occurs after 12 months of each note issuance, but before maturity; and (b) the conversion price then in effect based on a defined pre-money valuation of the Company. Any conversion will be treated as a share-settled redemption and the related principal plus accrued interest will be reclassified to equity with no gain or loss recorded.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Each AWH Note matures two years from its issue date and can either be paid in full at maturity or converted into common units. Each AWH Note bears interest at 8% for the first twelve months, 10% for months thirteen through fifteen, and 13% thereafter through maturity. Interest is paid-in-kind and added to the outstanding balance of the note, to be paid at maturity or upon conversion. $1,000 of these notes were issued to related party entities that are managed by one of the founders of the Company. In conjunction with these notes, during 2019 the Company issued warrants to purchase 762 common units at $4.00 per unit that can be exercised for three years from issuance. The total fair value of these warrants at issuance was de minimis. In conjunction with the AWH Convertible Notes issued during 2020, the Company issued warrants to purchase 1,207 common units at $4.00 per unit that can be exercised for three years from issuance. The total fair value of $61 was recorded as a discount on the related notes and is being amortized to interest expense over the term of the related notes. Refer to Note 12, “Members’ Equity,” for additional details.
(4)In July 2019, the Company entered into a note purchase agreement, under which it issued two notes (the “July 2019 Notes”) totaling $10,000 that mature on July 1, 2024 and are secured by the assets of Ascend Ohio, LLC. These notes bear interest at 15% per annum, to be paid quarterly until maturity. In conjunction with these notes, the Company issued warrants to purchase 1,094 common units at $3.20 per unit. The fair value of the warrants at issuance was de minimis. Refer to Note 12, “Members’ Equity,” for additional details.
(5)In connection with the Ann Arbor Lease (see Note 9, “Intangible Assets and Goodwill”) in September 2019, the Company issued a secured promissory note due September 10, 2022 (the “Ann Arbor Note”). This note has an interest rate of 10% per annum to be paid monthly. Principal is due in full at maturity and prepayments are permitted without penalty.
(6)In October 2020, the Company entered into a $38,000 senior secured credit facility (the “October 2020 Credit Facility”), consisting of a $25,000 initial term loan and $13,000 aggregate principal of delayed draw term loans. The initial term loan was funded in October 2020 and the delayed draw term loans remain available for future funding. The October 2020 Credit Facility has an initial term of three years, but may be extended for up to two additional years upon satisfaction of certain conditions. Borrowings bear interest at 14.25% during the first three years, due quarterly in arrears and payable in arrears upon any prepayment and at maturity. Borrowings under the October 2020 Credit Facility are secured by a first priority senior secured lien on the assets of the Company and its subsidiaries with operations or assets located in Illinois and Massachusetts, other than certain defined excluded property. The October 2020 Credit Facility contains certain covenants, including a minimum cash balance requirement of $5,000 at the end of each fiscal month and a minimum cash to consolidated fixed charge ratio of 2.00 to 1.00. The Company was in compliance with these covenants at December 31, 2020. The October 2020 Credit Facility also contains certain customary events of default. The Company issued warrants for an aggregate of 1,250 common units with an exercise price of $4.00 per unit that can be exercised for five years from issuance. The fair value of $75 at issuance was recorded as a discount to the loan and is being amortized to interest expense over the term of the loan. Additional warrants may be issued for any draws under the delayed draw term loans. We incurred $1,810 of financing costs related to the loan that are being amortized to interest expense over the term of the loan. The lender is due an additional interest payment of $3,750 at maturity, subject to adjustment if the loans are extended. This payment may be settled in cash or equity at the lender’s option and is being accreted as additional debt over the term of the loan.
(7)In October 2020, the Company entered into a financing agreement under which it can borrow up to $20,000 in the aggregate through term loans (the “NJ Term Loan”). In November 2020, the Company borrowed the full $20,000. Borrowings under the NJ Term Loan bears interest at a rate of 17.0% per annum and interest is due quarterly, in arrears. Borrowings under the NJ Term Loan are secured by (i) a first priority senior secured lien on substantially all of the assets and property of Ascend New Jersey, LLC and its subsidiaries, subject to certain customary exclusions, and (ii) a guarantee of AWH NJ Holdings, LLC. A prepayment of the outstanding balance under the NJ Term Loan is due in 2023 based on defined excess cash flow at that time and the remainder of the then-outstanding principal balance is due and payable at maturity on October 29, 2025. The NJ Term Loan contains certain covenants, including a maximum debt to assets ratio of 70% as defined in the agreement. The Company was in compliance with these covenants at December 31, 2020. The NJ Term Loan also includes customary events of default. We incurred $1,454 of financing costs that are being amortized to interest expense over the term of the loan.
(8)In December 2020, the Company entered into a loan and security agreement for a $4,500 term loan due December 29, 2023 (the “NJ Real Estate Loan”). The NJ Real Estate Loan bears interest at 12.0% per annum and is due monthly, in arrears. Principal is due at maturity; prepayments are permitted with notice and subject to a prepayment fee. We incurred $135 of financing costs that are being amortized to interest expense over the term of the loan. Proceeds under the NJ Real Estate Loan were used to fund a loan receivable to the owners of a property leased by the Company (see Note 6, “Notes Receivable”). The NJ Real Estate Loan is secured by the loan receivable on the property.
(9)Sellers’ Notes consist of amounts owed for acquisitions or other purchases. At December 31, 2020, $11,174 is due under the purchase agreement to the former owners of MOCA. This amount is included in “Current portion of debt, net” on the Consolidated Balance Sheet at December 31, 2020 and was paid in January 2021.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

A total of $25,200 is due to the former owners of Midway. Of this balance, $17,200 is due at final closing in 2021 and is included in “Current portion of debt, net” on the Consolidated Balance Sheet at December 31, 2020. Interest of 13% per annum is due monthly on this payment. An additional $8,000 holdback payment is due one year from final closing as is included in “Long-term debt, net” on the Consolidated Balance Sheet at December 31, 2020. This holdback accrues interest at 13% per year from the final closing date until payment.
Additionally, as part of the purchase of the non-controlling interest (see Note 8, Variable Interest Entities), the Company will pay $11,000 to the former owners, payable in quarterly installments through December 2023. These payments do not bear interest and there therefore recorded at a discounted present value of $10,973, which discount will be accreted as interest expense as payments are made. The Company made payments of $1,571 during 2020. At December 31, 2020, $3,140 and $6,268 is included in “Current portion of debt, net” and “Long-term debt, net” respectively on the Consolidated Balance Sheet.
(10)Finance liability related to failed sale leaseback transactions. See Note 10, “Leases,” for additional details.
Debt Maturities
During 2020 and 2019, we repaid $19,591 and $6,018 of principal under our notes. At December 31, 2020, the following cash payments are required under our debt arrangements:

(in thousands)	2021	2022	2023	2024	2025	Thereafter	Total
Term note maturities	$28,222	$52,512	$33,250	$21,624	$20,000	$—	$155,608
Sellers’ notes(1)	31,517	11,143	3,143	—	—	—	45,803
Cash payments due under financing liabilities(1)	2,022	2,082	2,143	2,206	2,271	9,149	19,873
(1)Certain cash payments include an interest accretion component.
Interest Expense
Interest expense related to the Company’s debt during 2020 and 2019 consisted of the following:

	Year Ended December 31,
(in thousands)	2020	2019
Cash interest on notes	$6,204	$3,229
Accretion	5,398	2,832
Interest on financing liability(1)	1,391	416
Total	$12,993	$6,477
(1)Interest on financing liability related to failed sale leasebacks.
12. MEMBERS’ EQUITY
Share Capital
Pursuant to its operating agreement, the Company is authorized to issue Common Units, Preferred Units, and Restricted Common Units (see Note 13, “Equity-Based Compensation Expense”), all with no par value. Preferred Units collectively includes Series Seed Preferred Units, Series Seed+ Preferred Units, and Real Estate Preferred Units, unless otherwise specified. All unit issuances must be approved by the Board of Managers of the Company. All share classes are included within “Share capital” in the Consolidated Statements of Changes in Members’ Equity on an as-converted to common units basis. In June 2019, the Company authorized a 10-for-1 unit split and a 2-for-1 reverse split in April 2021, which is reflected throughout the Financial Statements.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Subject to certain terms and conditions, the Company first, and each member holding Preferred Units and/or Common Units second, shall have a right of first refusal if any other member receives a bona fide offer that the Offering Member desires to accept to transfer all or any portion of the applicable units it owns.
Each holder of Preferred Units or Common Units has pre-emptive rights to purchase its applicable pro rata portion of any new securities the Company may propose to issue or sell to any party. Each Preferred Unit is convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into fully paid and non-assessable Common Units on a one-for-one basis subject to adjustment for unit splits or combinations, certain dividends, and distributions if/as applicable.
Any distributions determined by the Board are first made to the members holding Preferred Units in proportion to and up to the amounts necessary for each member to have received cumulative distributions equal to such members’ capital contribution attributable to such Preferred Units, second to the Members holding Real Estate Preferred Units covering such member’s unpaid yield (equal to the excess of 50% of the initial cost of such unit), and third to Common Units, Real Estate Preferred Units, and Incentive Units pro rata in proportion to their aggregate holdings of Common Units and Incentive Units treated as one class of Units on an as-converted basis.
The Preferred Units are convertible at the option of the Holder into common units on a one-for-one basis. In addition, if a go-public transaction were to occur then each common unit, Series Seed Preferred Unit, and Series Seed+ Preferred Unit would convert on a one-for-one basis. Each Real Estate Preferred unit would convert at a rate of one plus 1.5x, divided by the price at which the securities are sold to the public. This conversion feature for the Real Estate Preferred Units is considered a contingent beneficial conversion feature that would only be recognized if the event occurs. Such conversion event has not occurred through of December 31, 2020.
The following table summarizes the member units outstanding:

	As of December 31,
(in thousands)	2020	2019
Common Units	48,047	31,785
Real Estate Preferred Units	22,801	22,801
Series Seed Preferred Units	14,252	14,252
Series Seed+ Preferred Units	20,982	20,982
Total	106,082	89,821
2020 Financing Activity
During 2020, the Company issued a total of 8,282 of common units in business acquisitions (refer to Note 4, “Acquisitions”) and 1,718 of common units in an asset purchase (refer to Note 9, “Intangible Assets and Goodwill”). Additionally, the Company issued a total of 3,635 of common units in the purchase of the non-controlling interests of Ascend Illinois (see Note 8, “Variable Interest Entities”).
2019 Financing Activity
During 2019, the Company issued 20,982 of Series Seed+ Preferred Units for gross proceeds of $37,768. Issuance costs were immaterial. Additionally, in August 2019, the Company issued 223 common units for total proceeds of $713. As discussed in Note 9, “Intangible Assets and Goodwill,” we issued 313 common units in conjunction with the acquisition of the Ann Arbor Lease.
Warrants
During 2019, upon the execution of the AWH Convertible Promissory Notes, certain note holders received warrants to purchase 762 of common units at an exercise price of $4.00 that can be exercised for three years from issuance. In July 2019, in conjunction with the July 2019 Notes, we issued warrants to purchase 1,094 of common

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

units at an exercise price of $3.20 that can be exercised for two years or upon the closing of a public offering. Additionally, during 2019 we issued other warrants to purchase 313 common units at an exercise price of $4.00 that can be exercised for three years from issuance. The fair value of the warrants issued during 2019 was de minimis.
In conjunction with the AWH Convertible Notes issued during 2020, the Company issued warrants to purchase 1,207 common units at $4.00 per unit with an estimated total fair value of $61. These warrants can be exercised for three years from issuance. Additionally, in conjunction with the October 2020 Credit Facility, the Company issued warrants for an aggregate of 1,250 common units with an exercise price of $4.00 per unit and an estimated total fair value of $75. These warrants can be exercised for five years from issuance.
The warrants issued are equity-classified instruments, are subject to customary anti-dilution adjustments, are stand-alone instruments, and are not part of the terms of the notes to which they were issued. The fair value of such warrants is recorded as discount on the related notes and is amortized to interest expense over the term of the related notes. The fair value of the warrants is calculated using a Black-Scholes model. The fair values per warrant at issuance ranged from $0.02 to $0.10 and significant assumptions used in the calculation included volatility ranging from 69.2% to 108.4% and risk-free rates ranging from 0.17% to 2.17%. The weighted-average remaining contractual life of the warrants outstanding as of December 31, 2020 is 2.4 years and such warrants have no intrinsic value.
13. EQUITY-BASED COMPENSATION EXPENSE
In 2019, the Company’s Board of Managers approved an Equity Incentive Plan (the “Incentive Plan”) pursuant to which the Company can issue equity incentives. Company directors, officers, employees, and certain independent contractors (each, a “Grantee”) are eligible to receive awards of Incentive Units under the Incentive Plan. The number of Incentive Units the Company may issue under the Incentive Plan is limited to 10% of the aggregate total of Preferred Units and Common Units outstanding on a fully diluted basis as of the date of the grant. Any Incentive Units that are forfeited or repurchased by the Company are eligible for re-distribution under the Incentive Plan. The Incentive Units are granted as “profits interests” that provide for the Grantees to share in the proceeds of a liquidity event above a valuation hurdle specified in each award agreement. Such distributions would be made on a pro-rata basis after priority is given to the members holding Preferred Units and Common Units.
The Incentive Plan is administered by a committee designated by the Board of Members of the Company that establishes exercise prices, expiry dates, and vesting requirements. Vesting may be based on the continued service of the Grantee or on the achievement of performance goals set out in the Award Agreement. Incentive Units may also be fully vested on the date of grant. The Committee may, at any time, waive or accelerate the vesting requirements. The Incentive Units generally vest over two or three years. The estimated fair value of the Incentive Units at issuance is recognized as compensation expense over the related vesting period. In the event of a change of control or an Initial Public Offering, all unvested Incentive Units outstanding at such time shall fully vest on the date of the event.
The Company adopted a new incentive plan in November 2020 (the “2020 Plan”) which, among other changes, authorizes the issuance of incentive common unit options and restricted units (collectively, “Awards”). Approximately 9,944 restricted common units were issued under the plan during 2020. The maximum number of Awards to be issued under the 2020 Plan is 10,031 and any Awards that expire or are forfeited may be re-issued. Unless otherwise specified, the Awards may not be exercised for six months following a Go-Public transaction. The Awards generally vest over two or three years. The estimated fair value of the Awards at issuance is recognized as compensation expense over the related vesting period. Upon adoption of the 2020 Plan, the Incentive Units previously issued were cancelled and converted into restricted common units that are considered fully issued and outstanding.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

The following table summarizes the Incentive Units activity through conversion:

Number of Units
Unvested, December 31, 2019	2,150
Granted	853
Vested	(1,384)
Cancelled	(1,619)
Unvested, December 31, 2020	—
The Company recognized $367 and $311 as compensation expense in connection with the Incentive Units during 2020 and 2019, respectively, which is included in “General and administrative” on the Consolidated Statements of Operations.
The following table summarizes the restricted common units activity:

Number of Units
Unvested, December 31, 2019	—
Granted	9,944
Vested	(2,626)
Forfeited	(38)
Unvested, December 31, 2020	7,280
The Company recognized $313 as compensation expense in connection with the restricted common units during 2020, which is included in “General and administrative” on the Consolidated Statements of Operations. As of December 31, 2020, total unrecognized compensation cost related to restricted common units was $1,802, which is expected to be recognized over the weighted-average remaining vesting period of 1.4 years.
14. INCOME TAXES
Since the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E, which prohibits businesses engaged in the trafficking of Schedule I or Schedule II controlled substances from deducting ordinary and necessary business expenses from gross profit. Cannabis businesses operating in states that align their tax codes with IRC Section 280E are also unable to deduct ordinary and necessary business expenses for state tax purposes. Ordinary and necessary business expenses deemed non-deductible under IRC Section 280E are treated as permanent book-to-tax differences. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.
Effective January 1, 2020, AWH elected to be treated as a C-Corporation for Federal income tax purposes. AWH did not recognize any deferred taxes as a result of this change, as AWH did not have any temporary book-to-tax differences prior to this election, largely due to the limitations of IRC Section 280E.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Components of Income Tax Expense

	Year Ended December 31,
(in thousands)	2020	2019
Current taxes:
Federal	$13,879	$1,230
State	6,109	551
Deferred taxes:
Federal	(922)	(502)
State	(364)	(612)
Total income tax expense	$18,702	$667
Reconciliation of the U.S. Statutory Tax Rate to Annual Effective Tax Rate

	Year Ended December 31,
($ in thousands)	2020	2019
Loss before income taxes	$(5,139)	$(32,575)
U.S. Statutory Rate	21%	21%
Recovery based on Statutory Rate	$(1,079)	$(6,841)
Expense (recovery) resulting from:
State and local income taxes	5,745	(62)
Nondeductible permanent items	13,990	4,771
Pass-through entities & non-controlling interests	46	2,799
Income tax expense	$18,702	$667
Components of Deferred Tax Assets and Liabilities

	As of December 31,
(in thousands)	2020	2019
Deferred tax assets attributable to:
State net operating loss carryforwards	$370	$593
Federal net operating loss carryforwards	—	460
Operating lease liabilities	40,543	12,410
Property and equipment	193	37
Other	—	14
Gross deferred tax assets	41,106	13,514
Valuation allowance	—	—
Total deferred tax assets	$41,106	$13,514

Deferred tax liabilities attributable to:
Operating lease right-of-use assets	$(19,129)	$(5,732)
Tenant improvement allowance	(7,197)	(6,673)
Property and equipment	(12,385)	—
Total deferred tax liabilities	$(38,711)	$(12,405)

Net deferred tax assets	$2,395	$1,109

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

Net Operating Loss Carryforwards
State net operating loss carryforwards totaling $6,416 at December 31, 2020 are being carried forward where we are permitted to use net operating losses from prior periods to reduce future taxable income and begin to expire in 2029. As of December 31, 2020, all Federal net operating losses have been fully utilized. The statute of limitations with respect to our federal and state tax returns remain open for tax years 2018 and forward.
No valuation allowance has been provided on our net deferred tax assets, as we believe the remaining net deferred tax assets are more likely than not to be realizable in the applicable jurisdictions based on estimates of future taxable income. The Company has not recognized any uncertain tax positions.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Among other provisions, the CARES Act allows net operating loss carryforwards incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but at present does not expect it to have a material impact on its provision due to the limitations of IRC Section 280E.
Unrecognized Tax Benefits
As of December 31, 2020 and 2019, the Company had no unrecognized tax benefits. The Company does not anticipate the total amount of unrecognized tax benefits to significantly change within the next twelve months. The Company recognized no interest expense or penalties on income tax assessments during 2020 or 2019, and there was no interest related to income tax assessments accrued as of December 31, 2020 or 2019.
15. COMMITMENTS AND CONTINGENCIES
Commitments
The Company does not have significant future annual commitments, other than related to leases and debt, which are disclosed in Notes 10 and 11, respectively.
Indemnifications
We are party to a variety of agreements under which we may be obligated to indemnify the other party for certain matters. These agreements are primarily standard indemnification arrangements entered into in our ordinary course of business. Pursuant to these arrangements, we may agree to indemnify, hold harmless, and reimburse the indemnified parties for losses suffered or incurred by the indemnified party. In addition, the Company has entered into indemnification agreements with members of its board of directors and senior management team that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications, and such costs would only be recognized as incurred.
Legal and Other Matters
The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management believes that the Company is in compliance with applicable local and state regulations as of December 31, 2020, cannabis regulations continue to evolve and are subject to differing interpretations, and accordingly, the Company may be subject to regulatory fines, penalties or restrictions in the future.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

State laws that permit and regulate the production, distribution, and use of cannabis for adult use or medical purposes are in direct conflict with the Controlled Substances Act (21 U.S.C. § 811) (the “CSA”), which makes cannabis use and possession federally illegal. Although certain states and territories of the U.S. authorize medical and/or adult use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law under the CSA. Although the Company’s activities are believed to be compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company.
The Company may be, from time to time, subject to various administrative, regulatory, and other legal proceedings arising in the ordinary course of business. Contingent liabilities associated with legal proceedings are recorded when a liability is probable and the contingent liability can be estimated. We do not accrue for contingent losses that, in our judgment, are considered to be reasonably possible but not probable. At December 31, 2020 and 2019, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on our consolidated results of operations, other than the matter discussed below.
In December 2020, the counterparties of the purchase agreement for the Company’s potential acquisition of certain locations in Michigan, for consideration consisting of 4,770 common units and $16,532 of cash, filed a claim alleging breach of contract. The counterparties have asked the court to grant specific performance of the contracts between the Company and the counterparties. The Company intends to vigorously defend this action and assert all potential defenses and claims against the counterparties.
In December 2020, the Company submitted a state application to acquire BCCO, LLC, a medical dispensary license holder in Ohio for total cash consideration of approximately $3,500, subject to certain adjustments at closing. As discussed in Note 6, “Notes Receivable,” the Company may settle the outstanding balances due under a note receivable and a working capital loan as part of the purchase price at closing. The Company has entered into a unit purchase option agreement with BCCO, LLC and expects to enter into a definitive purchase agreement following the state approval of the license transfer.
In December 2020, the Company submitted a state application to acquire Hemma LLC, the owner of a medical cultivation site in Ohio, for cash consideration of approximately $9,570, subject to certain adjustments at closing. As discussed in Note 6, “Notes Receivable,” the Company may settle the outstanding balances due under a note receivable and a working capital loan as part of the purchase price at closing. The Company has entered into an amended merger agreement with Hemma Operations, LLC and expects to enter into a definitive purchase agreement following the state approval of the license transfer.
16. RELATED PARTY TRANSACTIONS
AWH has a management services agreement (“MSA”) with AGP Partners, LLC (“AGP”) under which AGP provides management services to AWH in connection with the monitoring and oversight of AWH’s financial and business functions. The founder of AGP is the Chief Executive Officer and one of the founders of AWH. Pursuant to the MSA, AWH pays AGP a quarterly fee of $100. As of December 31, 2020 and 2019, $100 and $200, respectively, of these fees are included in “Accounts payable and other accrued expenses” on the Consolidated Balance Sheets. We recognized expenses of $400 during each of 2020 and 2019, respectively, that are included in “General and administrative” on the Consolidated Statements of Operations. AGP is entitled to receive $2,000 upon the termination of the MSA in the event of an initial public offering or a change of control. This payout is contingent upon the beneficial owners of AGP who serve as officers of the Company entering into lock-up agreements that extend for 180 days following such event. Pursuant to the MSA, each such lock-up agreement shall contain a provision whereby AWH’s Board of Managers may waive, in whole or in part, such extended lock-up thereto if AWH’s Board of Managers determines, in its sole discretion and in accordance with AWH’s governing documents and applicable law, that such waiver will not have an adverse effect on AWH and its equity holders, business, financial condition, and prospects.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

As discussed in Note 11, “Debt,” certain of the AWH Convertible Notes are with related party entities that are managed by one of the founders of the Company.
As discussed in Note 8, “Variable Interest Entities,” in December 2020 one of the founders of AWH assigned his interest in Ascend Michigan to AWH, after which AWH is the majority member, retaining 99.9% of the membership interests in Ascend Michigan.
17. SUPPLEMENTAL INFORMATION
The following table presents supplemental information regarding our other current assets:

	As of December 31,
(in thousands)	2020	2019
Tenant improvement allowance	$24,349	$15,816
Deposits and other receivables	4,021	361
Prepaid expenses	2,294	1,628
Construction deposits	712	1,515
Other	1,591	443
Total	$32,967	$19,763
The following table presents supplemental information regarding our accounts payable and accrued liabilities:

	As of December 31,
(in thousands)	2020	2019
Accounts payable	$17,763	$9,149
Accrued interest	7,723	2,840
Accrued payroll and related expenses	2,762	602
Other	2,976	—
Total	$31,224	$12,591
The following table presents supplemental information regarding our general and administrative expenses:

	Year Ended December 31,
(in thousands)	2020	2019
Compensation	$15,986	$8,831
Rent and utilities	14,631	6,758
Professional services	9,325	6,692
Depreciation and amortization	7,914	3,578
Marketing	1,758	1,213
Insurance	1,467	758
Loss on sale of asset	286	—
Other	1,700	1,579
Total	$53,067	$29,409

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

18. SUBSEQUENT EVENTS
Management has evaluated subsequent events to determine if events or transactions occurring through February 25, 2021, the date on which the financial statements were available to be issued, require adjustment to or disclosure in the Company’s consolidated financial statements. There were no events that require adjustment to or disclosure in the consolidated financial statements, except as disclosed.
Investments
On February 25, 2021, we entered into a definitive investment agreement (the “Investment Agreement”) with MedMen Enterprises Inc. (“MedMen”), under which we will, subject to regulatory approval, complete an investment (the “Investment”) of approximately $73,000 in MedMen NY, Inc. (“MMNY”), a licensed medical cannabis operator in New York. In connection with the investment, and subject to regulatory approval, MMNY will engage our services pursuant to a management agreement (the “Management Agreement”) under which we will advise on MMNY’s operations pending regulatory approval of the Investment transaction.
Under the terms of the Investment, at closing, MMNY will assume approximately $73,000 of MedMen’s existing secured debt, AWH will invest $35,000 in cash in MMNY, and AWH New York, LLC will issue a senior secured promissory note in favor of MMNY’s senior secured lender in the principal amount of $28,000, guaranteed by AWH, which cash investment and note will be used to reduce the amounts owed to MMNY’s senior secured lender. Following its investment, AWH will hold a controlling interest in MMNY equal to approximately 86.7% of the equity in MMNY, and be provided with an option to acquire MedMen’s remaining interest in MMNY in the future. AWH must also make an additional investment of $10,000 in exchange for additional equity in MMNY, which investment will also be used to repay MMNY’s senior secured lender if adult-use cannabis sales commence in MMNY’s dispensaries. The transactions contemplated by the Investment Agreement are subject to customary closing conditions, including approval from the New York State Department of Health and other applicable regulatory bodies.
Leases
Through the date on which the financial statements were available to be issued, new operating leases with ROU assets and related lease liabilities of approximately $7,400 have commenced.
Notes Payable
In January 2021, the Company entered into a convertible note purchase agreement (the “2021 AWH Convertible Promissory Notes”). The Company issued $49,500 of 2021 AWH Convertible Promissory Notes through the date these Financial Statements were available to be issued. Each note matures two years from its issue date and can either be paid in full at maturity or converted into common units. Each note bears interest at 8% for the first twelve months, 10% for months thirteen through fifteen, and 13% thereafter through maturity. Interest is paid-in-kind and added to the outstanding balance of the note, to be paid at maturity or upon conversion.
These notes are convertible into common units of the Company on occurrence of certain events, such as a change of control or an IPO (which events had not occurred as of the date of these Financial Statements). Upon the occurrence of an IPO, each note, including interest thereon less applicable withholding taxes, will automatically convert into equity securities issued in connection with the IPO, with the number of securities issued on the basis of a price equal to the lesser of: (a)(i) a 20% discount to the issue price if an IPO occurs on or before 12 months from each note issuance; (ii) a 25% discount to the issue price if an IPO occurs after 12 months of each note issuance, but before maturity; and (b) the conversion price then in effect based on a defined pre-money valuation of the Company. If not previously converted, at maturity the holder may elect the outstanding principal amount and accrued and unpaid interest to be paid in full in cash or convert into common units at a price of $6.00 per unit, subject to adjustments for splits, dividends, or other similar recapitalization events.

Ascend Wellness Holdings, LLC
Notes to Consolidated Financial Statements
(in thousands, except per unit data)

18a. Additional Subsequent Events
Legal Matter
On April 14, 2021, FPAW Michigan, LLC (“FPAW”), a VIE of the Company through FPAW Michigan 2, Inc., and AWH entered into a settlement agreement with TVP, LLC, TVP Grand Rapids, LLC and TVP Alma, LLC (collectively, the “TVP Parties”)(the “Settlement Agreement”) related to the matter described in Note 15, “Commitments and Contingencies.” The Settlement Agreement provides for, among other items, the dismissal of all claims brought by the TVP Parties against FPAW and AWH upon performance of each parties’ obligations under the Settlement Agreement. Pursuant to the Settlement Agreement, FPAW and AWH were required to deliver a cash payment of $9,000 to TVP, LLC on the date of the Settlement Agreement, with an additional cash payment of $5,480 due on or before January 1, 2022, or approximately $2,000 less than would have otherwise been payable under the agreements. In addition, on April 14, 2021, upon the execution of the Settlement Agreement, AWH issued 4,770 common units of AWH (reflecting the Reverse Split) to an escrow account, to be held in the name of the escrow agent (the “Escrow Units”). Also as part of the Settlement Agreement and in order to avoid further potential litigation, AWH issued 255 common units of AWH (reflecting the Reverse Split) to a party to one of the September 2019 agreements that was not a party to the litigation matter.
Upon the receipt of the initial cash payment of $9,000 and the issuance of the Escrow Units, the TVP Parties filed a stipulated order dismissing all lawsuits, with prejudice and without costs, against FPAW and AWH. The Escrow Units are issued and outstanding and will remain in the escrow account until such time as the TVP Parties exercise an option to hold the Escrow Units directly (the “Put Option”). Upon their exercise of the Put Option, the Escrow Units shall be released to the TVP Parties and the TVP Parties shall transfer to FPAW the equity interests of the entities that hold the three real estate properties in Grand Rapids, which are the three remaining properties that remain suitable for the original business purposes. The Put Option is required to be exercised by the TVP Parties within three years of the date of the Settlement Agreement.
The cash payments and estimated fair value of the common units issued with the Settlement Agreement will be allocated between the three properties to be acquired in the settlement based on the fair value of such properties, with the remainder allocated to settlement expense in the Company’s 2021 financial statements. The settlement charge could have a significant impact on the Company’s operating results in 2021 and is not expected to be deductible for tax purposes.

12,500,000 Shares
ASCEND WELLNESS HOLDINGS, INC.
Class A Common Stock
PRELIMINARY PROSPECTUS

Canaccord Genuity

Beacon Securities Limited

Eight Capital

ATB Capital Markets Inc.	Cormark Securities Inc.

                               , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable by us in connection with the registration of the securities being registered hereby. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$15,684
Legal fees and expenses*	$1,250,000
Accounting fees and expenses*	$30,000
Printing expenses*	$200,000
Total*	$1,495,684
__________________
*Estimated
Item 14. Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We expect to adopt a certificate of incorporation, which will become effective upon the consummation of this offering, and which will provide that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation and bylaws provides indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation and bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Prior to the closing of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of Delaware in effect from time to time, subject to certain exceptions contained in those agreements.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15. Recent Sales of Unregistered Securities.
The following information represents securities sold by the Company within the past three years through              , 2021 which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from other share classes and new securities resulting from the modification of outstanding securities. We sold all of the securities listed below pursuant to the exemption from registration provided by Section 4(a)(2) or 3(a)(9) of the Securities Act, or Regulation D or Regulation S promulgated thereunder.
Preferred Units
In August 2018, the Company initiated a private placement of Series Seed Preferred Units. The Company issued 14,252,380 units for gross proceeds of $14.7 million.
In October 2018, following the initiation of the Series Seed Preferred Units placement, the Company’s then-outstanding convertible notes (the “2018 Convertible Notes”) automatically converted into Real Estate Preferred Units pursuant to the conversion provisions of the note agreement. The 2018 Convertible Notes were issued between June 2018 and August 2018 and had an aggregate principal amount of $17.8 million. Prior to conversion, the notes had an interest rate of 8% per annum and a maturity date of July 1, 2021. Upon conversion, the then-outstanding principal and accrued interest on each note automatically converted into 22,800,945 Real Estate Preferred Units with an aggregate value of $18.2 million.

During 2019, the Company issued 20,982,215 of Series Seed+ Preferred Units for gross proceeds of $37.8 million.
Common Units
In connection with the formation of AWH in May 2018, AGP was issued 31,250,000 common units.
In August 2019, the Company issued 222,812 common units for total proceeds of $0.7 million.
In February 2020, the Company acquired Southcoast Apothecary, LLC, an entity which held the license application for a third adult-use dispensary located in New Bedford, MA, for 1,718,750 common units. This dispensary was provisionally licensed in August 2020.
In July 2020, the Company issued 3,635,416 common units in connection with the buyout of the minority owners of Ascend Illinois LLC. These minority owners acquired their ownership of Ascend Illinois LLC with AWH’s acquisition of HealthCentral LLC and its related entities in April 2019.
On September 29, 2020, the Company issued 4,218,750 common units in connection with the closing of the acquisition of the assets and liabilities of Greenleaf Compassion Center by Ascend New Jersey, LLC.
In November 2020, the Company cancelled 4,161,210 incentive units previously issued between January 2019 and October 2020 to managers, officers and employees in connection with our election to be taxed as a C-Corporation and issued 9,943,579 restricted common units to managers, officers and employees pursuant to the 2020 Incentive Plan.
On December 23, 2020, the Company issued 4,062,500 common units in connection with the closing of the acquisition of the equity interests of MOCA, LLC by Ascend Illinois Holdings, LLC.
On April 14, 2021, the Company issued 5,024,038 common units of AWH in connection with the settlement of a litigation matter.
Convertible Notes
Beginning in June 2019 through August 2020, the Company issued convertible notes (the “2019 Convertible Notes”) with an aggregate principal amount of $75.5 million. The 2019 Convertible Notes are unsecured and have a two-year term with staggered maturity dates according to the date of subscription. These notes accrue “pay-in-kind” interest at a rate of 8.0% per annum for the first twelve months, 10% for months thirteen through fifteen, and 13% per annum following the fifteen month anniversary of the subscription and thereafter. The 2019 Convertible Notes will convert into shares of Class A common stock of the Ascend Wellness Holdings, Inc. upon completion of the offering.
In January 2021, the Company issued convertible notes (the “2021 Convertible Notes”) with an aggregate principal amount of $49.5 million. The 2021 Convertible Notes are unsecured and have a two-year term with staggered maturity dates according to the date of subscription. These notes accrue “pay-in-kind” interest at a rate of 8.0% per annum for the first twelve months, 10% for months thirteen through fifteen, and 13% per annum following the fifteen month anniversary of the subscription and thereafter. The 2021 Convertible Notes will convert into shares of Class A common stock of the Ascend Wellness Holdings, Inc. upon completion of the offering.
Warrants
On July 1, 2019, the Company issued warrants (the “2019 Warrants”) to purchase up to an aggregate of 1,093,750 common units with an exercise price of $3.20 per common unit. The 2019 Warrants expire upon the earlier of (i) July 1, 2021 and (ii) the closing of a public offering. On April 14, 2021, the Company entered into a warrant cancellation agreement with respect to the 2019 Warrants. Upon the completion of the proposed offering, the $3.20 Warrants will be cancelled and cashed out in exchange for a payment of $4,156,250 (or $7.00 per share assuming cashless exercise) from cash on hand. Chris Leavy, a former member of the board of managers of the Company, is the partial owner of the general partner of One Tower Atlantic, LLC and also holds approximately 3% interest in One Tower Atlantic, LLC, and has approximately $125,000 interest in the transaction. Mr. Leavy is not currently a member of the board of directors.
Beginning in May 2019 through October 2020, the Company issued warrants (the “Warrants”) to purchase up to an aggregate of 3,531,142 common units with an exercise price of $4.00 per common unit. Each Warrant expires on the third anniversary of its respective issuance. In connection with offering, each holder of the Warrants will receive warrants to acquire an equal number of shares of Class A common stock.
Class B Common Stock
On April 22, 2021, subsequent to the Conversion, we entered into an exchange agreement with AGP whereby AGP exchanged 65,000 shares of Class A Common Stock for the same number of shares of Class B Common Stock.
Item 16. Exhibits and Financial Statement Schedules
(a)Exhibits
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.
(b)Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1†	Form of Underwriting Agreement
2.1±#†	Plan of Merger among Ascend Wellness Holdings, LLC, Ascend Illinois, LLC, HealthCentral, LLC, HealthCentral Illinois Holdings, LLC and Springfield Partners II, LLC, dated November 6, 2018
2.2	Form of Exchange Agreement
3.1†	Certificate of Formation of Ascend Wellness Holdings, LLC
3.2†	Certificate of Amendment of Ascend Wellness Holdings, LLC
3.3+#†	Fifth Amended and Restated Limited Liability Company Agreement of Ascend Wellness Holdings, LLC
3.4	Certificate of Incorporation
3.5	Bylaws
4.1†	Specimen Stock Certificate evidencing the shares of common stock
4.2	Form of Registration Rights Agreement
5.1	Opinion of Dorsey & Whitney LLP regarding legality of shares issued
10.1†	Ascend Wellness Holdings, LLC Equity Incentive Plan
10.2†	Ascend Wellness Holdings, LLC 2020 Equity Incentive Plan
10.3†	Management Agreement with AGP Partners, LLC
10.4†	Form of Indemnification Agreement
10.5++†	Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP Operating Partnership, dated January 13, 2020
10.6†	First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP Operating Partnership, dated February 7, 2020
10.7†	Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP Operating Partnership, dated February 28, 2020
10.8†	Third Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP Operating Partnership, dated March 6, 2020
10.9†	Fourth Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP Operating Partnership, dated March 13, 2020
10.10#†	Fifth Amendment to Purchase and Sale Agreement and Joint Escrow Instructions between Ascend Athol RE LLC and IIP-MA 4 LLC, dated March 20, 2020
10.11++†	Lease between IIP-IL 1, LLC and Ascend Illinois, LLC, dated December 21, 2018
10.12++†	First Amendment to Lease Agreement between IIP-IL 1 LLC and Revolution Cannabis - Barry, LLC, dated September 5, 2019
10.13++†	Second Amendment to Lease Agreement between IIP-IL 1 LLC and Revolution Cannabis - Barry, LLC, dated August 18, 2020
10.14++†	Lease between IIP-MI 3, LLC and FPAW Michigan, LLC, dated July 2, 2019
10.15++†	Lease between IIP-MA 4 LLC and MassGrow, LLC, dated April 2, 2020
10.16++†	Commercial Lease between LCR 1014 Eastport Plaza, LLC and HealthCentral Illinois Holdings, LLC, dated July 5, 2019
10.17++†	Commercial Lease between LCR 628 East Adams, LLC and HealthCentral, LLC, dated July 3, 2019
10.18++†	Indenture of Lease between 1089 Washington Street Limited Partnership and Ascend Mass, LLC, dated May 13, 2020
10.19++†	Lease Agreement between 174 Rochelle LLC and Greenleaf Compassion Center, dated December 19, 2020
10.20++†	Industrious Membership Agreement between Industrious NYC 1411 Broadway LLC and Ascend Wellness Holdings, LLC, dated February 9, 2020
10.21++†	Industrious Membership Agreement Amendment between Industrious NYC 1411 Broadway LLC and Ascend Wellness Holdings, LLC, dated July 23, 2020

10.22++#†	Investment Agreement among MedMen NY, Inc., MM Enterprises USA, LLC, AWH New York, LLC and Ascend Wellness Holdings, LLC, dated February 25, 2021
10.23++#†
Credit and Guaranty Agreement between Ascend Wellness Holdings, LLC, Ascend Illinois Holdings, LLC, Ascend Illinois, LLC, each other entity signatory thereto as a Borrower or Guarantor, various lenders and Seventh Avenue Investments, LLC, dated October 15, 2020

10.24++†
Waiver and First Amendment to Credit and Guaranty Agreement and Pledge and Security Agreement, between Seventh Avenue Investments, LLC, the Lenders party thereto and the Loan Parties party thereto, dated December 31, 2020

10.25++#†	Financing Agreement between Ascend New Jersey, LLC, AWH NJ Holdco, LLC, each entity signatory thereto as a Guarantor, various lenders and the Collateral Agent, dated October 29, 2020
10.26†	Convertible Note Purchase Agreement, dated June 12, 2019
10.27†	Convertible Note Purchase Agreement, dated January 2021
10.28#†	Employment Agreement between Ascend Wellness Holdings, LLC and Abner Kurtin, dated as of March 22, 2021
10.29#†	Employment Agreement between Ascend Wellness Holdings, LLC and Francis Perullo, dated as of March 23, 2021
10.30#†	Employment Agreement between Ascend Wellness Holdings, LLC and Daniel Neville, dated as of March 23, 2021
10.31#†	Employment Agreement between Ascend Wellness Holdings, LLC and Christopher Melillo, dated as of March 29, 2021
10.32	Form of Plan of Conversion
10.33	Form of Amendment to June 19, 2019 Convertible Note Purchase Agreement
21.1†	List of Subsidiaries of Ascend Wellness Holdings, LLC
23.1	Consent of Marcum LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
23.3	Consent of Hill, Barth & King LLC
23.4	Consent of MNP LLP
24.1	Power of Attorney (included on signature page)
99.1	Audited Financial Statements of MOCA, LLC for the years ended December 31, 2020 and December 31, 2019
99.2†	Management’s Discussion and Analysis of Financial Condition and Results of Operations of MOCA, LLC for the years ended December 31, 2020 and December 31, 2019
99.3†	Audited Combined Financial Statements of Chicago Alternative Health Center Holdings, LLC and Affiliate for the years ended December 31, 2020 and December 31, 2019
99.4†
Management’s Discussion and Analysis of Financial Condition and Results of Operations Chicago Alternative Health Center Holdings, LLC and Affiliate for the years ended December 31, 2020 and December 31, 2019

99.5†	Audited Financial Statements of MedMen NY, Inc. for the years ended December 31, 2020 and December 31, 2019
99.6†	Management’s Discussion and Analysis of Financial Condition and Results of Operations of MedMen NY, Inc. for the years ended December 31, 2020 and December 31, 2019
99.7
Unaudited Pro Forma Consolidated Statement of Operations of Ascend Wellness Holdings, LLC giving effect to the acquisition of MOCA, LLC, the acquisition of Chicago Alternative Health Center Holdings, LLC and Affiliate and the investment in MedMen NY, Inc.

__________________
†      Previously filed.
±     Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(2). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish an unredacted copy to the SEC upon its request.
++    Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish an unredacted copy to the SEC upon its request.
#    Certain schedules and exhibits have been omitted in compliance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 2 to Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 22, 2021.

ASCEND WELLNESS HOLDINGS, INC.

By	/s/ Abner Kurtin
Abner Kurtin
Chief Executive Officer and Director
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Abner Kurtin and Daniel Neville, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Abner Kurtin	Chief Executive Officer and Director	April 22, 2021
Abner Kurtin

/s/ Daniel Neville	Chief Financial Officer (Principal Financial Officer)	April 22, 2021
Daniel Neville

/s/ Roman Nemchenko	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	April 22, 2021
Roman Nemchenko

/s/ Francis Perullo	Director	April 22, 2021
Francis Perullo

/s/ Scott Swid	Director	April 22, 2021
Scott Swid

/s/ Emily Paxhia	Director	April 22, 2021
Emily Paxhia